SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Schick Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies: common stock of Schick Technologies, Inc.

	(2)	Aggregate number of securities to which transaction applies: 36,972,480 shares of common stock of Schick Technologies, Inc.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): per share price of $39.10, calculated by multiplying the average of the high and low prices of the Registrant’s common stock on February 9, 2006 as reported on the Nasdaq National Market. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .000107 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $1,445,623,968

	(5)	Total fee paid: $154,682

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

[PRELIMINARY COPY]

SCHICK TECHNOLOGIES, INC.
30-00 47th Avenue
Long Island City, New York 11101
(718) 937-5765

, 2006

Dear Stockholder of Schick Technologies, Inc.:

          We invite you to attend a special meeting of stockholders of Schick Technologies, Inc. to be held at Schick’s offices, located at 30-00 47th Avenue, 5th floor, Long Island City, New York 11101, at 10:00 a.m., Eastern Standard Time, on                         , 2006. Holders of record of Schick common stock at the close of business on                         , 2006 will be entitled to vote at the special meeting or any adjournment of the special meeting.

          On September 25, 2005, Schick entered into an Exchange Agreement with Sirona Holdings Luxco S.C.A. (referred to in the enclosed proxy statement as “Luxco”) and Sirona Holding GmbH (referred to in the enclosed proxy statement as “Sirona”) providing for the issuance of 36,972,480 shares of Schick common stock to Luxco in exchange for Luxco’s entire economic interest in Sirona, which consists of all of the issued and outstanding share capital of Sirona and the existing indebtedness of Sirona owed to Luxco in the principal amount of €150,992,464. As a result of the transactions contemplated by the Exchange Agreement, Sirona will become a subsidiary of Schick, Luxco will become the majority stockholder of Schick and the indebtedness will become inter-company indebtedness of Sirona owed to Schick that will be eliminated on the consolidated balance sheet of the combined company. At the special meeting, we will ask you to approve the Exchange Agreement and other matters relating to the transactions contemplated by the Exchange Agreement, including amending our Amended and Restated Certificate of Incorporation to increase our authorized shares of capital stock and to change our corporate name to Sirona Dental Systems, Inc., and amending our 1996 Stock Option Plan.

          We will not be able to complete the transactions unless all of the conditions to closing contemplated by the Exchange Agreement are satisfied, including the approval of the issuance of shares of our common stock by holders of a majority of the outstanding shares of our common stock.

          Our Board of Directors unanimously determined that the transactions contemplated by the Exchange Agreement are advisable and that the issuance of shares of our common stock pursuant to the transactions contemplated by the Exchange Agreement and related agreements is fair to, and in the best interests of, our stockholders. Our Board unanimously recommends that our stockholders vote “FOR” the approval of the Exchange Agreement and the transactions under the Exchange Agreement and related matters.

          In arriving at its recommendation, our Board carefully considered various factors described in the accompanying proxy statement. One of the factors considered was the written opinion of UBS Securities LLC, which acted as our financial advisor in connection with the transactions, that as of September 25, 2005, and based upon the qualifications, limitations and assumptions set forth in the opinion, the shares of common stock to be issued by Schick to Luxco pursuant to the Exchange Agreement, are fair, from a financial point of view, to the holders of Schick’s common stock. The full text of this opinion is attached as Annex B to the accompanying proxy statement, and the opinion should be carefully read in its entirety. UBS provided its opinion solely for the information and assistance of our Board in connection with its consideration of the transactions under the Exchange Agreement. UBS’ opinion is not a recommendation as to how any holder of our common stock or any other person should vote or act with respect to the transactions under the Exchange Agreement.

          The proxy statement attached to this letter provides you with information about the proposed transactions under the Exchange Agreement and other actions to be taken at the special meeting of Schick stockholders. Before voting, we urge you to read the entire proxy statement carefully, including the section entitled “Risk Factors.” You may also obtain more information about Schick from documents we have filed with the Securities and Exchange Commission.

          The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, your vote is very important and we hope that you will cast your vote. If you are a stockholder of record, you may vote in person at the special meeting or by proxy by mailing the enclosed proxy card in the envelope provided or appointing a proxy over the Internet or by telephone as instructed in these materials. You will find voting instructions in the proxy statement and on the enclosed proxy card. If your shares are held in “street name” — that is, held for your account by a broker or other nominee — you will receive instructions from the holder of record that you must follow for your shares to be voted.

          On behalf of our Board, thank you for your ongoing support and continued interest in Schick Technologies, Inc.

Sincerely,

[signature]

Jeffrey T. Slovin
President and Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions contemplated by the Exchange Agreement, passed upon the merits or fairness of the Exchange Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the enclosed proxy statement. Any representation to the contrary is a criminal offense.

          This proxy statement is dated __________, 2006 and is being first mailed to stockholders on or about _________, 2006.

SCHICK TECHNOLOGIES, INC.

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD __________ __, 2006

          NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Schick Technologies, Inc., a Delaware corporation, will be held on ________, _________ __, 2006 at 10:00 a.m. Eastern Standard Time, at our offices, located at 30-00 47th Avenue, 5th floor, Long Island City, New York 11101, for the following purposes, as more fully described in the proxy statement accompanying this notice:

                    1. To approve the Exchange Agreement, dated as of September 25, 2005, by and among Schick, Luxco and Sirona, and the issuance of 36,972,480 shares of Schick common stock to Luxco in accordance with the terms of the Exchange Agreement in exchange for Luxco’s entire economic interest in Sirona, which consists of all of the issued and outstanding share capital of Sirona and the existing indebtedness of Sirona owed to Luxco, in the principal amount of €150,992,464.

                    2. To approve an amendment to Schick’s Amended and Restated Certificate of Incorporation to increase Schick’s authorized capital stock to a total of 100,000,000 shares, consisting of 95,000,000 shares of common stock and 5,000,000 shares of preferred stock, and to change the corporate name of Schick to “Sirona Dental Systems, Inc.”

                    3. To approve an amendment to Schick’s 1996 Stock Option Plan to provide that non-statutory stock options may be granted under the plan to employees of, and consultants to, any company, or any subsidiary of any company, the control of which Schick has agreed to acquire, and to increase the number of shares of Schick common stock available for issuance under the plan by 1,700,000 shares.

                    4. To transact any other business which may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

          These items of business are more fully described in the proxy statement accompanying this notice. We encourage you to read the proxy statement and its annexes in their entirety before voting.

          Under the terms of the Exchange Agreement, approval by Schick’s stockholders of Proposals 1 and 2 is a condition to closing the transactions under the Exchange Agreement. Accordingly, in the event that either Proposal 1 or 2 does not receive the required vote by our stockholders, the transactions under the Exchange Agreement will not close.

          The record date for the special meeting is __________ __, 2006. Only stockholders of record as of the close of business on that date may vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Long Island City, New York	Zvi N. Raskin
_____________, 2006	Secretary

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. You also have the option of voting by telephone or by using the Internet as instructed in these materials. Your vote by telephone or using the Internet must be received by 11:59 p.m., Eastern Standard Time on __________________, 2006 to be counted. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must first obtain a proxy issued in your name from that record holder.

TABLE OF CONTENTS

Page

OVERVIEW	1

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE	1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF SCHICK’S STOCKHOLDERS	5

SUMMARY OF THE EXCHANGE (PROPOSAL 1)	9

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA	14

FORWARD-LOOKING STATEMENTS	25

RISK FACTORS	26

PROPOSAL 1 APPROVAL OF THE EXCHANGE AGREEMENT AND THE ISSUANCE OF SCHICK COMMON STOCK IN ACCORDANCE WITH THE EXCHANGE AGREEMENT	40

THE EXCHANGE	40

THE EXCHANGE AGREEMENT	61

AGREEMENTS RELATED TO THE EXCHANGE	71

INFORMATION ABOUT SIRONA	72

DESCRIPTION OF SCHICK’S COMMON STOCK	101

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	103

OTHER PROPOSALS FOR THE SPECIAL MEETING OF SCHICK’S STOCKHOLDERS	114

PROPOSAL 2 — APPROVAL OF AMENDMENT OF SCHICK’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT AN INCREASE IN AUTHORIZED SHARES AND TO EFFECT A NAME CHANGE	114

PROPOSAL 3 — APPROVAL OF AMENDMENT TO THE SCHICK 1996 STOCK OPTION PLAN TO PROVIDE THAT NON-STATUTORY STOCK OPTIONS MAY BE GRANTED UNDER THE PLAN TO EMPLOYEES OF, AND CONSULTANTS TO, ANY COMPANY, OR ANY SUBSIDIARY OF ANY COMPANY, THE CONTROL OF WHICH SCHICK HAS AGREED TO ACQUIRE, AND TO INCREASE THE NUMBER OF SHARES OF SCHICK’S COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN	116

HOUSEHOLDING OF PROXY MATERIALS	128

WHERE YOU CAN FIND MORE INFORMATION	129

OTHER MATTERS	131

PROXY

i

ii

OVERVIEW

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE

          Throughout this proxy statement, when we use the term “Schick,” the “Company,” “we,” “us” or “our,” we are referring to Schick Technologies, Inc.; when we use the term “Sirona,” we are referring to Sirona Holding GmbH (formerly known as Blitz 05-118 GmbH); when we use the term “Luxco,” we are referring to Sirona Holdings Luxco, S.C.A.; and when we use the term “Exchange Agreement,” we are referring to the Exchange Agreement, dated as of September 25, 2005, by and among Schick, Luxco and Sirona, which is attached to this proxy statement as Annex A.

          Additionally, when we use the terms “Exchange,” “transaction,” “transactions contemplated by the Exchange Agreement” or “transactions under the Exchange Agreement,” we are referring to the acquisition by Schick of Luxco’s entire economic interest in Sirona, which consists of all of the issued and outstanding share capital of Sirona and the existing indebtedness of Sirona owed to Luxco in the principal amount of €150,992,464 (the “Shareholder Loan”), in exchange for the issuance by Schick to Luxco of 36,972,480 shares of our common stock, par value $0.01 per share, and upon the terms and subject to the conditions of the Exchange Agreement, whereby Sirona will become our subsidiary.

          Q: Why am I receiving this proxy statement?

          A: We, Luxco and Sirona have agreed to combine the businesses of Schick and Sirona under the terms of the Exchange Agreement. In connection with the transaction, we have agreed to acquire, in exchange for our issuance of 36,972,480 shares of common stock to Luxco, Luxco’s entire economic interest in Sirona, which consists of all of the issued and outstanding share capital of Sirona and the Shareholder Loan, on the terms and subject to the conditions set forth in the Exchange Agreement, which terms and conditions are described in this proxy statement.

          In order to complete the transactions under the Exchange Agreement, our stockholders must approve (1) the Exchange Agreement and the transactions contemplated by the Exchange Agreement and (2) an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our capital stock and to change our corporate name. We are sending this proxy statement and the enclosed proxy card to our stockholders because our Board of Directors is soliciting their proxies to vote on these matters and various other matters set forth in this proxy statement at the special meeting of our stockholders.

          This proxy statement also contains important information about a proposal to increase the number of shares reserved for issuance under our 1996 Stock Option Plan. Please read it carefully.

          You are invited to attend the special meeting, and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. You also have the option of voting by telephone or by using the Internet as instructed in these materials.

          We intend to mail this proxy statement and accompanying proxy card on or about ___________ __, 2006 to all stockholders of record entitled to vote at the special meeting.

          Q: Why is it important for Schick’s stockholders to vote?

          A: We cannot complete the Exchange without the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote as of the record date in favor of the approval of the Exchange Agreement and the issuance of our common stock in accordance with the Exchange Agreement (Proposal 1) and the approval of an amendment to our Amended and Restated Certification of Incorporation to effect an increase in the number of authorized shares of our capital stock and to change our corporate name (Proposal 2). For more information on the votes required to approve each proposal, see the section entitled “Questions and Answers About the Special Meeting of Schick’s Stockholders.”

          Q: Why is Schick proposing the Exchange?

          A: We believe that the proposed Exchange will provide strategic and financial benefits to Schick and its stockholders, including:

•

transforming Schick from a comparatively small company with a relatively narrow product offering into a global leader in high-tech dental equipment with a breadth of products, thereby mitigating some of the risks that smaller companies face in today’s marketplace;

•	joining with a company that is a leader in research and development in our industry;

•	participating in the dental computer aided development/computer aided manufacturing (CAD/CAM) market through Sirona’s leadership in “chairside CAD/CAM systems”;

•	benefiting from the synergies between Sirona’s imaging systems and ours;

•	increasing our product distribution capabilities;

•	adding to our cash flow as a result of expected synergies;

•	increasing our access to the capital markets;

•	benefiting from a share exchange ratio that reflects a favorable relative valuation of Schick;

•	enabling us to pay a $2.50 per share dividend to our stockholders;

•	taking advantage of the consolidation trend in the industry; and

•	benefiting from Sirona’s strong and experienced management and skilled employees.

For details of the reasons for the transaction, see the section entitled “The Exchange — Schick’s Reasons for the Exchange” under Proposal 1.

          Q: What will happen in the Exchange?

          A: In accordance with the provisions of the Exchange Agreement, Luxco will exchange all of its economic interest in Sirona, which consists of all of the issued and outstanding shares of capital stock of Sirona and the Shareholder Loan for 36,972,480 shares of our common stock. Following the closing of the transactions under the Exchange Agreement, Luxco will become the holder of approximately 66.1% of our outstanding common stock on a fully diluted basis (66.8% on a diluted basis in accordance with the treasury method). Sirona will become a subsidiary of Schick, and the Shareholder Loan will become inter-company indebtedness of Sirona owed to Schick that will be eliminated on the consolidated balance sheet of the combined company.

          Q: Will Schick stockholders receive any consideration in connection with the Exchange?

          A: Although Schick stockholders will not receive any consideration pursuant to the terms of the Exchange Agreement in connection with the Exchange, our Board has declared a dividend of $2.50 per share for our stockholders of record as of _____________ ____, 2006. We will pay the dividend to our stockholders shortly prior to or after the closing of the Exchange, provided that the stockholders have approved Proposals 1 and 2 described in this proxy statement.

          Q: Does Schick’s Board recommend voting in favor of the proposals related to the Exchange?

          A: Yes. After careful consideration, our Board determined that the Exchange is fair to and in the best interests of our stockholders. Our Board recommends that our stockholders vote “For” Proposals 1 and 2, each of which is required to consummate the transactions contemplated by the Exchange Agreement.

          For a description of the factors considered by our Board in making its determination, you should read the section entitled “The Exchange — Schick’s Reasons for the Exchange” under Proposal 1.

          Q: Have any Schick stockholders committed to vote in favor of the transaction?

          A: Yes. Our largest stockholder, our current directors and certain of our executive officers and former directors have entered into voting agreements with Luxco, agreeing to vote in favor of the Exchange Agreement, the amendment to our Amended and Restated Certificate of Incorporation and the transactions contemplated by the Exchange Agreement. These stockholders also agreed to vote against any other merger or competing transaction with respect to Schick and against any amendment to Schick’s organizational documents (other than the amendment described in the previous sentence) or other action or agreement which would frustrate, hinder or delay the foregoing. In addition, pursuant to the voting agreements, these stockholders granted to Luxco an irrevocable proxy to vote their shares in favor of the matters described in this proxy statement. As of ____________ ___, 2006, the record date, these stockholders owned _________ shares, or ___%, of our outstanding common stock.

          Q: When do you expect the closing of the transactions under the Exchange Agreement to occur?

          A: We and Sirona are working to complete the Exchange as quickly as possible and expect to complete the transaction shortly after obtaining the requisite stockholder approval at the special meeting. We would expect this to occur by _________, 2006. However, we cannot predict the exact timing of the closing of the transaction because the transaction is subject to several conditions. For a description of the conditions to the closing of the transactions under the Exchange Agreement, see the section entitled “The Exchange Agreement — Conditions to Completion of the Exchange” under Proposal 1.

          Q: What do I need to do now?

          A: You should carefully read and consider the information contained in this proxy statement, including the annexes, our Annual Report on Form 10-K for the year ended March 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, which are incorporated herein by reference, and consider how the transaction will affect you as a stockholder of Schick.

          You should complete and return the enclosed proxy card as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

          Q: Are there risks associated with the Exchange?

          A: Yes. Our Board believes that the combination with Sirona will provide substantial benefits to the stockholders of Schick. For a description of these benefits, see the section entitled “The Exchange — Schick’s Reasons for the Exchange” under Proposal 1. However, in deciding whether to approve the Exchange, the issuance of shares of Schick’s common stock and the increase in Schick’s authorized capital stock, we urge you to carefully read and consider the risk factors contained in the section entitled “Risk Factors.”

          Q: Whom should I contact if I have questions?

          A: If you have any questions about the transaction or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

          Schick Technologies, Inc.
          30-00 47th Avenue

          Long Island City, New York 11101
          (718) 937-5765
          Attention: Corporate Secretary

          Q: What percentage of the common stock of Schick after the proposed transaction will be owned by current affiliates and non-affiliates of Schick?

          A: After the consummation of the Exchange, our current stockholders and optionholders who are affiliates of Schick will own approximately 11.2% of the outstanding common stock of Schick and our current stockholders and optionholders who are not affiliates of Schick will own approximately 22.7% of the outstanding common stock of Schick, determined as of December 31, 2005, on a fully diluted basis.

          Q: Will current holders of outstanding options to purchase common stock of Schick be able to vote the shares of common stock underlying their options for purposes of approving the Exchange Agreement and the related matters described herein?

          A: No. Holders of outstanding options to purchase common stock of Schick are not able to vote the shares of common stock underlying their options for purposes of approving the Exchange Agreement and related matters described herein or for any other proposal submitted for stockholder approval. To the extent a holder of an option purchased Schick common stock upon the exercise of his or her option prior to the record date of the special meeting and holds those shares as of the record date, then he or she may vote those shares on the matters submitted for stockholder approval at the special meeting.

          Q: Will current holders of outstanding options to purchase common stock of Schick be able to exercise their options prior to the special meeting, and, if so, what are the mechanics to exercise the options?

          A: Whether a current holder of an outstanding option to purchase common stock of Schick is able to exercise his or her option depends upon whether the terms of the option permit the option to be exercised in whole or in part prior to the record date for the special meeting. To the extent that the terms of the option permit its exercise prior to the record date for the special meeting, the holder may exercise the option by complying with the procedures described in the option and any related plan or agreement pursuant to which the option was granted, as applicable. Each holder of an option should review his option and any related plan or agreement pursuant to which the option was granted to determine whether the option may be exercised and, if so, the procedures for exercising the option.

          You may also obtain additional information about us from documents filed with or furnished to the United States Securities and Exchange Commission, referred to in this proxy statement as the SEC, by following the instructions in the section entitled “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE
SPECIAL MEETING OF SCHICK’S STOCKHOLDERS

          When and where will the special meeting be held?

          The special meeting will be held on __________ ___, 2006 at 10:00 a.m. Eastern Standard Time at the offices of Schick Technologies, Inc., located on the fifth floor of 30-00 47th Avenue, Long Island City, New York 11101.

          Who can vote at the special meeting?

          Only Schick stockholders of record as of the close of business on ___________ ___, 2006 will be entitled to vote at the special meeting. On this record date, there were _________ shares of common stock outstanding and entitled to vote. No shares of preferred stock were outstanding.

          Stockholder of Record: Shares Registered in Your Name

          If on ________ ___, 2006, your shares were registered directly in your name with Schick’s transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted. You also have the option of voting by telephone or by using the Internet as instructed in these materials.

          Beneficial Owner: Shares Registered in the Name of a Broker or Bank

          If on ______ ___, 2006, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

          What am I voting on?

          The following matters are scheduled for a vote at the special meeting:

               1. Approval of the Exchange Agreement and the issuance of 36,972,480 shares of Schick’s common stock in accordance with the terms of the Exchange Agreement in exchange for Luxco’s entire economic interest in Sirona, which consists of all of the issued and outstanding share capital of Sirona and the Shareholder Loan.

               2. Approval of an amendment to Schick’s Amended and Restated Certificate of Incorporation to increase Schick’s authorized capital stock to a total of 100,000,000 shares, consisting of 5,000,000 shares of preferred stock and 95,000,000 shares of common stock, and to change the corporate name of Schick to “Sirona Dental Systems, Inc.”

               3. Approval of an amendment to Schick’s 1996 Stock Option Plan to provide that non-statutory stock options may be granted under the plan to employees of, and consultants to, any company, or any subsidiary of any company, the control of which Schick has agreed to acquire, and to increase the number of shares of Schick’s common stock available for issuance under the plan by 1,700,000 shares.

          If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

          How do I vote?

          For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

          Stockholder of Record: Shares Registered in Your Name

          If you are a stockholder of record, you may vote in one of four ways:

               1. By voting in person. Come to the special meeting and we will give you a ballot when you arrive.

               2. By completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

               3. By calling toll-free (in the United States), on a touch-tone phone, the 800 number printed on your proxy card, which is available 24 hours a day. Have your proxy card in hand when you call, then follow the recorded instructions. Your vote must be received by 11:59 p.m., Eastern Standard Time on __________ ___, 2006 to be counted.

               4. By visiting the Internet site at www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to create an electronic voting instruction form. Your vote must be received by 11:59 p.m., Eastern Standard Time on _________ ____, 2006 to be counted.

          Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

          Beneficial Owner: Shares Registered in the Name of Broker or Bank

          If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Schick. Simply complete and mail the proxy card to ensure that your vote is counted. Some banks and brokers may offer telephone and Internet voting. If you wish to vote in person at the special meeting, you must first obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

          We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

          How many votes do I have?

          On each matter to be voted upon, you have one vote for each share of common stock that you own as of the close of business on __________ ___, 2006.

          What if I return a proxy card but do not make specific choices?

          If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

•	“For” the approval of the Exchange Agreement and the issuance of 36,972,480 shares of Schick’s common stock to Luxco in accordance with the terms of the Exchange Agreement in exchange for

Luxco’s entire economic interest in Sirona, which consists of all of the issued and outstanding share capital of Sirona and the Shareholder Loan;

•

“For” the approval of an amendment to Schick’s Amended and Restated Certificate of Incorporation to increase Schick’s authorized capital stock to a total of 100,000,000 shares, consisting of 5,000,000 shares of preferred stock and 95,000,000 shares of common stock, and to change the corporate name of Schick to “Sirona Dental Systems, Inc.”; and

•

“For” the approval of an amendment of the 1996 Stock Option Plan to provide that non-statutory stock options may be granted under the plan to employees of, and consultants to, any company, or any subsidiary of any company, the control of which Schick has agreed to acquire, and to increase the number of shares of Schick’s common stock available for issuance under the plan by 1,700,000 shares.

          If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

          Who is paying for this proxy solicitation?

          We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and proxy solicitor may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but our proxy solicitor will be paid its customary fee of approximately $_____ plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

          What does it mean if I receive more than one proxy card?

          If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

          Can I change my vote after submitting my proxy?

          Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the attention of Schick’s Corporate Secretary at Schick Technologies, Inc., 30-00 47th Avenue, Long Island City, New York 11101.

•	You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

          If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

          How are votes counted?

          Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes “For” and “Against.” “Broker non-votes” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal except

Proposals 1 and 2, for which broker non-votes will not be counted as being voted but will have the same effect as “Against” votes.

          If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker cannot vote your shares with respect to the proposals being voted on at the special meeting, all of which are considered “non-discretionary” items.

          How many votes are needed to approve each proposal?

•

Proposal 1: Approval of the Exchange Agreement and the issuance of shares of Schick’s common stock to Luxco in accordance with the terms of the Exchange Agreement in exchange for Luxco’s entire economic interest in Sirona, which consists of all of the issued and outstanding share capital of Sirona and the Shareholder Loan, must receive a “For” vote from the majority of outstanding shares. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

•

Proposal 2: Approval of an amendment to Schick’s Amended and Restated Certificate of Incorporation to increase Schick’s authorized capital stock to a total of 100,000,000 shares, consisting of 5,000,000 shares of preferred stock and 95,000,000 shares of common stock, and to change the corporate name of Schick to “Sirona Dental Systems, Inc.,” must receive a “For” vote from the majority of the outstanding shares. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

•

Proposal 3: Approval of an amendment of the 1996 Stock Option Plan to provide that non-statutory stock options may be granted under the plan to employees of, and consultants to, any company, or any subsidiary of any company, the control of which Schick has agreed to acquire, and to increase the number of shares of Schick’s common stock available for issuance under the plan by 1,700,000 shares, must receive a “For” vote from the majority of shares entitled to vote and present either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

          What is the quorum requirement?

          A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding number of shares are represented at the meeting, whether in person or by proxy. On the record date, there were ____________ shares outstanding and entitled to vote. Thus at least _____________ shares must be represented in person or by proxy at the special meeting to have a quorum.

          Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

          How can I find out the results of the voting at the special meeting?

          Preliminary voting results will be announced at the special meeting. Final voting results will be published in a press release and our Quarterly Report on Form 10-Q for the fiscal quarter in which the meeting occurs.

SUMMARY OF THE EXCHANGE (PROPOSAL 1)

          This summary highlights selected information from this proxy statement relating to the Exchange Agreement and the transactions contemplated therein (Proposal 1) and does not contain all of the information that is important to you. To better understand the Exchange Agreement and the transactions contemplated therein, you should read this entire proxy statement carefully, including the Exchange Agreement attached as Annex A and incorporated by reference into this proxy statement, the opinion of UBS Securities LLC attached as Annex B and the other documents to which we refer. In addition, we incorporate important business and financial information about Schick by reference, including our Annual Report on Form 10-K for the year ended March 31, 2005, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005. You may obtain copies of these documents and other information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Schick Technologies, Inc.
30-00 47th Avenue
Long Island City, New York 11101
(718) 937-5765

          Schick, an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental market. Schick’s products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices. Schick’s headquarters are located in Long Island City, New York.

Sirona Holding GmbH
Fabrikstrasse 31
64625 Bensheim
Germany
49 6251/16-2801

          Sirona is a leading global manufacturer of high tech dental equipment and technologies and has served equipment dealers and dentists worldwide for more than 125 years. Sirona develops, manufactures, and markets a broad line of dental equipment, including CEREC CAD/CAM restoration systems, digital and film-based intra-oral and panoramic imaging systems, dental treatment centers and instruments. Sirona’s worldwide headquarters are located in Bensheim, Germany and its U.S. headquarters are located in Charlotte, North Carolina.

          Sirona is currently a wholly-owned subsidiary of Luxco. Luxco is a Luxembourg-based holding entity owned by funds managed by Madison Dearborn Partners, Beecken Petty O’Keefe, management and employees of Sirona. Madison Dearborn Partners is a leading private equity investment firm based in Chicago, Illinois. Madison Dearborn Partners has approximately $8 billion of capital under management through limited partnerships of which it is the general partner and affiliated limited partnerships. Upon completion of the Exchange, four representatives of Madison Dearborn Partners are expected to serve on the board of directors of the combined company.

          The Exchange and the Exchange Agreement (see Pages 40 and 61 )

          Subject to stockholder approval, we have agreed to issue 36,972,480 shares of our common stock to Luxco, in exchange for Luxco’s entire economic interest in Sirona, which consists of all of the issued and outstanding share capital of Sirona and the Shareholder Loan, under the terms of the Exchange Agreement under Proposal 1. Additional terms and conditions of the Exchange are described in the section entitled “The Exchange Agreement” under Proposal 1 beginning on page 61.

          Schick, Luxco and Sirona May Amend or Terminate the Exchange Agreement (see Page 69)

          We, Luxco and Sirona may amend the Exchange Agreement under certain conditions. The Exchange Agreement may be terminated by either us or Luxco under certain circumstances, including, the failure to close the Exchange on or prior to May 31, 2006, the failure to obtain the requisite stockholder votes to approve Proposals 1 and 2, or if any governmental entity issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Exchange Agreement. We may also terminate the Exchange Agreement if our Board withdraws its recommendation in favor of the Exchange Agreement. If the Exchange Agreement is terminated, the agreement provides, in specified circumstances associated with competing transaction proposals, that we would pay Luxco a termination fee of $13.5 million. We would be required to reimburse Luxco and Sirona their expenses in an amount not to exceed $1.5 million under certain other circumstances in the event of the failure to obtain the requisite votes to approve Proposals 1 and 2. The Exchange Agreement does not provide for any specific termination fee to be paid to us.

          Dividend Payment

          In connection with the Exchange, our Board has declared a dividend of $2.50 per share for our stockholders of record as of _______________, 2006. We will pay the dividend to our stockholders shortly prior to or after the closing of the Exchange, provided that our stockholders approve Proposals 1 and 2.

          Recommendation of the Board of Directors of Schick and its Reasons for the Exchange (see Page 44)

          Our Board unanimously approved the Exchange Agreement and the transactions contemplated by the Exchange Agreement, the issuance of 36,972,480 shares of our common stock to Luxco in accordance with the Exchange Agreement and the amendment to our Amended and Restated Certificate of Incorporation and unanimously recommends that our stockholders vote “FOR” each of the proposals in this proxy statement.

          Our Board considered many factors in making the determination that the combination with Sirona through the Exchange is fair to our stockholders and in their best interests, which factors are discussed in the section entitled “The Exchange — Schick’s Reasons for the Exchange” under Proposal 1 beginning on page 44.

          Opinion of Schick’s Financial Advisor to the Board of Directors (see Page 48)

          In connection with the transaction, our financial advisor, UBS Securities LLC, rendered its opinion to our Board that as of September 25, 2005, and based upon the qualifications, limitations and assumptions set forth in the opinion, the shares of common stock to be issued by us to Luxco pursuant to the Exchange Agreement, are fair, from a financial point of view, to Schick’s stockholders. The full text of the UBS opinion is attached as Annex B to this proxy statement, and sets forth the assumptions made, matters considered, and the qualifications and limitations of the review undertaken by UBS. We urge you to carefully read this opinion in its entirety.

          Voting Agreement (see Page 71)

          In connection with the Exchange, Greystone Funding Corp. (“Greystone”), which is our largest stockholder, each of our current directors and certain of our executive officers and former directors have entered into voting agreements with Luxco pursuant to which they agreed, among other things, to vote the shares of our common stock that they hold in favor of all matters to be submitted for stockholder approval in connection with the Exchange Agreement, the Exchange and the transactions related to the Exchange, and against any other transaction or action that could reasonably be expected to adversely affect the Exchange Agreement or result in any of the conditions to the obligations of the parties under the Exchange Agreement not being fulfilled. The shares of our common stock subject to these voting agreements represented approximately 36.6% of our outstanding common stock as of September 25, 2005.

          Registration Agreement (see Page 71)

          The shares of our common stock issued in connection with the transactions contemplated by the Exchange Agreement will be issued in reliance on one or more exemptions from the registration requirements of federal and state securities laws. As a result, Luxco may not sell any of the shares of our common stock it receives in the Exchange except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the resale of those shares or an applicable exemption under the Securities Act.

          We will enter into a Registration Agreement with Luxco granting it registration rights with respect to the shares of our common stock  it receives in the Exchange.

          Directors and Executive Officers of the Combined Company Following the Exchange (see Page 57)

          Effective as of the closing of the Exchange, the board of directors of the combined company will be expanded to ten members, consisting of William K. Hood, Arthur D. Kowaloff and Jeffrey T. Slovin, three of our current directors, and the following seven individuals designated by Luxco, or such other persons as may be designated by Luxco, to the board: Timothy P. Sullivan, Nicholas W. Alexos, Timothy D. Sheehan, David Beecken, Harry M. Jansen Kraemer, Jr., Jost Fischer and Simone Blank.

          Effective as of the closing of the Exchange, Jost Fischer, the current Chief Executive Officer of Sirona, will be appointed Chairman of the Board, President and Chief Executive Officer of the combined company; Jeffrey T. Slovin, our current President and Chief Executive Officer, will be appointed Executive Vice President of the combined company and Chief Operating Officer of U.S. Operations; and Simone Blank, Sirona’s current Chief Financial Officer, will be appointed Executive Vice President and Chief Financial Officer of the combined company.

          Interests of Directors, Officers and Affiliates (see Page 54)

          Certain of our directors and executive officers have agreements or arrangements that provide them with interests in the combination with Sirona that are different from, or in addition to, your interests.

          Upon the execution of the Exchange Agreement and related documents on September 25, 2005, the vesting of 15,000 options held by each of our directors William K. Hood, Arthur D. Kowaloff and Curt Rocca was accelerated according to their terms and such options became fully vested as of such date. Those options would otherwise have vested on June 9, 2006, November 4, 2005 and February 3, 2006, respectively.

          Michael Stone, our Executive Vice President of Sales and Marketing, was granted 75,000 options on September 25, 2005, subject to the approval of the amendment to the 1996 Stock Option Plan as described in Proposal 3, and the vesting of such options will not commence until the closing of the Exchange. In addition, the vesting of an additional 84,377 options held by Mr. Stone will accelerate and such options will be fully vested at the closing of the Exchange according to their terms. He may receive a one-time bonus of $497,590 that will be paid at or about the same time as the payment of the $2.50 per share dividend discussed elsewhere in this proxy statement. We anticipate that we will enter into a new employment agreement with Mr. Stone pursuant to which he would agree that 199,036 shares of Schick common stock that he may acquire upon the exercise of outstanding stock options, including the 75,000 options provisionally granted as described above, may not be sold by him unless our Board approves the sale (with such approval not to be unreasonably witheld). This restriction on his ability to sell those shares would remain in effect until the earlier of September 25, 2013 or the termination of his employment.

          Jeffrey T. Slovin, our Chief Executive Officer, was granted 1,130,000 options on September 25, 2005, subject to the approval of the amendment to the 1996 Stock Option Plan as described in Proposal 3, and the vesting of such options will not commence until the closing of the Exchange. If the amendment to the 1996 Stock Option Plan is not approved by our stockholders, Mr. Slovin will be entitled to receive the economic equivalent of such options. In addition, the vesting of an additional 86,907 options held by Mr. Slovin will accelerate and such options will be fully vested at the closing of the Exchange according to their terms. Mr. Slovin may receive a one-time bonus of $1,014,463 that will be paid at or about the same time as the payment of the $2.50 per share dividend.

          Mr. Slovin’s option agreement also requires that shares acquired upon the exercise of the 1,130,000 options provisionally granted on September 25, 2005 or upon the exercise of the 400,000 options granted under his current employment agreement may not be sold by Mr. Slovin unless the Board approves the sale (with such approval not to be unreasonably withheld). This restriction on Mr. Slovin’s ability to sell these shares shall remain in effect until the earlier of September 25, 2013 or the termination of his employment and directorship.

          In addition, we will enter into a new employment agreement with Mr. Slovin pursuant to which he will serve as Executive Vice President of the combined company and Chief Operating Officer of U.S. Operations following the closing of the transactions under the Exchange Agreement. This employment agreement will become effective at the closing of the Exchange and will supersede in their entirety at such time the existing employment agreement and other compensatory arrangements with Mr. Slovin. Pursuant to the new employment agreement, Mr. Slovin will receive no increase in salary, and his term of employment will not be extended. He will be eligible for a bonus plan to be developed for all senior executives of the combined company after the closing of the Exchange.

          At approximately the same time as we pay the $2.50 per share dividend, our other executive officers may also receive one-time bonuses, as follows: Stan Mandelkern, our Vice President of Engineering, may receive $84,033; Will Autz, our Vice President of Manufacturing, may receive $98,083; Ari Neugroschl, our Vice President of Management Information Systems, may receive $19,593; Zvi Raskin, our General Counsel and Secretary, may receive $24,638; and Ronald Rosner, our Director of Finance and Administration, may receive $21,170. Such one-time bonuses were calculated to equal the respective amounts that each of the foregoing employees would have received upon the payment of the $2.50 per share dividend for the shares underlying their unvested or restricted employee stock options. Under the terms of Schick’s 1996 Employee Stock Option Plan, unvested options may not be exercised prior to the date they vest.

          Existing registration rights agreements between Schick, Greystone and Mr. Slovin have been amended to conform to the Registration Agreement that will be entered into with Luxco. Please see the section entitled “The Exchange—Restrictions on Ability to Sell Schick Common Stock; Registration Agreement” under Proposal 1. Following the Exchange, Greystone, Mr. Slovin and Luxco would be able to participate in registrations effected at each other’s request, and Schick would pay the expenses of such registrations, except underwriting discounts and commissions.

          Risk Factors (see Page 26)

          Ownership of our common stock, the transactions contemplated under the Exchange Agreement and the business to be conducted by the combined company following the Exchange involve risks which you should carefully consider before deciding whether to approve the proposals to be voted upon at the special meeting.

          No Appraisal Rights

          Our stockholders will not be entitled to demand appraisal of, or receive any appraisal or similar payments for, their shares in connection with the combination of Schick and Sirona.

          U.S. Federal Income Tax Consequences to Schick and Schick Stockholders (see Page 60)

          Because the Exchange will not involve an exchange of shares or securities by our stockholders (as determined immediately before the Exchange), the closing of the Exchange under the Exchange Agreement will not have material U.S. federal income tax consequences to the holders of our common stock. The U.S. federal income tax consequences of the $2.50 per share dividend are discussed in the section entitled “The Exchange—U.S. Federal Income Tax Consequences” under Proposal 1 beginning on page 60.

          Controlled Company Exemption

          If you approve Proposals 1 and 2, and the Exchange is consummated, we will become a “Controlled Company” as defined under Rule 4350(c)(5) of the listing rules of the Nasdaq National Market. As such, we will be exempt from certain corporate governance requirements of listed companies, such as the requirement that a majority of our Board consist of independent directors.

          Market Price and Dividend Data

          Our common stock is currently traded publicly on the Nasdaq National Market under the trading symbol “SCHK.” Previously, from September 16, 1999 through December 20, 2005, our common stock traded on the Over-the-Counter (“OTC”) Bulletin Board. On September 23, 2005, the last full trading day prior to the public announcement of the Exchange Agreement, our common stock closed at $25.10 per share. On _____ ___, 2006, our common stock closed at $___ per share. Currently, there is no public trading market for Sirona shares.

          The following table presents quarterly information on the price range of our common stock. This information indicates the high and low sale prices, as quoted in the OTC Bulletin Board through December 19, 2005, and on the Nasdaq National Market commencing December 20, 2005. These prices do not include retail markups, markdowns or commissions.

Fiscal Year Ended March 31, 2006	High	Low

First Quarter	$22.80	$16.85
Second Quarter	$27.20	$21.00
Third Quarter	$35.50	$24.10
Fourth Quarter (through , 2006)	$—	$—

Fiscal Year Ended March 31, 2005	High	Low

First Quarter	$13.95	$9.65
Second Quarter	$13.90	$8.55
Third Quarter	$16.50	$9.50
Fourth Quarter	$19.20	$14.90

Fiscal Year Ended March 31, 2004	High	Low

First Quarter	$8.80	$4.30
Second Quarter	$8.58	$6.85
Third Quarter	$8.40	$6.50
Fourth Quarter	$12.15	$7.05

          As of ____________ __, 2006, there were approximately __ stockholders of record of our common stock. We have never declared or paid dividends on our common stock and do not currently anticipate the payment of dividends in the foreseeable future, except for the $2.50 per share dividend discussed elsewhere in this proxy statement, provided that the stockholders will have approved Proposals 1 and 2.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

          The following tables present summary historical financial data, summary unaudited pro forma condensed consolidated financial data, exchange rate data and comparative per share data.

          Summary Historical Financial Data of Schick

          The following table sets forth summary historical financial data of Schick. The information presented below is derived from Schick’s financial statements as of March 31, 2001, 2002, 2003, 2004 and 2005, which have been audited by Grant Thornton LLP, independent accountants, and from Schick’s unaudited quarterly financial statements as of December 31, 2004 and 2005. This information is only a summary. You should read it together with Schick’s historical financial statements and accompanying notes incorporated by reference into this proxy statement. Historical results are not necessarily indicative of future results.

	Nine Months ended December 31, (unaudited)		Year ended March 31,

	2005	2004	2005	2004	2003	2002	2001

	(in thousands, except per share data)
Statement of Operations Data:
Revenue, net	$51,899	$38,564	$52,418	$39,393	$29,817	$24,399	$21,252
Total cost of sales	15,586	10,325	14,857	11,495	9,628	8,832	10,306

Gross profit	36,313	28,239	37,561	27,898	20,189	15,567	10,946
Operating expenses:
Selling and marketing	7,028	5,222	7,107	6,118	5,911	5,291	5,314
General and administrative	5,192	4,992	6,851	6,291	5,041	4,148	4,161
Research and development	3,563	3,873	4,812	3,301	2,598	2,176	2,220
Acquisition and merger related expenses	1,392	—	—	—	—	—	—
Termination of consulting agreement	650	—	—	—	—	—	—
Bad debt expense (recovery)	—	—	—	105	—	(93)	(454)
Abandonment of leasehold	—	—	—	—	—	118	275

Total operating expenses	17,825	14,087	18,770	15,815	13,550	11,640	11,516

Income (loss) from operations	18,488	14,152	18,791	12,083	6,639	3,927	(570)
Total other income (expense)	917	288	468	109	(174)	(839)	(1,068)

Income (loss) before income taxes	19,405	14,440	19,259	12,192	6,465	3,088	(1,638)
Income tax provision (benefit)	7,360	5,757	7,187	(5,917)	(5,360)	—	—

Net income (loss)	$12,045	$8,683	$12,072	$18,109	$11,825	$3,088	$(1,638)

Basic earnings (loss) per share	$0.75	$0.57	$0.78	$1.69	$1.17	$0.30	$(0.16)

Diluted earnings (loss) per share	$0.67	$0.50	$0.70	$1.07	$0.78	$0.26	$(0.16)

	As of December 31,	As of March 31,

	2005 (unaudited)	2005	2004	2003	2002	2001

	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$13,902	$39,725	$20,734	$7,100	$1,622	$2,167
Short-term investments	35,100	—	—	—	—	—
Working capital (deficiency)	60,168	47,109	27,400	9,157	1,133	(1,586)
Total assets	77,200	57,534	42,743	22,610	11,957	12,646
Long-term obligations	—	—	—	—	2,039	4,080
Total liabilities	14,309	8,285	7,715	7,747	9,057	12,835
Retained earnings (accumulated deficit)	14,369	2,324	(9,748)	(27,857)	(39,682)	(42,770)
Stockholders’ equity	62,891	49,249	35,028	14,863	2,900	(189)

          Summary Historical Financial Data of Sirona

          On June 30, 2005, Luxco, a Luxembourg-based holding entity owned by funds managed by Madison Dearborn Partners, Beecken Petty O’Keefe, management and employees of Sirona, obtained control over the Sirona business. The transaction was effected by using new legal entities, Sirona Holding GmbH (formerly Blitz 05-118 GmbH) and its wholly owned subsidiary Sirona Dental Services GmbH to acquire 100% of the interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business, through a leveraged buy-out transaction (the “MDP Transaction”).

          The MDP Transaction was accounted for in accordance with Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”), in a manner similar to a business combination under Statement of Financial Accounting Standard No. 141, Business Combinations (“SFAS 141”). Certain members of Sirona management who were deemed to be in the control group held equity interests in the Sirona group prior to and subsequent to the MDP Transaction (the “Continuing Shareholders”). The interests of the Continuing Shareholders have been reflected at the predecessor basis, resulting in 9.15% of each asset and liability acquired being valued at historical cost at June 30, 2005. The remaining 90.85% interest in each asset and liability was recognized at fair value at June 30, 2005.

          On February 16, 2004, funds managed by EQT Northern European Private Equity Funds (“EQT”), management and employees of Sirona, obtained control over the Sirona business. The transaction was effected by using four new legal entities headed by Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH to acquire 100% of the interest in Sirona Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business, through a leveraged buy-out transaction (the “EQT Transaction”). The EQT Transaction resulted in a change in control of the Sirona business and has, therefore, been accounted for in a manner similar to a business combination under SFAS 141. The carrying values of the assets and liabilities were adjusted to their fair value on February 16, 2004, and the difference between the purchase price and the fair value of the net assets and liabilities was recorded as goodwill.

          For further information regarding the MDP Transaction and the EQT Transaction, see Note 4 to Sirona’s consolidated financial statements contained elsewhere in this proxy statement.

          Sirona Beteiligungs- und Verwaltungsgesellschaft mbH is referred to as “Predecessor 1” for the periods from October 1, 2002 to September 30, 2003 and from October 1, 2003 to February 16, 2004. Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH is referred to as “Predecessor 2” as of September 30, 2004 and for the periods from February 17, 2004 to September 30, 2004 and from October 1, 2004 to June 30, 2005 and the interim period from October 1, 2004 to December 31, 2004. Sirona Holding GmbH is referred to as “Successor” as of September 30, 2005 and for the interim period from July 1, 2005 to September 30, 2005 and the interim period from October 1, 2005 to December 31, 2005.

          The historical consolidated financial data is derived from the consolidated financial statements and accompanying notes and the unaudited consolidated interim financial statements and accompanying notes of Sirona and its predecessors contained elsewhere in this proxy statement. In connection with the Exchange, Sirona has converted its financial statements prepared in accordance with generally accepted accounting principles in Germany (“German GAAP”) to financial statements prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for financial reporting purposes.

          The selected historical consolidated financial data of Sirona included below and elsewhere in this proxy statement are not necessarily indicative of future performance. This information is only a summary and should be read in conjunction with the sections entitled “Selected Unaudited Pro Forma Condensed Consolidated Financial Data of Schick and Sirona,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sirona” and Sirona’s consolidated financial statements and accompanying notes contained elsewhere in this proxy statement.

	Successor	Predecessor 2	Successor	Predecessor 2		Predecessor 1

			Fiscal Year 2005		Fiscal Year 2004		Fiscal Year 2003

	Three Months ended December 31, 2005 (unaudited)	Three Months ended December 31, 2004 (unaudited)	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

	(U.S. $ in thousands)
Statement of Operations Data:
Revenue	$135,882	$131,528	$105,071	$358,285	$229,216	$158,601	$306,190
Cost of sales	69,664	72,458	71,614	199,463	152,938	76,947	165,073

Gross profit	66,218	59,070	33,457	158,822	76,278	81,654	141,117
Operating expenses (income):
Selling, general and administrative expense	32,303	30,477	34,544	93,236	65,424	33,454	65,787
Research and development	6,947	7,131	7,863	21,700	16,594	8,575	19,832
Provision for doubtful accounts and notes receivables	(140)	(141)	(192)	(127)	(846)	368	(387)
Write off of in-process research and development	—	—	33,796	—	20,217	—	—
Other operating expense (income), net	608	647	(5,367)	2,877	(428)	82	1,702

Operating income	26,500	20,956	(37,187)	41,136	(24,683)	39,175	54,183
Non-operating expense (income), net	19,149	(4,266)	14,650	24,516	21,423	5,425	14,277

Income (loss) before income taxes and minority interest	7,351	25,222	(51,837)	16,620	(46,106)	33,750	39,906
Income tax provision (benefit)	3,200	6,956	(5,796)	5,444	(11,748)	13,181	15,330
Minority interest	(1)	—	(6)	50	—	—	—

Net income (loss)	$4,152	$18,266	$(46,035)	$11,126	$(34,358)	$20,569	$24,576

	Successor		Predecessor 2

	As of December 31, 2005 (unaudited)	As of September 30, 2005	As of September 30, 2004

	(U.S. $ in thousands)
Balance Sheet Data: (at end of period)
Cash and cash equivalents	$49,112	$65,941	$38,877
Working capital(1)	76,480	98,646	41,776
Total assets	1,181,831	1,238,675	762,985
Long-term obligations	1,054,520	1,111,158	631,846
Total liabilities	1,151,499	1,211,941	745,709
Accumulated deficit	(44,009)	(48,161)	(34,358)
Shareholders’ equity	30,289	26,692	17,276

	Successor	Predecessor 2	Successor	Predecessor 2		Predecessor 1

			Fiscal Year 2005		Fiscal Year 2004		Fiscal Year 2003

	Three Months ended December 31, 2005 (unaudited)	Three Months ended December 31, 2004 (unaudited)	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

	(U.S. $ in thousands)
Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$20,930	$22,803	$137,403	$54,806	$37,456	$28,258	$63,285
Investing activities	(2,229)	(30,020)	(559,998)	(37,408)	(374,425)	(4,598)	(21,538)
Financing activities	(36,153)	—	448,847	(14,624)	310,633	(11,588)	(21,269)

Other Financial Data:
EBITDA(2)	$35,399	$48,749	$8,444	83,499	$21,227	$45,572	$65,266
Transaction related costs and non-cash charges included in EBITDA(3)	4,058	(14,295)	11,401	3,878	17,111	91	—
Infrequent items included in EBITDA(4)	—	—	—	—	151	7	2,056

(1)	Working capital is defined as current assets less current liabilities.

(2)

EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. Sirona believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in its industry. EBITDA is not a recognized term under U.S. GAAP, should not be viewed in isolation and does not purport to be an alternative to net income (loss) as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity. There are material limitations associated with making the adjustments to Sirona’s earnings to calculate EBITDA and using this non-U.S. GAAP financial measure as compared to the most directly comparable U.S. GAAP financial measure. For instance, EBITDA does not include:

•	interest expense, and because Sirona has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue;

•	depreciation and amortization expense, and because Sirona uses capital assets, depreciation and amortization expense is a necessary element of its costs and ability to generate revenue; and

•	tax expense, and because the payment of taxes is part of Sirona’s operations, tax expense is a necessary element of costs and impacts Sirona’s ability to operate.

Additionally, EBITDA is not intended to be a measure of cash flow for Sirona’s discretionary use, as it does not consider certain cash requirements, such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures for other companies.

Set forth below is a reconciliation of net income (loss) to EBITDA:

	Successor	Predecessor 2	Successor	Predecessor 2		Predecessor 1

			Fiscal Year 2005		Fiscal Year 2004		Fiscal Year 2003

	Three Months ended December 31, 2005 (unaudited)	Three Months ended December 31, 2004 (unaudited)	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

	(U.S. $ in thousands)
Net income (loss)	$4,152	$18,266	$(46,035)	$11,126	$(34,358)	$20,569	$24,576
Net interest expense	13,917	8,014	11,087	22,774	14,413	5,292	11,473
Provision (benefit) for income taxes	3,200	6,956	(5,796)	5,444	(11,748)	13,181	15,330
Depreciation	2,946	4,085	3,454	12,738	9,393	4,501	9,066
Amortization	11,184	11,428	45,734	31,417	43,527	2,029	4,821

EBITDA	$35,399	$48,749	$8,444	$83,499	$21,227	$45,572	$65,266

(3)	Transaction related costs and non-cash charges for Sirona are further detailed in the following table:

	Successor	Predecessor 2	Successor	Predecessor 2		Predecessor 1

			Fiscal Year 2005		Fiscal Year 2004		Fiscal Year 2003

	Three Months ended December 31, 2005 (unaudited)	Three Months ended December 31, 2004 (unaudited)	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

	(U.S. $ in thousands)
Transaction related costs(a)	$220	$—	$1,592	$35	$182	$91	$—
Non-cash charges(b)	3,838	(14,295)	9,809	3,843	16,929	—	—

Total	$4,058	$(14,295)	$11,401	$3,878	$17,111	$91	$—

	(a)	Transaction related costs were incurred in connection with the EQT Transaction and the MDP Transaction.

(b)

Represents (1) the amounts related to the fair value increases in inventory resulting from the EQT Transaction and the MDP Transaction, and (2) the foreign exchange (gain) loss on bank debt resulting from transaction adjustments to the carrying value of a portion of Sirona’s U.S. dollar denominated debt due to currency fluctuations.

(4)	Infrequent items relate to restructuring programs implemented in fiscal year 2003 and carried out during fiscal years 2003 and 2004.

Debt Covenant Compliance

          The loan agreements governing Sirona’s bank indebtedness contain numerous financial covenants that impose operating and financial restrictions on the company. Certain covenants contained in the bank loan agreements require Sirona to maintain increasing ratios of Adjusted EBITDA to consolidated net finance charges and decreasing ratios of consolidated total net debt to Adjusted EBITDA. Adjusted EBITDA is defined in the loan agreements and is determined based on German GAAP EBITDA, measured in Euros. Adjusted EBITDA is further adjusted to exclude items treated as exceptional or extraordinary, including costs incurred in connection with an acquisition, amortization of acquisition costs or of intangible assets, depreciation of fixed assets, unrealized gains or losses with respect to bank debt denominated in dollars that has not resulted in cash payments or receipts, and interest costs incurred in connection with pension plans and excluding any amounts received for the exclusive right to sell its CEREC systems in the United States and Canada and costs for the conversion of Sirona’s financial statements from German GAAP to U.S. GAAP.

          Sirona believes the most restrictive of those covenants are the requirements to maintain at December 31, 2005 both a ratio of Adjusted EBITDA to consolidated net finance charges of at least 1.80:1.00 and a ratio of consolidated total net debt to Adjusted EBITDA of no more then 7.95:1.00. Additional covenants (1) limit Sirona’s ability to effect business acquisitions and (2) may require loan prepayments from cash flow (as defined in the loan agreements), in either case depending upon the level of Adjusted EBITDA. These covenants may limit Sirona’s long-term growth prospects by hindering its ability to incur future indebtedness or grow through acquisitions. Failure to comply with these covenants would result in a default under the terms of the loan agreements and result in the acceleration of Sirona’s indebtedness. As of December 31, 2005, the ratio of adjusted EDITDA to consolidated net finance charges was €93.9 million: €27.6 million, or 3.40:1:00 and the ratio of consolidated total net debt to Adjusted EBITDA was €421.8 million: €93.9 million, or 4.49:1.00.

          Consolidated net finance charges is defined as finance payments on borrowings, whether paid or accrued, including the interest element of lease and hire purchase payments and payments under interest rate hedging arrangements, but deducting accrued income under interest rate hedging instruments and accrued interest on bank accounts and excluding acquisition costs of the MDP Transaction and capitalized interest on certain mezzanine debt.

          Consolidated total net debt is defined in the loan agreement as all obligations in respect of borrowings including only the capitalized value in the case of finance leases and deducting the aggregate amount of cash and cash equivalents that can be applied as prepayments on the loans.

          Set forth below is a reconciliation of EBITDA to Adjusted EBITDA. Sirona believes that the inclusion of this measure is appropriate to provide additional information to investors to demonstrate compliance with Sirona’s financial covenants and assess Sirona’s ability to make acquisitions in the future. Adjusted EBITDA, consolidated net finance charges and consolidated total net debt are not defined terms under U.S. GAAP. Adjusted EBITDA should not be considered an alternative to operating income or net income as a measure of operating results or an alternative to cash flows as a measure of liquidity. Consolidated net finance charges and consolidated total net debt should not be considered as alternatives to interest expense and debt.

	Successor	Predecessor 2	Successor	Predecessor 2		Predecessor 1

			Fiscal Year 2005		Fiscal Year 2004		Fiscal Year 2003

	Three Months ended December 31, 2005 (unaudited)	Three Months ended December 31, 2004 (unaudited)	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 3004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

	(U.S. $ in thousands)
EBITDA	$35,399	$48,749	$8,444	$83,499	$21,227	$45,572	$65,266
Transaction related costs and non-cash charges included in EBITDA(a)	4,058	(14,295)	11,401	3,878	17,111	91	—
Infrequent items included in EBITDA(a)	—	—	—	—	151	7	2,056
Minority interest(a)	(1)	—	(6)	50	—	—	—
Transaction costs for failed acquisitions(a)	—	—	(81)	242	374	298	650
Pension interest expense(a)	460	606	476	1,563	1,105	792	1,572
U.S. GAAP to German GAAP adjustments(b)	103	(3,733)	964	(4,106)	1,872	(1,701)	(3,838)

Adjusted EBITDA	$40,019	$31,327	$21,198	$85,126	$41,840	$45,059	$65,706

(a)

Adjustments are based on amounts included in the U.S. GAAP financial statements. Transaction related costs were incurred in connection with the EQT Transaction and the MDP Transaction. Non-cash charges represent (1) the amounts related to the fair value increases in inventory costs incurred in connection with the EQT Transaction and the MDP Transaction and (2) the foreign exchange (gain) loss on bank debt resulting from transaction adjustements to the carrying value of a portion of Sirona’s U.S. dollar denominated debt due to currency fluctuations.

(b)

Sirona’s debt covenant calculations are based on German GAAP financial statements. For purposes of the Exchange, Sirona has converted its financial statements to U.S. GAAP, although its debt covenants continue to require German GAAP calculations. The primary differences between German GAAP and U.S. GAAP for Sirona’s debt covenant calculations include the following:

•

Revenue Recognition. German GAAP recognizes revenue upon shipment of the product. U.S. GAAP recognizes revenue upon risk of loss being transferred to the buyer, which depends in part on the shipping terms.

•

Allowance For Doubtful Accounts. German GAAP records an allowance for doubtful accounts even though the occurrence of a loss may not be probable. Under U.S. GAAP, the allowance for doubtful accounts is recognized when a loss is probable and reasonably estimable.

•

Software Cost Capitalization. German GAAP does not capitalize costs relating to the development of software for internal use or software to be sold. Under U.S. GAAP, certain costs that are incurred in the development stage are capitalized for software for internal use. For software developed and to be included in products, costs that are incurred after the software has achieved technological feasibility are capitalized until the software is available for market release.

•

Foreign Currency Accounting. German GAAP translates the income statements of foreign subsidiaries at the spot rate at the balance sheet date and recognizes unrealized losses (but not gains) on foreign currency denominated receivables or payables. Under U.S. GAAP, the income statements of foreign subsidiaries are translated using a weighted average rate, whereas foreign currency denominated receivables and payables are translated at the rate at the balance sheet date. In addition, U.S. GAAP recognizes both unrealized gains and losses on foreign currency denominated receivables or payables.

Summary Unaudited Pro Forma Condensed Consolidated Financial Data of Schick and Sirona

          The following summary unaudited pro forma condensed consolidated financial data was prepared using the purchase method of accounting. For accounting purposes, Sirona is considered to be acquiring Schick on the Exchange. The unaudited pro forma condensed consolidated statements of operations data (1) combine the historical statements of operations of Schick and Sirona and its predecessor for the twelve-month period ended September 30, 2005 and (2) combine the historical interim statements of operations of Schick and Sirona for the three months ended December 31, 2005, as if the Exchange and the MDP Transaction had occurred on October 1, 2004. The unaudited pro forma condensed consolidated balance sheet data combines the historical balance sheets of Schick and Sirona as of December 31, 2005, giving effect to the Exchange as if it had occurred as of December 31, 2005.

          The selected unaudited pro forma condensed consolidated financial data is based on estimates and assumptions that are preliminary. The data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Sirona that would have been reported had the MDP Transaction and the Exchange been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of Sirona or the combined company. Please also read the section in this proxy statement entitled “Forward Looking Statements” for more information on the statements made in this section.

          This selected unaudited pro forma condensed consolidated financial data should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and accompanying notes and Sirona’s consolidated financial statements contained elsewhere in this proxy statement, and Schick’s historical financial statements incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information.”

Pro Forma Condensed Consolidated Statements of Operations Data

	Three Months ended December 31, 2005	Year ended September 30, 2005

	(U.S. $ in thousands, except share and per share amounts)

Revenue	$157,987	$523,817
Profit from operations	28,652	23,851
Net income (loss)	8,659	(14,009)
Basic net income (loss) per share	$0.16	$(0.26)
Diluted net income (loss) per share	$0.16	$(0.26)
Shares used in computation of basic net income (loss) per share(1)	54,847,428	54,552,846
Shares used in computation of diluted net income (loss) per share(1)	55,435,682	54,552,846

(1)

Assumes 36,972,480 newly issued shares of Schick’s common stock issued to Luxco and exercise of 1,700,337 unrestricted vested Schick options prior to consummation of the Exchange for basic net income (loss) per share plus unvested Schick stock options and restricted vested Schick stock options using the treasury method for diluted net income (loss) per share.

Pro Forma Condensed Consolidated Balance Sheet Data

As of December 31, 2005

(U.S. $ in thousands)

Cash and cash equivalents	$49,978

Total assets	1,518,430

Long-term obligations:
Long-term debt	534,029
Deferred taxes	253,901
Deferred income	100,000
Other	45,616

Total long-term obligations	933,546

Total stockholders’ equity	$482,923

Comparative Historical and Pro Forma Consolidated Per Share Data

          The following table presents Schick’s historical per share data regarding its net income (loss) and book value and unaudited consolidated pro forma per share data after giving effect to the Exchange as a purchase of Schick by Sirona and, in the case of the statement of operations data for the year ended September 30, 2005, after giving effect to the MDP Transaction. The pro forma net income (loss) and book value per share information gives effect to the Exchange and the MDP Transaction for the year ended September 30, 2005 as if they had occurred on October 1, 2004, and the pro forma net income (loss) and book value per share information for the three months ended December 31, 2005 gives effect to the Exchange as if it had occurred on October 1, 2004. The pro forma consolidated number of shares used in the calculations of the per share data consist of 36,972,480 newly issued shares of Schick common stock to be issued to Luxco, added to the number of shares used in the computation of Schick’s historical basic and diluted net income per share and book value per share for the period. Neither Schick nor Sirona has paid any cash dividends during the period presented.

          The data has been derived from, and should be read in conjunction with, Sirona’s historical consolidated financial statements and accompanying notes and the unaudited pro forma condensed consolidated financial statements and accompanying notes contained elsewhere in this proxy statement, and Schick’s historical consolidated financial statements incorporated by reference into this proxy statement. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent, or be indicative of, the consolidated results of operations or financial condition of the combined company that would have been reported had the transactions been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of the combined company.

	Historical(1)		Pro Forma

	Schick		Schick and Sirona consolidated

Basic net income (loss) per common share:
Year ended September 30, 2005	$0.87	(2)	$(0.26)
Three months ended December 31, 2005	$0.37		$0.16

Shares used in computation of basic net income (loss) per common share:
Year ended September 30, 2005	15,880,029	(2)	54,552,846
Three months ended December 31, 2005	16,174,611		54,847,428

Diluted net income (loss) per common share:
Year ended September 30, 2005	$0.78	(2)	$(0.26)
Three months ended December 31, 2005	$0.33		$0.16

Shares used in computation of diluted net income (loss) per common share:
Year ended September 30, 2005	17,628,452	(2)	54,552,846
Three months ended December 31, 2005	18,027,735		55,435,682

Book value per common share:
As of December 31, 2005	$3.88		$8.80

Shares used in computation of book value per common share:
As of December 31, 2005	16,202,405		54,875,222

(1)

Sirona’s historical per share data regarding net income and book value is not presented in this table, as such disclosure does not provide meaningful information to stockholders. During the year ended September 30, 2005, Sirona operated under two capital structures: Sirona Dental Systems Beteiligungs-und Verwaltungs GmbH operated Sirona’s business from October 1, 2004 to June 30, 2005 and a newly formed entity controlled by funds managed by Madison Dearborn Partners operated Sirona’s business from July 1, 2005 to September 30, 2005 upon completion of a leveraged buy-out. As a result of the change in cost basis, both successor and predecessor period information is presented in Sirona’s consolidated financial statements. Calculation of Sirona’s historical net income per share and book value per share does not provide a useful comparison to either Schick’s historical per share data or pro forma consolidated per share data since Sirona’s results of operations were not consistently presented for the entire fiscal year.

(2)

Schick’s fiscal year ends on March 31. Accordingly, Schick’s net income, basic and diluted net income per common share, and the number of shares used in the computation of basic and diluted earnings per common share for the year ended September 30, 2005, were not obtained from Schick’s annual audited financial statements. Schick’s financial data presented in this table has been prepared assuming a September 30 fiscal year end, to conform to Sirona’s fiscal year end. Certain reclassifications have been made to conform Schick’s historical reported balances to Sirona’s financial basis of presentation. See the unaudited pro forma condensed consolidated financial statements contained elsewhere in this proxy statement.

FORWARD-LOOKING STATEMENTS

          This proxy statement and the documents incorporated by reference into this proxy statement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Schick’s and Sirona’s financial condition, results of operations and businesses and the expected impact of the proposed transaction with Sirona on Schick’s financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. These forward-looking statements are based on Schick’s current estimates and assumptions, and as such, involve uncertainty and risk. Statements in this proxy statement and the other documents incorporated by reference that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this proxy statement, in Schick’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, and the risks detailed from time to time in Schick’s future reports to be filed with the SEC. Many of the important factors that will determine these results are beyond Schick’s ability to control or predict. Schick’s stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of the proxy statement or, in the case of documents incorporated by reference, as of the date of such documents. Except to the extent required under federal securities laws, Schick does not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement, to the extent necessary.

          All information contained in this proxy statement concerning Sirona and Luxco has been supplied by Sirona and Luxco and has not been independently verified by Schick.

RISK FACTORS

          The business in which we and Sirona are currently engaged, and in which the combined company will be engaged following the Exchange, is rapidly changing and involves a high degree of risk. The combination of Schick and Sirona also involves risks relating to the integration of the two companies as a global dental technology company. We urge you to consider carefully the following risks before deciding whether to approve the proposals to be voted upon by our stockholders at the special meeting. These factors should be considered in conjunction with the other information included in or incorporated by reference into this proxy statement.

          Risks Related to the Exchange

          There will be challenges involved in the integration of Schick and Sirona and, as a result, the combined company may not realize the expected benefits of the Exchange.

          If the stockholders of the combined company are to realize the anticipated benefits of the Exchange, the operations of Schick and Sirona must be integrated and combined efficiently. We cannot assure you that the integration will be successful or that the anticipated benefits of the Exchange will be fully realized. Similarly, we cannot guarantee that you will achieve greater value through your ownership of our common stock as a result of the Exchange. The dedication of the combined company’s management resources to integration activities relating to the Exchange may detract attention from the day-to-day business of the combined company. The difficulties of combining the operations of both companies include, among others:

•	consolidating research and development operations;

•	retaining and assimilating key personnel;

•	preserving the licensing, research and development, manufacturing, supply, collaboration and other important relationships of Schick and Sirona;

•	motivating employees in light of organizational changes resulting from the Exchange;

•	integrating operations and technologies;

•	retaining customers and strategic partners;

•	creating uniform controls, procedures, policies and information systems;

•	combining corporate cultures and coordinating multi-national operations; and

•	minimizing the diversion of management’s attention from ongoing business concerns.

          It is possible that the combined company will be unable to integrate the two businesses so as to realize all of the benefits that we expect to result from the Exchange. Integration of operations may be difficult and may have unintended consequences. The diversion of attention of management from its current operations to integration efforts and any difficulties encountered in combining the operations could adversely affect the combined company’s ability to execute its growth strategy and could have a material adverse effect on the business and results of operations of the combined company and, as a result, on the market price of Schick’s common stock.

          The issuance of shares of Schick’s common stock in connection with the Exchange will significantly dilute the voting power and ownership percentage of our existing stockholders.

          In connection with the transactions, we will issue to Luxco shares of Schick’s common stock representing approximately 66.1% of the outstanding shares of our common stock, determined as of December 31, 2005, on a fully diluted basis. Immediately following the Exchange, our existing stockholders and optionholders will hold approximately 33.9% of the outstanding shares of our common stock on a fully diluted basis.

          Some of the directors and executive officers of Schick may have interests in the Exchange that are different from or in conflict with those of the stockholders of Schick and those interests may influence such directors and executive officers to support the approval of the Exchange.

          Some of the directors and officers of Schick participate in arrangements that provide them with interests in the Exchange that are different from those of the other stockholders of Schick. These interests, which may influence these individuals to support the Exchange and the other transactions under the Exchange Agreement, include the following:

          •          Upon the execution of the Exchange Agreement and related documents on September 25, 2005, the vesting of 15,000 options held by each of our directors William K. Hood, Arthur D. Kowaloff and Curt Rocca were accelerated according to their terms and such options became fully vested as of such date. Those options would otherwise have vested on June 9, 2006, November 4, 2005 and February 3, 2006, respectively.

          •          Michael Stone, our Executive Vice President of Sales and Marketing, was granted 75,000 options on September 25, 2005, subject to the approval of the amendment to the 1996 Stock Option Plan as described in Proposal 3, and the vesting of such options will not commence until the closing of the Exchange. In addition, the vesting of an additional 84,377 options held by Mr. Stone will accelerate and such options will be fully vested at the closing of the Exchange according to their terms. He may also receive a one-time bonus of $497,590 that would be paid at the same time as the payment of the $2.50 per share dividend discussed elsewhere in this proxy statement. We anticipate that we will enter into a new employment agreement with Mr. Stone pursuant to which he would agree that 199,036 shares of Schick common stock that he may acquire upon the exercise of outstanding stock options, including the 75,000 options provisionally granted as described above, may not be sold by him unless our Board approves the sale (with such approval not to be unreasonably witheld). This restriction on his ability to sell those shares would remain in effect until the earlier of September 25, 2013 or the termination of his employment.

          •          Jeffrey T. Slovin, our Chief Executive Officer, was granted 1,130,000 options on September 25, 2005, subject to the approval of the amendment to the 1996 Stock Option Plan as described in Proposal 3, and the vesting of such options will not commence until the closing of the Exchange. If the amendment to the 1996 Stock Option Plan is not approved by the stockholders, Mr. Slovin will be entitled to receive the economic equivalent of such options. In addition, the vesting of an additional 86,907 options held by Mr. Slovin will accelerate and such options will be fully vested at the closing of the Exchange according to their terms. Mr. Slovin may also receive a one-time bonus of $1,014,463 that would be paid at the same time as the payment of the $2.50 per share dividend.

          •          Mr. Slovin’s option agreement also provides that shares acquired upon the exercise of the 1,130,000 options granted on September 25, 2005 or upon the exercise of the 400,000 options granted under his current employment agreement may be sold only with Board approval (not to be unreasonably withheld) until the earlier of September 25, 2013 or the termination of his employment and directorship.

          •          We will enter into a new employment agreement with Mr. Slovin pursuant to which he will serve as Executive Vice President of the combined company and Chief Operating Officer of U.S. Operations following the closing of the transactions under the Exchange Agreement. This employment agreement will become effective at the closing of the Exchange and will supersede in their entirety at such time the existing employment agreement and other compensatory arrangements with Mr. Slovin. Pursuant to the new employment agreement, Mr. Slovin will receive no increase in salary, and his term of employment will not be extended beyond the term set forth in his existing employment agreement. He will be eligible for a bonus plan to be developed for all senior executives after the closing of the Exchange. Please see “The Exchange—Interests of Directors, Officers and Affiliates—Executive Employment Agreement” under Proposal 1 and “Other Information for the Special Meeting of Schick’s Stockholders—Employment, Change of Control and Severance Agreements—New Agreement Effective upon Closing of the Transactions under the Exchange Agreement”for a description of the material terms and conditions of this employment agreement.

          •          At approximately the same time as we pay the $2.50 per share dividend, other Schick officers may also receive one-time bonuses, as follows: Stan Mandelkern, our Vice President of Engineering, may receive $84,033; Will Autz, our Vice President of Manufacturing, may receive $98,083; Ari Neugroschl, our Vice President of Management Information Systems, may receive $19,593; Zvi Raskin, our General Counsel and Secretary, may

receive $24,638; and Ronald Rosner, our Director of Finance and Administration, may receive $21,170. Such one-time bonuses were calculated to equal the respective amounts that each of the foregoing employees would have received upon the payment of the $2.50 per share dividend for the shares underlying their unvested or restricted employee stock options. Under the terms of Schick’s 1996 Employee Stock Option Plan, unvested options may not be exercised prior to the date they vest.

          •          Existing registration rights agreements between Schick, Greystone and Mr. Slovin have been amended to conform to the Registration Agreement that will be entered into with Luxco. Please see the section entitled “The Exchange—Restrictions on Ability to Sell Schick Common Stock; Registration Agreement” under Proposal 1. Following the Exchange, Greystone, Mr. Slovin and Luxco would be able to participate in registrations effected at each other’s request, and Schick would pay the expenses of such registrations, except for underwriting discounts and commissions.

          A class action has been filed by a stockholder of Schick seeking, among other things, to enjoin the consummation of the Exchange.

          On September 28, 2005, a complaint was filed in the Delaware Court of Chancery with respect to the Exchange Agreement. The complaint purports to be filed by a stockholder of Schick as a class action. It names Schick, its directors, Luxco, Sirona Holdings S.A., Madison Dearborn Partners, LLC, and related parties, as defendants. The complaint alleges, among other things, that the terms of the transaction contemplated under the Exchange Agreement are unfair to Schick’s public stockholders and that the directors of Schick violated their fiduciary duties. The plaintiff seeks, among other things, class action certification, a preliminary and permanent injunction against consummation of the Exchange, rescission should the Exchange be consummated, compensatory damages to the class, and attorneys’ fees and expenses. Although we intend to vigorously defend the action, we cannot assure you that we will prevail in the action and that the Exchange will be consummated. Schick and Sirona may incur substantial expense in connection with this litigation, and the proceedings may divert the attention of the management of both companies, even if they ultimately prevail.

          Any failure to complete the proposed transactions or delay in the completion of the proposed transactions could cause us to incur substantial costs and negatively affect our results of operations.

          If the transactions are not completed on a timely basis or at all, we may suffer negative consequences to our business, results of operations, financial condition and prospects, including, among others, the following:

          •          substantial fees and expenses related to the Exchange, including legal and accounting fees and disbursements, which must be paid even if the Exchange is not completed; and

          •          if the Exchange Agreement is terminated and our board of directors determines to pursue another transaction, it may not be able to find a partner at all or on terms as attractive as those provided for by the transaction described herein.

          The Exchange may be completed even though material adverse changes may result from the announcement of the Exchange, industry-wide changes and other causes.

          In general, Schick or Sirona can refuse to complete the Exchange if there is a material adverse change affecting the other party between the date of signing of the Exchange Agreement, September 25, 2005, and the closing of the Exchange transactions. However, certain types of changes will not prevent the Exchange from going forward, even if they would have a material adverse effect on Schick or Sirona, including:

          •          changes resulting from general economic conditions;

          •          changes resulting from conditions affecting the industry in which Sirona and Schick operate, except to the extent the effect of such changes on Sirona or Schick is materially disproportionate;

          •          changes directly and primarily resulting from the announcement or proposed consummation of the transactions contemplated by the Exchange Agreement; or

          •          changes resulting from compliance with the terms and conditions of the Exchange Agreement.

          If adverse changes occur but Schick and Sirona must still complete the Exchange, Schick’s stock price may decline.

          General uncertainty related to the Exchange could cause us harm.

          Customers of Schick or Sirona may, in response to the announcement of the proposed Exchange, delay or defer purchasing decisions. If these customers delay or defer purchasing decisions, Schick’s or Sirona’s revenue could materially decline or any anticipated increases in revenue could be lower than expected. Also, speculation regarding the likelihood of the closing of the Exchange could increase the volatility of the market price of Schick’s common stock.

          During the pendency of the Exchange, Schick may not be able to enter into a similar transaction or business combination with another party because of restrictions in the Exchange Agreement.

          Covenants in the Exchange Agreement may impede the ability of Schick to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Exchange without the consent of Sirona and Luxco. As a result, we may be at a disadvantage to our competitors if we are unable to pursue such transactions.

          Risks Related to the Business of the Combined Company

          The combined company must develop new products and enhancements to existing products to remain competitive.

          Schick and Sirona are currently developing new products and enhancements to existing products. We cannot assure you that the combined company will initiate, continue with and/or succeed in its efforts to develop or enhance such products. It is expected that the combined company will file 510(k) applications with the Food and Drug Administration, or FDA, and similar filings with governmental authorities in other countries in connection with its future products and certain of its future product enhancements. There can be no assurance that the it will file applications for or obtain regulatory approval from the FDA, either in the form of a pre-market clearance or a 510(k) clearance, for any of its future products, or that in order to obtain FDA clearance, it will not be required to submit additional data or meet additional FDA requirements that may substantially delay the application process and result in substantial additional expense. In addition, such pre-marketing clearance, if obtained, may be subject to conditions on marketing or manufacturing which could impede the combined company’s ability to manufacture and/or market its products. While Schick and Sirona are engaged in research and development to develop new products, we cannot assure you that the combined company will be successful in such endeavors. There can be no assurance that any new products will be developed by the combined company, or if developed, will be approved by, or receive marketing clearance from, applicable domestic and/or international governmental or regulatory authorities. If it is unable to develop, obtain regulatory approval for and market new products and enhancements to existing products, its business and results of operations could be harmed.

          The combined company’s business may be negatively affected if it does not continue to adapt to rapid technological change, evolving industry standards and new product introductions.

          The market for the combined company’s products is characterized by rapid and significant technological change, evolving industry standards and new product introductions. Its products require significant planning, design, development and testing which require significant capital commitments and investment by it. There can be no assurance that its products or proprietary technologies will not become noncompetitive or obsolete as a result of technological change, evolving industry standards or new product introductions or that it will be able to generate any economic return on its investment in product development. If our products or technologies become noncompetitive or obsolete, our business could be negatively affected.

          Competition in the markets for the combined company’s products is intense and it may not be able to compete effectively.

          Competition relating to our current products is intense and includes various companies, both within and outside of the United States. We anticipate that competition for our future products will also be intense and include various companies, both within and outside of the United States and Europe. Our competitors and potential competitors include large companies with substantially greater financial, sales and marketing, and technical resources, larger and more experienced research and development staffs, more extensive physical facilities and substantially greater experience in obtaining regulatory approvals and in marketing products than we have. In addition, we cannot assure you that the combined company’s competitors are not currently developing, or will not attempt to develop, technologies and products that are more effective than those being developed by us or Sirona or that would otherwise render Schick’s or Sirona’s existing and new technology and products obsolete or noncompetitive. The combined company may not be able to compete successfully and may lose market share to its competitors.

          The combined company’s failure to obtain issued patents and, consequently, to protect its proprietary technology, could hurt its competitive position.

          The combined company’s success will depend in part on its ability to obtain and enforce claims in its patents directed to the combined company’s products, technologies and processes, both in the United States and in other countries. Risks and uncertainties that the combined company will face with respect to its patents and patent applications include the following:

•

the pending patent applications that Schick or Sirona have filed, or to which Schick, Sirona or the combined company has exclusive rights, may not result in issued patents or may take longer than the combined company expects to result in issued patents;

•	the allowed claims of any patents that issue may not provide meaningful protection;

•	the combined company may be unable to develop additional proprietary technologies that are patentable;

•	the patents licensed or issued to Schick, Sirona or the combined company may not provide a competitive advantage;

•	other companies may challenge patents licensed or issued to Schick, Sirona or the combined company;

•

disputes may arise regarding inventions and corresponding ownership rights in inventions and know-how resulting from the joint creation or use of intellectual property by Schick, Sirona or the combined company and their respective licensors; and

•	other companies may design around the technologies patented by Schick, Sirona or the combined company.

          If the combined company cannot obtain or maintain approval from government agencies, it will not be able to sell its products.

          The combined company must obtain certain approvals by, and marketing clearances from, governmental authorities, including the FDA and similar health authorities in foreign countries to market and sell its products in those countries. These regulatory agencies regulate the marketing, manufacturing, labeling, packaging, advertising, sale and distribution of medical devices. The FDA enforces additional regulations regarding the safety of X-ray emitting devices. The combined company’s products are currently regulated by such authorities and certain of its new products will require approval by, or marketing clearance from, various governmental authorities, including the FDA. Various states also impose similar regulations.

          The FDA review process typically requires extended proceedings pertaining to the safety and efficacy of new products. A 510(k) application is required in order to market a new or modified medical device. If specifically required by the FDA, a pre-market approval, or PMA, may be necessary. Such proceedings, which must be completed prior to marketing a new medical device, are potentially expensive and time consuming. They may delay or hinder a product’s timely entry into the marketplace. Moreover, there can be no assurance that the review or approval process for these products by the FDA or any other applicable governmental authorities will occur in a timely fashion, if at all, or that additional regulations will not be adopted or current regulations amended in such a manner as will adversely affect us. The FDA also oversees the content of advertising and marketing materials relating to medical devices which have received FDA clearance. Failure to comply with the FDA’s advertising guidelines may result in the imposition of penalties. The combined company will also be subject to other federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted. Failure to comply with regulatory requirements could have a material adverse effect on the combined company’s business.

          Similar to the FDA review process, the EU review process typically requires extended proceedings pertaining to the safety and efficacy of new products. Such proceedings, which must be completed prior to marketing a new medical device, are potentially expensive and time consuming and may delay or prevent a product’s entry into the marketplace.

          The revenue and operating results of the combined company are likely to fluctuate.

          The quarterly operating results of Schick and Sirona have varied in the past and are likely to vary in the future. These variations result from a number of factors, many of which are substantially outside of our control and the control of Sirona, including:

•	the timing of new product introductions by us, Sirona or our competitors;

•	changes in relationships with distributors;

•	developments in government reimbursement policies;

•	changes in product mix;

•	the combined company’s ability to supply products to meet customer demand;

•	fluctuations in manufacturing costs; and

•	income tax incentives.

          In addition, our sales of CDR(R) products have been subject to seasonal variations at various times in the past, and Sirona’s sales have historically been moderately seasonal and have been strongest in October through March. Due to the variations which we and Sirona have experienced in our quarterly operating results, we do not believe that period-to-period comparisons of results of operations of Schick or Sirona are necessarily meaningful or reliable as indicators of future performance. Accordingly, operating results of the combined company may be below public expectations in future fiscal periods. The failure of the combined company to meet these expectations may cause our share price to decline.

          The combined company’s financial results may be adversely affected by fluctuations in foreign currency exchange rates.

          The combined company will be exposed to currency exchange risk with respect to the U.S. dollar in relation to the euro, because a large portion of its revenue and expenses will be denominated in euros. This exposure may increase if the combined company expands its operations in Europe. While Sirona has entered into hedging arrangements to protect its business against certain currency fluctuations, these hedging arrangements do not, however, provide comprehensive protection. The combined company will monitor changes in its exposure to exchange rate risk that result from changes in its situation. If the combined company does not enter into effective hedging arrangements in the future, its results of operations and prospects could be materially and adversely affected.

          Sirona’s substantial indebtedness could have material adverse consequences for its business, cash flow, financial condition and results of operations.

          Sirona is a highly leveraged company, with total indebtedness to unrelated parties of $547.1 million as of December 31, 2005. This substantial level of indebtedness, combined with its other financial obligations and contractual commitments, could have important consequences to its business. For example, it could:

•	increase the risk that Sirona is unable to generate cash sufficient to pay amounts due on its indebtedness;

•	make it more vulnerable to adverse changes in general economic, industry and competitive conditions and to adverse changes in government regulation;

•

require Sirona to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, including any indebtedness it may incur in the future, thereby reducing the availability of its cash flows to fund working capital, capital expenditures, research and development, acquisitions and other general corporate purposes;

•	limit Sirona’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	place Sirona at a competitive disadvantage compared to its competitors that have less debt; and

•

limit Sirona’s ability or the combined company’s ability to borrow additional amounts or to sell capital stock for working capital, capital expenditures, research and development, acquisitions, debt service requirements or other general corporate purposes.

          Any of these factors could materially and adversely affect Sirona’s business, cash flows, financial condition and results of operations, and could therefore have a material adverse effect on the combined company following the Exchange.

          Restrictive covenants contained in the agreements governing Sirona’s indebtedness may limit its current and future operations and its ability to respond to changes in its business and to pursue its business strategies, and may limit the combined company’s ability to realize the benefits expected to be achieved as a result of the Exchange.

          The agreements governing Sirona’s indebtedness contain, and any future indebtedness of Sirona or Schick may contain, a number of restrictive covenants that impose significant operating and financial restrictions on the business, including restrictions on the ability to take actions that may be in the best interest of the business. These restrictions include a prohibition on mergers and a set of conditions to any business acquisition. These conditions include metrics relating to the price, earnings and indebtedness of the target, the level of control to be acquired and the pro forma resulting ratio of consolidated total net debt of Sirona to Adjusted EBITDA. Other covenants limit joint ventures, asset dispositions, lending activities and capital expenditures. The financial covenants require that Sirona continue to have a ratio of cashflow to net debt service of at least 1.0 to 1.0; a ratio of Adjusted EBITDA to consolidated net finance charges of at least 1.80 to 1.00, rising gradually to 3.50 to 1.00; and a ratio of consolidated total net debt to Adjusted EBITDA of no more than 7.95 to 1.00 declining gradually to 3.00 to 1.00. Failure to comply with these covenants will result in a default under the terms of Sirona’s loan agreements and may result in acceleration of repayment of the principal due, which would affect Sirona’s access to its overdraft facility and its acquisition facility. (For the definitions of Adjusted EBITDA, consolidated total net debt and consolidated net finance charges, see Page 19.)

          The agreements governing Sirona’s indebtedness do not currently require that the existing operations of Schick become subject to these agreements following the Exchange, but the covenants contained within them include certain limitations that prohibit intercompany transfers and transactions between Schick and Sirona that are not on an arms-length basis, and may therefore limit the combined company’s operating flexibility. After the Exchange, the combined company may decide to amend, replace or refinance Sirona’s existing indebtedness, at which time all of Schick’s existing operations may become subject to the restrictive covenants of the type described above and other covenants, which could significantly limit the combined company’s financial and operating flexibility, including its ability to pursue its business strategies and to respond to changes in its business, and may limit the combined company’s ability to realize the benefits expected to be achieved as a result of the Exchange.

          If the combined company loses its key management personnel or is unable to attract and retain qualified personnel, it could delay or hurt the combined company’s research and product development efforts.

          The success of the combined company is dependent, in part, upon its ability to hire and retain management, sales, technical, research and other personnel who are in high demand and are often subject to competing employment opportunities. It is possible that the loss of the services of one or a combination of its senior executives or key managers could have an adverse effect on its operations. At the current time, only Jeffrey T. Slovin, the current Chief Executive Officer of Schick, and Michael Stone, the current Executive Vice President of Sales and Marketing of Schick, are employed pursuant to written employment agreements with Schick, and Jost Fischer and Simone Blank are employed pursuant to written employment agreements with Sirona.

          The combined company may experience difficulties managing its growth, which could adversely affect its results of operations.

          It is expected that the combined company will grow in certain areas of its operations as it develops and, assuming receipt of the necessary regulatory approvals, markets its products. The combined company will therefore need to recruit personnel, particularly sales and marketing personnel, and expand its capabilities, which may strain its managerial, operational, financial and other resources. To compete effectively and manage its growth, the combined company must:

•	train, manage, motivate and retain a growing employee base;

•	accurately forecast demand for, and revenue from, its product candidates; and

•	expand existing operational, financial and management information systems to support its development and planned commercialization activities and the multiple locations of its offices.

          The combined company’s failure to manage these challenges effectively could materially harm its business.

          Since the combined company will operate in markets outside of the United States and Europe, we are subject to additional risks.

          For the twelve months ended December 31, 2005, Schick’s sales to customers outside of the United States and Europe were approximately 6% of its revenue and Sirona’s sales to customers outside of the United States and Europe were approximately 20% of its revenue. We anticipate that sales outside of the United States and Europe will continue to account for a significant percentage of the combined company’s revenue. Such revenue is subject to a number of uncertainties, including but not limited to the following:

•	economic and political instability;

•	import or export licensing requirements;

•	trade restrictions;

•	longer payment cycles;

•	unexpected changes in regulatory requirements and tariffs;

•	fluctuations in currency exchange rates;

•	potentially adverse tax consequences; and

•	potentially weak protection of intellectual property rights.

          These risks may impair our ability to generate revenue from the combined company’s sales efforts. In addition, many countries outside of the United States and Europe have their own regulatory approval requirements for the sale of products. As a result, the introduction of new products, and the combined company’s continued sale of existing products, into these markets could be prevented and/or costly and/or time-consuming, and we cannot assure you that we will be able to obtain the required regulatory approvals on a timely basis, if at all.

          The combined company may be a party to legal actions that are not covered by insurance.

          The combined company may be a party to a variety of legal actions, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, stockholder suits, including securities fraud, governmental investigations and intellectual property related litigation. In addition, because of the nature of the combined company’s business, it is subject to a variety of legal actions relating to its business operations. Recent court decisions and legislative activity in the United States may increase its exposure for any of these types of claims. In some cases, substantial punitive damages may be sought. Schick and Sirona currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be sufficient to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and/or insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

          Schick and Sirona are dependent upon a limited number of suppliers for critical components. If these suppliers delay or discontinue the manufacture of these components, the combined company may experience delays in shipments, increased costs and cancellation of orders for its products.

          Schick and Sirona rely on key suppliers for various critical components. The combined company will procure certain components from outside sources which are sole suppliers. The availability and prices of these components may be subject to change due to interruptions in production, changing market conditions and other events. Any delays in delivery of or shortages in these components could interrupt and delay manufacturing of the combined company’s products and result in the cancellation of orders for its products. In addition, these suppliers could discontinue the manufacture or supply of these components at any time. The combined company may not be able to identify and integrate alternative sources of supply in a timely fashion or at all. Any transition to alternate suppliers may result in delays in shipment and increased expenses and may limit the combined company’s ability to deliver products to its customers. If it was unable to develop reasonably-priced alternative sources in a timely manner, or if it encountered delays or other difficulties in the supply of such products and other materials from third parties, its business and results of operations would be harmed. In past years, semiconductors have been subject to significant price fluctuations. While Schick and Sirona have, in the past, attempted to mitigate the effects of such potential fluctuations, we cannot assure you that the combined company will continue to do so or that it will be able to successfully mitigate the effect of future price increases on its results of operations and financial condition.

          Our exclusive right to sublicense certain patents, patent applications and other know-how related to complementary metal oxide active pixel sensor technology is subject to certain rights to use by others.

          We are the exclusive sub-licensee for use in medical radiography applications of certain patents, patent applications and other know-how related to complementary metal oxide semiconductor active pixel sensor technology, which was developed by the California Institute of Technology and licensed to Photobit Corp., from which we obtained our sub-license. Photobit was subsequently acquired by Micron Technology, Inc., which continues to sublicense the complementary metal oxide semiconductor intellectual property to us. Our exclusive rights to such technology are subject to government rights to use, noncommercial educational and research rights to use by California Institute of Technology and the Jet Propulsion Laboratory, and the right of a third party to obtain a nonexclusive license from the California Institute of Technology with respect to such technology. We believe that, as of the date of this proxy statement, except for such third party’s exercise of its right to obtain a nonexclusive license to use the active pixel sensor technology in a field other than medical radiography, none of the foregoing parties have given notice of their exercise of any of their respective rights to such technology. We cannot assure you that this will continue to be the case, and any such exercise could harm our business. Additionally, the agreement between Schick and Photobit Corp. required, among other things, that we use all commercially reasonable efforts to timely introduce, improve and market and distribute licensed products in various fields. We have not introduced licensed products in certain of these fields, and we cannot assure you that the combined company will do so in the future or that it will comply with the obligations under Schick’s agreement with Photobit Corp. Any such failure to introduce licensed products or comply with the obligations could have a material adverse effect on the combined company.

          The profitability of the combined company could suffer if third parties infringe upon its proprietary technology.

          The profitability of the combined company could suffer if third parties infringe upon its intellectual property rights or misappropriate its technologies and trademarks for their own businesses. To protect its rights to its intellectual property, the combined company will rely on a combination of patent and trademark law, trade secret protection, confidentiality agreements and contractual arrangements with its employees, strategic partners and others. We cannot assure you that any of Schick or Sirona’s patents, any of the patents of which Schick or Sirona are a licensee or any patents which may be issued to the combined company or which it may license in the future, will provide it with a competitive advantage or afford it protection against infringement by others, or that the patents will not be successfully challenged or circumvented by third parties, including its competitors. The protective steps Schick and Sirona have taken may be inadequate to deter misappropriation of the proprietary information of the combined company. It may be unable to detect the unauthorized use of, or take appropriate steps to enforce, its intellectual property rights. Effective patent, trademark and trade secret protection may not be available in every country in which it will offer, or intends to offer, its products. Any failure to adequately protect the combined company’s intellectual property could devalue its proprietary content and impair its ability to compete effectively. Further, defending its intellectual property rights could result in the expenditure of significant financial and managerial resources.

          The combined company’s products may infringe on the intellectual property rights of others.

          Litigation may be necessary to enforce the claims in any patents issued to Schick, Sirona or the combined company or to defend against any claims of infringement of patents owned by third parties that are asserted against Schick, Sirona or the combined company. In addition, the combined company may have to participate in one or more interference proceedings declared by the United States Patent and Trademark Office, the European Patent Office or other foreign patent governing authorities, which could result in substantial costs to determine the priority of inventions.

          If the combined company becomes involved in litigation or interference proceedings, it may incur substantial expense, and the proceedings may divert the attention of the combined company’s technical and management personnel, even if the combined company ultimately prevails. An adverse determination in proceedings of this type could subject the combined company to significant liabilities, allow the combined company’s competitors to market competitive products without obtaining a license from the combined company, prohibit the combined company from marketing its products or require the combined company to seek licenses from third parties that may not be available on commercially reasonable terms, if at all. If the combined company cannot obtain such licenses, it may be restricted or prevented from commercializing its products.

          The enforcement, defense and prosecution of intellectual property rights, including the United States Patent and Trademark Office’s, the European Patent Office’s and other foreign patent offices’ interference proceedings, and related legal and administrative proceedings in the United States and elsewhere, involve complex legal and factual questions. As a result, these proceedings are costly and time-consuming, and their outcome is uncertain. Litigation may be necessary to:

•	assert against others or defend the combined company against claims of infringement;

•	enforce patents owned by, or licensed to, Schick, Sirona or the combined company from another party;

•	protect Schick’s, Sirona’s or the combined company’s trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of Schick, Sirona, the combined company or others.

          Healthcare reform could cause a decrease in demand for the combined company’s products.

          There are currently legislative efforts to control healthcare costs in the United States and abroad, which we expect will continue in the future. At this time, we are unable to determine whether and to what extent these changes will apply to the products and business of the combined company. Similar legislative efforts in the future could negatively impact demand for the combined company’s products.

          Product liability claims exposure could be significant.

          The combined company will face exposure to product liability claims and recalls for unforeseen reasons from consumers, distributors or others. It may experience material product liability losses in the future and it may incur significant costs to defend these claims. In addition, if any of its products are or are alleged to be defective, the combined company may be required to participate in a recall involving those products. End-users of its products may look to the combined company for contribution when faced with product recalls or product liability claims. Although Schick and Sirona have maintained insurance coverage related to product liability claims, we cannot assure you that product liability insurance coverage will continue to be available or, if available, that it can be obtained in sufficient amounts or at reasonable cost or that it will be sufficient to cover any claims that may arise. The combined company may not maintain any insurance relating to potential recalls of its products. A successful product liability claim brought against it in excess of available insurance coverage or a requirement to participate in any product recall could reduce the combined company’s profits and/or impair its financial condition, and damage its reputation.

          Product warranty claims exposure could be significant.

          The combined company will generally warrant each of its products against defects in materials and workmanship for a period of one year from the date of shipment plus any extended warranty period purchased by the customer. The future costs associated with providing product warranties could be material. A successful warranty claim brought against it could reduce the combined company’s profits and/or impair its financial condition, and damage its reputation.

          Adverse publicity regarding the safety of the combined company’s technology or products could negatively impact the combined company and cause the price of our common stock to fall.

          Despite any favorable safety tests that may be completed with respect to the combined company’s products, adverse publicity regarding application of X-ray products or other products being developed or marketed by others could negatively affect the combined company. If other researchers’ studies raise or substantiate concerns over the safety of the combined company’s technology approach or product development efforts generally, the combined company’s reputation could be harmed, which would adversely impact its business and could cause the price of our common stock to fall.

          Inadequate levels of reimbursement from governmental or other third-party payors for procedures using the products of the combined company may cause its revenue to decline.

          Third-party payors, including government health administration authorities, private health care insurers and other organizations regulate the reimbursement of fees related to certain diagnostic procedures or medical treatments. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. While we cannot predict what effect the policies of government entities and other third-party payors will have on future sales of our products, there can be no assurance that such policies would not cause the revenue of the combined company to decline.

          If the combined company is unable to successfully integrate their employees into the combined company’s corporate and employee culture, synergies related to the Exchange could be lost or diminished.

          The combined company will face challenges inherent in merging distinct employee and corporate cultures into an integrated whole. The inability to successfully integrate employee and corporate cultures, or any significant delay in achieving a successful integration, could adversely affect the combined company’s ability to retain and attract personnel, and could result in the loss or decrease of efficiency and/or the synergies expected to be achieved as a result of the Exchange. As a result, this could have a material adverse effect on the combined company and the market price of Schick’s common stock after the completion of the transactions.

          We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

          We are required under Section 404 of the Sarbanes-Oxley Act to provide a report on our internal controls over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls. As a foreign company, Sirona does not currently have to comply with Sarbanes-Oxley. After the Exchange, however, Sirona’s financial information will be consolidated with ours and the report on our internal controls is required to include Sirona at the time of the filing of our annual report for fiscal year 2007. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by this deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the Nasdaq National Market. Any such action could adversely affect our financial results or investors’ confidence in our company and could cause our stock price to fall. In addition, our controls and procedures may not comply with all the relevant rules and regulations of the SEC and the Nasdaq National Market. If we fail to develop and maintain effective controls and procedures, we may be unable to provide financial information in a timely and reliable manner.

          Risks Related to Schick’s Common Stock

          The Exchange will result in significant amortization charges, which will negatively affect our net income following the Exchange, and reduce our reported net income per share, which may adversely affect the market price of our common stock.

          The Exchange will result in significant amortization charges, which will negatively affect our reported net income after the Exchange. The Exchange will also be dilutive to our net income per share on a U.S. GAAP basis. Although we believe that the Exchange will have an accretive effect on our estimated cash earnings per share for the calendar year December 31, 2006, the dilution in our U.S. GAAP earnings per share may adversely affect the market price of our common stock following the Exchange.

          The volatility of the price of our common stock before and after the closing of the transactions under the Exchange Agreement may adversely affect stockholders.

          The stock market historically has experienced volatility which has affected the market price of securities of many companies and which may be unrelated to the operating performance of such companies. The market prices for securities of medical technology companies have historically been highly volatile. Future technological innovations or new commercial products, results of clinical testing, changes in regulation, litigation and public concerns as to product safety as well as period-to-period fluctuations in financial performance and fluctuations in securities markets generally could cause the market price of our common stock to fluctuate substantially. We cannot predict how the market will react to the proposed Exchange and how the Exchange may impact the market price of our common stock before or after the closing of the transactions under the Exchange Agreement. From December 20, 2005 through ___________, 2006, the closing stock price of our common stock has ranged from $____ to $____ and has been and will continue to be influenced by general market and industry conditions. In addition, the following factors may have a significant effect on the market price of our common stock:

•	announcements of technological innovations or new commercial products by us, Sirona or others;

•	governmental regulation that affects the medical technology industry in general or us or Sirona in particular;

•	developments in patent or other proprietary rights by us or Sirona; and

•	announcements related to the sale of our common stock.

          Fluctuations in our financial performance from period to period also may have a significant impact on the market price of our common stock. These fluctuations could result from a number of factors, many of which are substantially outside of our control, including:

•	the timing of new product introductions by Sirona or its competitors;

•	developments in government reimbursement policies;

•	changes in product mix;

•	our ability to supply products to meet customer demand;

•	fluctuations in manufacturing costs; and

•	income tax incentives.

          Sirona’s sole stockholder will own a significant percentage of shares of our common stock following the closing of the Exchange and, as a result, the trading price for shares of Schick’s common stock may be depressed. Sirona’s sole stockholder may make decisions that may be adverse to your interests.

          Sirona’s sole stockholder, Luxco, will own approximately 66.1% of the shares of our common stock following the Exchange, determined as of December 31, 2005, on a fully diluted basis. As a result, Sirona’s sole stockholder will have the ability to exert substantial influence over all matters requiring approval by the stockholders of the combined company, including the election and removal of directors, distribution of dividends, changes to its bylaws and other important decisions, such as future equity issuances. This significant concentration of share ownership in one investor may adversely affect the trading price for the shares of our common stock because investors often perceive such a concentration as a disadvantage. It could also have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other transactions that could otherwise be favorable to you.

          Future sales of shares of our common stock may cause the market price of your shares to decline.

          The sale of a large number of shares of our common stock, including those acquired through the exercise of outstanding warrants and stock options, following the Exchange, or the perception that such sales could occur, could adversely affect the market price of our common stock.

          Schick stockholders who vote against the proposed transactions will not have dissenters or similar rights.

          Neither Delaware law nor Schick’s certificate of incorporation provide for any dissenters’ or appraisal rights to stockholders who vote against the proposed transactions. The absence of such rights may limit the ability of Schick stockholders to challenge the proposed transactions after they are approved.

PROPOSAL 1
APPROVAL OF THE EXCHANGE AGREEMENT AND THE ISSUANCE OF SCHICK COMMON
STOCK IN ACCORDANCE WITH THE EXCHANGE AGREEMENT

THE EXCHANGE

          Background of the Exchange

          Since Schick’s initial public offering in July 1997, our senior management and Board of Directors have regularly reviewed and considered actual and potential strategic opportunities for our company. Over the past eight years, we have had informal discussions with most of the larger companies, and many of the mid-size companies, in the marketplace concerning possible strategic opportunities. In addition, our management has regularly studied and analyzed the market, its participants and the potential opportunities that may be available to our company.

          In April 2003, at the International Dental Show, held in Cologne, Germany, Jost Fischer, the Chief Executive Officer of Sirona, approached Jeffrey Slovin, then President, and now Chief Executive Officer of Schick, and Michael Stone, Executive Vice President of Schick, about the possibility of an acquisition of our company, for cash, by Sirona. We executed a confidentiality agreement with Sirona on April 16, 2003, and informal discussions between the respective companies’ senior management commenced.

          While these informal discussions were proceeding, in June 2003, we initiated discussions with another company, a major industry participant referred to in this section as company A. These discussions concerned the potential acquisition of our company by company A. Concurrently, a non-disclosure agreement was executed between the two companies. Although we did provide certain due diligence information to company A, discussions with company A did not lead to any transaction proposal.

          On July 3, 2003, Mr. Slovin and David Schick, our then Chief Executive Officer, reported to our Board on the outcome of their discussions with company A, and on the status of their discussions with Sirona. Our Board authorized management to continue its discussions with Sirona and to retain an investment banker to serve as our financial advisor in connection with a potential transaction. On July 8, 2003, Sirona provided us with a due diligence request list. On or about July 9, 2003, we signed an engagement agreement with a financial advisor.

          At a Board meeting held on July 17, 2003, members of our Board, together with our management, focused on identifying potential parties to a transaction with us, and the advisability of contacting all or some of those parties, whether directly or through an intermediary.

          Over the course of the following six months, our senior management, primarily Mr. Slovin and, to a lesser degree, Mr. Stone, held several discussions with senior executives of other companies that management viewed as our most realistic potential transaction partners. Our management contacted at least eight other companies during this timeframe; however, none expressed any interest in an acquisition transaction with our company.

          On July 22 and 23, 2003, we, and Sirona and our respective legal and financial advisers held a series of meetings at the New York offices of Permira Funds, then owner of Sirona, at which a term sheet for a possible cash purchase of our company by Sirona was discussed. On July 25, 2003, we signed a new confidentiality agreement with Sirona revised to include an agreement by Sirona not to purchase securities of Schick without Schick’s prior consent (a standstill provision).

          On July 29, 2003, our senior management reported to our Board on the progress of the discussions with Sirona and a proposed outline of transaction terms was distributed to the members of our Board. Our Board authorized the continuation of the discussions and also directed management to explore other alternatives to the potential Sirona transaction. Our Board was concurrently informed of recent discussions between our senior management and another company, a major industry participant referred to in this section as company B. These discussions concerned company B’s potential acquisition of our company.

          On or about August 7, 2003, we signed a confidentiality agreement with company B and we proceeded to provide certain information to company B. Discussions, including numerous telephone conversations and at least three face-to-face meetings, were held between our senior executives and senior executives of company B over the course of a three-week period. However, this did not lead to any transaction proposal. The primary reason for this outcome was that the acquisition being contemplated was not consistent with company B’s business model at that time.

          On August 28, 2003, we responded to Sirona’s due diligence request list, and on September 9, 2003, Sirona sent us an additional due diligence request list. Legal and financial due diligence continued through January 6, 2004.

          On September 8, 2003 and January 15, 2004, we signed amendments to our financial advisory agreement dated July 9, 2003.

          On November 10, 2003, Sirona announced that it had been sold to EQT Northern European Private Equity Funds and Sirona’s management. At about the same time, Sirona provided us with a draft merger agreement. On November 13, 2003, our General Counsel sent a letter to Simone Blank, Sirona’s Chief Financial Officer. commenting on the terms of the draft merger agreement. On November 18 and 19, 2003, all-hands meetings were held at the New York offices of Sirona’s counsel to discuss the draft merger agreement and related documents. On December 17, 2003, EQT sent Messrs. Schick and Slovin a written transaction proposal. On December 19, 2003, our senior management informed the Board of the status of the negotiations. There were substantial pricing and other issues outstanding between the parties, and the Board instructed management to attempt to resolve them. Our Board again discussed and considered strategic alternatives to the proposed transaction.

          On January 15, 2004, and again on January 19, 2004, our Board met to receive further management updates and a financial and strategic analysis prepared and presented by representatives of an investment bank. Our Board determined that further discussions with Sirona did not appear likely to be fruitful because terms, including pricing, could not be agreed upon.

          On January 21, 2004, our General Counsel sent a letter to the investment bank formally notifying it that our Board of Directors had decided not to proceed with the transaction.

          In early April 2004, Mr. Fischer again met with Mr. Slovin to reopen discussions between the two companies concerning a possible strategic transaction. Specifically, the possibility of a stock-for-stock merger, at a significantly increased valuation of our company, was discussed. Shortly thereafter, several additional conversations were held between representatives of both companies to further flesh out the parameters of a potential transaction; among other items, the parties focused on valuation and pricing issues.

          On April 19, 2004, our Board met and authorized management to have discussions with Sirona regarding a possible transaction and to commence a due diligence review of Sirona. At that meeting, a presentation was made by Schick’s previously-retained financial advisor. On May 7, 2004 our Board met again and another presentation was made by our financial advisor. Our Board then directed its management to continue discussions with Sirona and to proceed with the due diligence review process. On or about May 12, 2004, EQT indicated informally that EQT and Sirona were essentially willing to effect a stock-for-stock merger that would leave the Schick stockholders with approximately 23% of the combined company, along with a $1.35 per share dividend. Shortly thereafter, our management provided this information to the members of our Board.

          While our Board was reviewing the new proposal and evaluating it, on or about May 25, 2004, Mr. Fischer notified Mr. Slovin that EQT management had decided for a variety of reasons that they did not wish to go forward with the contemplated transaction, and the formal discussions accordingly terminated.

          Informal contacts between Messrs. Slovin and Fischer continued on a periodic basis over the course of the following year, until April 2005.

          During April 2005, Messrs. Fischer and Slovin held several meetings at an industry event and at a major trade show in Germany to recommence a formal discussion of a potential business combination between the two companies. The issues discussed by Messrs. Fischer and Slovin included valuation and pricing, structure and strategic planning.

          Over the course of the next month, several telephone conversations were held between senior executives of both companies, including Messrs. Slovin, Fischer and Stone and Ms. Blank.

          On May 2, 2005, Sirona announced its acquisition by investors led by Madison Dearborn Partners and Sirona management.

          In mid-May 2005, Messrs. Fischer and Slovin met at JFK Airport in New York City to discuss Madison Dearborn Partners’ acquisition of Sirona and its potential impact on a possible transaction with our company.

          On June 8, 2005, we entered into a Non-Disclosure and Confidentiality Agreement with Madison Dearborn Partners, Beecken Petty O’Keefe & Company and Sirona in order to share non-public information and engage in non-public discussions.

          On June 8, 2005, Mr. Slovin, Timothy Sullivan and Timothy Sheehan of Madison Dearborn Partners, David Beecken of Beecken Petty, and a representative of UBS Investment Bank, met in New York to discuss the proposed combination.

          On June 9, 2005, Messrs. Slovin, Michael Stone and Stan Mandelkern met with Messrs. Sullivan, Sheehan and Beecken at our headquarters to discuss the potential integration of our company and Sirona, including their respective research and development efforts, operational systems, and sales and marketing structures.

          On June 28 and 29, 2005, Mr. Slovin and Mr. Fischer met in Frankfurt to further discuss the potential combination of our company and Sirona, including the terms of the contemplated transaction, as well as issues relating to the integration of the two companies.

          In the meantime, we had become aware of the availability for purchase of another industry participant, referred to in this section as company C. On May 25, 2005, we entered into a confidentiality agreement with company C that would allow us to review, in connection with our consideration of such transaction, certain confidential and proprietary information concerning company C’s business and properties. On or about June 28, 2005, we commenced a due diligence review of company C in accordance with auction procedures established by company C’s investment bankers.

          On July 4, 2005, Mr. Slovin had a discussion, by telephone, with Mr. Sullivan, concerning the structure of the proposed combined company and the process for moving forward with a potential transaction.

          On July 11, 2005, we sent Sirona a preliminary due diligence request list and on July 14, 2005, Kirkland & Ellis LLP, Sirona’s outside counsel, sent us a due diligence request list. Due diligence continued through early September 2005.

          On July 12, 2005, Mr. Slovin met with Mr. Fischer and Ms. Blank at the offices of Sirona’s counsel in New York for further discussions relating to the contemplated transaction between our company and Sirona, including the timetable, remaining items to be negotiated, and legal and administrative issues. Messrs. Stone and Zvi Raskin, our General Counsel, also attended the meeting.

          On July 13, 2005, our counsel and Sirona’s counsel held a conference call to discuss the structure of a possible exchange of our shares for ownership of Sirona. At that time, we and Sirona recommenced our respective due diligence reviews. Additional meetings were held on that date, at the offices of Sirona’s counsel in New York, between Mr. Fischer, Ms. Blank, Mr. Stone and Stan Mandelkern, for further discussions relating to the contemplated transaction between Schick and Sirona.

          On July 15 and 16, 2005, Mr. Slovin visited Sirona’s U.S. headquarters in Charlotte, North Carolina and met with Sirona’s U.S. management.

          On July 20 and 21, 2005, Messrs. Slovin and Stone held due diligence meetings with members of Sirona’s management team in Bensheim, Germany, including a walk-through examination of Sirona’s manufacturing, research and development and executive facilities, and a review of critical documents.

          On July 22, 2005, a telephonic meeting was held among our Chief Executive Officer, its General Counsel and representatives of Dorsey & Whitney LLP, its outside counsel. At that meeting, various issues were discussed regarding the potential transactions with Sirona and with company C, respectively.

          On July 23, 2005, our counsel sent an acquisition agreement mark-up to company C’s advisers.

          On July 27, 2005, Mr. Slovin, William Hood, Schick’s Chairman of the Board, Arthur Kowaloff, one of our directors, Curt Rocca, one of our directors, and Mr. Raskin met with Messrs. Fischer and Sullivan at the offices of UBS in New York to attend a presentation by Sirona management regarding their company and to ask questions regarding Sirona.

          On July 28, 2005, our Board held a special meeting attended by Mr. Raskin, a representative of Dorsey & Whitney LLP, Schick’s outside counsel, and representatives of UBS. At this meeting:

•	Mr. Slovin updated our Board on the status of the evaluation of the proposed combination, including our diligence review, and the ongoing valuation discussions with Sirona.

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Representatives of UBS made an oral presentation to our Board summarizing the terms of the proposed combination as well as certain preliminary financial metrics regarding Sirona and the implied value of the transaction, based on certain assumptions regarding the parties’ relative valuations of the two companies.

•	A representative of Dorsey & Whitney discussed the fiduciary duties of our directors in connection with a potential combination with Sirona.

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The Board again reviewed the potential strategic benefits and risks of the potential combination and our alternatives. Our Board considered, among other things, the diversification of the product pipeline, the technology synergies, and the combined company’s ability to access capital markets as strategic benefits of the potential transaction.

          Following a discussion, our Board authorized management to continue its evaluation of the proposed combination and the negotiations of the terms of the proposed transaction, and instructed management to seek to maximize the value of the potential transaction to our stockholders, to include an appropriate “fiduciary out” provision in the exchange agreement between the parties, and to obtain suitable post-closing protections for our stockholders.

          At that same meeting, the Board also received a report on the progress of the company C due diligence review, the documentation of a possible leveraged purchase of company C and the indicated bidding range. The Board concluded that there was little likelihood that company C could be acquired at a price point that would be consistent with Schick’s evaluation of company C.

          On August 1, 2005, we executed an engagement agreement with UBS. On August 3, 2005, we received a draft exchange agreement from Sirona. From that point, through the eventual execution of the Exchange Agreement, our management was in regular, often daily, contact with UBS investment banking personnel.

          On August 11, 2005, Mr. Slovin met with Mr. Fischer at JFK Airport for further discussions relating to the potential combination our company and Sirona, including the terms of the contemplated transaction as well as issues relating to the makeup of the combined entity’s board of directors.

          On August 12, 2005, Mr. Slovin met with members of Sirona’s senior management in Bensheim, Germany to discuss the integration of the two companies and the makeup of the combined entity’s senior management and officers, and their respective duties and responsibilities.

          On August 25 and 26, 2005, Mr. Slovin, Mr. Raskin and Stacey Karp, our director of strategic initiatives, met with Mr. Fischer at our headquarters to discuss issues relating to the potential integration of the two companies.

          On August 26, 2005, at our offices in New York, Messrs. Slovin, Stone and Mandelkern met with Messrs. Fischer and Harry M. Jansen Kraemer, Jr., a member of Sirona’s Advisory Board, to discuss issues relating to the potential combination, including the respective companies’ personnel, products, and sales strategies. On that same date, Mr. Fischer met individually with several of our executives, including Mr. Raskin and Ms. Karp.

          On September 12 and 13, 2005, Mr. Slovin, Mr. Raskin, Ms. Blank, representatives of Kirkland & Ellis, representatives from Dorsey & Whitney and representatives of UBS held negotiating sessions at the offices of Dorsey & Whitney in New York, New York concerning the Exchange Agreement. Negotiation of the Exchange Agreement and the related ancillary agreements continued until September 23, 2005.

          On September 13, 2005, our Board held a special meeting attended by all the members of the Board and representatives of Dorsey & Whitney and UBS. At the meeting, our Board was presented with a draft of the Exchange Agreement, the Voting Agreement and the Registration Agreement. Representatives of UBS presented an updated preliminary financial analysis pertaining to certain aspects of the transaction. Our Board also reviewed the proposed Board resolutions that were circulated in advance of the meeting. Our Board discussed certain terms and aspects of the transaction and instructed our management to continue negotiations with Sirona.

          Representatives of our company, including Mr. Slovin and Mr. Raskin, representatives of Sirona, including Mr. Fischer and Ms. Blank, continued negotiations of the terms of the Exchange Agreement and various aspects of the contemplated transactions during the following week with assistance from representatives of Dorsey & Whitney, Kirkland & Ellis and UBS. On September 22, 2005, our Board met at the offices of UBS in New York. In attendance, in person or via telephone, were all of the members of our Board, Messrs. Stone and Raskin, and a representative of Dorsey & Whitney. Mr. Slovin provided an update on the negotiations and discussed with the other directors the remaining open points. Management of our company and Sirona agreed on the final terms of the transaction on September 23, 2005.

          On September 25, 2005, our Board held a telephonic special meeting attended by all the members of the Board, representatives of Dorsey & Whitney and UBS. At the meeting, our Board was updated on developments since the Board meeting on September 22, 2005. Our Board was presented with final drafts of the Exchange Agreement, the Voting Agreement and the Registration Agreement. Representatives of UBS presented a financial analysis pertaining to certain aspects of the transaction and delivered their oral opinion (later confirmed by delivery of their written opinion) to our Board. Our Board also reviewed the proposed Board resolutions that were circulated in advance of the meeting.

          Following a discussion of all these matters, our Board unanimously approved and determined advisable the transactions contemplated by the Exchange Agreement and the issuance of shares of our common stock pursuant to the transactions contemplated by the Exchange Agreement and related agreements.

          On September 25, 2005, the parties executed the Exchange Agreement. The parties to the various Voting Agreements related to the Exchange also executed those agreements on the same day.

          On September 26, 2005, we issued a joint press release with Sirona announcing the execution of the Exchange Agreement and held a conference call to discuss the transaction.

          Schick’s Reasons for the Exchange

          Our Board believes that the combination with Sirona will provide substantial benefits to the stockholders of Schick. The combination will create a company with a strong global presence and a broad range of products based on complementary technologies, geographic coverage and channel strengths. The combined company will have a broader product offering by merging Schick’s North American leadership in intra-oral digital radiography with Sirona’s four product segments: Dental CAD/CAM systems, Imaging Systems, Treatment Units and Instruments. Our Board believes that the combination will enhance our competitive position by diversifying our product offerings, strengthening our research and development capabilities and expanding our distribution platform. At its meeting on September 25, 2005, our Board unanimously adopted the Exchange Agreement and resolved to recommend that the Schick stockholders vote “For” the approval of the Exchange Agreement and related proposals.

          In making its determination to approve the Exchange Agreement, our Board consulted with our officers regarding the strategic and operational aspects of the combination and the results of our diligence review of Sirona. In addition, our Board consulted with representatives of UBS regarding financial matters and with representatives of Dorsey & Whitney LLP regarding legal matters (other than issues of German law, on which advice was provided by the Frankfurt, Germany office of the Ashurst lawfirm). In the course of reaching its determination, our Board considered a variety of factors, including the following:

•	Strategic Benefits of the Combination. Our Board considered the strategic benefits of the proposed combination, including the following benefits:

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Greater Presence and Product Diversification. The combined company will have a significantly stronger global presence, with experienced management and approximately 1,800 employees on five continents, a larger breadth of products and greater diversification of development risk than Schick has on a standalone basis.

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Enhanced Research and Development Capabilities. Our Board believes that the transaction will combine two technology platforms which together will drive the successful development of new dental products. Our Board believes that Sirona is an industry leader in R&D, having pioneered chairside dental CAD/CAM technology.

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Entrance into Dental CAD/CAM Market. The transaction will allow Schick stockholders to participate in the CAD/CAM-produced ceramic restoration market. Sirona is currently the sole manufacturer of chairside dental CAD/CAM systems.

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Strategic Fit of Sirona’s Imaging Systems. Sirona’s imaging systems, which include panoramic and intra-oral, digital and traditional x-ray systems, are a strong complement to Schick’s imaging products.

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Leverage Sirona’s Distribution Capabilities. Our Board believes that the combination will afford Schick an opportunity to take advantage of worldwide cross-selling opportunities. Sirona has a well-developed global distribution network and we believe that we can effectively leverage that distribution capability.

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Operating Synergies. We expect that the combined company will realize between $5 million and $7 million in annual synergies, commencing within 12 to 24 months of the closing, which we project will be accretive to our calendar 2006 cash earnings per share.

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Increased Cash Flow Generation of the Combined Company. Our Board believes that the increased cash flow generation of the combined company should improve our ability to invest in the marketing and selling of our products.

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Increased Access to Capital Markets. Our Board believes that the larger size and more diverse nature of the combined company will enhance the combined company’s ability to access capital markets and to fund the ongoing advancement of its products.

•	Attractive Financial Terms. Our Board believes that the exchange ratio, which gives Luxco approximately 66.8% of the combined company, values Schick at an attractive level considering the pre-announcement market value of the Schick common stock to be issued in the Exchange, and the value of Sirona on a standalone basis. In reaching this conclusion, our Board considered various factors and analyses with respect to the financial terms of the proposed transaction, including the following:

	—	information concerning the financial condition, business and prospects of Schick and Sirona, as well as conditions in the dental industry generally;

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information concerning the recent and historical stock price performance of Schick common stock and the trading volume and volatility of Schick common stock and the impact of these fundamentals on our ability to attract institutional investors and access capital markets;

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the fixed nature of the exchange ratio for the Exchange so that any increase or decrease in the market value of Schick common stock following the date of announcement through the closing will not increase or decrease the percentage of the combined company owned by the Schick stockholders; and

	—	the $2.50 per share dividend to our stockholders in connection with the Exchange.

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Consolidation in the Dental Products Industry. Our Board believes that as a small company in an industry that is undergoing rapid consolidation, Schick should participate in this trend in a way that will benefit our stockholders now and over the long term.

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Strong and Experienced Management and Employees of Sirona. Our Board believes that the management of Sirona has significant experience in the dental industry. Sirona’s management and approximately 1700 employees have exhibited consistent financial performance, and the Board believes that the Sirona management and employees are a good fit with our management and employees.

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Opinion of Financial Advisor. Our Board reviewed the financial presentations prepared by UBS and the UBS opinion (including the qualifications, limitations, assumptions and methodologies underlying the analyses in connection therewith) that as of September 25, 2005, the Schick common stock to be issued by Schick to Luxco pursuant to the Exchange Agreement, was fair, from a financial point of view, to Schick’s stockholders. Please see the section entitled “The Exchange — Opinion of Schick’s Financial Advisor” for further information. UBS provided its opinion solely for the information and assistance of our Board in connection with its consideration of the Exchange. UBS’ opinion is not a recommendation as to how any holder of our common stock or any other person should vote or act with respect to the Exchange or any related transactions.

•	Terms of the Exchange Agreement. Our Board, with the assistance of outside counsel, considered the terms and conditions of the Exchange, including:

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the possible effect of the Exchange Agreement on the potential for a third party to make a proposal to acquire Schick, including the right of our Board to provide information in response to an unsolicited superior proposal and to withdraw its recommendation of the Exchange following the receipt of a superior proposal;

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the fact that the stockholders of Schick can vote against the Exchange and other proposals and that no termination fee (other than the payment of Sirona’s expenses not to exceed $1.5 million) is payable if the Exchange Agreement is terminated due to a negative vote by the stockholders of Schick, unless a superior proposal to acquire Schick was announced prior to the special meeting and Schick enters into an agreement for that proposed third party acquisition of Schick within twelve months following the termination;

	—	the conditions to the closing of the Exchange;

	—	the terms of the tag-along rights for certain sales of the combined company’s common stock following the closing of the Exchange;

	—	restrictions on the conduct of business by Schick and Sirona between the signing of the Exchange Agreement and the closing of the Exchange; and

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the requirement that the combined company’s board must include at least three directors who are independent of Luxco, for so long as either Luxco or the Luxco group together own at least 50% of the combined company’s outstanding stock.

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Board of Directors and Employee Matters. Our Board considered the terms of the Exchange Agreement with respect to the composition of the Board of the combined company, the designation of executive officers of the combined company and the arrangements with respect to the Board, executives and employees intended to integrate the combined company and preserve our value prior to and following the combination, including:

	—	three of the current members of our Board will be among the initial ten members of the combined company’s board of directors;

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our current President and Chief Executive Officer, Jeffrey T. Slovin, will enter into a new employment agreement, which will be effective as of the closing of the Exchange, and is expected to remain with the combined company until at least June 15, 2007; and

	—	our existing employees are expected to remain employees of Schick (which will be renamed Sirona Dental Systems, Inc.).

          In its review of the proposed combination, our Board identified and considered a variety of potentially negative factors, including:

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the fact that Luxco will own approximately 66.1% of our outstanding common stock upon completion of the Exchange, determined on a fully diluted basis (66.8% determined on a diluted basis in accordance with the treasury method), and will therefore have control over all matters requiring stockholder approval;

•	the requirement that we pay a termination fee of $13.5 million if the Exchange Agreement is terminated because we decide to accept a superior proposal;

•	the risks described under the section entitled “Risk Factors — Risks Related to the Exchange”;

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the possibility that Schick’s stock price could decline following the announcement of the proposed combination, and the impact that a falling stock price could have on our stockholders’ support for the Exchange;

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the risk that sales of substantial amounts of the combined company’s common stock in the public market after the closing of the proposed combination could materially adversely affect the market price of such common stock;

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the risk that the proposed combination could not be completed as expected because there could be no assurance that the stockholders of Schick would approve the transaction or that other conditions to the parties’ obligations to close the combination would be satisfied even if the stockholders approved the transaction;

•	the possibility of disruption in our operations or those of Sirona and a loss of key employees of either company because of the proposed combination; and

•	the possibility that the benefits anticipated in connection with the proposed combination might not be realized by the combined company.

          In addition, our Board also was aware of the interests that certain of our executive officers and directors may have with respect to the proposed combination in addition to their interests as stockholders generally. Please see the section entitled “The Exchange—Interests of Directors, Officers and Affiliates” under Proposal 1 for further details.

          In analyzing the proposed combination, our Board did not view any of the factors listed above as determinative or find it practical to quantify or otherwise attempt to assign any rank or assign relative weights to any of the foregoing factors. Our Board conducted an overall analysis of the factors described above, and overall considered the factors to be favorable and to support its determination. The individual members of our Board may have given different weight to different factors in considering the factors.

          Our Board unanimously recommends that our stockholders vote “FOR” approval of the Exchange Agreement and the related transactions.

          Opinion of Schick’s Financial Advisor

          Under the terms of an engagement letter dated June 1, 2005, we retained UBS to provide financial advisory services to us and a financial fairness opinion to our Board of Directors. At the meeting of our Board of Directors held on September 25, 2005, UBS delivered its oral opinion to the effect that, as of the date of the opinion and based on and subject to various assumptions made, procedures followed, matters considered, and limitations described in the opinion, the aggregate exchange consideration to be issued by us to Luxco in the transaction is fair from a financial point of view to the holders of our common stock. The opinion was confirmed by delivery of a written opinion dated September 25, 2005.

          The following summary of the UBS opinion is qualified in its entirety by reference to the full text of the opinion attached as Annex B to this proxy statement. The full text of the opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by UBS, and is incorporated in this document by reference. You are urged to read carefully the UBS opinion in its entirety.

          UBS’ opinion:

•	was provided for the benefit of our Board of Directors in connection with, and for the purposes of, its consideration of the transaction;

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addresses only the fairness from a financial point of view to the holders of our common stock of the aggregate exchange consideration to be issued by us to Luxco in the transaction and does not address any other aspect of the transaction;

•	does not address our underlying business decision to effect the transaction;

•	does not constitute a recommendation to any stockholder about how to vote with respect to the transaction or any matter related to the transaction;

•	was necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of the opinion; and

•

does not address the relative merits of the transaction as compared to other business strategies or transactions that might be available with respect to us or our underlying business decision to effect the transaction.

          In arriving at its opinion, UBS, among other things:

•	reviewed selected publicly available business and historical financial information relating to us and Sirona;

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reviewed selected internal financial information and other data relating to our business and financial prospects, including estimates and financial forecasts prepared by our management, which were provided to UBS by us on a confidential basis, and not publicly available;

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reviewed selected internal financial information and other data relating to the business and financial prospects of Sirona, including estimates and financial forecasts prepared by the management of Sirona, and not publicly available;

•	reviewed estimates and financial forecasts with respect to Sirona prepared by our management and not publicly available;

•	participated in discussions with members of our senior management concerning the businesses and financial prospects of Schick and Sirona;

•	participated in discussions with members of the senior management of Sirona concerning the business and financial prospects of Sirona;

•	reviewed current and historical market prices for shares of our common stock;

•	reviewed publicly available financial and stock market data with respect to selected other companies which UBS believed to be generally relevant;

•	compared the financial terms of the Exchange with the publicly available financial terms of selected other transactions which UBS believed to be generally relevant;

•	reviewed drafts of the Exchange Agreement;

•	considered certain pro forma effects of the Exchange on our financial statements;

•	reviewed certain estimates of synergies prepared by our management and Sirona’s management; and

•	conducted such other financial studies, analyses and investigations and considered such other information as UBS deemed necessary or appropriate for the purposes of the opinion.

In connection with its review, UBS:

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assumed, with the consent of our Board of Directors, that the final executed form of the Exchange Agreement did not differ in any material respect relevant to its opinion from the drafts that UBS examined, and that we, Luxco and Sirona will comply with all material terms of the Exchange Agreement;

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did not assume, with the consent of our Board of Directors, any responsibility for independent verification of any of the information reviewed by UBS for the purpose of the opinion and relied on such information as being complete and accurate in all material respects;

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did not make, at the direction of our Board of Directors, any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Schick or Sirona, nor was UBS furnished with any such evaluation or appraisal;

•	assumed, at the direction of our Board of Directors, that the financial forecasts, estimates, pro forma results and calculations of synergies referred to above had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each of Schick and Sirona as to the future performance of Schick and Sirona;

•

assumed, with approval of our Board of Directors, that the future financial results referred to above, including the estimated synergies, will be achieved at the times and in the amounts projected by the management of each of Schick and Sirona, respectively;

•	assumed, at the direction of our Board of Directors, for the purposes of the UBS analysis and opinion that German GAAP does not vary in any material respect from U.S. GAAP; and

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assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any material adverse effect on us and/or Sirona and the transaction.

          UBS was not asked to, and did not, at the direction of our Board of Directors, offer any opinion as to the material terms of the Exchange Agreement or the form of the transactions contemplated by the Exchange Agreement, and expressed no opinion as to the price at which our common shares will trade at any time.

          UBS was not requested to and did not solicit any interest from any third party with respect to a sale of all or part of us or a business combination involving us.

          The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, UBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

          In performing its analyses, UBS made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Schick and Sirona. No company, transaction or business used in those analyses as a comparison is identical to us or Sirona or their respective businesses or the transaction, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

          The estimates contained in the analyses performed by UBS and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Schick, UBS or any other person assumes responsibility if future results are materially different from those forecasted.

          The following is a summary of the material financial analyses used by UBS in connection with the rendering of its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by UBS described below. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. The order of analyses described below does not represent relative importance or weight given to those analyses by UBS. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 23, 2005 and is not necessarily indicative of current market conditions.

          Historical Stock Performance

          UBS reviewed historical trading prices of our common stock. This share price performance review indicated that for the three years ended September 23, 2005, the low and high closing prices for our common stock were $1.78 and $26.50, respectively. Over the last 12 months ended September 23, 2005, the low and high closing prices for our common stock were $9.50 and $26.50, respectively.

          UBS compared the historical trading prices of our common stock to three different stock indices including the NASDAQ index, selected dental health companies index and a dental index. Over a three-year period and a one-year period ending September 23, 2005, our stock price has increased by 1,187% and 132%, respectively. This compared to increases of 79% and 12% in the NASDAQ index, 118% and 25% in the selected dental health companies index and 56% and 11% increases in the dental index over the same time periods, respectively.

          Selected Comparable Public Company Analysis

          UBS compared selected financial information, ratios and public market multiples for us and implied multiples for Sirona to the corresponding data for the following three publicly-traded dental health companies:

•	DENTSPLY International;

•	Sybron Dental Specialties; and

•	Young Innovations.

          UBS chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, UBS considered reasonably similar to us and Sirona in that these companies operate in the dental health industry. The selected public companies may significantly differ from us and Sirona based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies focus.

          UBS reviewed, among other information, the comparable companies’ multiples of total enterprise value, referred to as TEV, which consists of the market value of the particular company’s equity plus the particular company’s total debt, minority interests and preferred equity, minus cash, cash equivalents, marketable securities and investments in affiliates to:

•	the comparable companies’ projected revenue, based on I/B/E/S International Inc., referred to as IBES, for the calendar years ending December 31, 2005 and 2006; and

•	the comparable companies’ projected earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, based on IBES, for the calendar years ending December 31, 2005 and 2006.

          UBS also reviewed, among other information, the comparable companies’ price/earnings multiples, referred to as P/E, based on IBES, consensus earnings estimates for the calendar years ending December 31, 2005 and 2006.

          The comparable companies analysis resulted in the following ranges of multiples as of September 23, 2005:

	Implied Multiples of Comparable Companies:		Implied Multiples of Schick ($25.10/share):

Multiple Analysis	Mean	Median	Based on Schick’s Management Projections	Based on Brokerage Analysts’ Projections	Sirona Implied Multiples(1)

TEV / 2005E Revenue	3.2x	2.9x	6.2x	6.2x	3.0x
TEV / 2006E Revenue	3.0x	2.7x	4.8x	4.7x	2.7x
TEV / 2005E EBITDA	12.7x	12.7x	16.4x	17.0x	12.6x
TEV / 2006E EBITDA	11.6x	11.6x	12.8x	13.0x	10.5x
2005E P/E	21.1x	20.9x	29.3x	29.8x	23.0x
2006E P/E	19.2x	18.9x	23.1x	23.3x	17.1x

(1)	Revenue was analyzed on a constant currency basis and EBITDA was analyzed excluding the effects of non-operating adjustments.

          UBS noted that none of the selected companies is either identical or directly comparable to us or Sirona and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

          Selected Comparable Transaction Analysis

          UBS reviewed publicly available financial information relating to the following selected transactions in the dental health industry since December 2002:

Announced	Effective	Acquiror	Target

05/02/05	06/30/05	Madison Dearborn Partners	Sirona Dental Systems
03/29/04	05/28/04	Danaher Corp	KaVo Dental GmbH & Co KG
12/11/03	02/27/04	Danaher Corp	Gendex division of DENTSPLY International, Inc
11/10/03	02/28/04	EQT Northern Europe	Sirona Dental Systems
07/21/03	10/07/03	Eastman Kodak Co	PracticeWorks Inc
12/19/02	12/23/02	PracticeWorks Inc	Trophy Radiologie SA

          UBS chose the selected transactions because they were business combinations that, for the purposes of the analysis, UBS considered to be reasonably similar to the Exchange in that these transactions involved companies in the dental health industry. The selected transactions may differ significantly from the Exchange based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

          UBS reviewed, among other things, the TEVs implied in the relevant transactions as a multiple of the estimated last twelve months, referred to as LTM, revenue and EBITDA.

          The analysis indicated the following implied multiples for the selected transactions:

Implied Multiples of Comparable Transactions:

Multiple Analysis	Low	Mean	Median	High

TEV / LTM Revenue	0.9x	1.6x	1.3x	2.9x
TEV / LTM EBITDA	5.7x	9.3x	8.5x	15.6x

          UBS compared the above implied precedent transaction multiples to illustrative pro forma implied Schick multiples. The illustrative pro forma implied multiples of Schick were calculated based on (1) valuation multiple ranges of TEV / EBITDA and P/E within the comparable company analysis being applied to the consolidated pro forma Schick and Sirona EBITDA and net income including synergies and (2) the proposed terms of the transaction. This analysis resulted in illustrative pro forma implied Schick multiples ranging from 6.7x to 9.2x TEV / LTM revenue and 17.5x to 23.7x TEV / EBITDA.

          UBS noted that none of the selected transactions is either identical or directly comparable to us or Sirona and that any analysis of selected transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

          Contribution Analysis

          UBS analyzed the relative contributions of Schick and Sirona to the combined company’s pre tax income, net income, revenue and earnings before income, taxes, depreciation and amortization, commonly referred to as EBITDA, for the last twelve months, referred to as LTM, based on our Forms 10-K and 10-Q and estimates of the management of Schick and Sirona, and for the calendar years ending December 31, 2005 and December 31, 2006 based on estimates of the managements of Schick and Sirona. UBS then compared the percentage contributions of Schick and Sirona to pretax income, net income, revenue and EBITDA to the percentage equity ownership of our stockholders in the combined company, and the percentage that we will constitute of the combined company’s enterprise value, immediately upon completion of the Exchange. Revenue was analyzed on a constant currency basis and EBITDA was analyzed excluding the effect of non-operating adjustments and foreign currency charges related to the bank debt. This analysis indicated the following implied percentage contribution of Schick to the combined company’s pre tax income and net income as compared to the percentage of equity value of the combined company apportioned to our stockholders, and the percentage contributions of Schick to the combined company’s revenue and EBITDA as compared to the percentage of enterprise value of the combined company apportioned to our stockholders, immediately upon completion of the Exchange based on the number of shares to be issued by us to Luxco and the closing price of our common stock on September 23, 2005:

	Schick Percentage Contribution:			Implied Schick Percentage in the Transaction:

	LTM	2005E	2006E	Equity Value of Combined Company

Contribution to Equity Value Based on:
Pre Tax Income	33.4%	30.5%	29.6%	33.0%
Net Income	32.7%	29.8%	28.6%	33.0%

				Enterprise Value of Combined Company

Contribution to Enterprise Value Based on:
Revenue	11.3%	12.6%	14.4%	22.9%
EBITDA	18.4%	18.6%	19.6%	22.9%

          Pro Forma Merger Analysis

          UBS analyzed the potential pro forma financial effects of the transaction on our estimated cash earnings per share that excludes non-cash transaction and other non-recurring charges, referred to as cash EPS, for estimated fiscal year 2006. UBS calculated the accretive or dilutive effect on our stockholders—that is, the addition or reduction to estimated cash EPS of Schick on a stand-alone basis. With synergies, this analysis indicated that the Exchange has an accretive effect on our estimated cash EPS for the calendar year ended December 31, 2006. The actual results achieved by the combined company may vary from projected results and the variations may be material.

          Fee Arrangement

          Pursuant to a letter agreement dated as of June 1, 2005, we engaged UBS to act as our financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, we agreed to pay UBS an aggregate fee of approximately $6.4 million, a portion of which became payable upon delivery of UBS’ opinion and the remainder of which is contingent upon the consummation of the transaction. We have also agreed to reimburse UBS for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify UBS and related persons against various liabilities. On November 1, 2005, the terms of the UBS engagement letter were amended such that no fee would be payable to UBS in the event the transaction is not consummated. Pursuant to the amendment to the engagement letter, if the transaction is not consummated, the term of the engagement letter will be extended by a period of seven months.

          We selected UBS based on its experience, expertise and reputation. UBS is an internationally recognized investment banking firm that regularly engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, UBS has provided investment banking services to us and Sirona unrelated to the transaction, for which UBS received customary compensation. UBS acted as sole financial advisor to Sirona and EQT Northern Europe, Sirona’s previous equity owner, on the sale of Sirona to Madison Dearborn Partners which was consummated on June 30, 2005. In the ordinary course of business, UBS, its successors and affiliates may trade or have traded securities of Schick for their own accounts or for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

          Interests of Directors, Officers and Affiliates

          In considering the recommendation of the Board to vote in favor of the issuance of our common stock in connection with the Exchange and related transactions, stockholders should be aware that some of our executive officers and directors may have interests in the transaction that may be different from, or in addition to, their interests as stockholders. The Board was aware of these interests and considered them, among other things, in making its recommendations. These interests include the following:

          Options. Upon the execution of the Exchange Agreement and related documents on September 25, 2005, the vesting of 15,000 options held by each of our directors William K. Hood, Arthur D. Kowaloff and Curt Rocca were accelerated according to their terms. Those options would otherwise have vested on June 9, 2006, November 4, 2005 and February 3, 2006, respectively.

          Michael Stone, our Executive Vice President, was granted 75,000 options on September 25, 2005, subject to the approval of the amendment to the 1996 Stock Option Plan as described in Proposal 3, and the vesting of such options will not commence until the closing of the Exchange. In addition, the vesting of an additional 84,377 options held by Mr. Stone will accelerate and such options will be fully vested at the closing of the Exchange according to their terms. Mr. Stone may also receive a one-time bonus of $497,590 that would be paid at or about the same time as the payment of the $2.50 per share dividend discussed elsewhere in this proxy statement. We anticipate that we will enter into a new employment agreement with Mr. Stone pursuant to which he would agree that 199,036 shares of Schick common stock that he may acquire upon the exercise of outstanding stock options, including the 75,000 options provisionally granted as described above, may not be sold by him unless our Board approves the sale (with such approval not to be unreasonably witheld). This restriction on his ability to sell those shares would remain in effect until the earlier of September 25, 2013 or the termination of his employment.

          Jeffrey T. Slovin, our Chief Executive Officer, was granted 1,130,000 options on September 25, 2005, subject to the approval of the amendment to the 1996 Stock Option Plan as described in Proposal 3, and the vesting of such options will not commence until the closing of the Exchange. If the amendment to the 1996 Stock Option Plan is not approved by the stockholders, Mr. Slovin will be entitled to receive the economic equivalent of such options. In addition, the vesting of an additional 86,907 options held by Mr. Slovin will accelerate and such options will be fully vested at the closing of the Exchange according to their terms. Mr. Slovin may also receive a one-time bonus of $1,014,463 that would be paid at or about the same time as the payment of the $2.50 per share dividend.

          Mr. Slovin’s option agreement also provides that shares acquired upon the exercise of the 1,130,000 options granted on September 25, 2005 or upon the exercise of the 400,000 options granted under his current employment agreement may be sold only with Board approval (not to be unreasonably withheld) and that such restriction shall remain in effect until the earlier of September 25, 2013 or the termination of his employment and directorship.

          At approximately the same time as we pay the $2.50 per share dividend, other Schick officers may also receive one-time bonuses, as follows: Stan Mandelkern, our Vice President of Engineering, may receive $84,033; Will Autz, our Vice President of Manufacturing, may receive $98,083, Ari Neugroschl, our Vice President of Management Information Systems, may receive $19,593; Zvi Raskin, our General Counsel and Secretary, may receive $24,638; and Ronald Rosner, our Director of Finance and Administration, may receive $21,170. Such one-time bonuses were calculated to equal the respective amounts that each of the foregoing employees would have received upon the payment of the $2.50 per share dividend for the shares underlying their unvested or restricted employee stock options. Under the terms of Schick’s 1996 Employee Stock Option Plan, unvested options may not be exercised prior to the date they vest.

          Executive employment agreement. On September 25, 2005, our Board approved entering into an amended employment agreement with Mr. Slovin, our current President and Chief Executive Officer, pursuant to which he will serve as Executive Vice President of the combined company and Chief Operating Officer of U.S. Operations. We will enter into the new employment agreement with Mr. Slovin following the closing of the transactions under the Exchange Agreement. It will supersede in their entirety at such time the existing employment agreement and other compensatory arrangements with Mr. Slovin.

          Pursuant to the new employment agreement, Mr. Slovin will receive an annual base salary of $337,000 until June 15, 2006 and $350,000 between June 16, 2006 and June 15, 2007. Mr. Slovin is also eligible to receive a bonus in accordance with any future bonus plan. The agreement terminates on June 15, 2007.

          In the event that we terminate his employment without cause (as defined in the agreement), or Mr. Slovin terminates his employment with good reason (as defined in the agreement), in each case Mr. Slovin will be entitled to receive:

•	severance payments, consisting of his base salary in effect at the time of termination, paid for a period of 24 months;

•	the bonus that he would have otherwise received during the year in which termination occurs; and

•

health and medical benefits through the earlier of the last day of the 24-month severance period, the date he becomes eligible to receive comparable benefits and the last day permitted by our applicable benefit plan; provided that such time period shall not be less than 18 months following his termination unless he is eligible to receive comparable benefits from another source.

          The proposed combination with Sirona will constitute a change in control of Schick. Accordingly, pursuant to their terms, the options held by Mr. Slovin to purchase our common stock, which were previously granted to him in November 2001 and that remain unvested, will accelerate and vest in full as of the closing of the Exchange.

          Registration Rights Agreements. Existing registration rights agreements between Schick, Greystone and Mr. Slovin have been amended to conform to the Registration Agreement that will be entered into with Luxco. Please see the section entitled “The Exchange—Restrictions on Ability to Sell Schick Common Stock; Registration Agreement” under Proposal 1. Following the Exchange, Greystone, Luxco and Mr. Slovin would be able to participate in registrations effected at each other’s request, and Schick would pay the expenses of such registrations, except underwriting discounts and commissions.

          Increase of Authorized Capital Stock

          In the Exchange Agreement, we agreed to cause our authorized capital stock to be increased to a total of 100,000,000 shares, consisting of 95,000,000 shares of common stock and 5,000,000 shares of preferred stock. The increase in authorized shares is subject to stockholder approval, as described in more detail in this proxy statement in the section entitled “Proposal 2 — Approval of Amendment of Schick’s Amended and Restated Certificate of Incorporation to Effect an Increase in Authorized Shares and Change of Name.”

          Accounting Treatment

          Because Luxco will own approximately 66.1%, determined as of December 31, 2005, on fully diluted basis, of the shares of our common stock after the acquisition, Sirona’s designees to our Board will represent a majority of the directors and Sirona’s senior management will represent a majority of our senior management, Sirona is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with U.S. GAAP. Accordingly, the assets and liabilities of Schick will be recorded, as of the completion of Exchange, at their respective fair values and added to those of Sirona. Our reported results of operations after completion of the transaction will reflect those of Sirona, to which the operations of Schick will be added from the date of the completion of the transaction. Our operating results will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets. Additionally, historical financial condition and results of operations shown for comparative purposes in periodic filings subsequent to the completion of the transaction will reflect those of Sirona. Furthermore, pursuant to Statement of Financial Accounting Standards No. 142, “Goodwill and other Intangible Assets,” goodwill and indefinite-lived intangible assets arising from the transaction will be subject to at least an annual assessment for impairment. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not been made. However, for purposes of disclosing unaudited pro forma information in this proxy statement, a preliminary determination has been made of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon completion of the transaction.

          Restrictions on Ability to Sell Schick Common Stock; Registration Agreement

          The shares of our common stock issued in connection with the transactions contemplated by the Exchange Agreement will be issued in reliance on one or more exemptions from the registration requirements of federal and state securities laws. As a result, Luxco may not sell any of the shares of our common stock it receives in the Exchange except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or an applicable exemption under the Securities Act.

          Tag-Along Rights. Luxco agreed that until the earlier to occur of (1) the date that is 18 months after the closing date, or (2) such date as neither Luxco nor any group of beneficial owners of Luxco together own at least 50% of the issued and outstanding shares of the combined company’s common stock, it shall not, under certain circumstances, sell any of the shares of our common stock it receives in the Exchange, unless Luxco causes the proposed acquirer in such sale to make an offer to purchase from each other stockholder of Schick an equivalent percentage of the shares of common stock held by such other stockholders as sold by the Luxco group, on terms no less favorable than those received by the Luxco group in such sale. This provision would apply only where the acquirer proposes to purchase more than 50% of our outstanding shares at a price that exceeds the average trading price of our common stock for the ten days prior to the announcement of the proposed sale.

          Registration Agreement. We will enter into a Registration Agreement with Luxco granting it registration rights with respect to the shares they receive in the Exchange. Any group of holders of at least a majority of the securities with registration rights will be able to require us, at any time following the Exchange, to register all or part of their shares three times on a Form S-1 or an unlimited number of times on a Form S-3, provided that, in the case of a registration on Form S-3, the aggregate offering value of the securities to be registered must equal at least $20 million. In addition, the holders of securities with registration rights will be able to require us to include their shares in future registration statements that we file, subject to reduction at the option of the underwriters of such an offering. Upon any of these registrations, these shares will be freely tradable in the public market without restriction.

We will be obligated under the Registration Agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of a holder’s registration rights, other than underwriting discounts and commissions. Additionally, we will agree to indemnify and hold harmless holders (and their affiliates) of registrable securities covered by a registration statement against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the holders (or their affiliates) may be required to make because of any of those liabilities. We will also agree not to modify the terms and conditions of the existing registration rights agreement or grant registration rights that could adversely affect a holder’s registration rights under the Registration Agreement without the prior written consent of holders of at least a majority of the securities with registration rights.

          Controlled Company Exemption

          If our stockholders approve Proposals 1 and 2 and the Exchange is consummated, we will become a “Controlled Company” as defined under Rule 4350(c)(5) of the listing rules of the Nasdaq National Market. As such, we will be exempt from certain corporate governance requirements of listed companies, such as the requirement that a majority of our Board consist of independent directors.

          Regulatory and Other Matters

          The Exchange is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. We have filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the Exchange, and the applicable waiting period has expired. We have also made submissions to the German and Italian competition authorities and the applicable waiting periods have expired.

          The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the Exchange on antitrust grounds, either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the Exchange, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Exchange. Additionally, at any time before or after the completion of the Exchange, notwithstanding that the applicable waiting period expired or was terminated, any state or private party could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the Exchange will not be made or that, if a challenge is made, we will prevail.

          Directors and Executive Officers of Schick Following the Exchange

          Effective as of the closing of the Exchange, the number of directors comprising our Board will be increased to ten and all of Schick’s current directors, except those named in the following table, will resign as directors. The Exchange Agreement provides that immediately following the closing of the Exchange, our Board will consist of the following ten individuals:

Name	Age	Current Position Held with Schick, Sirona or Luxco

William K. Hood	82	Director and Chairman of Schick
Arthur D. Kowaloff	59	Director of Schick
Jeffrey T. Slovin	41	President, Chief Executive Officer and Director of Schick
Timothy P. Sullivan	48	Director of Luxco and Member of Advisory Board of Sirona Dental Systems GmbH
Nicholas W. Alexos	42	Director of Luxco and Member of Advisory Board of Sirona Dental Systems GmbH
Timothy D. Sheehan	34	Member of Advisory Board of Sirona Dental Systems GmbH
David Beecken	59	Member of Advisory Board of Sirona Dental Systems GmbH
Harry M. Jansen Kraemer, Jr.	51	Member of Advisory Board of Sirona Dental Systems GmbH
Jost Fischer	51	Chief Executive Officer and President of Sirona and Member of Advisory Board of Sirona Dental Systems GmbH
Simone Blank	42	Chief Financial Officer and Executive Vice President of Sirona and Member of Advisory Board of Sirona Dental Systems GmbH

          Mr. Hood has served as Chairman of our Board of Directors since June 2004, and as a Director and Chairman of the Audit Committee of our Board of Directors since February 2002. He also has served as a member of the Executive Compensation Committee since May 2002 and as a member of the Nominating Committee since August 2004. Mr. Hood’s current term on the Board expires at our Annual Meeting of Stockholders in 2007. From 1989 to 1996, Mr. Hood served as a Consultant to Harlyn Products, Inc. and as a member of its Board of Directors. From 1983 to 1988, he was Senior Vice-President of American Bakeries Company. From 1981 to 1983, Mr. Hood served as Dean of the Chapman University School of Business Management. From 1972 to 1980, he was President and Chief Executive Officer of Hunt-Wesson Foods, Inc. Mr. Hood is a Trustee of Chapman University.

          Mr. Kowaloff has served as a Director of Schick since October 2004 and as a member of the Audit Committee of the Board of Directors, the Executive Compensation Committee of our Board of Directors, and Chairman of the Special Litigation Committee of our Board of Directors since November 2004. Mr. Kowaloff’s current term on the Board expires at our 2005 Annual Meeting of Stockholders and he has been nominated for re-election at such meeting. From 1998 to 2003, Mr. Kowaloff served as a Managing Director of BNY Capital Markets, Inc. From 1991 to 1998, he was Chief Operating Officer and Senior Managing Director of Patricof & Company Capital Corporation. Prior to that, Mr. Kowaloff was an attorney at the New York City firm of Willkie Farr & Gallagher, where he served as Senior Partner and Executive Committee Member and specialized in corporate and securities law and mergers and acquisitions. Mr. Kowaloff is currently President and Director of the PBP Foundation of New York and a Director of the Orange County Capital Development Corporation. Mr. Kowaloff holds a Juris Doctor degree from Yale Law School.

          Mr. Slovin has served as our Chief Executive Officer since June 15, 2004 and as our President since December 1999. He has also served as a Director since December 1999. In addition, from November 2001 to June 15, 2004, Mr. Slovin served as our Chief Operating Officer. Mr. Slovin’s current term on the Board expires at our Annual Meeting of Stockholders in 2007. From 1999 to November 2001, Mr. Slovin was a Managing Director of Greystone & Co., Inc. From 1996 to 1999, he served in various executive capacities at Sommerset Investment Capital LLC, including Managing Director, and as President of Sommerset Realty Investment Corp. During 1995, Mr. Slovin was a Manager at Fidelity Investments Co. From 1991 to 1994, he was Chief Financial Officer of SportsLab U.S.A. Corp. and, from 1993 to 1994, was also President of Sports and Entertainment Inc. From 1987 to 1991, Mr. Slovin was an associate at Bear Stearns & Co., specializing in mergers and acquisitions and corporate finance. Mr. Slovin is currently a member of the Young President’s Organization. Mr. Slovin holds an M.B.A. degree from Harvard Business School.

          Mr. Sullivan currently serves as a Managing Director of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago which invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to co-founding Madison Dearborn Partners in 1993, Mr. Sullivan was with First Chicago Venture Capital for three years after having served in the U.S. Navy. Mr. Sullivan concentrates on investments in the health care industry and, in addition to serving on the Advisory Board of Sirona Dental Systems GmbH, currently serves on the Boards of Directors of National Mentor Holdings, Inc., and Valitas Health Services, Inc. Mr. Sullivan is also a member of the Northwestern University WAVE Board of Advisors and is on the Board of Trustees of Cristo Rey Jesuit High School and Northlight Theatre. Mr. Sullivan received a B.S. from the United States Naval Academy, an M.S. from the University of Southern California and an M.B.A. from the Stanford University Graduate School of Business.

          Mr. Alexos currently serves as a Managing Director of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago which invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to co-founding Madison Dearborn Partners in 1993, Mr. Alexos was with First Chicago Venture Capital for four years. Previously, he was with The First National Bank of Chicago. Mr. Alexos works on transactions across all of the firm’s industry sectors and, in addition to serving on the Advisory Board of Sirona Dental Systems GmbH, currently serves on the Boards of Directors of National Mentor Holdings, Inc., Pierre

Holding Corp., Boys and Girls Clubs of Chicago and Children’s Inner City Educational Fund. Mr. Alexos received a B.B.A. from Loyola University and an M.B.A. from the University of Chicago Graduate School of Business. Mr. Alexos is also a Certified Public Accountant.

          Mr. Sheehan currently serves as a Director of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago which invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to joining Madison Dearborn Partners, Mr. Sheehan was with Salomon Brothers, Inc. Mr. Sheehan concentrates on investments in the health care industry and currently serves on the Board of Directors of Valitas Health Services, Inc., in addition to serving on the Advisory Board of Sirona Dental Systems GmbH.

          Mr. Beecken currently serves as a Partner of Beecken Petty O’Keefe & Company, which is the General Partner of Beecken Petty O’Keefe Fund II, an investment limited partnership focused on private equity investments in healthcare. Mr. Beecken was Senior Managing Director of ABN AMRO Incorporated, a broker-dealer from February 1993 to March 1999. From 1989 to February 1993, Mr. Beecken was a Senior Vice President – Managing Director of First National Bank of Chicago. Mr. Beecken serves on the Boards of Directors of DentalCare Partners, Inc. and Spryance, Inc. Mr. Beecken received a B.A. from the University of the South, an M.Sc. from the London School of Economics and an M.B.A. from the University of Chicago.

          Mr. Kraemer currently serves as an Executive Partner of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago which invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to joining Madison Dearborn Partners in 2005, Mr. Kraemer was the Chairman, President and Chief Executive Officer of Baxter International Inc. until April 2004. Mr. Kraemer had been a Director of Baxter International since 1995, Chairman of the Board since January 1, 2000, President since 1997 and Chief Executive Officer since January 1, 1999. Mr. Kraemer now serves as adjunct professor of management and strategy at Kellogg School of Management at Northwestern University. In addition to serving on the Advisory Board of Sirona Dental Systems GmbH, Mr. Kraemer currently serves on the Board of Directors of Science Application International Corporation (SAIC); on the Board of Trustees of Northwestern University; the Kellogg School of Management Dean’s Advisory Board; the Lawrence University Board of Trustees; the Johns Hopkins Bloomberg School of Public Health Dean’s Advisory Board; and the Conference Board, Board of Trustees. Mr. Kraemer received a B.A., C.P.A. from Lawrence University and an M.B.A. from the Kellogg School of Management at Northwestern University.

          Mr. Fischer currently serves as Chairman, President and Chief Executive Officer of Sirona and has served as President and Chief Executive Officer of Sirona since April 2002. From 1999 to 2001, Mr. Fischer was President and Chief Executive Officer of Hoermann Group, an international conglomerate in the telecommunication and automotive industry. Prior to joining Hoermann, he held two senior management positions with PWA (a European paper group), as Senior Vice President – Strategy and as President and Chief Executive Officer of PWA’s printing division from 1990 to 1994 before serving as President and Chief Executive Officer of PWA Dekor, the global market leader for decorative paper, from 1994 to 1997. From 1985 to 1990, Mr. Fischer was with Veka Group, where he led the globalization of the private German building-supplies producer. From 1982 to 1985, he served as Controller for two divisions of TRW Inc. Europe. Mr. Fischer holds a Masters Degree in Economics from the University of Saarbruecken, Germany.

          Ms. Blank has served as Executive Vice President and Chief Financial Officer of Sirona since July 1999. Prior to that date, Ms. Blank was an engagement manager in the merger and acquisition transaction group of PricewaterhouseCoopers after having gained extensive global financial experience as a certified public accountant and tax advisor. While working for PricewaterhouseCoopers, she was responsible for the financial due diligence team in the initial leveraged buy-out of Sirona. Ms. Blank holds a Masters Degree in Economics from the University Duisburg, Germany.

          Effective as of the closing of the Exchange, Jost Fischer, the current Chief Executive Officer of Sirona, will be appointed our Chairman of the Board, President and Chief Executive Officer, Jeffrey T. Slovin, our current President and Chief Executive Officer, will be appointed Executive Vice President of the combined company and Chief Operating Officer of U.S. Operations, and Simone Blank, Sirona’s current Chief Financial Officer, will be appointed Executive Vice President and Chief Financial Officer of the combined company.

          U.S. Federal Income Tax Consequences

The Exchange

          Because the Exchange will not involve an exchange of shares or securities by Schick stockholders (as determined immediately before the Exchange), the closing of the Exchange under the Exchange Agreement will not have material U.S. federal income tax consequences to the holders of Schick common stock.

Dividend Payment

          The U.S. federal income tax consequences of the $2.50 per share dividend to our stockholders are discussed below. As used in this section, a “U.S. Holder” of our common stock means a beneficial owner that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

          If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common stock, we urge you to consult your own tax advisors.

          Consequences to U.S. Holders

          The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such income will be includible in your gross income on the day received by you. Distributions to you in excess of earnings and profits will be treated first as a return of capital that reduces your tax basis in the shares of common stock, and then as gain from the sale or exchange of shares of common stock. Under current legislation, dividend income will generally be taxed to you (if you are an individual) at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied.

          Corporate U.S. Holders may be entitled to a dividends-received deduction with respect to distributions treated as dividend income for U.S. federal income tax purposes, subject to numerous limitations and requirements.

          Information Reporting and Backup Withholding

          In general, information reporting requirements will apply to dividends paid on common stock. A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

          Consequences to Non-U.S. Holders

          A “Non-U.S. Holder” is a beneficial owner, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

          Dividends paid to you (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

          If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you must provide the withholding agent with a properly executed IRS Form W–8BEN claiming an exemption from or reduction in withholding under an applicable income tax treaty. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. Under these Treasury Regulations, in the case of common stock held by a foreign intermediary (other than a “qualified intermediary”) or a foreign partnership (other than a “withholding foreign partnership”), the foregoing intermediary or partnership, as the case may be, generally must provide an IRS Form W–8IMY and attach thereto an appropriate certification by each beneficial owner or partner.

          If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

          Information Reporting and Backup Withholding

          You may be subject to information reporting requirements and backup withholding with respect to dividend payments on shares of common stock, unless you comply with certain reporting procedures (usually satisfied by providing an IRS Form W–8BEN) or otherwise establish an exemption.

          In addition, the amount of dividends paid to you and the amount of tax, if any, withheld from such payment must generally be reported annually to you and the IRS. The IRS may make such information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you are resident.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished by you to the IRS.

          THE FOREGOING SUMMARY IS BASED UPON THE EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND EXISTING ADMINISTRATIVE AND JUDICIAL INTERPRETATIONS THEREUNDER. NO ASSURANCE CAN BE GIVEN THAT LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES WILL NOT OCCUR WHICH WOULD MATERIALLY AFFECT THE U.S. TAX CONSEQUENCES OF THE DIVIDEND PAYMENT TO A STOCKHOLDER OR REQUIRE THE MODIFICATION OF THE FOREGOING SUMMARY. EACH STOCKHOLDER IS ADVISED TO CONSULT ITS TAX ADVISER FOR ADVICE AS TO STATE, LOCAL, FOREIGN AND OTHER TAXES.

THE EXCHANGE AGREEMENT

          The following is a description of the material terms of the Exchange Agreement. Although we believe that the following description includes the material terms of the agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement, including the Exchange Agreement, attached to this proxy statement as Annex A, for a more complete understanding of the transaction. The following description is subject to, and is qualified in its entirety by reference to, the Exchange Agreement.

          General

          We entered into the Exchange Agreement with Sirona on September 25, 2005. The closing of the Exchange is expected to occur following:

•

the approval of the Exchange Agreement and the issuance of our common stock in accordance with the Exchange Agreement (Proposal 1) and the approval of an amendment to our Amended and Restated Certificate of Incorporation to effect an increase in the authorized shares of our capital stock and to change our corporate name (Proposal 2); and

•	the satisfaction or waiver of the other conditions to the Exchange.

          We expect that the closing of the transactions contemplated by the Exchange Agreement will occur as soon as possible after receipt of the requisite approvals from our stockholders.

          The Exchange

          In accordance with the Exchange Agreement, Schick will issue to Luxco 36,972,480 shares of its common stock in exchange for Luxco’s entire economic interest in Sirona, which consists of all of the issued and outstanding share capital of Sirona and the Shareholder Loan. The Shareholder Loan will become an intercompany loan that will be eliminated on the combined company’s consolidated balance sheet. Immediately following the closing of the Exchange, Sirona will own shares of our common stock representing in the aggregate approximately 66.1% of our outstanding common stock, determined as of December 31, 2005, on a fully diluted basis (66.8% on a diluted basis in accordance with the treasury method).

          Representations and Warranties

          We and Sirona each made a number of representations and warranties in the Exchange Agreement regarding aspects of Schick’s and Sirona’s respective businesses, financial condition, structure and other facts pertinent to the Exchange. In addition, the Exchange Agreement contains representations and warranties of Luxco.

          We made representations and warranties, and the Exchange Agreement includes representations and warranties regarding Sirona, as to:

•	corporate organization and qualification to conduct business;

•	subsidiaries;

•	certificate of incorporation and bylaws;

•	capitalization, stockholder agreements and compliance with legal requirements;

•	authorization of the Exchange by the respective companies and any stockholders’ vote required to approve the Exchange and related agreements;

•	the effect of the Exchange on obligations of the respective companies under applicable laws and existing contractual arrangements and consents to be obtained in connection with the Exchange Agreement;

•	financial statements, indebtedness and undisclosed liabilities;

•	absence of changes or events in the respective companies’ businesses since June 30, 2005;

•	taxes;

•	intellectual property;

•	compliance with laws and permits required to conduct business;

•	litigation and indemnification agreements;

•	regulatory approvals required to complete the Exchange;

•	material contracts;

•	benefit plans and labor and employment matters;

•	properties owned or leased and tangible personal property;

•	insurance;

•	related party transactions;

•	environmental matters; and

•	payments, if any, required to be made to brokers and agents on account of the Exchange.

          In addition, we made representations and warranties as to:

•	filings with the SEC;

•	proxy statement disclosure;

•	approval by the respective companies’ boards of directors;

•	the opinion of our financial advisor; and

•	the inapplicability of Section 203 of the Delaware General Corporation law to the Exchange.

          Luxco made representations and warranties as to:

•	legal capacity to enter into the Exchange Agreement;

•	authorization of the Exchange Agreement by Luxco;

•	the effect of the Exchange on obligations of Luxco under applicable laws and existing contractual arrangements;

•	the acquisition of Schick shares as an investment;

•	consents to be obtained in connection with the Exchange Agreement;

•	capital structure;

•	title to the Sirona shares held by Luxco and the note to be transferred to Schick;

•	investment experience and status; and

•	disclosure of representations and warranties.

          All of the representations and warranties terminate at the closing of the Exchange.

          The representations and warranties included in the Exchange Agreement are complicated and not easily summarized. We urge you to carefully read the articles of the Exchange Agreement entitled “Representations and Warranties of Schick,” “Representations and Warranties of Sirona,” and “Representations and Warranties of Luxco” attached as Annex A to this proxy statement.

          The representations and warranties contained in the Exchange Agreement are made for the purposes of allocation of risk and, as conditions to closing, may be modified, qualified and subject to exceptions in the disclosure schedules provided in accordance with the Exchange Agreement. The inclusion of the Exchange Agreement as an exhibit in this proxy statement is not intended to either express or imply that those representations and warranties are accurate. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Exchange Agreement.

          Conduct of Business Prior to the Exchange

          We and Sirona agreed that unless the Exchange Agreement states otherwise, until the earlier of the termination of the Exchange Agreement or completion of the Exchange or unless Schick or Luxco consents otherwise in writing, each company will:

•	conduct its business in the ordinary course of business;

•	use its reasonable best efforts to preserve intact its present business organization; and

•	use its reasonable best efforts to preserve its relationships with material customers, suppliers and others with which it has material business dealings.

          We and Sirona also agreed that, unless the Exchange Agreement states otherwise, until the earlier of the termination of the Exchange Agreement or completion of the Exchange or unless Schick or Luxco consents otherwise in writing, each company will conduct its business in compliance with certain specific restrictions related to the following:

•	the issuance of dividends or other distributions;

•	the reclassification, split, combination, repurchase, redemption or acquisition of its securities;

•	the issuance, deliverance or sale of any securities, including options and warrants;

•	the amendment of its organizational documents;

•	the incurrence of indebtedness; and

•	the adoption, amendment or increase of director or employee compensation, benefit plans, policies or arrangements.

          In addition, we and Sirona agreed that we may make a loan to any employee of Schick (other than our officers and other excepted persons) in an amount not to exceed $2.50 for each outstanding vested option held by such employee. Any such loan will, among other things, be secured by the shares received by the employee upon the exercise of such option and will be required to be prepaid with any proceeds such employee may receive in connection with the $2.50 per share dividend discussed elsewhere in this proxy statement. The aggregate amount of all such loans will not exceed $2.5 million.

          We and Sirona also agreed that a one-time bonus not to exceed $2,176,368 may be paid to certain employees at or about the same time as the payment of the $2.50 per share dividend, including $1,014,462 to Mr. Jeff Slovin, $497,590 to Mr. Michael Stone, $84,033 to Mr. Stan Mandelkern, $24,638 to Mr. Zvi Raskin, $84,033 to Mr. Will Autz, $98,083 to Mr. Ari Neugroschl and $21,170 to Mr. Ronald Rosner. Such one-time bonuses were calculated to equal the respective amounts that each of the foregoing employees would have received upon the payment of the $2.50 per share dividend for the shares underlying their unvested or restricted employee stock options. Under the terms of Schick’s 1996 Employee Stock Option Plan, unvested options may not be exercised prior to the date they vest.

          The agreements related to the conduct of Sirona’s business and our business in the Exchange Agreement are complicated and not easily summarized. We urge you to carefully read the section of the Exchange Agreement entitled “Covenants Relating to Conduct of Businesses” relating to both Sirona and us.

          No Solicitation

          We and Sirona further agreed, except as described below, not to engage in any and all activities, discussions or negotiations with any parties with respect to any competing transactions. A “competing transaction” as defined in the Exchange Agreement is a transaction, other than the Exchange, involving any of the following:

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Luxco or us;

•	any acquisition, purchase, sale, lease, exchange, transfer, issuance or disposition of a material portion of the assets or debt or equity securities of Luxco or us; and

•	any tender offer or exchange offer for 20% or more of any class of equity securities of Luxco or us or any of our respective subsidiaries.

          Until the Exchange is completed or the Exchange Agreement is terminated, except as described below, we and Sirona agreed not to, and will not authorize and will use our reasonable best efforts not to permit any of our officers, directors, agents, employees and advisors to, take any of the following actions:

•	solicit, initiate, or knowingly encourage any inquiries or the making of a proposal or offer that constitutes, or may be reasonably expected to lead to, a competing transaction;

•	enter into or maintain or continue discussions or negotiations with a third party in furtherance of any inquiries or to obtain a competing transaction; or

•	agree to or endorse a competing transaction.

          We agreed to inform Luxco promptly (within 24 hours) if any proposal or offer regarding a competing transaction is made or if any inquiry or contact with the party making the proposal regarding a competing transaction is made.

          Our Board may, without breaching the Exchange Agreement, respond to an unsolicited, bona fide, written proposal to acquire us pursuant to a competing transaction by discussing the proposal with the party making the proposal and by furnishing information to the party making the proposal, if all of the following conditions are met:

•	our Board determines in good faith, after having consulted with its financial advisor, that the proposal constitutes, or is reasonably likely to result in a superior proposal (as defined below);

•	our Board determines in good faith that its fiduciary obligations require it to do so after taking into account any revisions proposed by Luxco after Luxco has been notified of any competing proposal;

•	we provide Luxco, in writing, the terms and conditions of the competing transaction proposal and the identity of the party making such proposal; and

•	we receive from the party making the proposal an executed confidentiality agreement.

          A “superior proposal” is a bona fide written proposal regarding a competing transaction for or in respect of the acquisition of at least a majority of the outstanding shares of common stock or all or substantially all of our and our subsidiaries’ assets on terms that our Board determines in its good faith judgment (after having consulted with its financial advisor and outside counsel), taking into account any revisions to the terms of the Exchange transaction or the Exchange Agreement proposed by Luxco and all terms and conditions of each competing proposal, including any break up fees, expense reimbursement provisions and conditions to consummation, after being given five business days’ notice of the terms of the competing transaction, are more favorable to our stockholders than the Exchange and that is reasonably likely to be completed on the proposed terms, taking into account all legal, financial, regulatory and other aspects of such proposal.

          Notwithstanding the foregoing, Schick’s Board may, prior to obtaining stockholder approval to Proposals 1 and 2, withdraw or modify in a manner adverse to Luxco its recommendation in favor of the Exchange Agreement or the transactions contemplated by the Exchange Agreement and approve or recommend a competing transaction in connection with a superior proposal if all of the following conditions are met:

•

the Schick Board determines in good faith, after consulting with outside legal counsel, that the failure to change or withdraw its recommendation would result in a violation of their fiduciary duties to the Schick stockholders;

•

before taking any such action, Schick promptly gives Luxco written notice advising Luxco of its decision and the reason therefor, discloses to Luxco the terms of the competing transaction, gives Luxco at least five business days to revise its proposal and negotiates in good faith with Luxco any such revisions or other proposal;

•	the competing transaction constitutes a superior proposal and has not been withdrawn; and

•	Schick terminates the Exchange Agreement within three business days after the five business day period referred to above (unless otherwise agreed by Luxco).

          Corporate Governance Matters

          We agreed to take all actions, as of the closing of the Exchange, as may be necessary to cause:

•	the number of directors comprising the board of the combined company to be increased to ten;

•	the resignation of all of the directors on the board other than Messrs. Hood, Kowaloff and Slovin;

•	the appointment of Messrs. Sullivan, Alexos, Sheehan, Beecken, Kraemer and Fischer and Ms. Blank to the board;

•	the appointment of Mr. Fischer as the chairman of the board;

•	the change of our corporate name to Sirona Dental Systems, Inc., subject to the receipt of the approval of our stockholders at our special meeting; and

•

the appointment of Mr. Fischer as President and Chief Executive Officer of the combined company, Mr. Slovin as Executive Vice President and Chief Operating Officer of U.S. Operations of the combined company and Ms. Blank as Executive Vice President and Chief Financial Officer of the combined company.

          In addition, immediately prior to the closing of the Exchange, we agreed to take all actions as may be necessary to cause our authorized stock to be increased to a total of 100,000,000 shares, consisting of 95,000,000 shares of common stock and 5,000,000 shares of preferred stock.

          We and Sirona also agreed that the combined company’s board must include at least three directors who are independent of Luxco, for so long as either Luxco or the Luxco group together own at least 50% of the combined company’s outstanding stock.

          Other Agreements

          Under the Exchange Agreement, we and Luxco have made additional agreements as follows:

•	Luxco has agreed to transfer any of the shares of our common stock they receive in the Exchange only:

	—	pursuant to public offerings registered under the Securities Act;

	—	pursuant to Rule 144;

	—	to a person whom it reasonably believes is a “Qualified Institutional Buyer” as defined in Rule 144A;

	—	outside of the United States in an offshore transaction in accordance with Rule 904 of the Securities Act; or

	—	in a transaction otherwise exempt from the registration requirements of the Securities Act.

•

Luxco has agreed that until the earlier of the date that is 18 months after the Closing Date and such date as neither Luxco nor any group of beneficial owners of Luxco together own at least 50% of the issued and outstanding shares of our common stock, in the event that Luxco or any group of beneficial owners of Luxco proposes to consummate a sale to any person of a number of shares of common stock exceeding 50% of our outstanding common stock and the sale price per share received by them exceeds the average closing trading price of the common stock for the ten consecutive days prior to the date of the announcement of the proposed sale, it will not consummate such sale unless it causes the proposed acquiror to make, as soon as practicable after the closing of such sale, an offer to purchase from each other Schick stockholder an equivalent percentage of the shares of common stock held by such other stockholders as sold by it, on terms no less favorable than those received by the Luxco group in such sale.

          Conditions to Completion of the Exchange

          Our obligation and the obligation of Luxco and Sirona to complete the Exchange are subject to the satisfaction or waiver of the following conditions, among others:

•	the Exchange Agreement, the Exchange and the amendment to our Amended and Restated Certificate of Incorporation must have been approved by a majority of our stockholders;

•

no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity shall be in effect which has the effect of making the Exchange illegal or otherwise prohibiting consummation of the Exchange;

•

he no action or proceeding has been brought or threatened in writing by a governmental entity or any statute, rule, regulation, executive order or other action has been enacted, taken or threatened which has the effect of making the Exchange illegal or otherwise prohibiting completion of or imposing a material limitation on the Exchange; and

•

any waiting period under the Hart-Scott Rodino Act shall have expired or been terminated and any consents by a non-U.S. governmental entity that are material and required to be obtained under anti-competition laws shall have been obtained.

          Our obligation to complete the Exchange is subject to the satisfaction or waiver of the following additional conditions, among others:

•

the representations and warranties of Sirona and Luxco must be true and correct as to any representation or warranty that addressed matters as of a particular date, as of such date, and as to all other representations and warranties, as though made on and as of the closing, unless the inaccuracies under such representations and warranties, would not, individually or in the aggregate, result in a Material Adverse Effect (as defined below), without giving effect to any materiality or Material Adverse Effect qualifier therein;

•

Luxco and Sirona must have performed and complied in all material respects with all their respective agreements and covenants required by the Exchange Agreement to be performed or complied with on or prior to the closing;

•	no Material Adverse Change (as defined below) with respect to Sirona or Luxco shall have occurred and be continuing since the execution of the Exchange Agreement; and

•	we shall have received certain third party consents, approvals and miscellaneous deliveries.

          Sirona’s and Luxco’s obligations to complete the Exchange is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Schick must be true and correct as to any representation or warranty that addressed matters as of a particular date, as of such date, and as to all other representations and warranties, as though made on and as of the closing, unless the inaccuracies under such representations and warranties, would not, individually or in the aggregate, result in a Material Adverse Effect (as defined below), without giving effect to any materiality or Material Adverse Effect qualifier therein;

•	Schick must have performed and complied in all material respects with all its agreements and covenants required by the Exchange Agreement to be performed or complied with on or prior to the closing;

•	no Material Adverse Change (as defined below) with respect to Schick shall have occurred and be continuing since the execution of the Exchange Agreement;

•	Schick shall have filed the amendment to the Amended and Restated Certificate of Incorporation and the amendment shall have become effective;

•

the board of the combined company shall be composed of William K. Hood, Arthur D. Kowaloff, Jeffrey T. Slovin, Timothy P. Sullivan, Nicholas W. Alexos, Timothy Sheehan, David Beecken, Harry M. Jansen Kraemer, Jr., Jost Fischer and Simone Blank;

•	Luxco shall have received certain third party consents, approvals and miscellaneous deliveries; and

•	Schick shall have executed and delivered to Luxco the Registration Agreement.

          Definition of Material Adverse Effect or Material Adverse Change. Under the Exchange Agreement, a “Material Adverse Effect” or a “Material Adverse Change “ is defined to mean any change, event, development, violation, inaccuracy, circumstance or effect that has had or is reasonably likely to have a material adverse effect on the business, assets (including intangible assets), results of operations or financial condition of the applicable company and its subsidiaries taken as a whole.

          However, under the terms of the Exchange Agreement, none of the following will be taken into account in determining whether there has been or will be a Material Adverse Effect:

•	changes in general economic conditions;

•	changes in the industry in which we or Sirona (as applicable) operate in general, except to the extent such change is materially disproportionate to us or Sirona;

•	the announcement or proposed consummation of the transactions contemplated by the Exchange Agreement; or

•	changes resulting from compliance with the terms and conditions of the Exchange Agreement.

          Termination of the Exchange Agreement

          The Exchange Agreement may be terminated at any time prior to the closing as follows:

•	by the mutual written consent of Luxco and us;

•	by either Luxco or us if any governmental entity has taken action which has become final and nonappealable and has the effect of preventing or prohibiting completion of the Exchange;

•	by either Luxco or us if the closing has not occurred before May 31, 2006;

•	by either Luxco or us if Proposal 1 or 2 in this proxy statement fails to receive the requisite votes for approval at the special meeting;

•

by Luxco upon a material breach of any of our covenants or agreements set forth in the Exchange Agreement, or if any of our representations or warranties has become untrue, unless the inaccuracies in such representations and warranties do not individually or in the aggregate result in a Material Adverse Effect, except that if any such breach is curable by us within 30 days after notice thereof, Luxco cannot terminate the Exchange Agreement for so long as we continue to exercise our reasonable best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Luxco;

•

by us upon a material breach of any of Luxco’s or Sirona’s covenants or agreements set forth in the Exchange Agreement, or if any of their representations or warranties has become untrue, unless the inaccuracies in such representations and warranties do not individually or in the aggregate result in a Material Adverse Effect, except that if any such breach is curable by Luxco or Sirona within 30 days after notice thereof, as the case may be, we cannot terminate the Exchange Agreement for so long as Luxco or Sirona, as the case may be, continues to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by us; or

•

by us in the event our Board, prior to obtaining stockholder approval of the Exchange, withdraws or publicly proposes to withdraw its recommendation in favor of the Exchange Agreement and approves or recommends a proposal for a competing transaction in connection with a superior proposal.

          Payment of Fees and Expenses

          Expenses. Except as described below, all fees and expenses incurred in connection with the Exchange Agreement and any related transactions will be paid by the party incurring such expenses, whether or not the Exchange or any other transaction is completed, provided that all fees and out-of-pocket expenses, other than attorneys’ fees, incurred in connection with the filing by any of the parties or their respective subsidiaries of any notice or other document under any applicable antitrust legal requirement shall either be (i) paid 100% by us or our subsidiaries, in which case, Sirona or its subsidiaries shall promptly reimburse us or our subsidiaries for 50% of any such payments or (ii) paid to the applicable third party 50% by us or our subsidiaries and 50% by Sirona or its subsidiaries.

          Expense Payment. We will promptly, but no later than two business days after the Exchange Agreement is terminated due to the failure of a majority of our stockholders to adopt the Exchange Agreement, reimburse Luxco and Sirona their expenses in cash in an amount not to exceed $1.5 million.

          Termination Fee. On the date of the termination events described below, we will pay to Luxco a termination fee of $13.5 million (less any expense payments already paid):

•

in the event our Board, prior to obtaining stockholder approval of the Exchange, withdraws or publicly proposes to withdraw (or modify in a manner adverse to Luxco) its recommendation in favor of the Exchange Agreement and approves or recommends a proposal for a competing transaction in connection with a superior proposal; or

•	if each of the following events has occurred:

—

a proposal for a competing transaction with respect to us or our subsidiaries is publicly disclosed or publicly proposed to us or our stockholders prior to the termination of the Exchange Agreement and the Exchange Agreement is terminated:

		•	by either Luxco or us if the closing date has not occurred on or before May 31, 2006;

		•	by either Luxco or us if a majority of our stockholders do not adopt the Exchange Agreement; or

•

by Luxco upon a material breach of any of our covenants or agreements set forth in the Exchange Agreement, or if any of our representations or warranties has become untrue, unless the inaccuracies in such representations and warranties do not individually or in the aggregate result in a Material Adverse Effect, except that if any such breach is curable by us within 30 days after notice thereof, Luxco cannot terminate the Exchange Agreement for so long as we continue to exercise our reasonable best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Luxco; and

	—	within 12 months after the date of such termination, we or our subsidiaries enter into a definitive agreement with respect to, or consummate, the proposal for such competing transaction.

          Amendment, Extension and Waiver of the Exchange Agreement

          We, Sirona and Luxco may amend the Exchange Agreement only by mutual written consent. In addition, at any time prior to the closing of the Exchange, either we, Sirona and Luxco may, through an instrument in writing signed by the party or parties to be bound, extend the time for the performance of any obligation or other acts of the other parties, waive any inaccuracy in the representations and warranties of the other party, or waive compliance with any agreement or condition of the other party contained in the Exchange Agreement.

AGREEMENTS RELATED TO THE EXCHANGE

          Voting Agreement

          On September 25, 2005 Luxco entered into a Voting Agreement with Greystone, each of our current directors and certain of our executive officers and former directors pursuant to which they agreed, among other things, to vote the shares of our common stock that they hold in favor of all matters to be submitted for stockholder approval in connection with the Exchange Agreement, the Exchange and the transactions related to the Exchange, and against any other transaction or action that could reasonably be expected to adversely affect the Exchange Agreement or result in any of the conditions to the obligations of the parties under the Exchange Agreement not being fulfilled. In addition, each executive officer and director agreed not to sell, transfer, pledge or otherwise encumber, assign or otherwise dispose of his shares of our common stock. Transfers of shares of our common stock to family members or affiliates will be permitted if the transferee agrees in writing to be bound by such restrictions on transfer or if Luxco consents to the transfer. As of ____________, 2006, the record date, stockholders owning ______ shares, or _____%, of our outstanding common stock, have entered into Voting Agreements with Luxco. The voting agreements would terminate upon any termination of the Exchange Agreement.

          New Employment Agreement with Jeffrey T. Slovin

          For information about Mr. Slovin’s new employment agreement that will become effective as of the closing of the Exchange, please see “The Exchange—Interests of Directors, Officers and Affiliates—Executive Employment Agreement.”

          Registration Agreement

          Existing registration rights agreements between Schick, Greystone and Mr. Slovin have been amended to conform to the Registration Agreement that will be entered into with Luxco. Please see the section entitled “The Exchange—Restrictions on Ability to Sell Schick Common Stock; Registration Agreement.”

INFORMATION ABOUT SIRONA

Business

          Overview

          Sirona is a leading manufacturer of high-tech dental equipment. Sirona focuses on developing innovative systems and solutions for dentists globally. Sirona provides a broad range of advanced products in each of the four primary areas:

•	Dental CAD/CAM Systems;

•	Imaging Systems;

•	Treatment Centers; and

•	Instruments.

          Sirona distributes its products globally to dental practices, clinics and laboratories through an international network of independent distributors. The distributors typically cover both dental equipment and consumables, and, therefore, have regular contact with the ultimate end-users.

          Sirona’s revenue for the year ended September 30, 2005 was $463 million. Sirona sells its products globally with the U.S. market contributing 27% of revenue, or $126 million, and the rest of the world contributing 73% of revenue, or $337 million.

          Sirona’s global headquarters and principal manufacturing facility are located in Bensheim, Germany. Sirona also maintains U.S. headquarters in Charlotte, North Carolina, and manufacturing facilities in Denmark, Italy and China. As of December 31, 2005, Sirona had approximately 1,700 employees.

          History

          The history of Sirona dates back to the establishment of Reiniger, Gebbert & Schall, which introduced the first electrical drill machine in 1882. In 1925, the company became part of Siemens & Halske Group and in 1934 launched the smallest x-ray in the world, enabling dental x-rays for the first time. In 1956, Siemens introduced the Sirona brand for a treatment center and in 1958 the group developed the first ball-bearing turbine for dental drills.

          In 1997, funds advised by the financial sponsor, Permira, acquired the dental business (Sirona) from Siemens in a leveraged buy-out transaction. Following the transaction, Sirona substantially increased its international sales and intensified its focus on product innovations. In November 2003, Permira sold Sirona to the Scandinavian financial sponsor EQT and management, in a leveraged buy-out transaction that closed on February 16, 2004. On April 30, 2005, funds managed by Madison Dearborn Partners, a private equity firm, and Sirona’s management entered into an agreement to acquire Sirona in a leveraged buy-out transaction that closed on June 30, 2005.

          Dental CAD/CAM Systems

          Dental CAD/CAM Systems address the worldwide market for dental restorations, which includes several types of restorations, such as inlays, onlays, veneers, crowns, bridges, copings and bridge frameworks made from ceramic, metal or composite blocks. The global market for dental restorations can be divided into two sub-segments: hand-made in-mouth filings and out-of-mouth pre-shaped restorations. CAD/CAM-produced ceramic restorations represent a small but growing part of the out-of-mouth restoration market. Although the number of out-of-mouth restorations prepared with CAD/CAM systems has increased over the last three years, the number of dental practitioners and dental laboratories using CAD/CAM technology worldwide is still low. For example, Sirona estimates that market penetration in the United States is below 6% and in Germany is below 10%.

          Sirona pioneered the application of high tech CAD/CAM techniques to the traditional lab-based restoration process with the commercialization of the CERamic REConstruction, or CEREC, method. Sirona’s CEREC system is an in-office application which enables the dentist to produce high quality restorations from ceramic material and insert them into the patient’s mouth during a single appointment. CEREC represents an advantageous substitute for the traditional out-of-mouth pre-shaped restoration method, which requires a dentist to send a model of the damaged tooth to a dental laboratory, and therefore multiple patient visits. The system consists of an imaging and a milling unit. The imaging unit scans the damaged area, captures the image of the tooth or teeth requiring restoration and proposes the specifications for the restoration. The milling unit then mills the ceramic restoration to the required specifications based upon the captured image. The result is a biocompatible, non-metallic, natural-looking restoration made of durable, high-quality ceramic materials, in a single treatment session. Independent studies indicate that CEREC ceramic restorations, in addition to the benefit of appearing natural-looking, are as durable as gold and can replace conventional restoration materials for most procedures. In fiscal year 2003, Sirona launched its current CEREC product, which has been periodically updated, including enhanced software applications, such as “CEREC Crown”, and the duration of the milling process was cut by 40%.

          In addition to CEREC, Sirona also offers the products inlab and inEos for dental laboratories. These products are designed to improve efficiency and reduce costs for the dental lab. Inlab scans the model received from the dentist and mills the ceramic restoration, such as crown copings, bridge frameworks from ceramic or composite blocks, to the specifications of the captured image. The inEos scanner, which was launched in 2005, is a high speed scanner which produces 3D digital images from a single tooth up to a jaw, directly from the plaster model. The inEos product has scanning times of less than 10 seconds, a significant factor which enhances productivity.

          In 2004, Sirona started its central restoration service business for copings and bridge-frameworks in Germany and will expand this service to the United States in 2006. This service allows dental labs to scan a plaster model received from the dentist and transmit the digital image directly to Sirona via the internet, where the bridge or coping is created at a central manufacturing site, with the final product shipped directly to the lab.

          The Dental CAD/CAM Systems segment contributed $169 million, or 36%, of Sirona’s revenue for the year ended September 30, 2005, making this segment the largest contributor to Sirona’s revenue.

          Imaging Systems

          Imaging Systems comprise a broad range of equipment for diagnostic imaging in the dental practice, using both film-based and digital technologies. Sirona has developed a broad range of imaging systems for panoramic and intra-oral applications.

          Intra-oral x-ray equipment uses image-capture devices (film or sensor), which are inserted into the mouth behind the diagnostic area, and typically take images of one or two teeth. Panoramic x-ray equipment produces images of the entire jaw structure by means of an x-ray tube and an image capture device, which rotates around the head.

          In July 2004, Sirona introduced its next generation of digital panoramic ray systems, the Orthophos XG line. The flagship model, the Orthophos XG Plus, provides specialists, orthodontists, oral surgeons and implantologists with over 30 programs and a wide variety of diagnostic possibilities. Other models of the family include the Orthophos XG 5 which is designed for general dental practitioners, and the basic model Orthophos XG 3.

          The Imaging Systems segment contributed $100 million, or 22%, of Sirona’s revenue for the year ended September 30, 2005.

          Treatment Centers

          Treatment Centers comprise a broad range of products from basic dentist chairs to sophisticated chair-based treatment centers with integrated diagnostic, hygiene and ergonomic functionalities, as well as specialist centers used in preventative treatment and for training purposes. Sirona offers specifically configured products to meet the preferences of dentists within each region in which it operates. Sirona’s treatment center configurations and system integration are designed to enhance productivity by creating a seamless workflow within the dental practice. Sirona’s centers therefore allow the dentist to both improve productivity and increase patient satisfaction, significant factors in adding value to his or her practice. In October 2004, Sirona acquired one of the leading Chinese manufacturers of basic treatment centers, located in Foshan (South China). These basic products will be manufactured both for the domestic Chinese market and for export markets.

          The Treatment Centers segment contributed $131 million, or 28%, of Sirona’s revenue for the year ended September 30, 2005.

          Instruments

          Sirona offers a wide range of instruments, including handheld and power-operated handpieces for cavity preparation, endodontics, periodontology and prophylaxis. The instruments are supplemented by multi-function tips, supply and suction hoses, as well as care and hygiene systems for instrument preparation. Sirona’s instruments are often sold as complete packages in combination with treatment centers. In 2005, Sirona introduced several new products, including:

•	SIROLaser, a versatile, compact, handy diode laser that can be used in endodontics, periodontology and oral surgery;

•	PerioScan, an all-in-one ultrasonic scaling unit, enabling both diagnosis and treatment of dental calculus with a single device; and

•	SIROEndo, a root canal preparation unit that can be attached to any treatment center.

          Sirona intends to continue to strengthen the position of its Instruments segment as a diversified supplier of high-quality, reliable, user-friendly and cost-efficient dental instruments.

          The Instruments segment contributed $63 million, or 14%, of Sirona’s revenue for the year ended September 30, 2005.

          Distribution

          Sirona distributes its products globally to dental practices, clinics and laboratories through an international network of more than 300 independent distributors. Because distributors typically cover both dental equipment and consumables, they have regular contact with the dentist and are therefore optimally positioned to identify new equipment sale opportunities. Sirona’s primary distributors in the United States are Patterson Companies and Henry Schein, two of the world’s largest dental distributors. Outside of the United States, Henry Schein is the company’s largest distributor, and, along with Pluradent, primarily distributes for Sirona in Europe. Sirona distributes elsewhere through a well developed network of independent regional players. Sirona works closely with its distributors by training their technicians and sale representatives with respect to its products. With over 2000 sales professionals trained each year, Sirona is able to ensure high standards of quality in after-sale service and the best marketing of its products. The success of Sirona’s products is evidenced by their importance to its distribution partners, which in many cases are among their best selling offerings.

          Sales and Marketing

          Sirona’s sales and marketing efforts are directed through regional managers who oversee Sirona’s sales professionals. These professionals work closely with Sirona’s distribution partners to maximize the efficiency and productivity of their sales efforts. Sirona’s marketing initiatives are focused on highlighting its leading role as a high tech systems provider and industry innovator. In order to promote Sirona’s brand and increase client loyalty, Sirona’s distribution partners are supported through wide ranging advertising activities. In addition, Sirona is a key presenter at all major dental exhibitions, which are critical forums for raising brand awareness and new product introductions. Lastly Sirona’s product information is actively made available to business publications, dentists, journals, professional organizations and dental schools and its Website (www.sirona.com) is an important interactive platform for end-users as well as for distributors.

          Competition

          Competition in the global dental market is fragmented, and we compete with a variety of companies, including large companies such as Eastman Kodak Company, Dentsply International Inc. and Danaher Corporation, and smaller companies that compete regionally or on a more narrow product line. Sirona competes on the basis of its broad and innovative product line and its global distribution.

          Research and Development

          Sirona commits significant resources to research and development, with a particular focus on developing products that offer new diagnostic and treatment options, while increasing user comfort and streamlining process efficiency. In recent years, Sirona has consistently spent more than 6% of its total revenue per year on research and development. In particular, Sirona spent approximately $20 million in 2003, $25 million in 2004 and $30 million in 2005. Sirona employs 120 people in its research and development departments. Sirona also cooperates in its research efforts with partners in research facilities and dental practices around the world.

          Selected Historical Consolidated Financial Data of Sirona

          The MDP Transaction occurred on June 30, 2005. The MDP Transaction was accounted for in accordance with the EITF 88-16, in a manner similar to a business combination under SFAS 141. The interests of the Continuing Shareholders have been reflected at the predecessor basis, resulting in 9.15% of each asset and liability acquired being valued at historical cost at June 30, 2005. The remaining 90.85% interest in each asset and liability was recognized at fair value at June 30, 2005.

          The EQT Transaction resulted in a change in control of the Sirona business and has, therefore, been accounted for in a manner similar to a business combination under SFAS 141. The carrying values of the assets and liabilities were adjusted to their fair value on February 16, 2004, and the difference between the purchase price and the fair value of the net assets and liabilities was recorded as goodwill.

          For further information regarding the transactions, see Note 4 to Sirona’s consolidated financial statements contained elsewhere in this proxy statement.

          Sirona Beteiligungs- und Verwaltungsgesellschaft mbH is referred to as “Predecessor 1” for the periods from October 1, 2002 to September 30, 2003 and from October 1, 2003 to February 16, 2004. Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH is referred to as “Predecessor 2” as of September 30, 2004 and for the periods from February 17, 2004 to September 30, 2004 and from October 1, 2004 to June 30, 2005 and the interim period from October 1, 2004 to December 31, 2004. Sirona Holding GmbH is referred to as “Successor” as of September 30, 2005 and for the period from July 1, 2005 to September 30, 2005 and the interim period from October 1, 2005 to December 31, 2005.

          The historical consolidated financial data is derived from the consolidated financial statements and the unaudited consolidated interim financial statements of Sirona and its predecessors. In connection with the Exchange, Sirona has converted its financial statements from German GAAP to U.S. GAAP for financial reporting purposes.

          The selected historical consolidated financial data of Sirona included below and elsewhere in this proxy statement are not necessarily indicative of future performance. This information should be read in conjunction with the sections entitled “Selected Unaudited Pro Forma Condensed Consolidated Financial Data of Schick and Sirona” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sirona” under Proposal 1 and Sirona’s consolidated financial statements.

	Successor	Predecessor 2	Successor	Predecessor 2		Predecessor 1

			Fiscal Year 2005		Fiscal Year 2004		Fiscal Year 2003

	Three Months ended December 31, 2005 (unaudited)	Three Months ended December 31, 2004 (unaudited)	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

	(U.S. $ in thousands)
Statement of Operations Data:
Revenue	$135,882	$131,528	$105,071	$358,285	$229,216	$158,601	$306,190
Cost of sales	69,664	72,458	71,614	199,463	152,938	76,947	165,073

Gross profit	66,218	59,070	33,457	158,822	76,278	81,654	141,117
Operating expenses (income):
Selling, general and administrative expense	32,303	30,477	34,544	93,236	65,424	33,454	65,787
Research and development	6,947	7,131	7,863	21,700	16,594	8,575	19,832
Provision for doubtful accounts and notes receivables	(140)	(141)	(192)	(127)	(846)	368	(387)
Write off of in-process research and development	—	—	33,796	—	20,217	—	—
Net other operating expense (income)	608	647	(5,367)	2,877	(428)	82	1,702

Operating income	26,500	20,956	(37,187)	41,136	(24,683)	39,175	54,183
Non-operating (expense) income, net	(19,149)	4,266	(14,650)	(24,516)	(21,423)	(5,425)	(14,277)

Income (loss) before income taxes and minority interest	7,351	25,222	(51,837)	16,620	(46,106)	33,750	39,906

Income tax provision (benefit)	3,200	6,956	(5,796)	5,444	(11,748)	13,181	15,330
Minority interest	(1)	—	(6)	50	—	—	—

Net income (loss)	$4,152	$18,266	$(46,035)	$11,126	$(34,358)	$20,569	$24,576

	Successor		Predecessor 2

	As of December 31, 2005 (unaudited)	As of September 30, 2005	As of September 30, 2004

	(U.S. $ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$49,112	$65,941	$38,877
Working capital	76,480	98,646	41,776
Total assets	1,181,831	1,238,675	762,985
Long-term obligations	1,054,520	1,111,158	631,846
Total liabilities	1,151,499	1,211,941	745,709

Accumulated deficit	(44,009)	(48,161)	(34,358)
Shareholders’ equity	30,289	26,692	17,276

	Successor	Predecessor 2	Successor	Predecessor 2		Predecessor 1

			Fiscal Year 2005		Fiscal Year 2004		Fiscal Year 2003

	Three Months ended December 31, 2005 (unaudited)	Three Months ended December 31, 2004 (unaudited)	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

	(U.S. $ in thousands)
Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$20,930	$22,803	$137,403	$54,806	$37,456	$28,258	$63,285
Investing activities	(2,229)	(30,020)	(559,998)	(37,408)	(374,425)	(4,598)	(21,538)
Financing activities	(36,153)	—	448,847	(14,624)	310,633	(11,588)	(21,269)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SIRONA

          The following discussion should be read in conjunction with Sirona’s consolidated financial statements contained elsewhere in this proxy statement. This discussion contains forward-looking statements based on current expectations that involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in “—Results of Operations” and elsewhere in this proxy statement. See “Forward-Looking Statements” and Sirona’s consolidated financial statements and accompanying notes contained elsewhere in this proxy statement.

          Overview

          Sirona is a leading manufacturer of high-tech dental equipment. Sirona focuses on developing innovative systems and solutions for dentists globally. Sirona has served equipment dealers and dentists worldwide for almost 125 years. Sirona’s worldwide headquarters are located in Bensheim, Germany and its U.S. headquarters are located in Charlotte, North Carolina. Sirona manages its business on both a product and geographic basis and has four reporting segments: Dental CAD/CAM Systems, Imaging Systems, Treatment Centers and Instruments. Products from each category are marketed in all geographical sales regions.

          Significant Factors That Affected Sirona’s Results of Operations

Changes in Ownership of Sirona

          The EQT Transaction on February 16, 2004 resulted in a change in ownership of Sirona and was accounted for in a manner similar to a business combination under SFAS 141. The carrying values of the assets and liabilities were adjusted to their fair values as of February 16, 2004, and the difference between the purchase price and the fair value of the net assets and liabilities was recorded as goodwill. The enterprise value of the business was denominated in Euros and amounted to approximately €417 million ($503 million), consisting of €284 million ($344 million) cash paid at closing, €113 million ($136 million) net debt assumed and a €20 million ($24 million) holdback payment, subject to possible indemnification claims by EQT, which was paid within one year after closing.

          The MDP Transaction on June 30, 2005 resulted in a change of ownership of Sirona and was accounted for in accordance with EITF 88-16 in a manner similar to a business combination under SFAS 141. The enterprise value of the business was denominated in Euros and amounted to approximately €756 million ($915 million), consisting of €455 million ($551 million) of cash paid at closing and €301 million ($364 million) of net debt assumed.

          The results of operations of Sirona have been materially affected by these changes in ownership. Sirona’s legal, tax and financing structure has changed substantially since both changes in ownership were leveraged buy-out transactions. In both cases, Sirona’s business was acquired by newly-formed entities, and in each transaction, Sirona increased its aggregate borrowings, and incurred substantial fees and expenses not related to Sirona’s ongoing operations in connection with the transactions and the related changes in financing. The assets and liabilities acquired were stepped up to their fair values either wholly or partially, and a related deferred tax liability was recorded. The excess of the total purchase price over the value of the identified tangible and intangible assets, including IPR&D and the related deferred taxes at the respective closing dates, was allocated to goodwill and is subject to periodic impairment review.

          Accordingly, Sirona’s cost of goods sold, research and development, or R&D, and selling, general and administrative, or SG&A, expense and its operating results will be materially increased by depreciation and amortization that will be recorded in connection with the step-up to the fair value of Sirona’s assets and liabilities, as a result of the MDP Transaction. Taxes, interest and net income have also been and will be substantially impacted by the structural changes resulting from the buy-out transactions.

          In addition, Sirona’s bank loan agreements include important financial covenants that require particular calculations on an ongoing basis. For a discussion of the calculations used for purposes of those covenants, see “—Liquidity and Capital Resources—Long-term Debt.”

Increased Focus on Sirona’s Position in the U.S. Dental Market

          From September 30, 2003 to September 30, 2005, Sirona experienced strong sales growth, with U.S. dollar revenue increasing on average by 37% annually. Several products that have been launched during that period have generated significant interest in the U.S. market, including, but not limited to, the CEREC, inlab, inEos, the ORTHOPHOS XG line, C8+ and electrical handpieces.

          Sirona works together with large distributors in the U.S. market, including Patterson Dental and Henry Schein. The relationship with Henry Schein was expanded beyond the European markets to the United States in January 2005. Patterson Dental made a payment of $100 million to Sirona in July 2005 in exchange for the exclusive distribution right for CEREC CAD/CAM products in the United States and Canada until 2017. The amount Sirona received was recorded as deferred revenue and will be recognized on a straight-line basis commencing at the beginning of the extension of the exclusivity period in fiscal 2008.

Focus on Further Global Expansion

          In addition to increased U.S. market penetration, Sirona has pursued expansion in the rest of the world. Over the last three years, sales in the rest of the world grew on average by 18% annually. To support this growth, Sirona expanded its local presence and distribution channels by establishing new sales and service locations in Spain, France and the United Kingdom in 2004, and in Japan and Australia in 2005. This expansion resulted in increased sales, gross profit and SG&A expense.

Fluctuations in U.S. Dollar/Euro Exchange Rate

          Although the U.S. dollar is Sirona’s reporting currency, its functional currency varies depending on the country of operation. Approximately 64% of Sirona’s revenue and approximately 85% of its expenses are in Euro. During the periods under review, the U.S. dollar/Euro exchange rate has fluctuated significantly, thereby impacting Sirona’s financial results. Between September 30, 2003 and December 31, 2005, the U.S. dollar/Euro exchange rate used to calculate items included in Sirona’s financial statements varied from a low of 1.1416 to a high of 1.3637. To manage this variability in its operating results, Sirona has entered into foreign exchange forward contracts. As of September 30, 2005, these contracts had notional amounts totaling $53.9 million. Because these agreements are relatively short-term (generally 6 months), continued fluctuation in the U.S. dollar could materially affect Sirona’s results of operations. A portion of Sirona’s credit facility, Tranche A, is denominated in U.S. dollars. This loan is subject to revaluation into Euro, the functional currency of the applicable Sirona entity at each reporting date. Fluctuations in currency exchange rates are reflected within Sirona’s statement of operations. These fluctuations may be significant in any period due to changes in the exchange rates between the Euro and the U.S. dollar.

The Exchange

          On September 25, 2005, Sirona and Schick entered into the Exchange Agreement. Sirona will be deemed to be the acquiring company for accounting purposes because (1) Sirona’s shareholders will hold the controlling interest in the combined company after the Exchange, (2) Sirona’s designees to the combined company’s board of directors will represent a majority of the combined company’s board of directors and (3) Sirona’s senior management will represent a majority of the senior management of the combined company.

          Sirona will record the fair value of Schick’s assets and liabilities as of the closing of the Exchange with the difference between the purchase price and the fair value of the net assets recorded as goodwill. This will affect Sirona’s results of operations in future periods as Sirona’s cost of goods sold, R&D and SG&A expenses and operating results will be materially impacted by increased depreciation and amortization expense resulting from the step-up to fair values of Schick’s assets and liabilities. Deferred taxes will also be substantially impacted by the transaction. The Exchange is expected to generate operating synergies of $5.0 to $7.0 million within 12 to 24 months after the closing of the transaction.

Fluctuations in Quarterly Operating Results

          Sirona’s quarterly operating results have varied in the past and are likely to vary in the future. These variations result from a number of factors, many of which are substantially outside its control, including:

•	the timing of new product introductions by Sirona or its competitors;

•	developments in government reimbursement policies;

•	changes in product mix;

•	Sirona’s ability to supply products to meet customer demand;

•	fluctuations in manufacturing costs; and

•	income tax incentives.

          Due to the variations which Sirona has experienced in its quarterly operating results, it does not believe that period-to-period comparisons of results of operations of Sirona are necessarily meaningful or reliable as indicators of future performance.

          Results of Operations

          Because both the EQT Transaction and the MDP Transaction materially changed the carrying values of Sirona’s assets and liabilities recorded in its consolidated balance sheet, the following naming convention has been used in this proxy statement and in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sirona” to distinguish between periods for which the consolidated financial statements are not prepared on a comparable basis:

Sirona Beteiligungs- und Verwaltungsgesellschaft mbH – Predecessor 1
October 1, 2002 – September 30, 2003 (Fiscal 2003)
October 1, 2003 – February 16, 2004 (Portion of Fiscal 2004)

Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH – Predecessor 2
February 17, 2004 – September 30, 2004 (Portion of Fiscal 2004)
October 1, 2004 – June 30, 2005 (Portion of Fiscal 2005)

Sirona Holding GmbH – Successor
July 1, 2005 – September 30, 2005 (Portion of Fiscal 2005)

The results of operations presented for the year ended September 30, 2005 represent an aggregation of the results of operations for the Predecessor 2 period from October 1, 2004 to June 30, 2005 when Predecessor 2 was under the ownership of EQT, and the results of operations for the Successor period from July 1, 2005 to September 30, 2005, being the period following the MDP Transaction. The results have been aggregated to provide readers with 2005 data for a full year period and to provide a basis for comparing results of operations to prior periods. Results of operations for the Successor period include the effect of purchase accounting related to the MDP Transaction and, therefore, are not directly comparable to data for the prior periods.

          The results of operations presented for the year ended September 30, 2004 represent an aggregation of the results of operations for the Predecessor 1 period from October 1, 2003 to February 16, 2004 when Sirona was under the ownership of Permira, and the results of operations for the Predecessor 2 period from February 17, 2004 to September 30, 2004, being the period following the EQT Transaction. The results have been aggregated to provide readers with 2004 data for a full year period. Results of operations for the Predecessor 2 period include the effect of purchase accounting related to the EQT Transaction and, therefore, are not directly comparable to data for the prior periods.

          The table below sets forth Sirona’s results of operations for the fiscal periods presented:

	Three Months ended December 31, 2005 (unaudited)	Three Months ended December 31, 2004 (unaudited)	Year ended September 30, 2005 (aggregated) (unaudited)	Year ended September 30, 2004 (aggregated) (unaudited)	Year ended September 30, 2003

	(U.S. $ in thousands)

Revenue	$135,882	$131,528	$463,356	$387,817	$306,190
Cost of sales	69,664	72,458	271,077	229,885	165,073

Gross profit	66,218	59,070	192,279	157,932	141,117
Operating expenses (income):
Selling, general and administrative expense	32,303	30,477	127,780	98,878	65,787
Research and development	6,947	7,131	29,563	25,169	19,832
Provision for doubtful accounts and notes receivable	(140)	(141)	(319)	(478)	(387)
Write-off of in process research and development	—	—	33,796	20,217	—
Net other operating expense (income)	608	647	(2,490)	(346)	1,702

Operating income	26,500	20,956	3,949	14,492	54,183
Foreign currency transactions loss (gain)	5,257	(11,266)	4,323	7,018	3,772
(Gain) loss on derivative instruments	(25)	(1,014)	1,111	125	(968)
Interest expense, net	13,917	8,014	33,861	19,705	11,473
Other (income)	—	—	(129)	—	—

Income (loss) before income taxes and minority interest	7,351	25,222	(35,217)	(12,356)	39,906
Income tax provision (benefit)	3,200	6,956	(352)	1,433	15,330
Minority interest	(1)	—	44	—	—

Net income (loss)	$4,152	$18,266	$(34,909)	$(13,789)	$24,576

A reconciliation of the aggregate period results shown above to the consolidated statements of operations prepared in accordance with U.S. GAAP has been included in the table below:

	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	Year ended September 30, 2005 (aggregated) (unaudited)	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2004 (aggregated) (unaudited)

	(U.S. $ in thousands)

Revenue	$105,071	$358,285	$463,356	$229,216	$158,601	$387,817
Cost of sales	71,614	199,463	271,077	152,938	76,947	229,885

Gross profit	33,457	158,822	192,279	76,278	81,654	157,932
Operating expenses (income):
Selling, general and administrative expense	34,544	93,236	127,780	65,424	33,454	98,878
Research and development	7,863	21,700	29,563	16,594	8,575	25,169
Provision of doubtful accounts and notes receivables	(192)	(127)	(319)	(846)	368	(478)
Write-off in process research and development	33,796	—	33,796	20,217	—	20,217
Net other operating (income) expense	(5,367)	2,877	(2,490)	(428)	82	(346)

Operating (loss) income	(37,187)	41,136	3,949	(24,683)	39,175	14,492
Foreign currency transaction loss (gain)	3,574	749	4,323	5,527	1,491	7,018
(Gain) loss on derivative instruments	(11)	1,122	1,111	1,483	(1,358)	125
Interest expense, net	11,087	22,774	33,861	14,413	5,292	19,705
Other (income)	—	(129)	(129)	—	—	—

(Loss) income before income taxes and minority interest	(51,837)	16,620	(35,217)	(46,106)	33,750	(12,356)
Income tax (benefit) provision	(5,796)	5,444	(352)	(11,748)	13,181	1,433
Minority interest	(6)	50	44	—	—	—

Net (loss) income	$(46,035)	$11,126	$(34,909)	$(34,358)	$20,569	$(13,789)

          The aggregation of the results of operations data for fiscal 2005 and fiscal 2004 is not in accordance with U.S. GAAP, and the periods presented are not comparable due to the change in basis of assets that resulted from the application of the purchase method of accounting in connection with the MDP Transaction and the EQT Transaction. Because Predecessor 1, Predecessor 2 and Successor are different reporting entities for accounting purposes, the aggregated information should be considered as supplemental information only.

          Three Months Ended December 31, 2005 Compared to Three Months Ended December 31, 2004

          Revenue

          Sirona’s revenue has traditionally been strongest in the first quarter of the fiscal year. Revenue for the three months ended December 31, 2005 was $135.9 million, an increase of $4.4 million or 3.3%, as compared with the three months ended December 31, 2004. On a constant currency basis, adjusting for the fluctuations in the US$/Euro rate, total revenue increased 12%, with growth rates for the Imaging Systems segment of 32%, the Dental CAD/CAM Systems segment of 17% and the Instruments segment of 9%. On a constant currency basis, Treatment Center segment revenue decreased by 8%, mainly due to a slow economy in Germany. Imaging Systems segment revenue for the three months ended December 31, 2005 was higher than for the three months ended December 31, 2004 primarily due to sales of the new panoramic product line, ORTHOPHOS XG, which was introduced into the marketplace in fiscal year 2004.

          Revenue for the three months ended December 31, 2005 in the United States increased 20%. Revenue outside the United States increased by 8% on a constant currency basis.

          Cost of Sales

          Cost of sales was $69.7 million for the three months ended December 31, 2005, a decrease of $2.8 million, or 3.9%, as compared with the three months ended December 31, 2004. Cost of sales included amortization and depreciation expense resulting from the step-up to fair values of inventories and tangible and intangible assets, which were $12.0 million for the three months ended December 31, 2005, compared with $11.0 million for the three months ended December 31, 2004. The quarter-over-quarter increase in amortization and depreciation expense resulted from the fair value adjustments related to the MDP Transaction. Excluding these amounts, cost of sales as a percentage of revenue decreased to 42.5% for the three months ended December 31, 2005 from 46.7% for the three months ended December 31, 2004, and gross profit as a percentage of revenue increased by 4.2% from 53.3% to 57.5%. This increase was mainly due to an increase in revenue from product groups with higher gross profit margins.

          Selling, General and Administrative

          For the three months ended December 31, 2005, SG&A expense was $32.3 million, an increase of $1.8 million, or 6.0%, as compared with the three months ended December 31, 2004. SG&A expense for the three months ended December 31, 2005 included amortization and depreciation expense resulting from the step-up to fair values of tangible and intangible assets in the amount of $0.1 million compared with $0.5 million for the three months ended December 31, 2004. Excluding these amounts, SG&A expense increased for the three months ended December 31, 2005 by $2.2 million, or 7.5%, as compared with the three months ended December 31, 2004. As a percentage of revenue, SG&A expense increased slightly to 23.7% for the three months ended December 31, 2005 as compared with 22.8% for the three months ended December 31, 2004. The quarter-over-quarter increase in SG&A was primarily driven by the overall increase in revenue and by Sirona’s expanded presence in various countries, including the United States, Japan and Australia.

          Research and Development

          R&D expense for the three months ended December 31, 2005 were $6.9 million and therefore essentially unchanged from the three months ended December 31, 2004. R&D activity in both periods focused on new products or product enhancements in each segment.

          (Loss) Gain on Foreign Currency Transactions

          (Loss) gain on foreign currency transactions for the three months ended December 31, 2005 and December 31, 2004 amounted to a loss of $5.3 million and a gain of $11.3 million, respectively. Included therein are unrealized foreign currency losses of $2.9 million and a gain of $14.8 million on the U.S. dollar denominated portion of the bank debt for the three months ended December 31, 2005 and December 31, 2004, respectively. This foreign currency (loss) gain resulted from translation adjustments to the carrying value of Tranche A of Sirona’s U.S. dollar denominated bank debt due to currency fluctuations which did not affect cash flow.

          Interest Expense

          Net interest expense for the three months ended December 31, 2005 was $13.9 million, compared to $8.0 million for the three months ended December 31, 2004. This increase was primarily due to higher average debt balances following the MDP Transaction.

          Provision for Income Taxes

          For the three months ended December 31, 2005 and 2004, Sirona realized income before income taxes and minority interest of $7.4 million and $25.2 million, respectively. The German tax rate for these three-month periods is 36.9%, which would result in an expense of $2.7 million and $9.3 million, respectively. The tax provision for income taxes was $3.2 million and $7.0 million, respectively. The tax provision for the three-month period ended December 31, 2005 was impacted by non-tax deductible portions of the interest expense for puposes of the local trade tax.

          Net Income

          Sirona’s net income for the three months ended December 31, 2005 was $4.2 million, a decrease of $14.1 million, or 77.3%, as compared with the three months ended December 31, 2004. As described above, Sirona’s net income was significantly impacted by the MDP Transaction and the EQT Transaction and the related financings. For the three-month-period ended December 31, 2005, amortization and depreciation expense resulting from step-up to fair values of intangible and tangible assets related to the MDP Transaction of $7.6 million (net of a tax impact of $4.5 million) and the unrealized loss on the Tranche A dollar denominated bank debt of $1.8 million (net of a tax impact of $1.1 million). Excluding these items in both periods, net income increased due to higher revenue and improved gross margins, partially offset by higher SG&A and interest expense.

          Aggregated Year Ended September 30, 2005 Compared to Aggregated Year Ended September 30, 2004

          Revenue

          Revenue for the year ended September 30, 2005 was $463.4 million, an increase of $75.5 million, or 19.5%, as compared with the year ended September 30, 2004. On a constant currency basis, adjusting for the fluctuations in the US$/Euro rate, total revenue increased 16%, which included growth rates for the Dental CAD/CAM Systems and the Imaging Systems segments of 36% and 22%, respectively; whereas revenue for the Treatment Centers and the Instruments segments remained essentially unchanged. The Dental CAD/CAM Systems segment continued to experience strong demand for its product line. The increase in Imaging Systems segment revenue was led by the strong demand for the new panoramic imaging line, ORTHOPHOS XG.

          Revenue in the United States for the year ended September 30, 2005 increased by 41% from the prior period, due to strong demand for products in the Dental CAD/CAM Systems segment and the introduction of the new panoramic imaging line. Revenue growth in the rest of the world was 13%. On a constant currency basis, revenue in the rest of the world increased by 9%. The revenue growth in the rest of the world was particularly due to Sirona’s expanded presence in Germany, the United Kingdom, Japan and South Korea. Sirona launched new sales and service operations in Japan in October 2004 and in Australia in May 2005.

          Cost of Sales

          Cost of sales for the year ended September 30, 2005 was $271.1 million, an increase of $41.2 million, or 17.9%, as compared with the year ended September 30, 2004. Cost of sales included amortization and depreciation expense resulting from the step-up to fair values of inventories and tangible and intangible assets, which were $52.3 million for the year ended September 30, 2005, compared with $33.4 million for the year ended September 30, 2004. The year-over-year increase in amortization and depreciation expense resulted from the fair value adjustments related to the MDP Transaction. Excluding these amounts, costs of sales as a percentage of revenue decreased to 47.2% for the year ended December 31, 2005 compared with 50.7% for the year ended September 30, 2004, and gross profit as a percentage of revenue increased by 3.5% from 49.3% to 52.8%. This increase in gross profit was primarily due to a change in regional and product mix, with a shift towards higher margin products in the Dental CAD/CAM Systems and the Imaging Systems segments, to economies of scale and to sourcing savings driven by increased volume and changes in suppliers.

          Selling, General and Administrative

          For the year ended September 30, 2005, SG&A expense was $127.8 million, an increase of $28.9 million, or 29.2%, as compared with the year ended September 30, 2004. SG&A expense included amortization and depreciation resulting from the step-up to fair values of tangible and intangible assets in the amount of $1.7 million for the year ended September 30, 2005, compared with $1.2 million for the year ended September 30, 2004. The year-over-year increase in amortization and depreciation expense resulted from the step-up to fair values of Sirona’s net assets and liabilities related to the MDP Transaction. Excluding these amounts, SG&A expense increased for the year ended September 30, 2005 by $28.4 million, or 29.0%, as compared with the year ended September 30, 2004. As a percentage of revenue, SG&A expense increased to 27.2% for the year ended September 30, 2005 as compared with 25.2% for the year ended September 30, 2004. The increase was primarily due to increased costs associated with the growth in revenue and with costs associated with Sirona’s expanded presence in various markets in 2005, including the United States, Japan and Australia.

          Research and Development

          R&D expense for the year ended September 30, 2005 were $29.6 million, an increase of $4.4 million, or 17.5%, as compared with the year ended September 30, 2004. As a percentage of revenue, R&D remained relatively constant at 6.4% and 6.5% for the year ended September 30, 2005 and the year ended September 30, 2004, respectively. The increase in R&D reflected the large number of new products launched in the year ended September 30, 2005.

          Write-off of In-process Research and Development

          Write-off of IPR&D for the year ended September 30, 2005 was $33.8 million, compared to $20.2 million for the year ended September 30, 2004. The capitalization and related write-off were recorded as a result of the allocation of the acquisition purchase price of the EQT and the MDP Transactions. This was a one-time charge that will not have a continued impact on Sirona’s future results.

          Loss on Foreign Currency Transactions

          The loss on foreign currency transactions for the year ended September 30, 2005 amounted to $4.3 million compared to a loss of $7.0 million for the year ended September 30, 2004. These losses included an unrealized foreign currency loss on U.S. dollar denominated bank debt of $2.9 million and $5.9 million for the years ended September 30, 2005 and 2004, respectively. This foreign currency unrealized loss resulted from translation adjustments to the carrying value of Sirona’s Tranche A U.S. dollar denominated bank debt due to currency fluctuations. This unrealized loss did not affect Sirona’s cash flow.

          Interest Expense

          Net interest expense for the year ended September 30, 2005 was $33.9 million, compared to $19.7 million for the year ended September 30, 2004. This increase was primarily due to higher average debt balances following the MDP Transaction.

          Benefit (Provision) for Income Taxes

          For the year ended September 30, 2005 and 2004, Sirona realized a loss before income taxes and minority interest of $35.2 million and $12.4 million, respectively. The German tax rate for these years was 36.9%, which would result in a benefit of $13.0 million and $4.6 million, respectively. The tax benefit for income taxes for the year ended September 30, 2005 was $0.4 million and the tax provision for the year ended September 30, 2004 was $1.4 million. The tax benefit for the year ended September 30, 2005 was primarily impacted by non-tax deductible expense related to the write off of IPR&D. The tax provision for the year ended September 30, 2004 was primarily impacted by non-tax deductible expense related to the write off of IPR&D and a portion of the interest expense for purposes of the local trade tax.

          Net Income (Loss)

          Sirona’s net loss for the year ended September 30, 2005 was $34.9 million, an increase of $21.1 million, as compared with the year ended September 30, 2004. As described above, the MDP Transaction and the EQT Transaction and the related financings had a significant impact on Sirona’s net income. For the year ended September 30, 2005, amortization and depreciation expense resulting from the step-up of fair values of intangible and tangible assets related to the MDP Transaction and the EQT Transaction of $34.1 million (net of a tax impact of $19.9 million), write-off of IPR&D of $33.7 million (with no tax impact) and the unrealized loss on the Tranche A U.S. dollar denominated bank debt of $1.8 million (net of a tax impact of $1.1 million). Excluding these items in both periods, net income increased due to higher revenue and improved gross margins, partially offset by higher SG&A, R&D and interest expense.

          Aggregated Year Ended September 30, 2004 Compared to Year Ended September 30, 2003

          Revenue

          Revenue for the year ended September 30, 2004 was $387.8 million, an increase of $81.6 million, or 26.7%, as compared with the year ended September 30, 2003. On a constant currency basis, adjusting for the fluctuations in the U.S. dollar/Euro rate, total revenue increased by 16%, which included growth rates for the Dental CAD/CAM Systems and the Instruments segments of 27% and 27%, respectively. Revenue for the Treatment Centers and Imaging Systems segments increased by 9% and 7%, respectively. Dental CAD/CAM Systems revenue benefited from the 2003 launch of a third generation of the CEREC chairside system. The increase in Instruments segment sales was driven by new endodontic and sterilization products as well as by the launch of the handpiece line in the United States.

          Revenue in the United States increased by 29.2% for the year ended September 30, 2004 from the year ended September 30, 2003, which was primarily due to growth in the Dental CAD/CAM Systems segment. Revenue growth in the rest of the world was 25.9%. On a constant currency basis, revenue in the rest of the world increased by 12% for the year ended September 30, 2005. This revenue growth was primarily driven by Sirona’s expanded presence in Germany, France, Italy and South Korea. In the year ended September 30, 2004, Sirona launched new sales and service operations in France, the United Kingdom and Spain.

          Cost of Sales

          Cost of sales for the year ended September 30, 2004 was $229.9 million, an increase of $64.8 million, or 39.3%, as compared with the year ended September 30, 2003. Cost of sales included amortization and depreciation expense resulting from the step-up to fair values of inventories and tangible and intangible assets, which were $33.4 million, compared with $0 for the year ended September 30, 2003. The year-over-year increase in amortization and depreciation expense resulted from the fair value adjustments related to the EQT Transaction. Excluding these amounts, costs of sales as a percentage of revenue decreased to 50.7% for the year ended September 30, 2004 from 53.9% for the year ended September 30, 2003, and gross profit as a percentage of sales increased by 3.2% from 46.1% to 49.3% as compared with the prior year. This increase in gross profit was due to a change in regional and product mix, with a shift towards higher margin products in the Dental CAD/CAM Systems segment, to economies of scale and to sourcing savings driven by increased volume and changes in suppliers.

          Selling, General and Administrative

          For the year ended September 30, 2004, SG&A expense was $98.9 million, an increase of $33.1 million, or 50.3%, as compared with the year ended September 30, 2003. SG&A expense included amortization and depreciation expense resulting from the step-up to fair values of tangible and intangible assets, which were $1.2 million compared with $0 for the year ended September 30, 2003. The year-over-year increase in amortization and depreciation expense resulted from the fair value adjustments related to the EQT transaction. Excluding these amounts, SG&A expense increased for the year ended September 30, 2004 by $31.9 million, or 48.5%, as compared with year ended September 30, 2003. As a percentage of revenue, SG&A expense increased to 25.2% as compared with 21.5% for the year ended September 30, 2003. The increase was driven by increased costs associated with the growth in revenue, as well as with costs associated with Sirona’s expanded local presence in various markets, including the United States, Spain, France, United Kingdom, Italy and Denmark.

          Research and Development

          R&D expense for the year ended September 30, 2004 were $25.2 million, an increase of $5.3 million, or 26.9%, as compared with the year ended September 30, 2003. As a percentage of revenue, R&D expense remained constant at 6.5% for the years ended September 30, 2004 and 2003.

          Write-off of In-process Research and Development

          Write-off of IPR&D for the year ended September 30, 2004 was $20.2 million as compared with $0 for the year ended September 30, 2003. The capitalization and write-off were recorded in connection with the allocation of the acquisition purchase price for the EQT Transaction. This was a one-time charge that will not have a continued impact on Sirona’s future results.

          Loss on Foreign Currency Transactions

          The loss on foreign currency transactions for the year ended September 30, 2004 amounted to $7.0 million compared to a loss of $3.8 million for the year ended September 30, 2003. The loss for the year ended September 30, 2004 included an unrealized foreign currency unrealized loss on U.S. dollar denominated bank debt of $5.9 million. This foreign currency unrealized loss resulted from translation adjustments to the carrying value of Sirona’s Tranche A U.S. dollar denominated bank debt due to currency fluctuations. In the year ended September 30, 2003, all bank debt was Euro denominated.

          Interest Expense

          Interest expense for the year ended September 30, 2004 was $19.7 million, compared to $11.5 million for the year ended September 30, 2003. This increase was primarily due to higher average debt balances following the EQT Transaction.

          Benefit (Provision) for Income Taxes

          For the year ended September 30, 2004 Sirona realized a loss before income taxes and minority interest of $12.4 million compared to a gain before income taxes of $39.9 million for the year ended September 30, 2003. The German tax rate for these years was 36.9%, which would result in a benefit of $4.6 million and an expense of $14.7 million, respectively. The tax provision for income taxes was $1.4 million and $15.3 million, respectively. The tax provision for the year ended September 30, 2004 was primarily impacted by non-tax deductible expense related to the write off of IPR&D and a portion of the interest expense for the local trade tax. The tax provision for the year ended September 30, 2003 was primarily impacted by the non-deductible portion of the interest expense for purposes of the local trade tax.

          Net Income (Loss)

          Sirona’s net loss for the year ended September 30, 2004 was $13.8 million, compared to net income of $24.6 million for the year ended September 30, 2003. As described above, the EQT Transaction and the related financing had a significant impact on Sirona’s net income. For the year ended September 30, 2004, amortization and depreciation expense resulting from the step-up to fair values of intangible and tangible assets related to the EQT Transaction of $21.8 million (net of a tax impact of $12.8 million), write-off of IPR&D of $20.2 million (with no tax impact) and the unrealized loss on the Tranche A U.S. dollar denominated bank debt of $3.7 million (net of a tax impact of $2.2 million). Excluding these items in both periods, net income increased due to higher revenue and improved gross margins, partially offset by higher SG&A, R&D and interest expense.

          Liquidity and Capital Resources

          Historically, Sirona’s principal uses of cash have been for interest payments, debt repayment and acquisitions. Operating capital expenditures are approximately equal to operating depreciation (excluding any effects from the increased amortization and depreciation expense resulting from the step-up to fair values of Sirona’s assets and liabilities required under purchase accounting). Sirona’s management believes that Sirona’s working capital is sufficient for its present requirements.

          Historical Cash Flows

          The following table sets forth the historical cash flows for each of the periods presented:

	Successor	Predecessor 2			Predecessor 1

	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	Year ended September 30, 2005 (aggregated) (unaudited)	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2004 (aggregated) (unaudited)	Year ended September 30, 2003

	(U.S. $ in thousands)
Net cash provided by operating activities	$137,403	$54,806	$192,209	$37,456	$28,258	$65,714	$63,285
Net cash used in investing activities	(559,998)	(37,408)	(597,406)	(374,425)	(4,598)	(379,023)	(21,538)
Net cash provided by (used in) financing activities	448,847	(14,624)	434,223	310,633	(11,588)	299,045	(21,269)
Increase (decrease) in cash during the period	26,252	2,774	29,026	(26,336)	12,072	(14,264)	20,478

          Net Cash Provided by Operating Activities

          Net cash provided by operating activities represents net cash from operations, returns on investments, interest and taxation.

          Net cash provided by operating activities was $192.2 million for the year ended September 30, 2005, compared to net cash provided by operating activities of $65.7 million for the year ended September 30, 2004. The primary contributors to cash flow from operations in fiscal 2005 were (1) an improvement in net income (adjusted for non-cash items) of 18.3 million and (2) a one-time payment of $100 million for an exclusivity agreement for Dental CAD/CAM systems with Sirona’s distribution partner, Patterson Dental Inc., for sales in the United States and Canada.

          Net cash provided by operating activities increased by $2.4 million, or 3.8%, for the year ended September 30, 2004, compared with the year ended September 30, 2003.

          Net Cash Used in Investing Activities

          Net cash used in investing activities represents cash used for capital expenditures, financial investments, acquisitions and disposals.

          Net cash used in investing activities was $597.4 million for the year ended September 30, 2005, compared to $379.0 million for the year ended September 30, 2004 and $21.5 million for the year ended September 30, 2003. The primary contributors to the investing cash outflow in fiscal 2005 were (1) the MDP Transaction of $556.3 million, (2) the deferred purchase price payment in December 2004 of $25.7 million related to the EQT Transaction, and (3) capital expenditures of $14.7 million. The primary contributors to the investing cash outflow in 2004 were (1) the EQT Transaction of $359.5 million, (2) $5.8 million for the acquisition of businesses and (3) $13.3 million for capital expenditures. The primary contributors to the investing cash outflow in 2003 were (1) $8.8 million for the acquisition of businesses and (2) $12.5 million for capital expenditures. Sirona’s capital expenditures related to property, plant and equipment and software developed for sale.

          Net Cash Provided by (Used In) Financing Activities

          Net cash provided by financing activities was $434.2 million for the year ended September 30, 2005 compared to net cash provided by financing activities of $299.0 million for the year ended September 20, 2004 and net cash used for financing activities of $21.3 million in fiscal 2003. The cash provided by financing activities in fiscal 2005 reflected the refinancing of Sirona’s debt to effect the MDP Transaction. This refinancing resulted in full repayment of Sirona’s existing bank debt and shareholder loans and proceeds generated from new debt. As a result of the MDP Transaction, Sirona’s debt substantially increased. The cash provided by financing activities in fiscal 2004 reflected the refinancing of Sirona’s debt to effect the EQT Transaction. This refinancing resulted in full repayment of Sirona’s existing bank debt and shareholder loans and proceeds generated from new debt. As a result of the EQT Transaction, Sirona’s debt substantially increased. See below for a discussion of long-term debt for further details. The cash used in fiscal 2003 for financing activities reflected the scheduled payments on Sirona’s then-existing bank loans.

          Sirona believes that its operating cash flows and available cash (including restricted cash), together with its long-term debt borrowings, will be sufficient to fund its working capital needs and anticipated capital expenditure and debt service requirements. Sirona believes this will not be materially affected by the Exchange because Schick has no debt on its balance sheet and it generates significant cash to fund its working capital and anticipated capital expenditure needs.

          Long-term debt

          Shareholder Loan

          On June 30, 2005, Sirona issued Luxco a note in the original principal amount of €151.0 million ($182.0 million) to evidence the Shareholder Loan, as part of the funding of the MDP Transaction. The loan has an interest rate of 7.5% per annum. The interest and principal are required to be repaid on June 30, 2015. Interest of €5.3 million ($6.3 million) had been accreted at December 31, 2005. Schick will acquire the Shareholder Loan in the Exchange. The Shareholder Loan will become intercompany indebtedness of Sirona owed to Schick that will be eliminated on the consolidated balance sheet of the combined company.

          At September 30, 2004, the shareholder loan from EQT had a principal amount of €38.6 million ($47.8 million). The loan had an interest rate of 7% per annum, and interest was accrued until the end of the loan term, January 14, 2006. As of September 30, 2004, interest of €2.1 million ($2.6 million) had accrued. This loan was repaid as part of the MDP Transaction.

          Bank Loans

          Sirona’s bank loans comprised senior ranking loans in an amount of €485.0 million ($583.9 million) as of December 31, 2005, divided into four tranches. Sirona repaid €65.0 million ($78.8 million) of the mezzanine loan tranche in fiscal year 2005. In addition, as of December 31, 2005, Sirona had an overdraft facility of €40.0 million ($48.0 million) and an acquisition facility of €50.0 million ($60.2 million). As of December 31, 2005, none of the acquisition facility had been drawn down. As of December 31, 2004, funds available under the overdraft facility were €30.0 million ($37.0 million).

          Tranche A, of which €135 million ($162.7 million) was outstanding at December 31, 2005, is a U.S. dollar denominated loan and repayable in semi-annual installments through June 30, 2012. The repayments will be calculated as a percentage of the loan amount. The first repayment is due in September 2006. Tranche A has an interest rate of LIBOR plus a margin of 1.5% to 2.25% per annum. The margin is calculated based on the ratio of Sirona’s consolidated total net debt to Adjusted EBITDA for the previous reporting period, as determined under German GAAP, starting in fiscal year 2007. Interest is payable on a monthly, quarterly or semi-annual basis. Two step down swaps have been established for 70% of the interest for the next three years. The associated interest rates range from 1.75% to 4.71% over the period of the swap and settlement is required on a quarterly basis.

          Tranche B is repayable in a single payment of €125.0 million ($150.6 million) on June 30, 2013. Tranche B has an interest rate of EURIBOR plus a margin of 2.25% to 2.75% per annum. The margin is calculated based on the ratio of Sirona’s consolidated total net debt to Adjusted EBITDA for the previous reporting period, as determined under German GAAP, starting in fiscal year 2007. Interest is paid on a monthly, quarterly or semi annual basis. Two cap/floor collars have been established for 51% of the interest for the next three years. The floor interest rates are 1.595% and 1.85%, and the cap interest rates are 5% and 4.10%. Settlements of the contracts are required on a quarterly basis.

          Tranche C is repayable in a single payment of €125.0 million ($150.6 million) on June 30, 2014. Tranche C has an interest rate of EURIBOR plus a margin of 3.25% per annum. Interest is paid on a monthly, quarterly or semi annual basis. Two cap/floor collars have been established for 51% of the interest for the next three years. The floor interest rates are 1.595% and 1.85% and the cap interest rates are 5% and 4.10%. Settlements of the contracts are required on a quarterly basis.

          The margins of tranches A, B and the acquisition facility are fixed for one year and thereafter will be calculated on a ratio of net debt to EBITDA for the previous reporting period, derived from Sirona’s consolidated financial statements prepared in accordance with German GAAP.

          The mezzanine loan tranche is repayable in a single payment of €100.0 million ($120.4 million) on June 30, 2015. The mezzanine loan tranche has an interest rate of EURIBOR plus a margin of 9.5% per annum. The 9.5% margin is divided into two components; 4.5% per annum is payable on an on-going basis, and the remaining 5% per annum will accrete until the end of the loan term. Two cap/floor collars have been established for 51% of the EURIBOR portion of the interest for the next three years. The floor interest rates are 1.68% and 1.85% and the cap interest rates are 5% and 4.02%. Settlements of the contracts are required on a quarterly basis.

          All of the bank loan agreements stipulate early repayment of certain amounts under certain conditions. In particular, up to 50% of excess cash flow, as defined in the loan agreements, must be applied to repayment within one month after the issuance of Sirona’s audited consolidated financial statements prepared in accordance with German GAAP, starting in fiscal year 2007, depending upon the level of Adjusted EBITDA.

          Sirona has agreed to certain debt covenants in relation to the bank loans. The bank loan agreements contain customary events of default and customary covenants, including restrictions on the ability of Sirona to effect acquisitions and payments to shareholders, such as dividends. The covenants also stipulate that the company, defined as Sirona Holding GmbH and its subsidiaries, must maintain certain ratios in respect of cash flows, interest payments and defined earnings measures and also place a limit on capital expenditures. Sirona’s ability to meet those covenants will depend on its results of operations, which may be affected by factors outside of its control. See “Risk Factors—Risk Related to the Business of the Combined Company–Sirona’s substantial indebtedness could have material adverse consequences for its business, cash flow, financial condition and results of operations.” If Sirona breaches any of the covenants, Sirona will default under the terms of the loan agreement, and the bank loans can be accelerated and become due on demand.

          Certain covenants contained in the bank loan agreements require Sirona to maintain increasing ratios of Adjusted EBITDA to consolidated net finance charges and decreasing ratios of consolidated total net debt to Adjusted EBITDA. Sirona believes the most restrictive of those covenants are the requirements to maintain at December 31, 2005 both a ratio of Adjusted EBITDA to consolidated net finance charges of at least 1.80:1.00 for the senior debt and 1.64:1.00 for the mezzanine (rising gradually to 3.50:1.00 and 3.18:1.00, respectively) and a ratio of consolidated total net debt to Adjusted EBITDA of no more than 7.95:1.00 for the senior debt and 8.75:1.00 for the mezzanine debt (declining gradually to 3.00:1.00 and 3.30:1.00, respectively). Sirona must also maintain a ratio of cash flow to debt of at least 1.00:1.00. Additional covenants (1) limit Sirona’s ability to effect business acquisitions and (2) may require loan prepayments from cash flow (as defined in the loan agreements), in either case depending upon the level of Adjusted EBITDA. These covenants could limit Sirona’s long-term growth prospects by hindering its ability to incur future indebtedness or grow through acquisitions. Failure to comply with these covenants would result in a default under the terms of the loan agreements and result in the acceleration of Sirona’s indebtedness.As of December 31, 2005, the ratio of adjusted EDITDA to consolidated net finance charges was €93.9 million: €27.6 million, or 3.40:1.00, and the ratio of consolidated total net debt to Adjusted EBITDA was €421.8 million: €93.9 million, or 4.49:1.00.

          The bank loans are secured by the pledge of the participations in certain of Sirona’s subsidiaries. In addition, all receivables, bank accounts, tangible assets, inventories, patents, trademarks and other property rights of Sirona Dental Systems GmbH and Sirona Dental Services GmbH, Sirona’s subsidiaries, are also pledged as security for the bank loans. It is not currently anticipated that Schick will become a party to the loan agreements, but the loan covenants will restrict the ability of Sirona and Schick to make intercompany transfers or to enter into transactions that are not on an arms-lengths basis. These covenants will, for instance, restrict the ability of Sirona to make dividend payments to Schick to enable it to pay dividends to its stockholders, to make capital expenditures or to fund future growth. These covenants, although not applicable to Schick, may therefore restrict the ability of Schick to operate and grow the combined business following the Exchange.

          Quantitative and Qualitative Disclosures About Market Risk

          Sirona’s primary market risk exposure is interest rate risk associated with short and long-term bank loans bearing variable interest rates. To manage this interest rate risk exposure, Sirona enters into interest rate swap and collar agreements. Sirona is also exposed to foreign currency risk, which can adversely affect our sales and operating profits. To manage this risk, Sirona enters into forward exchange contracts.

          The following discussion should be read in conjunction with Notes 2 and 11 to Sirona’s audited consolidated financial statements contained elsewhere in this proxy statement, which provide further information on Sirona’s derivative instruments.

          Interest Rate Sensitivity

          To reduce the exposure associated with Sirona’s variable rate debt, Sirona has entered into interest rate swap and collar agreements that limit the variable rate for portions of the bank loans. See “—Long-Term Debt” for further details.

          As of September 30, 2005, the interest rate swaps and collars had notional amounts of $331.0 million and a fair value of $2.3 million. The variable benchmark interest rates associated with these instruments ranged from 1.595% to 5%. A hypothetical, instantaneous increase of one percentage point in the interest rates applicable to the variable interest rate debt would have increased the interest expense for the year ended September 30, 2005 by approximately $3.5 million.

          Exchange Rate Sensitivity

          The Euro is the functional currency for the majority of Sirona’s subsidiaries, including its German operations, which are the primary sales and manufacturing operations of Sirona. Sales from other Sirona operations are denominated in various foreign currencies. Sales in Euro, U.S. dollar and other currencies represented 64%, 31% and 5%, respectively, of total sales for fiscal 2005. In order to hedge portions of the transactional exposure to fluctuations in exchange rates between the U.S. dollar and the Euro, based on forecasted and firmly committed foreign currency denominated cash flows, Sirona enters into forward foreign currency contracts. These forward foreign currency contracts are intended to protect Sirona against the short-term effects of changes in the exchange rates, Sirona does not apply hedge accounting to these forward foreign currency contracts.

          The table below provides information as of September 30, 2005, about receivables and derivative financial instruments by functional currency and presents such information in U.S. dollars, which is Sirona’s reporting currency. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates. The estimated fair value of receivables is considered to approximate their carrying value because receivables have a short maturity. For foreign currency forward exchange agreements, the table presents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates. These notional amounts generally are used to calculate the contractual payments to be exchanged under the contract.

	Expected Maturity Date

As of September 30, 2005	2006	2007	2008	2009	2010	Beyond 2010	Total	Fair Value

	(U.S. $ in thousands, except exchange rate information)
Receivables:
U.S. Dollar	$5,937	$—	$—	$—	$—	$—	$5,937	$5,937
Japanese Yen	$2,771	$—	$—	$—	$—	$—	$2,771	$2,771
Australian Dollar	$2,366	$—	$—	$—	$—	$—	$2,366	$2,366
Danish Krone	$623	$—	$—	$—	$—	$—	$623	$623
Chinese Yuan Renminbi	$142	$—	$—	$—	$—	$—	$142	$142
UK Sterling	$18	$—	$—	$—	$—	$—	$18	$18

Forward Exchange Contracts:
U.S. dollar notional amount	$53,881	$—	$—	$—	$—	$—	$53,881	$(1,399)
Average contract exchange rate	$1.2545	$—	$—	$—	$—	$—	$—	$—

          Contractual Obligations and Commercial Commitments

          The following table summarizes contractual obligations and commercial commitments as of September 30, 2005:

	Payments due by period

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

	(U.S. $ in thousands)

Long-term debt	$586,725	$10,103	$39,732	$50,568	$486,322
Shareholder loan	184,712	—	—	—	184,712
Operating lease obligations	29,576	2,026	3,505	2,792	21,253
Pension	16,368	716	2,221	3,323	10,108
Purchase commitments	15,665	15,665	—	—	—

Total	$833,046	$28,510	$45,458	$56,683	$702,395

          Off-Balance Sheet Arrangements

          Customers can finance their purchases of Sirona products from their respective dealer through financial institutions. Prior to March 2003, Sirona would offer to guarantee up to 10% of the total liability due to the financial institution from the customer in the event the customer defaulted on their payments. However, the contracts negotiated with the dealers, who sold the products to the third-party customers, granted Sirona a right of recourse against the dealer, in such event. Sirona ceased issuing these guarantees after March 2003. The arrangements were generally provided for a five-year period and therefore the related guarantees issued by Sirona are expected to expire by 2008.

          At September 30, 2005 and 2004, the maximum potential amount of future undiscounted payments that could be required to be made was $5.8 million and $6.2 million, respectively. However, these amounts may be recovered from dealers pursuant to the recourse arrangements described above. No asset or liability has been recorded in Sirona’s consolidated financial statements as of September 30, 2005 or 2004.

          In July 2005, Sirona entered into a sale and leaseback agreement regarding unused land on the site of Sirona’s headquarters in Bensheim, Germany. The land was sold for $1.1 million to an unrelated property development company, who will construct a new office building based on Sirona’s specifications on the site. Sirona will lease the building from the property development company through an 18-year lease. Under the terms of the lease, rent is approximately $1.4 million per annum until 2013. After 2013, rent is subject to adjustment according to an inflation index. Rent payments will commence once the building is ready for occupancy, which is currently anticipated to be in December 2006. The land remains an asset on Sirona’s balance sheet and the building lease will be accounted for as an operating lease.

          Sirona has no other off-balance sheet financing arrangements.

          Related Party Transactions

          Sirona currently is party to service agreements with two related parties as described below. Terms for these service agreements may differ from those that could be obtained with unrelated third parties. Additionally, Sirona occasionally enters into other related party transactions.

          Sirona, MDP IV Offshore GP and Harry M. Jansen Kraemer, who is a member of the Sirona Advisory Committee, a body which advises the executive board of Sirona, and a shareholder, are parties to a service agreement in connection with the MDP transaction. This agreement provided for a one-time payment of €10.0 million ($12.0 million) made by Sirona in July 2005 from Sirona to the other two parties in return for advice, support for negotiating the purchase agreement, preparation of financial models and projections and due diligence services for Sirona related to the MDP Transaction, which was paid during the three-month period ended September 30, 2005.

          Sirona and Luxco have entered into an advisory service agreement that terminates on October 1, 2008. Under the agreement effective October 1, 2005, Sirona will pay an annual fee to Luxco of €325,000 ($391,000) and Luxco will provide to Sirona certain advisory services regarding the structure, terms and conditions of debt offerings by Sirona, financing sources and options, business development and other services.

          BERAG, an actuarial firm, is a related party of Sirona. The Managing Director of BERAG, Dr. Blum, is also a member of the Supervisory Board of Sirona Dental Systems GmbH. Sirona recorded expenses for payments to BERAG for advisory services in connection with pension arrangements as follows: from July 1, 2005 to September 30, 2005, $21,000; October 1, 2004 to June 30, 2005, $67,000; from February 17, 2004 to September 30, 2004, $12,000; from October 1, 2004 to February 16, 2004, $9,000; for year ended September 30, 2003, $31,000. Amounts owed to BERAG as of September 30, 2005 and September 30, 2004, were $69,000 and $38,000, respectively.

          Sirona has been party to several other related party transactions in the past, including payment for transaction related services to EQT and handling fees paid to Sirona Dental Systems SARL, Luxembourg. However, due to various transactions described within this proxy statement, the parties involved in these previous related party transactions are no longer related parties and such transactions will have no impact on Sirona’s future financial condition.

          Critical Accounting Policies

          The preparation of financial statements in conformity with U.S. GAAP requires Sirona to make estimates and assumptions that affect amounts reported in its consolidated financial statements and accompanying notes. These estimates and assumptions are evaluated on an ongoing basis based on historical developments, market conditions, industry trends and other information Sirona believes to be reasonable under the circumstances. There can be no assurance that actual results will conform to Sirona’s estimates and assumptions, and that reported results of operations will not be materially adversely affected by the need to make accounting adjustments to reflect changes in its estimates and assumptions from time to time. The following accounting policies are those that Sirona believes to be the most sensitive to its estimates and assumptions.

          Pensions and 401(k) Plan

          Sirona has both defined benefit and defined contribution pension plans, as well as an early retirement plan.

          Sirona accounts for its defined benefit pension plans using Statement of Financial Accounting Standard No. 87, Employer’s Accounting for Pensions (“SFAS 87”) and the disclosure requirements under Statement of Financial

Accounting Standards No.132, ‘Employer’s Disclosure about Pensions and Other Post-Retirement Benefits (Revised)’ (“SFAS 132”), an amendment of FASB Statements No. 87, 88 and 106. Under SFAS 87, pension expense is recognized on an accrual basis over the employee’s approximate service periods. SFAS 87 requires the use of an actuarial method for determining defined benefit pension costs and provides for the deferral of actuarial gains and losses (in excess of a specified corridor) that result from changes in assumptions or actual experience differing from that assumed. SFAS 87 also provides for the prospective amortization of costs relating to changes in the benefit plan, as well as the obligation resulting from the transition. In applying purchase accounting, a pension liability was recognized for the projected benefit obligation in excess of plan assets.

          The key assumption used in the actuarial calculations for the defined benefit pension plans is the selection of the appropriate discount rate. The discount rate has been selected by reference to market interest rates. Fluctuations in market interest rates could impact the amount of pension expense recorded for these plans. The discount rate assumption changed from 5.75% at June 30, 2005 to 4.25% at September 30, 2005 thereby affecting the amount of pension expense recorded during each period.

          Plan assets consist of contributions made by Sirona to a pension support fund of an insurance company, the custodian, which in turn invests these contributions. The insurance company guarantees the employees the investments will generate a minimum return of 2.75% to 3.25%. The plan assets are invested in equity securities (33.7%), fixed income securities (51.7%) and other assets (14.6%).

          Deferred losses were significant at the end of the Predecessor 2 period at June 30, 2005. However, as part of the fair value adjustments due to purchase accounting for the MDP Transaction, these deferred losses no longer remain at September 30, 2005 and will not impact future periods. There were no significant deferred gains or losses for any other periods.

          Contributions made to the defined contribution pension plans and the 401(k) savings plan for U.S. employees are accrued based on the contributions required by the plan.

          Sirona also has an early retirement plan, Altersteilzeit (“ATZ”) which allows certain German employees who have been accepted into the plan to retire at 60 rather than at the legal retirement age of 65. Eligible employees are those who have attained the age of 55 or who will attain the age of 55 by calendar year 2009 and have been accepted to participate in the ATZ plan. The ATZ plan can cover a period between the ages of 58 to 63 of the participating employees and is split into an active service period, where the employees work full time for Sirona, and an inactive service period, where the employees do not work for the company. During the active service period, the employees receive 50% of their salary and the remaining 50% of their salary, plus a bonus payment equal to 35% of their salary is paid during the inactive service period. Sirona recognizes the salary component of the ATZ plan over the period from the beginning of the ATZ period to the end of the active service period. Sirona recognizes the bonus component over the period from the point at which the employee signs the ATZ contract until the end of the active service period.

          Income taxes

          Sirona recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Sirona regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance, as necessary, based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies. If Sirona is unable to generate sufficient future taxable income in certain tax jurisdictions, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, it could be required to increase its valuation allowance against its deferred tax assets resulting in an increase in its effective tax rate and an adverse impact on operating results. As of September 30, 2005, Sirona had not recorded any valuation allowances against its deferred tax assets.

          Impairment of Long Lived and Finite Lived Assets

          Sirona assesses all its long lived assets for impairment whenever events or circumstances indicate their carrying value may not be recoverable. Sirona’s management assesses whether there has been an impairment by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the asset. The factors considered by Sirona’s management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. If an impairment is deemed to exist, management records an impairment charge equal to the excess of the carrying value over the fair value of the impaired assets. This could result in a material charge to earnings.

          Impairment of Indefinite Lived Assests

          Sirona tests goodwill for impairment on an annual basis by comparing the fair value of its reporting units to their carrying values. Key assumptions in determining fair value are the assessment of future cash flows and the appropriate discount rate. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. If the carrying amount of a reporting unit exceeds its fair value, goodwill impairment loss is measured as the excess of the carrying amount of goodwill over its implied fair value. The implied fair value requires a fair value exercise similar to a business combination where the individual assets and liabilities are valued at fair value with the difference between the fair value of the reporting unit being the implied fair value of goodwill.

          Sirona evaluates trademarks, which are considered indefinite-lived intangible assets, for impairment at least annually or whenever events or circumstances indicate their carrying value might be impaired. In performing this assessment, Sirona’s management considers operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. The carrying value of trademarks is considered impaired when their carrying value exceeds their fair market value. In such an event, an impairment loss is recognized equal to the amount of that excess. Key assumptions in determining fair value include using the projected cash flows discounted at a rate commensurate with the risk involved.

          Purchase Accounting

          Sirona has recorded a change in basis of the assets and liabilities acquired in the MDP Transaction and EQT Transaction. These transactions required the assets and liabilities to be recorded either at partial fair value or fair value as described in Note 4 to Sirona’s consolidated financial statements contained elsewhere in this proxy statement. In determining the fair value of assets and liabilities, Sirona is required to make certain key assumptions that could materially impact the value of the assets or liabilities recorded.

          In valuing the intangible assets, the key assumptions include the valuation method selected, the cash flow projections, the risk based discount rate, the replacement costs and/or the applicable royalty rates. Sirona used its historical experience, budgets and similar assumptions used in the medical devices industry in formulating these assumptions.

          In valuing property, plant and equipment, the fair values were derived from posted values for comparable assets and replacement values.

          Fair value of liabilities was determined to be equivalent to the predecessors’ carrying value except for pension obligations, which were valued at the project benefit obligation measured in accordance with Statement of Financial Accounting Standard No. 87, Employer’s Accounting for Pensions.

          Recent Accounting Pronouncements

          In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs – an amendment of ARB No. 43 (“SFAS 151”). SFAS 151 requires idle facility expenses, freight, handling costs and wasted material (spoilage) costs to be recognized as current period charges. It also requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of production facilities. SFAS 151 will be effective for such costs incurred during the fiscal years beginning after June 15, 2005. Sirona is in the process of evaluating the impact of this standard on its consolidated financial statements.

          In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment (“SFAS 123R”), which replaces Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation (“SFAS 123”), and supersedes APB Opinion 25, Accounting for Stock Issued to Employees. SFAS 123R requires all share based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period beginning after June 15, 2005. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. Under SFAS 123R, Sirona must determine the appropriate fair value model to be used for valuing share based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption, or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested awards at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive method would record compensation expense for all unvested awards beginning in the first period restated. During 2005, the FASB issued FSP FAS 123(R)-1, FSP FAS 123(R)-2 and FSP FAS 123 (R)-3, which provide additional considerations for companies transitioning to FAS 123(R) and practical application guidance. Sirona does not anticipate the adoption of SFAS 123R to have a material impact on its consolidated financial position, results of operations or cash flows. However, in consideration of the closing of the transaction described in Note 3 to Sirona’s consolidated financial statements contained elsewhere in this proxy statement, the adoption of SFAS 123R may have a material impact on Sirona.

          In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (“SFAS 153”), Exchanges of Non-Monetary Assets – an Amendment of APB Opinion No. 29, which amends APB No. 29 Accounting for Non-monetary Transactions, (“APB 29”), by eliminating the exception to the fair value principle for exchanges of similar productive assets. SFAS 153 also eliminates the APB 29 concept of culmination of an earnings process. The amendment requires that an exchange of non-monetary assets be accounted for at fair value if the exchange has commercial substance and fair value is determinable within reasonable limits. SFAS 153 is effective for non-monetary transactions occurring in fiscal periods beginning after June 15, 2005. The impact of SFAS 153 will depend on the nature and extent of any exchanges of non-monetary assets after the effective date, but Sirona does not currently expect SFAS 153 to have a material impact on its consolidated financial position, results of operations or cash flows.

          In March 2005, the FASB issued Financial Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations, which clarifies that the term ‘conditional asset retirement obligation,’ as used in SFAS 143, refers to a legal obligation to perform asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the first fiscal year ending after December 15, 2005. Sirona is in the process of assessing the impact of adopting FIN 47 on its consolidated financial position, results of operations or cash flows.

          In June 2005, EITF 05-05, Accounting for Early Retirement or Post-employment Programs with Specific Features (Such As Terms Specified in Altersteilzeit Early Retirement Arrangements), was issued. The guidance distinguishes between two types of ATZ arrangements. Type I is when the participant works 50% of the normal full-time schedule for each year of the entire ATZ period and receives 50% of his/her salary each year. Type II is when the participant works full-time for half the ATZ period (the “active period”) and then does not work for the remaining half (the “inactive period”), and receives 50% of his or her salary each year during the entire ATZ period. With respect to Type II arrangements, EITF 05-05 makes the following observations: (1) the salary component, the Erfüllungsrückstand, should be recognized over the period from the point at which the ATZ period begins until the end of the active service period. The portion of salary that is deferred (i.e., to be paid out during the inactive service period) should be discounted if payment is expected to be deferred for a period longer than one year, (2)The bonus feature and additional contributions into the German government pension scheme, the Aufstockungsbetrag, should be accounted for as a post-employment benefit under FAS 112, Employers’ Accounting for Post-employment Benefits, an amendment of Statement of Financial Accounting Standard No. 5 and 43. An entity should recognize the additional compensation over the period from the point at which the employee signs the ATZ contract until the end of the active service period, (3)The employer should recognize the government subsidy when it meets the necessary criteria and is entitled to the subsidy. EITF 05-05 is effective for fiscal years beginning after December 15, 2005.Sirona currently accounts for the ATZ plan in this way therefore the pronouncement will not impact Sirona’s consolidated financial position, results of operations or cashflows.

          In June 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 requires entities that voluntarily adopt a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless it would be impracticable to do so. SFAS 154 supersedes APB No. 20, Accounting Changes, which previously required most voluntary changes in accounting principle to be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. SFAS 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. Further, under SFAS 154, if an entity changes its method of depreciation, amortization or depletion for long-lived, non-financial assets, the change must be accounted for as a change in accounting estimate. Under APB No. 20, such a change would have been reported as a change in accounting principle. SFAS 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. Sirona does not anticipate adoption of this standard to have a material effect on its consolidated financial position, results of operations or cash flows.

Executive Compensation of Sirona

          The following sets forth certain information concerning compensation arrangements for Sirona’s Chief Executive Officer, Chief Financial Officer and Executive Vice President of Human Resources and Services.

          In April 2002, Sirona entered into an indefinite employment agreement with Jost C. Fischer. Under the terms of this agreement, Mr. Fischer is employed as Sirona’s Chief Executive Officer and President. Mr. Fischer’s current annual base salary is €378,000 ($447,703, at an exchange rate of 1.1844 as of December 31, 2005). In addition to his base salary, Mr. Fischer is eligible to receive a yearly bonus based on Sirona’s year-over-year “EVA” (earned value added) growth, as defined in the agreement. A portion of the bonus is paid within 60 days of Sirona’s fiscal year end and the remainder is deferred. In the fiscal year ended September 30, 2005, the bonus earned equaled €394,850 ($478,835, at an exchange rate of 1.2127 as of September 30, 2005) and the bonus paid equaled €416,050 ($504,545, at an exchange rate of 1.2127 as of September 30, 2005). The employment agreement may be terminated by Sirona or Mr. Fischer upon one year’s notice. If Mr. Fischer’s employment agreement were to be terminated as of January 31, 2006, he would be entitled to a deferred bonus in the amount of approximately €326,025 ($386,144, at an exchange rate of 1.1844 as of December 31, 2005).

          In July 1999, Sirona entered into an indefinite employment agreement with Simone Blank. Under the terms of this agreement, Mrs. Blank is employed as Sirona’s executive vice president and chief financial officer. Ms. Blank’s current annual base salary is €240,000 ($284,256, at an exchange rate of 1.1844 as of December 31, 2005). In addition to her base salary, Ms. Blank is eligible to receive a yearly bonus based on Sirona’s year-over-year “EVA” (earned value added) growth, as defined in the agreement. A portion of the bonus is paid within 60 days of Sirona’s fiscal year end and the remainder is deferred. In the fiscal year that ended September 30, 2005, the bonus earned equaled €233,500 ($283,165, at an exchange rate of 1.2127 as of September 30, 2005) and the bonus paid equaled €246,000 ($298,324, at an exchange rate of 1.2127 as of September 30, 2005). The employment agreement may be terminated by Sirona or Ms. Blank upon two year’s notice. If Ms. Blank’s employment agreement were to be terminated as of January 31, 2006, she would be entitled to a deferred bonus in the amount of approximately €206,400 ($244,460, at an exchange rate of 1.1844).

          In May 1998, Sirona entered into an indefinite employment agreement with Theodor Haar. Under the terms of this agreement, Mr. Haar is employed as Sirona’s executive vice president human resources and services. Mr. Haar’s current annual base salary is €210,000 ($248,724, at an exchange rate of 1.1844 as of December 31, 2005). In addition to his base salary, Mr. Haar is eligible to receive a yearly bonus based on Sirona’s year-over-year “EVA” (earned value added) growth, as defined in the agreement. A portion of the bonus is paid within 60 days of Sirona’s fiscal year end and the remainder is deferred. In the fiscal year that ended September 30, 2005 the bonus earned equaled to €163,000 ($198,762) and the bonus paid equaled €180,400 ($218,771, at an exchange rate of 1.2127 as of September 30, 2005). The employment agreement may be terminated by Sirona or Mr. Haar upon two year’s notice. If Mr. Haar’s employment agreement were to be terminated as of January 31, 2006, he would be entitled to a deferred bonus in the amount of approximately €148,350 ($175,706, at an exchange rate of 1.1844 as of December 31, 2005).

          In addition to the above, each of the executive officers is entitled to receive certain benefits, which benefits do not exceed $50,000 per year for any person.

          Directors of Sirona who also serve as officers or employees of Sirona are not separately compensated for any services they provide as directors.

Luxco Capital Structure and Ownership

          Luxco, a société en commandite par actions (limited partnership by shares) organized under the laws of the Grand Duchy of Luxembourg, has 2,154,255 Preferred Equity Certificates (“PECs”) issued and outstanding. As of December 31, 2005, the aggregate liquidation value of the PECs was €223.9 million. The PECs accrue and accumulate a yield at a rate of 8% per annum, compounded annually. Upon any liquidation of Luxco, holders of PECs are entitled to receive their liquidation value, before any payments may be made to holders of Ordinary Shares of Luxco.

          Luxco’s subscribed capital includes Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares. Shareholders will be entitled to receive distributions, when, as, and if approved and declared by Luxco out of funds legally available therefor in the following manner and priority:

          •          first, the holders of PECs are entitled to receive their aggregate liquidation value;

          •          second, the holders of Class A Ordinary Shares are entitled to receive all distributions on a pro rata basis until such time as Madison Dearborn Partners has received total distributions equal to the sum of (i) the amount it paid to acquire its securities in Luxco and (ii) the accumulated yield on its PECs;

          •          third, the holders of Class A and Class B Ordinary Shares are entitled to receive all distributions on a pro rata basis until such time as Madison Dearborn Partners has total received distributions equal to the sum of (1) two times the amount it paid to acquire its securities in Luxco and (2) the accumulated yield on its PECs; and

          •          fourth, the holders of Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares are entitled to receive all remaining distributions on a pro rata basis.

          The following table sets forth, for Madison Dearborn Partners and for each of the executive officers of Sirona who is expected to become an executive officer of Schick following the Exchange, such person’s equity ownership of Luxco on a fully diluted basis (including such person’s ownership of all Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and other Luxco securities convertible into the foregoing) and the liquidation value of PECs held by such person, in each case as of December 31, 2005:

	Fully Diluted Equity	Liquidation Value of PECs
Name	Ownership of Luxco	(€ in thousands)

Madison Dearborn Partners	68.0%	€182,481
Jost Fischer(1)	10.3%	9,245
Simone Blank	6.9%	6,163
Theo Haar (1)	1.6%	1,463
Beecken Petty O’Keefe & Company	6.0%	16,153
Harry M. Jansen Kramer, Jr.	0.5%	597
David Beecken	0.3%	702
All Luxco Directors and Sirona Management(2)	25.8%	24,752

(1)	Includes shares held by affiliated entities and persons.

(2)	Excludes beneficial ownership of Madison Dearborn Capital Partners IV and Beecken Petty O’Keefe & Company.

DESCRIPTION OF SCHICK’S COMMON STOCK

          The following is a summary of the terms of our capital stock. This summary is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and By-laws and by the applicable provisions of Delaware law.

          Common Stock

          Our Amended and Restated Certificate of Incorporation currently authorizes the issuance of 50,000,000 shares of common stock, par value $0.01 per share. As of ________ __, 2006, there were ______________ shares of our common stock outstanding. The holders of common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available therefore.

          The holders of common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. The holders of common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any preferred stock then outstanding.

          All outstanding shares of common stock are, and the shares offered hereby, upon issuance, will be, fully paid and non-assessable.

          Preferred Stock

          Our Amended and Restated Certificate of Incorporation authorizes the issuance of 2,500,000 shares of preferred stock, par value $0.01 per share. As of ________ __, 2006, none of our preferred stock was outstanding.

          Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Bylaws

          Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws may be considered as having an anti-takeover effect. Such provisions empower our Board of Directors to fix the rights and preferences of and to issue shares of preferred stock. In addition, our Amended and Restated Certificate Incorporation contains provisions relating to a classified board. The removal of directors also requires the approval of 75% of the voting power of all shares of our capital stock, and there are limitations on the ability of our stockholders to call special meetings. Any amendment of those provisions of our Amended and Restated Certificate Incorporation requires the approval of 75% of the voting power of all shares of our capital stock.

          We are also subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

          In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons. Section 203 will not apply to the Exchange because it has been approved by our Board.

          Transfer Agent

          The transfer agent for the common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

          The unaudited pro forma consolidated financial information below is presented to illustrate the estimated effects of (i) the MDP Transaction and (ii) the Exchange on the financial condition and results of operations of Sirona Holding GmbH and subsidiaries. The unaudited pro forma consolidated balance sheet gives effect to the Exchange and the MDP Transaction as if they had occurred on December 31, 2005. The unaudited pro forma consolidated statements of operations give effect to the Exchange as if it had occurred on October 1, 2004.

          MDP Transaction

          On June 30, 2005, Luxco, a Luxembourg-based holding entity owned by funds managed by Madison Dearborn Partners, Beecken Petty O’Keefe, management and employees of Sirona, obtained control over the Sirona business. The transaction was effected by using new legal entities, Sirona Holding GmbH (formerly Blitz 05-118 GmbH) and its wholly owned subsidiary Sirona Dental Services GmbH to acquire 100% of the interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business through a leveraged buy-out transaction (the “MDP Transaction”).

          Results of operations for the Sirona businesses subsequent to that date have been included in the successor period in the consolidated statements of operations and cash flows.

          The purchase price, comprising cash paid and direct acquisition costs, was €464,590, consisting of €454,990 paid in cash and €9,600 of direct acquisition costs. The purchase price was denominated in Euro and translated to US Dollars at the exchange rate prevailing on the date of the transaction of 1.2051. The purchase price denominated in US dollars is $559,877.

          The transaction was accounted for in accordance with Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”), in a manner similar to a business combination under FASB Statement No. 141, Business Combinations (“SFAS 141”). Certain members of Sirona management who were deemed to be in the control group held equity interests in Sirona Group prior to and subsequent to the MDP Transaction (“Continuing Shareholders”). The interests of the Continuing Shareholders have been reflected at the predecessor basis, resulting in 9.15% of each asset and liability acquired being valued at historical cost at June 30, 2005. The remaining 90.85% interest in each asset and liability was recognized at fair value at June 30, 2005.

          he application of the preceding guidance to the book and fair values of the acquired assets results in a difference between the purchase price in the acquisition (€464,590) and the recorded value of the acquired assets. This difference has been recorded as a reduction to the shareholders’ equity of Sirona.

          The purchase price has been allocated to the assets acquired and liabilities assumed as of June 30, 2005 and the difference between the purchase price allocation and the fair value of the net assets was recorded as goodwill. However, due to the continuing ownership by management, the assets and liabilities are carried over from the Predecessor 2 balance sheet upon closing to the extent that management had an ownership interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH. A contra-equity account named “Excess of purchase price over predecessor basis” has been recorded in the successor period to reflect the predecessor basis of management that acquired an interest in Sirona Holding GmbH.

          The Exchange

          On September 25, 2005, Luxco and Sirona entered into an Exchange Agreement (the “Exchange Agreement”) with Schick providing for the issuance of 36,972,480 shares of Schick common stock to Luxco in exchange for Luxco’s entire economic interest in Sirona, which consists of all of the outstanding share capital of Sirona and the existing indebtedness of Sirona owed to Luxco in the principal amount of €150,992 ($181,960) plus accrued interest (the “Exchange”). Schick shareholders will also receive a $2.50 per share cash dividend. Sirona is deemed to be the acquiring company for accounting purposes because Luxco, Sirona’s shareholder, will have a controlling ownership interest in the combined company, Sirona’s designees to the combined company’s board of directors will represent a majority of the combined company’s board of directors and Sirona’s senior management will represent a majority of the senior management of the combined company. If consummated, Sirona would be the accounting acquirer and consummation of the Exchange would be accounted for as a reverse acquisition of Schick by Sirona under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. The Exchange Agreement is subject to approval by the stockholders of Schick at a special meeting.

          As of the date of this proxy statement, Sirona has not completed all of the detailed valuation studies necessary to determine the final fair market value of the Schick assets to be acquired and the Schick liabilities to be assumed. In addition, Sirona will continue to assess Schick’s accounting policies for any adjustments that may be required to conform Schick’s accounting policies to those of Sirona. As of the date of this filing, no material conforming accounting adjustments have been noted. However, as indicated in Note 2 to the unaudited pro forma consolidated financial statements, Sirona has made certain adjustments to the historical book values of the assets and liabilities of Schick to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma consolidated financial statements. The excess of the purchase price over the historical net assets of Schick, including definite and indefinite-lived intangibles, as adjusted to reflect estimated fair values, will be allocated to goodwill. Actual results may differ from these unaudited pro forma consolidated financial statements once Sirona has completed the valuation studies necessary to finalize the required purchase price allocation along with the identification of any additional changes to be made to conform Schick with Sirona’s accounting policies. There can be no assurance that such finalization will not result in material changes.

          The pro forma adjustments are based upon available information and assumptions that are factually supportable, including the assumption that the Exchange will be consummated. The unaudited pro forma consolidated financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Sirona would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

          The unaudited pro forma consolidated financial statements do not include the realization of cost savings from operating efficiencies or, revenue synergies expected to result from the Exchange. The pro forma consolidated statements do not include estimates reflecting any effects the Exchange may have on the tax base of the assets and liabilities of Sirona or the effects of elections Sirona may choose to make if available to the Company, e.g. the impact of filing consolidated tax returns.

          The unaudited pro forma consolidated financial statements are based on the audited consolidated financial statements and the unaudited condensed consolidated interim financial statements of Sirona Holding GmbH and subsidiaries and its predecessor, and the audited consolidated financial statements and the unaudited condensed consolidated interim financial statements of Schick and its subsidiaries, each included elsewhere in this proxy statement, as adjusted to illustrate the estimated pro forma effects of the transactions.

          Schick’s fiscal year ends on March 31. For purposes of presenting the unaudited pro forma consolidated statements of operations for the year ended September 30, 2005, the information included for Schick has been prepared assuming a September 30, 2005 fiscal year end to conform to Sirona’s fiscal year end. Certain reclassifications have been made to conform Schick’s historical reported balances to Sirona’s financial statement basis of presentation.

          The unaudited pro forma consolidated financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes, selected historical and pro forma financial data of Sirona and Schick and Sirona’s Management’s Discussion and Analysis that are included elsewhere in this proxy statement.

	Exchange As of December 31, 2005 (U.S. $ in thousands)
	Sirona	Schick	Pro Forma Adjustments	Footnote	Pro Forma Consolidated

Current assets:
Cash and cash equivalents	$49,112	$13,902	$(940)	(1)	$49,978
			6,345	(10)
			(11,833)	(12)
			(6,608)	(19)
Restricted cash	604	—	—		604
Restricted short term investments	488	—	—		488
Short term investments	—	35,100	(35,100)	(12)	—
Accounts receivable, net of allowance for doubtful accounts	57,940	15,221	—		73,161
Inventories, net	46,090	5,160	616	(4)	51,866
Deferred tax assets	3,725	4,329	(248)	(16)	7,806
Prepaid expenses and other current assets	15,500	765	—		16,265

Total current assets	$173,459	$74,477	$(47,768)		$200,168
Property, plant and equipment, net	47,796	1,279	—		49,075
Goodwill	460,749	266	(266)	(6)	612,942
			104,385	(7)
			47,808	(12)
Intangible assets, net	470,028	—	159,300	(2)	629,328
Other non-current assets	21,648	813	(4,060)	(1)	18,401
Deferred tax assets	8,151	365			8,516

Total assets	$1,181,831	$77,200	$259,399		$1,518,430

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$19,621	$1,857	—		$21,478
Current portion of long-term debt	13,114	—	—		13,114
Income taxes payable	5,928	1,726	875	(12)	(1,716)
			(7,589)	(15)
			(2,656)	(19)

Deferred tax liabilities	3,032	—	—		3,032
Accrued liabilities and deferred income	55,284	10,726	—		66,010

Total current liabilities	$96,979	$14,309	$(9,370)		$101,918
Long term debt	534,029	—	—		534,029
Deferred tax liabilities	189,862	—	64,039	(16)	253,901
Other non-current liabilities	2,202	—	—		2,202
Indebtedness to related parties	185,013	—	(185,013)	(8)	—
Pension related provisions	43,414	—	—		43,414
Deferred income	100,000	—	—		100,000

Total liabilities	$1,151,499	$14,309	$(130,344)		$1,035,464

Commitments and contingencies					—
Minority Interest	43	—	—		43

Shareholders’ equity:
Common share capital	30	162	340	(9)	549
			17	(10)
Additional paid in capital	123,696	48,360	462,582	(9)	631,438
			6,328	(10)
			(48,360)	(11)
			31,243	(13)
			7,589	(15)
(Accumulated Deficit)Retained earnings	(44,009)	14,369	(14,369)	(11)	(53,961)
			(6,000)	(18)
			(3,952)	(19)
Deferred compensation	—	—	(31,243)	(13)	(45,675)
			(14,432)	(14)
Excess of purchase price over predecessor basis	(49,103)	—	—		(49,103)
Accumulated other comprehensive loss	(325)	—	—		(325)

Total shareholders’ equity	$30,289	$62,891	$389,743		$482,923

Total liabilities, minority interest and shareholders’ equity	$1,181,831	$77,200	$259,399		$1,518,430

	MDP Transaction Year ended September 30, 2005 (U.S. $ in thousands)
	Predecessor October 1, 2004 to June 30, 2005	Successor July 1, 2005 to September 30, 2005	Pro Forma Adjustments	Footnote	Pro Forma MDP Combined

Revenue	$358,285	$105,071	—		$463,356
Cost of sales	199,463	71,614	4,010	a	277,041
			1,404	c
			550	d

Gross profit (loss)	$158,822	$33,457	$(5,964)		$186,315
Operating expenses (income):
Selling, general and administrative expense	93,236	34,544	617	a	129,090
			693	c

Research and development	21,700	7,863	239	c	29,947
			145	a
Provision for doubtful accounts and notes receivable	(127)	(192)			(319)
Write off in-process research and development	—	33,796	(33,796)	e	—
Net other operating expenses (income)	2,877	(5,367)	—		(2,490)

Operating income (loss)	$41,136	$(37,187)	$26,138		$30,087
Foreign currency transaction loss	749	3,574	—		4,323
Unrealized loss (gain) on derivative instruments	1,122	(11)	—		1,111
Interest expense, net	22,774	11,087	20,466	b	54,327
Other (income)	(129)	—	—		(129)

Income (loss) before income taxes and minority interest	$16,620	$(51,837)	$5,672		$(29,545)
Income tax provision (benefit)	5,444	(5,796)	(6,602)	f	(6,954)
Minority interest	50	(6)	—		44

Net income (loss)	$11,126	$(46,035)	$12,274		$(22,635)

	Exchange Year ended September 30, 2005 (U.S. $ in thousands, except share and per share data)
	Pro Forma MDP Combined	Schick	Pro Forma Adjustments	Footnote	Pro Forma Consolidated

Revenue	$463,356	$60,461			$523,817
Cost of sales	277,041	17,836	11,517	(3)	307,010

			616	(5)
Gross profit	$186,315	$42,625	$(12,133)		$216,807
Operating expenses (income):
Selling, general and administrative expense	129,090	15,700	1,721	(3)	159,957
			7,811	(13)
			5,635	(14)
Research and development	29,947	4,754	—		34,701
Provision for doubtful accounts and notes receivable	(319)	—	—		(319)
Write off in-process research and development	—	—	—		—
Net other operating expenses (income)	(2,490)	1,107	—		(1,383)

Operating income (loss)	$30,087	$21,064	$(27,300)		$23,851
Foreign currency transaction loss	4,323	—	—		4,323
Unrealized loss (gain) on derivative instruments	1,111	—	—		1,111
Interest expense, net	54,327	(866)	(13,647)	(8)	39,814
Other (income) expense	(129)	1	—		(128)

Income (loss) before income taxes and minority interest	$(29,545)	$21,929	$(13,653)		$(21,269)
Income tax (benefit) provision	(6,954)	8,107	(8,457)	(17)	(7,304)
Minority interest	44	—	—		44

Net income (loss)	$(22,635)	$13,822	$(5,196)		$(14,009)

Income (loss) per share - basic	$(0.61)	$0.87			$(0.26)
Income (loss) per share - diluted	$(0.61)	$0.78			$(0.26)

Weighted average shares - basic	36,972,480	15,880,029			54,552,846
Weighted average shares - diluted	36,972,480	17,628,452			54,552,846

	Exchange Three months ended December 31, 2005 (U.S. $ in thousands)
	Historical Sirona	Historical Schick	Pro Forma Adjustments	Footnote	Pro Forma Consolidated

Revenue	$135,882	$22,105	—		$157,987
Cost of sales	69,664	6,426	3,812	(3)	79,902

Gross profit	$66,218	$15,679	$(3,812)		$78,085
Operating expenses (income):
Selling, general and administrative expense	32,303	4,222	570	(3)	39,879
			1,953	(13)
			831	(14)
Research and development	6,947	1,204	—		8,151
Provision for doubtful accounts and notes receivable	(140)	—			(140)

	Exchange Three months ended December 31, 2005 (U.S. $ in thousands)
	Historical Sirona	Historical Schick	Pro Forma Adjustments	Footnote	Pro Forma Consolidated

Net other operating expenses	608	935			1,543

Operating income (loss)	$26,500	$9,318	$(7,166)		$28,652
Foreign currency transaction loss	5,257	—	—		5,257
Unrealized (gain) on forward exchange contracts	(25)	—	—		(25)
Interest expense, net	13,917	(313)	(3,412)	(8)	10,192
Other (income)	—	(30)	—		(30)

Income (loss) before income taxes and minority interest	$7,351	$9,661	$(3,754)		$13,258
Income tax provision (benefit)	3,200	3,651	(2,251)	(17)	4,600
Minority interest	(1)	—			(1)

Net income (loss)	$4,152	$6,010	$(1,503)		$8,659

Income (loss) per share – basic	$0.11	$0.37			$0.16
Income (loss) per share - diluted	$0.11	$0.33			$0.16

Weighted average shares - basic	36,972,480	16,174,611			54,847,428
Weighted average shares - diluted	36,972,480	18,027,735			55,435,682

          1. Pro Forma Adjustments – MDP Transaction

          The purchase price paid in the MDP Transaction, consisting of cash paid and direct acquisition costs, was $559,877.

          The purchase price has been allocated to the assets acquired and liabilities assumed as of June 30, 2005 and the difference between the purchase price allocation and the fair value of the net assets was recorded as goodwill. However, due to the continuing ownership by management, the assets and liabilities are carried over from the Predecessor 2 balance sheet upon closing to the extent that management had an ownership interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH. A contra equity account named “Excess of purchase price over predecessor basis” has been recorded in the successor period to reflect the predecessor basis of management that acquired an interest in Sirona Holding GmbH. The purchase price allocation was based on information available and expectations and assumptions deemed reasonable by management.

As of June 30, 2005	$’000s

Current assets	$176,691
Property, plant and equipment	49,724
Intangible assets subject to amortization	407,903
Trademarks not subject to amortization	93,488
In process research and development	33,797
Goodwill	469,198
Other assets	13,702

Total assets	$1,244,503
Current liabilities	(176,663)
Non-current liabilities	(355,477)
Deferred taxes	(201,589)

Total liabilities assumed	$(733,729)

Excess purchase price over predecessor basis	49,103

Purchase price	$559,877

          In connection with the MDP Transaction, Sirona incurred debt of $844,765 to finance the purchase price and repay the shareholder loan granted by the sellers and repay other existing debt. The debt comprised $662,805 of bank loans and a shareholder loan of $181,960 granted by Luxco. A portion of the proceeds from the debt was used to repay debt of the predecessor.

          The pro forma adjustments included in the unaudited pro forma financial statements are as follows:

(a)	Adjustment to reflect the additional amortization and depreciation expense related to the amortizable intangible assets and the fair value adjustment of property, plant and equipment.

(b)

Adjustment to reflect interest expense for a twelve-month period based on an estimated weighted average interest rate of 6.604% (i) by reversing the interest expense of $20,930 and amortization of deferred financing costs of $1,807 related to the predecessor bank debt and shareholder loan and (ii) by adding nine months of the interest expense and amortization of deferred financing costs related to the Successor bank debt and shareholder loan.

(c)	Adjustment to reflect the change in the pension expense resulting from the fair value adjustment.

(d)

Adjustment to reflect the additional cost of goods sold related to the adjustment for inventory acquired to fair value less cost to sell. The inventory acquired was sold to customers during the year subsequent to the MDP Transaction.

(e)

Adjustment to reflect reversal of the write-off of acquired in-process research and development projects. U.S. GAAP requires that IPR&D is immediately expensed. However, as this write-off will not have a continuing impact on operations, it is reversed for pro forma purposes.

(f)

Adjustment to reflect effects of the pro forma adjustments (a) through (d) above on the tax provision at the estimated tax rate of 36.9%. Pro forma adjustment (b) has been tax effected for the applicable German tax rate considering differences in the tax base between German federal and local trade tax rates.

          2. Pro Forma Adjustments – Exchange

          For purposes of determining the cost incurred by Sirona to acquire Schick in the Exchange, the purchase price is calculated based on the estimated number of Schick shares outstanding as of closing. The estimate is based on 16,202,405 outstanding Schick shares as of December 31, 2005 and an additional 1,700,337 shares expected to be issued as a result of exercises of stock options assumed to be exercised by consummation of the Exchange. Based on the average of the closing prices for a range of trading days (September 22, 2005 through September 28, 2005, inclusive) around and including the announcement date (September 26, 2005) of the execution of the Exchange Agreement, the fair value of the 17,902,742 Schick shares is $24.96 per share, or approximately $446,852. Of the 1,906,587 Schick vested options outstanding at December 31, 2005, 206,250 options relate to shares restricted for resale and which are not assumed to be exercised. The estimated purchase price also includes the estimated fair value these restricted vested options, the estimated fair value of an estimated 834,505 unvested options to purchase Schick stock, and direct acquisition costs of $5,000. The cost of the acquired business is reduced by the unearned portion of the unvested options relating to services to be provided in the future.

          The preliminary estimated total purchase price of Schick in the Exchange is as follows:

Schick common stock	$446,852
Schick restricted vested options	3,444
Schick unvested options	12,789
Schick unvested options relating to services to be provided in future	(14,432)
Estimated Sirona direct transaction costs	5,000

Total preliminary estimated purchase price	$453,653

          Under the purchase method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to Schick’s net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the completion of the Exchange. The allocation of the estimated purchase price discussed below is preliminary because the Exchange had not yet been completed as of December 31, 2005 the latest reporting period. The fair values of assets acquired and liabilities assumed in the Exchange have also not been reflected in the allocation below. The final allocation of the purchase price will be based on Schick’s asset and liabilities as of the closing of the Exchange.

          The allocation of the preliminary estimated purchase price is as follows (in thousands):

As of December 31, 2005

Current assets	$70,764
Property, plant and equipment	1,279
Intangible assets subject to amortization	135,300
Trade name not subject to amortization	24,000
In process research and development	6,000
Note receivable from Luxco	185,013
Other assets	5,507
Goodwill	104,385

Total assets	$532,248
Current liabilities	(14,309)
Deferred taxes	(64,286)

Total liabilities assumed	$(78,595)
Purchase price	$453,653

          In addition, the net assets of Schick as of December 31, 2005 have been adjusted for the following changes after December 31, 2005 that are expected to occur as a result of the Exchange Agreement: (i) dividend of $2.50 per share, (ii) cash bonus payments to Schick employees upon closing, (iii) the effects of option exercises on cash and income taxes and (iv) transaction fees incurred by Schick. The pro forma consolidated statements do not include estimates reflecting any effects the Exchange may have on the tax base of the assets and liabilities of Sirona or the effects of elections Sirona may choose to make if available to the Company, e.g. the impact of filing consolidated tax returns.

          Pro forma adjustments are necessary to reflect the estimated purchase price, to record estimated goodwill recognized as a result of the Exchange and to remove Schick’s historical goodwill, to adjust amounts related to Schick’s net identifiable intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect the changes in equity as a result of the Exchange and to reflect the dividend payment to be made to Schick shareholders in connection with the Exchange.

          The unaudited pro forma consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Sirona and Schick are in the process of estimating these assessments, and estimates of these costs are not currently known. Management currently does not expect to record any significant liabilities related to integration planning as a result of the Share Exchange.

          The pro forma adjustments included in the unaudited pro forma financial statements are as follows:

(1)

Adjustment to reflect estimated Sirona direct transaction-related expenses, which include financial advisors and other consultants that were incurred prior to closing. Adjustment of $4,060 represents costs incurred and deferred as other non-current assets at December 31, 2005. Adjustment of $940 represents estimated costs to be paid prior to acquisition. These costs have been included in goodwill.

(2)	Adjustment to record estimated fair value of Schick’s identifiable intangible assets. The intangible assets include technologies, two trademarks and dealer relationships.

(3)

Adjustment to amortize new identifiable definite lived intangible assets. Amortization of technologies is recorded on the basis of expected income to be generated by the technologies over the estimated useful life. Dealer relationships and the trademark that has a definite life are amortized on a straight-line basis over estimated average useful lives of 10 years and 20 years, respectively. One trademark ($24,000) will not be amortized as it was determined to have an indefinite life. Goodwill resulting from the acquisition is not amortized.

(4)	Adjustment to record Schick’s inventory at fair value less costs to sell.

(5)

Adjustment to reflect the additional cost of sales related to the fair value adjustment for inventory acquired assuming all inventory acquired will be sold to customers in the three months subsequent to closing.

(6)	Adjustment to eliminate Schick’s historical goodwill.

(7)	Adjustment to record goodwill on acquisition. Goodwill is calculated as the excess of the purchase price over the fair value of the assets acquired and liabilities assumed.

(8)

Adjustment to eliminate the shareholder loan from Luxco by removing the principal amount of $181,960 and the accrued interest of $3,053 from the historical Sirona indebtedness to related party on the pro forma balance sheet and by eliminating the related interest expense in the pro forma statement of operations of $13,647 for the year ended September 30, 2005 and $3,412 for the three months ended December 31, 2005.

(9)

Adjustment to reflect the issuance of Schick common stock in exchange for Sirona common stock by eliminating the par value of the historical Sirona common stock ($30) and adding the par value of the shares issued by Schick in exchange. The par value of the share issued by Schick in the Exchange was calculated by multiplying the shares issued (36,972,480) by the par value of $0.01.

(10)

Adjustment to reflect the exercise of options held by Schick employees prior to closing of the Exchange. Based on options vested as of December 31, 2005, it has been estimated that 1,700,337 vested options will be exercised prior to consummation of the Exchange. This adjustment records the cash expected to be received by Schick based on the underlying exercise prices of the options. The estimated income tax benefit related to these options is described in adjustment 15.

(11)	Adjustment to reflect the elimination of Schick’s additional paid-in capital and retained earnings, in the amounts of $47,627 and $8,359, respectively.

(12)

Adjustment to reflect the dividend payment to be made to Schick shareholders in connection with the Exchange. Dividends to be paid are calculated as the number of outstanding Schick common shares as of December 31, 2005 (16,202,405) plus the number of unrestricted vested options expected to be exercised (1,700,337) multiplied by the cash dividend of $2.50 per share to be paid in connection with the Exchange. Of the 1,906,587 shares expected to be vested by consummation of the Exchange, 206,250 options relate to shares which include restrictions on resale and which are not expected to be exercised. A dividend will not be paid for those shares, but holders of these options will receive a cash payment of $2.50 per option. In addition, certain holders of unvested Schick options will also receive a cash bonus payment of $2.50 per option. In total, holders of 870,547 options will receive a cash payment of $2.50 per option. The cash bonus payment has been tax effected at the statutory tax rate of 40.2%.

(13)	Adjustment to record the compensation expense recorded for the options granted to Sirona employees and management (325,000 options) and Schick management (1,205,000 options) upon closing of the Exchange. The options have a four year vesting period and were granted at an exercise price of $25.10. The market price of Schick’s common stock used in arriving at the fair value was $38.84 (January 31, 2006 closing price). The options have been valued at $20.42 per option using the Black-Scholes model and assumptions as follows: volatility – 34.0%, estimated life – 5 years, risk-free rate – 3.73%.

Compensation expense of $7,811 and $1,953 has been recorded in the pro forma statements of operations for the year ended September 30, 2005 and the three months ended December 31, 2005, respectively. A corresponding tax benefit based on Schick’s statutory tax rate has been recorded in the pro forma statement of operations for the year ended September 30, 2005 and the three months ended December 31, 2005.

(14)

Adjustment reflects the unearned portion of the unvested Schick options at December 31, 2005 reflected on the pro forma balance sheet and the related pro forma compensation expense on the pro forma statement of operations. The fair value of the unvested Schick options has been calculated using the relevant exercise prices, the market value of Schick common shares as of January 31, 2006 and the same Black-Scholes assumptions detailed in adjustment 13. Pro forma compensation expense of $5,635 and $831 has been recorded in the pro forma statements of operations for the year ended September 30, 2005 and the three months ended December 31, 2005, respectively.

(15)

Adjustment reflects the current tax benefit related to exercise of non-qualified vested Schick options based on the market value of Schick common shares as of January 31, 2006. The current tax benefit has been calculated as the difference between the market price and the exercise price for each option multiplied by the number of options and a deduction based on an average tax rate of 40.2%.

(16)

Adjustment to reflect the deferred tax liability related to the identifiable intangible assets and the temporary deferred tax impacts of the pro forma adjustments on the balance sheet that are detailed above. Deferred income taxes have been calculated using Schick’s statutory rate of 40.2%.

(17)

Adjustment to reflect the effects of pro forma adjustments 3, 5, 13 and 14 on the tax provision at the statutory rate for the U.S. of 40.2% and the effect of pro forma adjustment 8 at the applicable German tax rate.

(18)

The preliminary estimate of Schick’s IPR&D is $6,000. U.S. GAAP requires that IPR&D is immediately expensed. This balance sheet adjustment gives effect to the immediate write-off of Schick IPR&D. This adjustment is not considered in the pro forma statements of operations as the write off will not have a continuing impact on operations.

(19)

Adjustment reflects the accrual of additional transaction fees to be incurred by Schick. Total Schick transaction fees are estimated to be $8,000. Actual transaction fees incurred through December 31, 2005 of $1,392 have been expensed as incurred and are included in the Schick historical statements of operations. This adjustment is not considered in the pro forma statements of operations as there will be no continuing impact.

          3. Unaudited Pro Forma Income Per Share

          The following table sets forth the computation of unaudited pro forma basic and diluted income per share:

	Year Ended September 30, 2005

	Shares	Income per Share

Schick weighted average shares - basic	15,880,029

Shares issued to Luxco in the Exchange	36,972,480
Schick shares issued on exercise of options in connection with the Exchange	1,700,337

Pro forma weighted average shares – basic and diluted	54,552,846	(0.26)

	Three months ended December 31, 2005

	Shares	Income per Share

Schick weighted average shares - basic	16,174,611

Shares issued to Luxco in the Exchange	36,972,480
Schick shares issued on exercise of options in connection with the Exchange	1,700,337

Pro forma weighted average shares – basic	54,847,428	0.16

Schick stock options issued upon closing	136,357

Unvested Schick stock options	451,897

Pro forma weighted average shares - diluted	55,435,682	0.16

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 1.

OTHER PROPOSALS FOR THE SPECIAL
MEETING OF SCHICK’S STOCKHOLDERS

PROPOSAL 2 — APPROVAL OF AMENDMENT OF SCHICK’S AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT AN INCREASE IN AUTHORIZED SHARES
AND TO EFFECT A NAME CHANGE

          Our Board is requesting stockholder approval for the amendment of our Amended and Restated Certificate of Incorporation to increase our authorized capital stock to a total of 100,000,000 shares, consisting of 5,000,000 shares of preferred stock and 95,000,000 shares of common stock. More specifically, pursuant to this proposal, the Board is requesting stockholder approval to increase the total number of authorized common shares from 50,000,000 to 95,000,000 and to increase the number of authorized preferred shares from 2,500,000 to 5,000,000.

          In the Exchange Agreement, we agreed to take all action necessary, immediately prior to the closing of the transactions under the Exchange Agreement, to cause our authorized capital stock to be increased to a new total of 100,000,000 shares, consisting of 5,000,000 shares of preferred stock and 95,000,000 shares of common stock. In addition, receipt of the requisite stockholder approval for an amendment of our Amended and Restated Certificate of Incorporation to increase our authorized capital stock is a condition to the obligations of Luxco, Sirona and Schick to consummate the Exchange.

          As of ________ __, 2006, we had _______________shares of common stock outstanding and no shares of preferred stock outstanding. An additional ____________ shares of common stock were reserved for future issuance under our stock option plans, of which ___________ shares were covered by outstanding options (including grants covered in the section entitled “Compensation of Executive Officers” under Proposal 2) ____________ shares were available for future grant or purchase under our 1996 Stock Option Plan (not including 1,700,000 shares subject to stockholder approval pursuant to Proposal 3) and ____________ shares were available for future grant or purchase under our 1997 Option Plan for Non-Employee Directors. In addition, 122,500 shares of common stock were reserved for issuance upon the exercise of existing stock warrants.

          The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as the potential future dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

          The authorized common stock remaining available is insufficient to permit the issuance of shares required for the Exchange and in any event will not be sufficient to enable us to respond to potential business opportunities and to pursue important objectives that may be anticipated. Accordingly, the Board believes that it is in the best interests of us and our stockholders to increase the number of authorized shares of common stock, and the total authorized shares of capital stock, as described above. Other than as described in the other proposals in this proxy statement, the Board has no current plans to issue common stock. However, the Board believes that the availability of such shares will provide us with the flexibility to issue common stock for proper corporate purposes that may be identified by the Board from time to time, such as financings, acquisitions, strategic business relationships or stock dividends (including stock splits in the form of stock dividends). Further, the Board believes the availability of additional shares of common stock will enable us to attract and retain talented employees through the grant of stock options and other stock-based incentives. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder’s percentage voting power.

          The authorized shares of common stock in excess of those issued from time to time will be available for issuance at such times and for such corporate purposes as the Board may deem advisable without further action by our stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the shares may be listed or traded. Other than as described in the other proposals in this proxy statement, we do not have any present agreement, understanding, commitment or arrangement which would result in the issuance of the newly authorized common stock or preferred stock sought under this proposal. The Board does not intend to issue any common stock or preferred stock except on terms which the Board deems to be in the best interests of us and our then-existing stockholders.

          We could also use the additional shares of common stock that would become available for issuance if the proposal is adopted to oppose a hostile takeover attempt or to delay or prevent changes in control or management of Schick, provided that we would be required to seek stockholder approval if we were to issue shares representing 20% or more of our outstanding common stock or voting power prior to the issuance of such securities. For example, without further stockholder approval, the Board could strategically sell shares of common stock representing less than 20% of our outstanding common stock or voting power in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in control of Schick, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

          The amendment under this proposal would amend Article Sixth of our Amended and Restated Certificate of Incorporation to read as follows:

“The aggregate number of shares of all classes of stock which the Corporation has authority to issue is 100,000,000 shares, of which 95,000,000 shall be common stock, par value $.01 per share, and 5,000,000 shall be preferred stock, par value $.01 per share.”

          The Board is also requesting stockholder approval for the amendment of our Amended and Restated Certificate of Incorporation to change our corporate name to “Sirona Dental Systems, Inc.” In the Exchange Agreement, we agreed to take all action necessary to change our corporate name to “Sirona Dental Systems, Inc.,” effective as of the closing of the transactions under the Exchange Agreement. The Board of Schick believes that the name “Sirona Dental Systems, Inc.” will better represent the activities and direction of the combined company. The amendment under this proposal would amend Article First of our Amended and Restated Certificate of Incorporation to read as follows:

“The name of the Corporation is Sirona Dental Systems, Inc. (the “Corporation”).”

          Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes “For” and “Against.” Abstentions and broker non-votes will be counted towards the vote total for the proposal, and will have the same effect as “Against” votes. If approved by the stockholders, the proposed amendment of our Amended and Restated Certificate of Incorporation described in this proposal will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware, which will occur as soon as reasonably practicable.

          The full text of the proposed amendments of our Amended and Restated Certificate of Incorporation is attached to this proxy statement as Annex C.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3 — APPROVAL OF AMENDMENT TO THE SCHICK 1996 STOCK OPTION PLAN TO
PROVIDE THAT NON-STATUTORY STOCK OPTIONS MAY BE GRANTED UNDER THE PLAN TO
EMPLOYEES OF, AND CONSULTANTS TO, ANY COMPANY, OR ANY SUBSIDIARY OF ANY COMPANY,

THE CONTROL OF WHICH SCHICK HAS AGREED TO ACQUIRE, AND TO INCREASE THE NUMBER OF SHARES OF SCHICK’S COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN

          In April 1996, the Board adopted, and Schick’s stockholders subsequently approved, the 1996 Stock Option Plan. As a result of a series of amendments, as of _____________, 2006 there were 3,000,000 shares of common stock authorized for issuance under the 1996 Stock Option Plan. On September 25, 2005, the Board approved, subject to stockholder approval, an amendment of the 1996 Stock Option Plan to increase the number of shares of common stock available for issuance under the 1996 Stock Option Plan by 1,700,000 shares, which increased the number of shares of common stock authorized for issuance under the 1996 Stock Option Plan to a total of 4,700,000 shares (the amendment adding the additional shares is referred to as the “1996 Plan Amendment” in this proposal). Copies of the 1996 Stock Option Plan and the 1996 Stock Option Plan Amendment are attached to this proxy statement as Annex D.

          As of ____________, 2006, options to purchase ____________ shares were outstanding under the 1996 Stock Option Plan, ___________ shares (plus any shares that might in the future be returned to the 1996 Stock Option Plan as a result of cancellations or expiration of options but excluding the additional shares subject to the 1996 Plan Amendment) remained available for future grant under the 1996 Stock Option Plan, and ________ shares had been issued pursuant to option exercises and direct stock issuances.

          On September 25, 2005, pursuant to the Exchange Agreement, the Board granted the following additional options (which are not included in the outstanding option figure presented above):

          (1) options to purchase an aggregate of 175,000 shares of our common stock, vesting at the rate of 25% on each of the first four anniversaries of the closing of the Exchange, were issued to employees of Sirona in the aggregate;

          (2) options to purchase 75,000 shares of our common stock, vesting on a ratable daily basis over the four-year period commencing on the closing date, were issued to each of Mr. Stone of Schick and Messrs. Michael Giel and Michael Augins of Sirona; and

          (3) options to purchase 1,130,000 shares of our common stock vesting on a ratable daily basis over the four-year period commencing on the closing date, were issued to Mr. Slovin.

          All of these options have an exercise price of $25.10 per share, were granted subject to stockholder approval of the 1996 Plan Amendment and will terminate if the Exchange does not occur. The 1996 Plan Amendment will permit Schick to grant non-statutory stock options to employees of, or consultants to, any company that Schick has agreed to acquire, such as Sirona.

          The Board believes the 1996 Plan Amendment is necessary to ensure that a sufficient number of shares are available for issuance under the 1996 Stock Option Plan to allow Schick to continue to use equity incentives to attract and retain the services of key individuals essential to Schick’s long-term growth and financial success, including the expanded employee base of the proposed combined company. Both Schick and Sirona rely significantly on equity incentives in the form of stock option grants and other equity awards to attract and retain key employees, and Schick believes that such equity incentives are necessary for the proposed combined company to remain competitive in the marketplace for executive talent and other key employees. Schick grants options to newly hired or continuing employees based on both competitive market conditions and individual performance.

          Stockholders are requested in this Proposal 3 to approve the 1996 Plan Amendment. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the special meeting will be required to approve the 1996 Plan Amendment as described in this Proposal 3. As a result, abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 3.

          The essential features of the 1996 Stock Option Plan are outlined below:

          General

          The 1996 Stock Option Plan provides for the grant to officers, directors and employees of the Company and consultants, advisors and independent contractors of Schick of both “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and stock options that are non-qualified for federal income tax purposes, sometimes referred to as non-statutory options.

          Administration, Eligibility, and Terms and Conditions of Options

          The 1996 Stock Option Plan must be administered by our Board of Directors and/or by a duly appointed committee of the Board of Directors. The 1996 Stock Option Plan is currently administered by the Executive Compensation Committee. The Executive Compensation Committee determines, among other things, which officers, employees, directors, consultants, advisors and contractors will receive options under the plan, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, vesting, the number of shares subject to each option, and, subject to certain conditions discussed below, the exercise price of the option and duration of the options. Members of the Executive Compensation Committee are not eligible to receive options under the plan.

          The exercise price of incentive stock options is determined by the Executive Compensation Committee, but may not be less than the fair market value of our common stock on the date of grant and the term of any such option may not exceed ten years from the date of grant. With respect to any participant in the 1996 Stock Option Plan who owns stock representing more than 10% of the voting power of our outstanding capital stock, the exercise price of any incentive stock option may not be less than 110% of the fair market value of our common stock on the date of grant and the term of such option may not exceed five years from the date of grant.

          The exercise price of non-qualified stock options is determined by the Executive Compensation Committee on the date of grant, but may not be less than 85% of the fair market value of our common stock on the date of grant, and the term of any such option may not exceed ten years from the date of grant.

          Payment of the exercise price may be made by cash, check or cash equivalent, by tender of shares of our common stock then owned by the optionee, by a recourse promissory note in a form approved by us, by the assignment of the proceeds of the sale of some or all of the shares of our common stock being acquired upon the exercise of an option or by any combination of the foregoing.

          Options may be granted which do not permit all of the foregoing forms of payment. Options granted pursuant to the 1996 Stock Option Plan are not transferable, except by will or the laws of descent and distribution in the event of death. During an optionee’s lifetime, the option is exercisable only by the optionee. Options granted under the 1996 Stock Option Plan typically vest at an annual rate of 25%.

          As discussed above, pursuant to the 1996 Plan Amendment, in addition to our employees, employees of, or consultants to, any company that Schick has agreed to acquire, including Sirona, will be eligible to receive non-statutory stock options under the 1996 Stock Option Plan. After the 1996 Plan Amendment, approximately [ ] persons will be eligible to receive options under the 1996 Stock Option Plan.

          Our Board of Directors has the right at any time and from time to time to terminate or amend the 1996 Stock Option Plan or any option without the consent of our stockholders or optionees; provided, that no such action may adversely affect, without the optionee’s consent, options previously granted and provided further that no such action, without the approval of our stockholders, may increase the total number of shares of our common stock which may be purchased pursuant to options under the 1996 Stock Option Plan or expand the class of persons eligible to receive grants of options under the plan. The expiration date of the 1996 Stock Option Plan, after which no option may be granted thereunder, is April 22, 2006.

          Federal Income Tax Information

          Incentive Stock Options. Incentive stock options under the 1996 Stock Option Plan are intended to be eligible for the favorable federal income tax treatment accorded incentive stock options under the Code.

          There generally are no federal income tax consequences to the participant or Schick by reason of the grant of an incentive stock option. There generally are also no immediate federal income tax consequences to the participant or Schick by reason of the exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

          If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

          Generally, if the participant disposes of the stock before the expiration of either of these holding periods (referred to as a disqualifying disposition), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (1) the excess of the stock’s fair market value on the date of exercise over the exercise price (or, if later, the excess of the stock’s fair market value on the date of vesting over the exercise price), or (2) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

          To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, Schick will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

          Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the 1996 Stock Option Plan generally have the following federal income tax consequences.

          There are no tax consequences to the participant or Schick by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions following exercise or purchase, the taxable event will be delayed until the vesting restrictions lapse, unless the participant elects to be taxed on receipt of the stock. With respect to employees, Schick is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Schick will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

          Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options.

          Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from Schick, may cause this limitation to be exceeded in any particular year.

          Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (1) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (2) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

          Other Tax Consequences. The foregoing discussion is not intended to be a complete description of the federal income tax aspects of stock awards granted under the 1996 Stock Option Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable.

          Option Transactions

          The following table presents certain information with respect to options granted under the 1996 Stock Option Plan as of __________, 2006 to (1) our Chief Executive Officer and our four other named executive officers whose total salary and bonus at December 31, 2005 exceeded $100,000 (referred to as the “named executive officers”), (2) all executive officers as a group, (3) all non-executive officer employees as a group and (4) all non-employee directors as a group.

Option Transactions
Schick’s 1996 Stock Option Plan

Name and Position	Number of Shares Underlying Options Granted		Dollar Value

Jeffrey T. Slovin, Chief Executive Officer and President	1,695,820	(1)
Michael Stone, Executive Vice President of Sales and Marketing	399,497	(2)
Zvi Raskin, Esq., General Counsel and Secretary	83,071
Stan Mandelkern, Vice President of Engineering	135,634
Ronald Rosner, Director of Finance and Administration	61,494
All executive officers as a group	2,375,516
All non-executive officer employees as a group	1,337,393
All Non-Employee Directors as a Group	—

(1)	Options to purchase 1,130,000 of such shares, with a dollar value of $__________, will not vest if the Exchange is not consummated.

(2)	Options to purchase 75,000 of such shares, with a dollar value of $__________, will not vest if the Exchange is not consummated.

New Plan Benefits

          As of ___________, 2006, 1,205,000 options, described above, have been granted on the basis of the 1,700,000 share increase for which stockholder approval is sought under this Proposal 3.

Equity Compensation Plan Information

          The following table sets forth certain information as of March 31, 2005 regarding our equity compensation plans:

Name of Plan	(a) Number of Securities to be Issued upon Exercise of Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))

Equity compensation plans approved by security holders	2,728,747	(1)	$5.52	968,753
Equity compensation plans not approved by security holders	—		—	—

Total	2,728,747		$5.52	968,753

(1)

The number does not include the 1,700,000 shares of common stock represented in the 1996 Plan Amendment. Although the Board has approved the amendment, stockholders are being asked in Proposal 3 to approve the amendment and therefore, the additional shares are not reflected in the table.

We do not have in effect any equity compensation plans under which our equity securities are authorized for issuance that were adopted without the approval of our security holders.

Security Ownership of Certain Beneficial Owners and Management of Schick Common Stock

          The following table sets forth certain information regarding the ownership of our common stock as of January 15, 2006 by (1) each director and nominee; (2) each of the named executive officers; (3) all executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock:

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares

Sirona Holdings Luxco S.C.A. and certain affiliates (2)	6,842,382	42.2%
Greystone Funding Corp.(3)	4,000,000	24.6%
William K. Hood(4)	120,250	*
Arthur D. Kowaloff(5)	30,000	*
Stan Mandelkern(6)	94,222	*
Zvi N. Raskin(7)	59,867	*
Curtis M. Rocca(8)	55,000	*
Ronald Rosner(9)	46,027	*
Jeffrey T. Slovin(10)	1,169,097	7.0%
Michael Stone(11)	305,387	1.9%
All current executive officers and directors as a group(12)	2,578,074	10.9%

* Less than 1%

(1)

Beneficial ownership is determined in accordance with rules of the SEC and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of January 15, 2006 are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options or warrants but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)

In connection with the Exchange Agreement, Luxco entered into Voting Agreements and Irrevocable Proxies (each, a “Voting Agreement” and, collectively, the “Voting Agreements”) with each of William K. Hood, Curtis M. Rocca, Euval Barrakette, Dr. Allen Schick, Arthur D. Kowaloff, Michael Stone, Jeffery Slovin, Greystone Funding Corporation and Stan Mandelkern with respect to an aggregate of 6,842,382 shares and therefore may be deemed to have acquired beneficial ownership of these shares. Luxco, Sirona Holdings S.A., MDCP IV Global Investments LP, MDCP IV Global GP, LP, MDCP Global Investors Limited, and Madison Dearborn Partners, LLC (each, a “Reporting Person”) jointly filed a Schedule 13D with the SEC on September 27, 2005 with respect to the shares covered by the Voting Agreements. The offices of Luxco are located at 8-10, rue Mathias Hardt, L-1717 Luxembourg. Sirona Holdings S.A. is the sole manager of Luxco and may therefore be deemed the beneficial owner of the shares, and its offices are located at 10, rue Henri M. Schnadt, L-2530 Luxembourg. MDCP IV Global Investments LP is the controlling shareholder of Sirona Holdings S.A. and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. MDCP IV Global GP, LP is the sole general partner of MDCP IV Global Investments LP and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. MDCP Global Investors Limited is the sole general partner of MDCP IV Global GP, LP and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. Madison Dearborn Partners, LLC may be deemed the beneficial owner of the shares because of its role in directing the formation of each of the above-referenced Reporting Persons, and its offices are located at Three First National Plaza, Suite 3800, Chicago, Illinois 60602.

(3)

The offices of Greystone Funding Corporation are located at Carnegie Hall Tower, 152 West 57th Street, 60th Floor, New York, New York 10019. All such shares held by Greystone Funding Corporation are restricted shares issued upon the exercise of warrants in March 2004 and are subject to a registration rights agreement.

(4)

Consists of 30,250 shares held by Mr. Hood, 30,000 shares issuable upon the exercise of stock options granted to Mr. Hood in February 2002, pursuant to the 1997 Directors Stock Option Plan; 30,000 shares issuable upon the exercise of stock options granted to Mr. Hood in February 2004, pursuant to the 1997 Directors Stock Option Plan; and 30,000 shares issuable upon the exercise of stock options granted to Mr. Hood in June 2004, pursuant to the 1997 Directors Stock Option Plan.

(5)	Consists of 30,000 shares issuable upon the exercise of stock options granted to Mr. Kowaloff in November 2004, pursuant to the 1997 Directors Stock Option Plan.

(6)

Consists of 1,000 shares held by Mr. Mandelkern; 2,000 shares issuable upon the exercise of stock options granted to Mr. Mandelkern in April 1998; 5,000 shares issuable upon the exercise of stock options granted to Mr. Mandelkern in July 1998; 2,560 shares issuable upon the exercise of stock options granted to Mr. Mandelkern in March 1999; 29,120 shares issuable upon the exercise of stock options granted to Mr. Mandelkern in January 2000; 20,880 shares issuable upon the exercise of stock options granted to Mr. Mandelkern in January 2001; 9,288 shares issuable upon the exercise of stock options granted to Mr. Mandelkern in October 2001; 5,430 shares issuable upon the exercise of stock options granted to Mr. Mandelkern in November 2002; 3,304 shares issuable upon the exercise of stock options granted to Mr. Mandelkern in November 2003; 15,000 shares issuable upon the exercise of stock options granted to Mr. Mandelkern in June 2004; 2,000 shares issuable upon the exercise of stock options granted to Mr. Mandelkern in November 2004.

(7)

Consists of 22,000 shares issued by the Company to Mr. Raskin on February 6, 2000, which were subject to restrictions on their sale or transfer which have expired; 2,343 shares issuable upon the exercise of stock options granted to Mr. Raskin in July 1997; 2006 shares issuable upon the exercise of options granted to Mr. Raskin in April 1998; 5,000 shares issuable upon the exercise of options granted to Mr. Raskin in July

1998; 10,000 shares issuable upon the exercise of options granted to Mr. Raskin in October 1998, 3,306 shares issuable upon the exercise of options granted to Mr. Raskin in October 2001; 6,250 shares issuable upon the exercise of stock options granted to Mr. Raskin in December 2001; 5,845 shares issuable upon the exercise of options granted to Mr. Raskin in November 2002; 3,556 shares issuable upon the exercise of stock options granted to Mr. Raskin in November 2003; and 1,450 shares issuable upon the exercise of stock options granted to Mr. Raskin in November 2004.

(8)

Consists of 2,000 shares held by Mr. Rocca; 30,000 shares issuable upon the exercise of stock options granted to Mr. Rocca in July 2002, pursuant to the 1997 Directors Stock Option Plan; and 23,000 shares issuable upon the exercise of stock options granted to Mr. Rocca in February 2004, pursuant to the 1997 Directors Stock Option Plan.

(9)

Consists of 15,000 shares issuable upon the exercise of stock options granted to Mr. Rosner in March 2000; 15,000 shares issuable upon the exercise of stock options granted to Mr. Rosner in January 2001; 7,348 shares issuable upon the exercise of stock options granted to Mr. Rosner in October 2001; 4,815 shares issuable upon the exercise of stock options granted to Mr. Rosner in November 2002; 2,364 shares issuable upon the exercise of stock options granted to Mr. Rosner in November 2003; and 1,500 shares issuable upon the exercise of stock options granted to Mr. Rosner in November 2004.

(10)

Consists of 706,564 shares issued upon the cashless exercise of 750,000 warrants in November 2004; 97,500 shares issued upon the exercise of warrants in September 2005; 150,000 shares issuable upon the exercise of stock options granted to Mr. Slovin in November 2001; 6,376 shares issuable upon the exercise of stock options granted to Mr. Slovin in November 2002; 3,658 shares issuable upon the exercise of stock options granted to Mr. Slovin in November 2003; 174,999 shares issuable upon the exercise of stock options granted to Mr. Slovin in June 2004; and 30,000 shares issuable upon the exercise of stock options granted to Mr. Slovin in June 2000 and pursuant to the 1997 Directors Stock Option Plan.

(11)

Consists of 70,550 shares held by Mr. Stone; 25,000 shares issuable upon the exercise of stock options granted to Mr. Stone in January 2000; 25,000 shares issuable upon the exercise of stock options granted to Mr. Stone in January 2001; 25,000 shares issuable upon the exercise of stock options granted to Mr. Stone in December 2001; 10,207 shares issuable upon the exercise of stock options granted to Mr. Stone in October 2001; 75,000 shares issuable upon the exercise of stock options granted to Mr. Stone in January 2002; 5,579 shares issuable upon the exercise of stock options granted to Mr. Stone in November 2002; 3,426 shares issuable upon the exercise of stock options granted to Mr. Stone in November 2003; and 65,625 shares issuable upon the exercise of stock options granted to Mr. Stone in June 2004.

(12)	Includes shares subject to options held by current officers and directors.

          Compensation of Directors

          Directors who are also our paid employees are not separately compensated for any services they provide as directors. In fiscal 2005, each of our directors who was not a paid employee received an annual retainer of $10,000 as well as $1,000 for each Board meeting attended in person and $1,000 for each Audit Committee meeting attended in person. In addition to the foregoing payments, each chairman of the Audit and Executive Compensation Committees received an annual retainer of $5,000, each member of the Audit Committee received an annual retainer of $5,000, and the Chairman of the Board of Directors received an annual retainer of $30,000. We were permitted to, but did not, pay such fees in common stock. Moreover, directors who are not our paid employees are eligible to receive annual grants of stock options under our 1997 Stock Option Plan for Non-Employee Directors.

          Compensation of Executive Officers

          The following table shows for the fiscal years ended March 31, 2005, 2004 and 2003, compensation awarded or paid to, or earned by the named executive officers. During the last three fiscal years, none of the named executive officers received any restricted stock awards or long-term incentive payouts.

SUMMARY COMPENSATION TABLE

		Annual			Long Term
		Compensation			Compensation Awards

					Other	Securities	All Other
Name and Principal	Fiscal				Annual	Underlying	Compensation
Position	Year	Salary ($)		Bonus ($)	Compensation (1)	Options (2)	($)(3)

Jeffrey T. Slovin	2005	313,561		243,750	—	400,000	13,519
Chief Executive Officer	2004	266,378		100,000	—	7,318	5,128
and President	2003	246,646		90,463	—	8,502	6,710

Michael Stone	2005	243,578		187,500	—	150,000	5,146
Executive Vice President	2004	224,700		68,552	—	6,851	5,023
of Sales and	2003	212,487		45,232	—	7,439	5,894
Marketing

Zvi N. Raskin, Esq.	2005	195,152		17,198	—	5,800	4,605
General Counsel and	2004	235,532		13,530	—	7,111	5,068
Secretary	2003	222,690		28,025	—	7,793	5,078

Stan Mandelkern	2005	189,166		98,448	—	38,000	5,162
Vice President of	2004	172,895		35,031	—	6,606	5,057
Engineering	2003	163,241		5,952	—	7,240	4,081

Ronald Rosner	2005	164,884		14,558	—	6,000	4,346
Director of Finance	2004	160,538		8,968	—	4,726	4,146
and Administration	2003	143,846		5,287	—	6,420	3,596

David B. Schick	2005	72,739	(4)	—	—	—	270,986 (5)
Former Chief Executive	2004	266,185		100,000	—	7,379	5,121
Officer and Former	2003	246,540		90,463	—	8,572	6,708
Chairman of the Board

(1)	Does not include other compensation if the aggregate amount thereof does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus for the named officer.

(2)	Represents options to purchase shares of common stock granted during fiscal 2005, 2004 and 2003, pursuant to our 1996 Stock Option Plan.

(3)

Reflects amounts contributed by the Company in the form of matching contributions to the Named Executive’s Savings Plan account during fiscal 2005, 2004 and 2003, as well as consulting fees paid by the Company, in the case of Mr. Schick. See Note 5 below.

(4)	Salary in the amount of $72,739 was paid to Mr. Schick during the period of April 1, 2004 to June 15, 2004, when he served as the Company’s Chief Executive Officer.

(5)

Consulting fees in the amount of $269,167 were paid to Mr. Schick during the period of June 16, 2004 to March 31, 2005, pursuant to the Consulting and Non-Competition Agreement with the Company, as described below. See “— Employment, Change of Control and Severance Agreements.”

          Stock Option Grants and Exercises

          We currently grant options to our executive officers under the 1996 Stock Option Plan. As of December 31, 2005, options to purchase a total of 3,745,538 shares were outstanding under the 1996 Stock Option Plan and options to purchase a total of 528,000 shares were outstanding under the 1997 Stock Option Plan for Non-Employee Directors

          The following tables show for the fiscal year ended March 31, 2005, certain information regarding options granted to, exercised by, and held at year-end by the named executive officers:

                              Options Granted in Last Fiscal Year

	Individual Grants

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Value ($) (2)

Jeffrey T. Slovin	400,000	53.0	10.50	6/9/14	2,360,000
Michael Stone	150,000	19.9	10.50	6/9/14	888,000
Stan Mandelkern	38,000	5.0	(3)	(3)	224,960
Zvi N. Raskin	5,800	0.8	10.36	11/4/14	34,336
Ronald Rosner	6,000	0.8	10.36	11/4/14	35,520

(1)	Schick granted employees options to purchase a total of 755,000 shares of common stock in fiscal 2005.

(2)	Schick uses the Black-Scholes valuation model to determine the grant date value. Assumptions used to calculate the grant date value include:

Volatility: 70.0%

Risk-free interest rate: 1.11%

Dividend yield: None

Time of exercise: 4 years

(3)

8,000 of Mr. Mandelkern’s options listed in the above table have an exercise price of $10.36 per share, and an expiration date of November 4, 2014. The remaining 30,000 of his listed options have an exercise price of $10.50 per share, and an expiration date of June 9, 2014.

          Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

          The following table sets forth summary information with respect to exercisable and unexercisable stock options held as of March 31, 2005 by each of the named executive officers. None of the named executive officers exercised options in the fiscal year ended March 31, 2005. The value of the stock options is calculated using the market value of our common stock on March 31, 2005 ($17.25 per share) minus the exercise price of the options.

			Number of Securities Underlying Unexercised Options at March 31, 2005	Value of Unexercised In-the-Money Options at March 31, 2005 ($)

Name	Shares Acquired on Exercise ( $)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable(1)

Jeffrey T. Slovin			261,080/334,740	3,474,422/2,308,907	(2)
Michael Stone			193,762/130,735	2,861,839/926,708
Stan Mandelkern			74,059/46,575	1,073,995/358,421
Zvi N. Raskin			32,690/15,031	202,307/148,475
Ronald Rosner			42,809/11,685	666,965/106,934
David B. Schick	166,840	1,070,299	0/9,820	0/110,753

(1)	Options are “in-the-money” if the fair market value of the underlying securities exceeds the exercise price of the options.

(2)	This chart does not include warrants issued to Mr. Slovin as designee of Greystone.

          Employment, Change of Control and Severance Agreements

          Current Agreements. In June 2004, we entered into a three-year employment agreement with Jeffrey T. Slovin. Pursuant to the agreement, Mr. Slovin is employed as our Chief Executive Officer and President. Mr. Slovin’s annual base salary is $325,000, $337,000 and $350,000, respectively, during each year of the initial three-year term of the agreement. In addition to base salary, Mr. Slovin is eligible to receive a yearly bonus payment based on our year-over-year earnings-per-share growth, as defined in the agreement. Pursuant to the agreement, Mr. Slovin was also awarded 400,000 employee stock options which vest in equal monthly increments over a period of 48 months. Additionally, under the agreement, all stock options held by Mr. Slovin will immediately vest in the event that we have a change in control or are acquired by another company or entity, or, under certain circumstances, if Mr. Slovin is terminated from employment without cause. In addition, if Mr. Slovin is terminated without cause, the agreement provides that he shall receive severance payments equal to 12 months’ salary and, if applicable, a pro-rated bonus.

          In June 2004, we entered into a two-year employment agreement with Michael Stone. Pursuant to the agreement, Mr. Stone is employed as our Executive Vice President. Mr. Stone’s annual base salary is $250,000 and $260,000, respectively, during each successive year of the two-year term of the agreement. In addition to base salary, Mr. Stone is eligible to receive a yearly bonus payment based on our year-over-year earnings-per-share growth, as defined in the agreement. Pursuant to the agreement, Mr. Stone was also awarded 150,000 employee stock options which vest in equal monthly increments over a period of 48 months. Additionally, under the agreement, all Company stock options held by Mr. Stone will immediately vest in the event that we have a change in control or are acquired by another company or entity, or, under certain circumstances, if Mr. Stone is terminated from employment without cause. In addition, if Mr. Stone is terminated without cause, the agreement provides that he shall receive severance payments equal to 12 months’ salary and, if applicable, a pro-rated bonus.

          In May 2004, we entered into a Consulting and Non-Competition Agreement with David Schick, effective upon Mr. Schick’s resignation in June 2004 as our Chief Executive Officer and Chairman of the Board. The agreement provided for the termination of Mr. Schick’s previous employment agreement with us, and for Mr. Schick to act as our consultant for a period of three years. The agreement provided that Mr. Schick was responsible for performing certain specified duties, including the exploration and evaluation of new product ideas and enhancements, evaluating technical issues relating to potential products or entity acquisitions, conducting research and development projects, and providing advice with respect to intellectual property issues. The agreement also provided that during the term of the Agreement, and for a period of two years thereafter, Mr. Schick may not compete with us or solicit our employees, customers or vendors. In addition, Mr. Schick was required to maintain the confidentiality of our proprietary information. Pursuant to the agreement, Mr. Schick was to be compensated, as full payment for the consulting services rendered to us and for his non-competition and other covenants contained in the Agreement, in the amount of $28,333 per month for the term of the Agreement. In addition, the agreement provided that 66,307 unvested employee stock options held by Mr. Schick remain eligible for continued vesting. On December 5, 2005, the Company made a lump sum payment to Mr. Schick, in the amount of $538,333. This one-time payment represented the balance of the fees that were payable to him pursuant to the agreement. Mr. Schick was concurrently notified that he was relieved of all further consulting obligations under the agreement, and that the non-compete provision in the agreement survives.

          Current Executive Officers of Schick

Name	Age	Title

Jeffrey T. Slovin	41	Chief Executive Officer, President and Director
Michael Stone	52	Executive Vice-President of Sales & Marketing
Stan Mandelkern	46	Vice President of Engineering
Ari Neugroschl	35	Vice President of Management Information Systems
Zvi N. Raskin	43	Secretary and General Counsel
Will Autz	51	Vice President of Manufacturing
Ronald Rosner	58	Director of Finance and Administration

          The business experience of each our executive officers who is not a nominee for director is set forth below.

          Michael Stone has served as our Executive Vice President of Sales and Marketing since September 2000 and as our Vice President of Sales and Marketing from January 2000 to September 2000. From September 1993 to January 2000, Mr. Stone was General Manager of the Dental Division of Welch-Allyn Company, and from October 1989 to September 1993 was Director of Marketing for Welch-Allyn. Mr. Stone holds an MBA degree from the University of Rochester and is a member of the executive advisory committee for the William E. Simon Graduate School of Business Administration at the University of Rochester.

          Stan Mandelkern has served as our Vice President of Engineering since November 1999. From 1998 to 1999, Mr. Mandelkern was our Director of Electrical Engineering, and was a Senior Electrical Engineer from 1997 to 1998. From 1996 to 1997, Mr. Mandelkern was at Satellite Transmission Systems, where he served as Project Leader for the Digital Video Products Group. From 1989 to 1996, Mr. Mandelkern held various design and management positions at Loral Corp. Mr. Mandelkern holds an M.S. Degree in electrical engineering from Syracuse University.

          Ari Neugroschl has served as our Vice President of Management Information Systems since July 2000. From November 1997 to July 2000, Mr. Neugroschl was Director of Management Information Systems, and from February 1996 to November 1997 he served as our Director of Customer Service and Support. Mr. Neugroschl holds a B.S. in Economics from Yeshiva University.

          Zvi N. Raskin has served as our Secretary since April 1992 and as our General Counsel since September 1995. From April 1992 to May 1996, Mr. Raskin was a Director of Schick. Mr. Raskin is admitted to practice law before the Bars of the State of New York, the United States District Courts for the Southern and Eastern Districts of New York and the United States Court of Appeals for the Second Circuit. From 1992 to 1995, Mr. Raskin was a senior associate at the New York law firm of Townley & Updike. Mr. Raskin holds a J.D. degree from Yale Law School.

          Will Autz has served as our Vice President of Manufacturing since January 2003. From January 2000 to December 2002, Mr. Autz was our Director of Manufacturing. From 1996 to 1999, Mr. Autz was the Manager of Manufacturing Engineering at Trident International Inc., a division of Illinois Tools Work Inc. From 1991 to 1996, Mr. Autz was the Director of Manufacturing & Manufacturing Engineering at General Signal Networks, a division of General Signal Inc. Mr. Autz holds a BS in Electromechanical Technology from the New York Institute of Technology and is a member of the American Society of Manufacturing Engineers.

          Ronald Rosner has served as our Director of Finance and Administration since August 2000. From March 1999 to August 2000, Mr. Rosner served us in several senior accounting and finance capacities. From October 1998 to February 1999, Mr. Rosner was a consultant at Mercantile Ship Corporation, and from April 1997 to October 1998 was the Chief Financial Officer of Coast Manufacturing. Prior to 1997, Mr. Rosner held additional positions in the accounting field, including serving with the predecessor to Ernst & Young LLP for a period of approximately twelve years, four years of which as an audit manager. Mr. Rosner holds a B.S. degree in Accounting from Brooklyn College and has been a Certified Public Accountant in the State of New York since May 1972.

          The biography of Jeffrey T. Slovin is described under the section “The Exchange—Directors and Executive Officers of Schick Following the Exchange” under Proposal 1.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 3.

HOUSEHOLDING OF PROXY MATERIALS

          The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

          This year, a number of brokers with account holders who are Schick’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Legal Department, Schick Technologies, Inc., 30-00 47th Avenue, Long Island City, New York, New York 11101 or contact Michael Friedlander, Esq. at (718) 482-2196. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

          The following documents, which have been filed with the SEC by us, are incorporated by reference in this proxy statement:

(1)	our Annual Report on Form 10-K for the year ended March 31, 2005;

(2)	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005;

(3)

our Current Reports on Form 8-K filed on June 6, 2005, June 10, 2005, June 21, 2005, July 7, 2005, August 5, 2005, August 9, 2005, September 26, 2005, September 28, 2005, October 3, 2005, October 4, 2005, November 2, 2005, November 7, 2005, November 9, 2005, December 15, 2005 and February 2, 2006; and

(4)	our proxy statement for the 2005 annual meeting of stockholders filed on ________________, 2006.

          In addition, we file reports, proxy statements and other information with the SEC. Our stockholders may read and copy any reports, proxy statements or other information filed by Schick at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

          Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Schick. The address of the SEC website is www.sec.gov.

          Schick has supplied all information contained or incorporated by reference in this proxy statement relating to Schick.

          If you are a Schick stockholder, you may have previously received some of the documents incorporated by reference in this proxy statement, but you can obtain any of them through Schick, the SEC or the SEC’s Internet website as described above. Documents incorporated by reference are available from Schick without charge, excluding all exhibits, unless Schick has specifically incorporated by reference an exhibit in this proxy statement. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Schick at the following address:

Schick Technologies, Inc.
30-00 47th Avenue
Long Island City
New York, New York 11101
Attn: Corporate Secretary
Telephone: (718) 937-5765

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

          If you are Schick stockholder, you should rely only on the information contained or incorporated by reference in this proxy statement to vote on the proposals described in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                    , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than                     , 2006.

Information on Schick’s Website

          Information on Schick’s website is not part of this document and you should not rely on that information in deciding whether to approve the proposals described in the proxy statement, unless that information is also in this document or in a document that is incorporated by reference in this proxy statement.

Information on Sirona’s Website

          Information on Sirona’s website is not part of this document and you should not rely on that information in deciding whether to approve the proposals described in the proxy statement, unless that information is also in this document or in a document that is incorporated by reference in this proxy statement.

OTHER MATTERS

          The Board knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Zvi N. Raskin

Secretary

                    , 2006

          A copy of Schick’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 are available without charge upon written request to: Corporate Secretary, Schick Technologies, Inc., 30-00 47th Avenue, Long Island City, New York 11101.

PROXY

SCHICK TECHNOLOGIES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ___________, 2006

          The undersigned hereby appoints Jeffrey T. Slovin, Michael Stone and Zvi N. Raskin, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Schick Technologies, Inc. (“Schick”) which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Schick to be held at 30-00 47th Avenue, Long Island City, New York, on ____________, 2006 at 10:00 a.m. Eastern Standard Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

          Unless a contrary direction is indicated, this proxy will be voted for Proposals 1, 2 and 3 as more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.

VOTING INSTRUCTIONS:

Vote By Mail: Complete, sign, date and promptly return this proxy card in the postage-paid envelope provided.

Vote By Phone: 1-800-__________: Call toll-free (in the United States), using any touch-tone telephone, to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on ___________, 2006. Have the proxy card in hand when you call and then follow the recorded instructions.

Vote By Internet—www.proxyvote.com: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on ____________, 2006. Have the proxy card in hand when you access the web site and follow the instructions to create an electronic voting instruction form.

DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING BY TELEPHONE OR VIA THE INTERNET

The Board of Directors recommends a vote for Proposals 1, 2 and 3.

Proposal 1:

To approve the Exchange Agreement, dated as of September 25, 2005, by and among Schick, Sirona Holdings Luxco S.C.A. (“Luxco”) and Sirona Holding GmbH (formerly known as Blitz 05-118 GmbH) (“Sirona”), and the issuance of 36,972,480 shares of Schick common stock to Luxco in accordance with the terms of the Exchange Agreement in exchange for Luxco’s entire economic interest in Sirona, which consists of all of the issued and outstanding share capital of Sirona and the existing indebtedness of Sirona owed to Luxco in the principal amount of €150,992,464.

	☐	For	☐	Against	☐	Abstain

Proposal 2:

To approve an amendment to Schick’s Amended and Restated Certificate of Incorporation to increase Schick’s authorized capital stock to a total of 100,000,000 shares, consisting of 95,000,000 shares of common stock and 5,000,000 of preferred stock, and to change the corporate name of Schick to “Sirona Dental Systems, Inc.”

	☐	For	☐	Against	☐	Abstain

Proposal 3:

To approve an amendment to Schick’s 1996 Stock Option Plan to provide that non-statutory stock options may be granted under the plan to employees of, and consultants to, any company, or any subsidiary of any company, the control of which Schick has agreed to acquire and to increase the number of shares of Schick common stock available for issuance under the plan by 1,700,000 shares.

	☐	For	☐	Against	☐	Abstain

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

DATED

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF SIRONA

CONSOLIDATED INTERIM FINANCIAL STATEMENTS	F-2

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2005 (UNAUDITED) AND SEPTEMBER 30, 2005	F-3

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE QUARTERS ENDED DECEMBER 31, 2005 (SUCCESSOR) AND 2004 (PREDECCESSOR 2) (UNAUDITED)	F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE QUARTERS ENDED DECEMBER 31, 2005 (SUCCESSOR) AND 2004 (PREDECCESSOR 2) (UNAUDITED)	F-5

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)	F-6

CONSOLIDATED FINANCIAL STATEMENTS	F-10

CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2005 (SUCCESSOR) AND SEPTEMBER 30, 2004 (PREDECESSOR 2)	F-12

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIODS FROM JULY 1, 2005 TO SEPTEMBER 30, 2005 (SUCCESSOR), OCTOBER 1, 2004 TO JUNE 30, 2005 AND FEBRUARY 17, 2004 TO SEPTEMBER 30, 2004 (PREDECESSOR 2), OCTOBER 1, 2003 TO FEBRUARY 16, 2004 AND OCTOBER 1, 2002 TO SEPTEMBER 30, 2003 (PREDESSOR 1)

F-14

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS) FOR THE PERIODS FROM JULY 1, 2005 TO SEPTEMBER 30, 2005 (SUCCESSOR), OCTOBER 1, 2004 TO JUNE 30, 2005 AND FEBRUARY 17, 2004 TO SEPTEMBER 30, 2004 (PREDECESSOR 2), OCTOBER 1, 2003 TO FEBRUARY 16, 2004 AND OCTOBER 1, 2002 TO SEPTEMBER 30, 2003 (PREDECESSOR 1)

F-15

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIODS FROM JULY1, 2005 TO SEPTEMBER 30, 2005 (SUCCESSOR), OCTOBER 1, 2004 TO JUNE 30, 2005 AND FEBRUARY 17, 2004 TO SEPTEMBER 30, 2004 (PREDECESSOR 2), OCTOBER 1, 2003 TO FEBRUARY 15, 2004 AND OCTOBER 1, 2003 TO SEPTEMBER 30, 2003 (PREDECESSOR 1)

F-16

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-18

SIRONA HOLDING GMBH & SUBSIDIARIES

CONSOLIDATED INTERIM FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005

AND

FOR THE

QUARTERS ENDED DECEMBER 31, 2005 (SUCCESSOR) AND 2004 (PREDECESSOR 2)

SIRONA HOLDING GMBH & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

$’000s	December 31, 2005 (unaudited)	September 30, 2005

ASSETS
Current assets
Cash and cash equivalents	$49,112	$65,941
Restricted cash	604	674
Restricted short term investments	488	745
Accounts receivable, net of allowance for doubtful accounts of $502 and $402, respectively	57,940	47,631
Inventories, net	46,090	47,340
Deferred tax assets	3,725	3,242
Prepaid expenses and other current assets	15,500	33,856

Total current assets	$173,459	$199,429
Property, plant and equipment	47,796	49,180
Goodwill	460,749	468,769
Intangible assets	470,028	489,442
Other non-current assets	21,648	21,981
Deferred tax assets	8,151	9,874

Total assets	$1,181,831	$1,238,675

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$19,621	$22,173
Current portion of long-term debt	13,114	10,103
Income taxes payable	5,928	1,531
Deferred tax liabilities	3,032	3,219
Accrued liabilities and deferred income	55,284	63,757

Total current liabilities	$96,979	$100,783

Long-term debt	534,029	576,622
Deferred tax liabilities	189,862	196,392
Other non-current liabilities	2,202	9,585
Indebtedness to related parties	185,013	184,712
Pension related provisions	43,414	43,847
Deferred income	100,000	100,000

Total liabilities	$1,151,499	$1,211,941

Commitments and contingencies
Minority interest	43	42

Shareholders’ equity
Common share capital	30	30
Additional paid-in capital	123,696	123,696
Excess of purchase price over predecessor basis	(49,103)	(49,103)
Accumulated deficit	(44,009)	(48,161)
Accumulated other comprehensive income (loss)	(325)	230

Total shareholders’ equity	$30,289	$26,692

Total liabilities, minority interest and shareholders’ equity	$1,181,831	$1,238,675

The accompanying notes are an integral part of these financial statements.

SIRONA HOLDING GMBH & SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Successor	Predecessor 2

$’000s	October 1, 2005 to December 31, 2005	October 1, 2004 to December 31, 2004

Revenue	$135,882	$131,528
Cost of sales	69,664	72,458

Gross profit	$66,218	$59,070
Selling, general and administrative expense	32,303	30,477
Research and development	6,947	7,131
Provision for doubtful accounts and notes receivable	(140)	(141)
Other operating expense, net	608	647

Operating income	$26,500	$20,956
Foreign currency transaction loss (gain)	5,257	(11,266)
(Gain) on derivative instruments	(25)	(1,014)
Interest expense, net	13,917	8,014

Income before income taxes and minority interest	$7,351	$25,222
Provision for income taxes	3,200	6,956
Minority interest	(1)	—

Net income	$4,152	$18,266

The accompanying notes are an integral part of these financial statements.

SIRONA HOLDING GMBH & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Successor	Predecessor 2

$’000s	October 1, 2005 to December 31, 2005	October 1, 2004 to December 31, 2004

Cash flows from operating activities
Net income	$4,152	$18,266
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	14,130	15,513
Gain on disposal of property, plant and equipment	(12)	—
Foreign currency transactions loss (gain)	5,257	(11,266)
Gain on derivative instruments	(25)	(1,014)
Accreted interest on long term debt	4,651	909
Deferred income taxes	(2,299)	3,315
Amortization of debt issuance costs	890	626
Changes in assets and liabilities
Accounts receivable and accounts receivable from related parties	(11,183)	(6,884)
Inventories	443	1,553
Prepaid expenses and other current assets	17,847	2,939
Restricted cash	59	147
Changes in other non-current assets	(933)	—
Trade accounts payable and accounts payable to related parties	(2,184)	3,139
Accrued liabilities	(7,421)	(2,236)
Other non-current liabilities	(6,888)	(4,198)
Income taxes payable	4,446	1,994

Net cash provided by operating activities	$20,930	$22,803
Cash flows from investing activities
Investment in property, plant and equipment	(2,389)	(3,602)
Proceeds from sale of property, plant and equipment	6	163
Restricted short term investments	246	(35)
Purchase of intangible assets	(92)	(846)
Payment of deferred purchase price	—	(25,700)

Net cash used in investing activities	$(2,229)	$(30,020)
Cash flows from financing activities
Repayment of long-term debt	$(36,153)	—

Net cash used in financing activities	$(36,153)	—

Change in cash and cash equivalents	(17,452)	(7,217)
Effect of exchange rate change on cash and cash equivalents	623	(1,609)
Cash and cash equivalents at beginning of period	65,941	38,877

Cash and cash equivalents at end of period	$49,112	$30,051

Supplemental information
Interest paid	8,478	5,582
Interest capitalized	19	12
Income taxes paid	1,048	1,645

The accompanying notes are an integral part of these financial statements.

NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

1. Basis of presentation

These unaudited condensed interim financial statements as of December 31, 2005, and for the three months ended December 31, 2005 and December 31, 2004 have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Except as otherwise disclosed, all amounts are reported in thousands of U.S. dollars (“$”).

All significant intercompany accounts and transactions have been eliminated. In the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position of the Company. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for any future period or the full fiscal year. The interim financial statements should be read in conjunction with the September 30, 2005 consolidated financial statements. Preparation of the interim financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions related to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the reporting date and the reported amounts of revenues and expenses for the interim period. Actual amounts could differ from those estimates.

On June 30, 2005, Sirona Holdings Luxco S.C.A. (“Luxco”), a Luxembourg-based holding entity owned by funds managed by Madison Dearborn Partners, Beecken Petty O’Keefe, management and employees of Sirona, obtained control over the Sirona business. The transaction was effected by using new legal entities, Sirona Holding GmbH (formerly Blitz 05-118 GmbH) and its wholly owned subsidiary Sirona Dental Services GmbH to acquire 100% of the interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business through a leveraged buy-out transaction (the “MDP Transaction”).

The MDP Transaction was accounted for in accordance with Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”), in a manner similar to a business combination under FASB Statement No. 141, Business Combinations (“SFAS 141”). Certain members of Sirona management who were deemed to be in the control group held equity interests in Sirona Group prior to and subsequent to the MDP Transaction (“Continuing Shareholders”). The interests of the Continuing Shareholders have been reflected at the predecessor basis, resulting in 9.15% of each asset and liability acquired being valued at historical cost at June 30, 2005. The remaining 90.85% interest in each asset and liability was recognized at fair value at June 30, 2005.

Since the MDP transaction materially changed the carrying values recorded in the Company’s and its predecessors’ consolidated balance sheet, the following naming convention has been used to distinguish between periods for which the financial statements are not prepared on a comparable basis:

Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH – Predecessor 2
October 1, 2004 – December 31, 2004

Sirona Holding GmbH – Successor
October 1, 2005 – December 31, 2005

2. Material event

On September 25, 2004, Sirona Holdings Luxco S.C.A. (“Luxco”), which owns 100% of Sirona, and Sirona entered into an Exchange Agreement with Schick Technologies, Inc. (“Schick”) providing for the issuance of 36,972,480 shares of Schick common stock to Luxco in exchange for Luxco’s entire economic interest in Sirona, which consists of all of the issued and outstanding share capital of Sirona and the existing indebtedness of Sirona owed to Luxco in the principal amount of €151.0 million ($182.0 million) plus accrued interest (the “Share Exchange”). Schick shareholders will also receive a $2.50 per share cash dividend, which will be declared prior to closing. Luxco, the shareholder of Sirona will have a controlling interest in the combined company. Following completion of the transaction, the combined company will be renamed Sirona Dental Systems, Inc., with corporate headquarters located at Sirona’s facilities in Bensheim, Germany and U.S. headquarters at Schick’s facilities in New York.

Since Luxco, as Sirona’s shareholder will hold the controlling interest in the combined company after the Share Exchange, Sirona’s designees to the combined company’s board of directors will represent a majority of the combined company’s board of directors and Sirona’s senior management will represent a majority of the senior management of the combined company, Sirona is deemed the acquiring company for accounting purposes.

The Share Exchange is subject to approval by the stockholders of Schick at a special meeting.

In contemplation of the above Share Exchange, Schick has conditionally granted options to purchase 325,000 shares of Schick common stock as of September 25, 2005 to certain employees of Sirona and consultants. The options granted are conditional on the transaction closing, at which date the options will commence vesting over a four year vesting period.

3. Comprehensive income

Comprehensive income for the three-month period ending December 31, 2005 was $3,597, comprising net income of $4,152 and cumulative translation adjustment of $(555).

Comprehensive income for the three-month periods ending December 31, 2004 was $21,234, comprising net income of $18,266 and cumulative translation adjustment of $2,968.

4. Inventories, net

$’000s	December 31, 2005 2005	September 30, 2005

Finished goods	$23,677	$23,370
Work in progress	12,319	12,153
Raw materials	18,310	18,460

	54,306	53,983
Inventory reserve	(8,216)	(6,643)

	$46,090	$47,340

5. Pension Costs

	Successor	Predecessor 2

$’000s	October 1, 2005 to December 31, 2005	October 1, 2004 to December 31, 2004

Service cost	$81	$12
Interest cost	460	606

Net periodic benefit cost	$541	$618

6. Product warranty

The following table provides the changes in the product warranty accrual for the three month period ended December 31, 2005 and 2004:

	Successor	Predecessor 2

$’000s	October 1, 2005 to December 31, 2005	October 1, 2004 to December 31, 2004

Opening balance	$9,276	$7,362
Accruals for warranties issued during the period	1,213	677
Warranty settlements made during the period	(250)	(190)
Release of accrual	—	—
Translation adjustment	(164)	791

Closing balance	$10,075	$8,640

7. Segment reporting

	Successor	Predecessor 2

$’000s	October 1, 2005 to December 31, 2005	October 1, 2004 to December 31, 2004

Revenues External
Dental CAD/CAM Systems	$58,672	$52,332
Imaging Systems	29,619	23,171
Treatment Centers	29,393	33,820
Instruments	16,552	16,536

Total	134,236	125,859

Revenues Internal
Dental CAD/CAM Systems	—	—
Imaging Systems	18	64
Treatment Centers	12	0
Instruments	2,737	3,607
Intercompany elimination	(2,767)	(3,671)

Total	—	—

Revenues Total
Dental CAD/CAM Systems	58,672	52,332
Imaging Systems	29,637	23,235
Treatment Centers	29,405	33,820
Instruments	19,289	20,143

Total	137,003	129,530

Segment performance measure
Dental CAD/CAM Systems	44,003	36,970
Imaging Systems	13,652	9,040
Treatment Centers	10,664	11,858
Instruments	8,506	8,611

Total	76,825	66,479

Depreciation and amortization expense
Dental CAD/CAM systems	474	628
Imaging Systems	641	946
Treatment Centers	570	679
Instruments	606	504
Total	$2,291	$2,757

	Successor	Predecessor 2

$’000s	October 1, 2005 to December 31, 2005	October 1, 2004 to December 31, 2004

Revenues
Total Segments	$134,236	$125,859
Electronic centre and corporate	19	425
Differences management accounts vs. US GAAP	1,627	5,244

Consolidated revenues	$135,882	$131,528
Depreciation and amortization expenses
Total Segments	2,291	2,757
Electronic centre and corporate	426	404
Differences management accounts vs. US GAAP	11,413	12,352

Consolidated depreciation and amortization expenses	$14,130	$15,513
Segment performance measure
Total Segments	76,825	66,479
Electronic Centre and Corporate	(137)	707
Differences management accounts vs. US GAAP	(10,470)	(8,116)

Consolidated gross profit	66,218	59,070
Selling, general and administrative	32,303	30,477
Research and development	6,947	7,131
Provision for doubtful accounts and notes receivable	(140)	(141)
Net other operating expense	608	647
Foreign currency transaction loss (gain)	5,257	(11,266)
(Gain) on derivative instruments	(25)	(1,014)
Interest expense, net	13,917	8,014

Income before income taxes and minority interest	$7,351	$25,222

SIRONA HOLDING GMBH & SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2005

(SUCCESSOR) AND SEPTEMBER 30, 2004 (PREDECESSOR 2)

AND

FOR THE PERIODS FROM JULY 1, 2005 TO SEPTEMBER 30, 2005 (SUCCESSOR),

OCTOBER 1, 2004 TO JUNE 30, 2005 AND FEBRUARY 17, 2004 TO SEPTEMBER 30, 2004

(PREDECESSOR 2), OCTOBER 1, 2003 TO FEBRUARY 16, 2004 AND OCTOBER 1, 2002

TO SEPTEMBER 30, 2003 (PREDECESSOR 1)

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
Sirona Holding GmbH:

We have audited the accompanying balance sheets of Sirona Holding GmbH and subsidiaries (Successor) as of September 30, 2005, and of Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH and subsidiaries (Predecessor 2) as of September 30, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the periods from July 1, 2005 to September 30, 2005 (Successor period), and from October 1, 2004 to June 30, 2005 and February 17, 2004 to September 30, 2004 (Predecessor 2 periods) and the consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of Sirona Beteiligungs- und Verwaltungsgesellschaft mbH and subsidiaries (Predecessor 1) for the periods from October 1, 2003 to February 16, 2004 and for the year ended September 30, 2003 (Predecessor 1 periods). These consolidated financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of Sirona Holding GmbH and subsidiaries as of September 30, 2005, and the results of their operations and their cash flows for the Successor period, in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor 2 consolidated financial statements present fairly, in all material respects, the financial position of Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH and subsidiaries as of September 30, 2004, and the results of their operations and their cash flows for the Predecessor 2 periods, in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor 1 consolidated financial statements present fairly, in all material respects, the results of operations and cash flows for Sirona Beteiligungs- und Verwaltungsgesellschaft mbH and subsidiaries, in conformity with U.S. generally accepted accounting principles..

As discussed in Notes 2 and 4 to the consolidated financial statements, effective June 30, 2005, Sirona Holding GmbH acquired all of the outstanding stock of Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH in a business combination accounted for as a purchase. Further, as discussed in Notes 2 and 4 to the consolidated financial statements, effective February 16, 2004, Sirona Dental Systems Beteiligungs- und Verwaltungsgesellschaft GmbH acquired all of the outstanding stock of Sirona Beteiligungs- und Verwaltungsgesellschaft mbH in a business combination accounted for as a purchase. As a result of the acquisitions, the respective consolidated financial information for the periods after each of the acquisitions is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

Frankfurt, Germany
January 23, 2006

CONSOLIDATED BALANCE SHEETS

		Successor	Predecessor 2

		September 30,	September 30,
$’000s	Note	2005	2004

ASSETS
Current assets
Cash and cash equivalents		$65,941	$38,877
Restricted cash		674	876
Restricted short term investments		745	85
Accounts receivable, net of allowance for doubtful accounts of $402 and $526, respectively		47,631	54,747
Inventories, net	5	47,340	46,317
Deferred tax assets	9	3,242	2,664
Prepaid expenses and other current assets	6	33,856	12,073

Total current assets		$199,429	$155,639
Property, plant and equipment, net of accumulated depreciation and amortization of $112,172, and $106,255, respectively	7	49,180	55,534
Goodwill	8	468,769	72,281
Intangible assets, net of accumulated amortization of $11,852 and $23,632, respectively	8	489,442	455,157
Other non-current assets	6	21,981	11,443
Deferred tax assets	9	9,874	12,931

Total assets		$1,238,675	$762,985

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable		$22,173	$24,880
Current portion of long-term debt	11	10,103	14,809
Income taxes payable		1,531	2,947
Deferred tax liabilities	8	3,219	2,675
Deferred purchase price	4	—	24,668
Accrued liabilities and deferred income	10	63,757	43,884

Total current liabilities		$100,783	$113,863

Long-term debt	11	576,622	359,386
Deferred tax liabilities	9	196,392	176,804
Other non-current liabilities		9,585	9,981
Indebtedness to related parties	11	184,712	50,175
Pension related provisions	16	43,847	35,500
Deferred income	12	100,000	—

Total liabilities		$1,211,941	$745,709

Commitments and contingencies	13	—	—
Minority interest		42	—

		Successor	Predecessor 2

		September 30,	September 30,
$’000s	Note	2005	2004

Shareholders’ equity
Common share capital		30	629
Additional paid-in capital		123,696	51,757
Excess of purchase price over predecessor basis		(49,103)	—
Accumulated deficit		(48,161)	(34,358)
Accumulated other comprehensive income (loss)		230	(752)

Total shareholders’ equity		$26,692	$17,276

Total liabilities, minority interest and shareholders’ equity		$1,238,675	$762,985

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Notes	Successor	Predecessor 2		Predecessor 1

$’000s		July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

Revenue		$105,071	$358,285	$229,216	$158,601	$306,190
Cost of Sales		71,614	199,463	152,938	76,947	165,073

Gross profit		$33,457	$158,822	$76,278	$81,654	$141,117
Selling, general and administrative expense		34,544	93,236	65,424	33,454	65,787
Research and development		7,863	21,700	16,594	8,575	19,832
Provision for doubtful accounts and notes receivable		(192)	(127)	(846)	368	(387)
Write off in-process research and development		33,796	—	20,217	—	—
Net other operating (income) expense		(5,367)	2,877	(428)	82	1,702

Operating (loss) income		$(37,187)	$41,136	$(24,683)	$39,175	$54,183
Foreign currency transactions loss, net		3,574	749	5,527	1,491	3,772
(Gains) losses on derivative instruments		(11)	1,122	1,483	(1,358)	(968)
Interest expense, net	15	11,087	22,774	14,413	5,292	11,473
Other (income)			(129)	—	—	—

(Loss) income before income taxes and minority interest		$(51,837)	$16,620	$(46,106)	$33,750	$39,906
Income tax (benefit) provision		(5,796)	5,444	(11,748)	13,181	15,330
Minority interest		(6)	50	—	—	—

Net (loss) income		$(46,035)	$11,126	$(34,358)	$20,569	$24,576

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)

$’000s	Common share capital	Additional paid-in capital	Excess of purchase price over predecessor basis	Retained earnings/ (accumulated deficit)	Accumulated other comprehensive income/ (loss)	Total

Predecessor 1
Balances as of October 01, 2002	$434	$72,568	—	$(7,882)	$(12,977)	$52,143

Comprehensive income:
Net income				24,576	—	24,576
Cumulative translation adjustment				—	11,376	11,376

Total comprehensive income				24,576	11,376	35,952

Balances as of September 30, 2003	$434	$72,568	—	$16,694	$(1,601)	$88,095

Comprehensive income:
Net income				20,569	—	20,569
Cumulative translation adjustment				—	5,727	5,727

Total comprehensive income				20,569	5,727	26,296
Balances as of February 16, 2004	$434	$72,568		$37,263	$4,126	$114,391
Restructuring adjustments	195	(20,811)	—	(37,263)	(4,126)	(62,005)

	$629	$51,757	—		—	$52,386
Predecessor 2
Comprehensive loss:
Net loss				(34,358)	—	(34,358)
Cumulative translation adjustment				—	(752)	(752)

Total comprehensive loss				(34,358)	(752)	(35,110)

Balances as of September 30, 2004	$629	$51,757	—	$(34,358)	$(752)	$17,276

Comprehensive income:
Net income				11,126	—	11,126
Cumulative translation adjustment				—	(1,287)	(1,287)

Total comprehensive income				11,126	(1,287)	9,839

Balances as of June 30, 2005	$629	$51,757	—	$(23,232)	$(2,039)	$27,115
Restructuring adjustments	(599)	71,939	(49,103)	21,106	1,852	45,195

	$30	$123,696	(49,103)	(2,126)	$(187)	$72,310
Successor
Comprehensive loss:
Net loss				(46,035)	—	(46,035)
Cumulative translation adjustment				—	417	417

Total comprehensive loss				(46,035)	417	(45,618)

Balances as of September 30, 2005	$30	$123,696	(49,103)	$(48,161)	$230	$26,692

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor 2		Predecessor 1

$’000s	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

Cash flows from operating activities
Net/(loss)/income	$(46,035)	$11,126	$(34,358)	$20,569	$24,576

Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	15,392	44,155	32,703	6,530	13,887
Gain on disposal of property, plant and equipment	(23)	(45)	(2)	(9)	(26)
(Gains) losses on derivative instruments	(11)	1,122	1,483	(1,358)	(968)
Foreign currency transactions loss	3,574	749	5,527	1,491	3,772
Accreted interest on long term debt	4,590	3,115	5,003
Deferred income taxes	1,198	(2,546)	(9,076)	3,567	6,405
Write off in process research and development	33,796		20,217
Amortization of debt issuance costs	907	1,807	1,344	970	1,119
Changes in assets and liabilities
Accounts receivable and accounts receivable from related parties	7,314	(1,547)	(1,481)	230	6,666
Inventories	11,887	(2,869)	19,865	(11,821)	3,142
Prepaid expenses and other current assets	(15,474)	(13)	(3,355)	1,224	275
Restricted cash	443	(276)	170	1,706	(1,057)
Changes in other non-current assets	846	(51)	970	(1)	27
Trade accounts payable and accounts payable to related parties	4,195	(6,701)	(4,413)	363	4,946
Accrued liabilities	10,484	11,329	748	5,557	4,698
Deferred income	100,000	—	—	—	—
Other non-current liabilities	7,809	(6,809)	8,233	(5,429)	3,634
Income taxes payable	(3,489)	2,260	(6,122)	4,669	(7,811)

Net cash provided by operating activities	$137,403	$54,806	$37,456	$28,258	$63,285
Cash flows from investing activities
Investment in property, plant and equipment	(3,634)	(11,041)	(8,837)	(4,446)	(12,530)
Proceeds from sale of property, plant and equipment	741	191	66	11	107
Restricted short term investments	(410)	(272)	(4)	5	17
Purchase of intangible assets	(398)	(586)	(337)	(168)	(300)
Acquisition of Sirona by MDP	(556,297)	—	—	—	—
Acquisition of Sirona by EQT	—	(25,700)	(359,531)	—	—
Acquisition of businesses, net of cash acquired	—	—	(5,782)	—	(8,832)

Net cash used in investing activities	$(559,998)	$(37,408)	$(374,425)	$(4,598)	$(21,538)
Cash flows from financing activities
Repayment of shareholder loans	(51,458)	2,596	(110,661)	1,129	100
Repayments of long-term debt	(440,593)	(17,220)	(35,670)	(12,717)	(21,369)
Proceeds from borrowings	662,805	—	372,089	—	—
Proceeds from shareholder loan	181,960	—	47,832	—	—
Debt issuance costs	(26,259)	—	(14,341)	—	—
Capital infusion	122,392	—	51,384	—	—

	Successor	Predecessor 2		Predecessor 1

$’000s	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

Net cash provided by (used in) financing activities	$448,847	$(14,624)	$310,633	$(11,588)	$(21,269)
Change in cash and cash equivalents	26,252	2,774	(26,336)	12,072	20,478
Effect of exchange rate change on cash and cash equivalents	(2,839)	877	40	2,049	3,863
Cash and cash equivalents at beginning of period	42,528	38,877	65,173	51,052	26,711

Cash and cash equivalents at end of period	$65,941	$42,528	$38,877	$65,173	$51,052

Supplemental information
Interest paid	7,554	22,274	13,697	1,885	10,348
Interest capitalized	3	51	22	72	74
Income taxes paid (received)	2,054	(1,393)	(212)	10,046	15,036
Accrued acquisition costs	3,580
Acquisition of businesses, net of cash acquired
Current assets			6,219		1,844
Property, plant and equipment			341		62
Goodwill and licenses			5,839		8,571
Current liabilities			(1,315)		(1,595)
Other long term liabilities			(5,302)		(50)
			$5,782		$8,832

The accompanying notes are an integral part of these financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. The Company and its operations

Sirona Holding GmbH and its subsidiaries (hereinafter collectively referred to as “Sirona”, or the “Company”) develop, manufacture and market a broad line of dental equipment, including dental CEREC CAD/CAM systems, digital and film-based intra-oral and panoramic imaging systems, dental treatment centers and instruments. Sirona has served equipment dealers and dentists worldwide for more than 125 years. Sirona’s worldwide headquarters are located in Bensheim, Germany, and its U.S. headquarters are located in Charlotte, North Carolina.

2. Basis of presentation and summary of significant accounting policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Except as otherwise disclosed, all amounts are reported in thousands of U.S. dollars (U.S. $).

          Principles of consolidation

The consolidated financial statements include, after eliminating inter-company transactions and balances, the accounts of Sirona Holding GmbH, Bensheim, and all its subsidiaries. The Company applies the equity method of accounting for investments in associated companies over which the Company has significant influence but does not have effective control.

On June 30, 2005, Sirona Holdings Luxco S.C.A. (“Luxco”), a Luxembourg-based holding entity owned by funds managed by Madison Dearborn Partners, Beecken Petty O’Keefe, management and employees of Sirona, obtained control over the Sirona business. The transaction was effected by using new legal entities, Sirona Holding GmbH (formerly Blitz 05-118 GmbH) and its wholly owned subsidiary Sirona Dental Services GmbH to acquire 100% of the interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business through a leveraged buy-out transaction (the “MDP Transaction”). The MDP Transaction was accounted for in accordance with Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”), in a manner similar to a business combination under FASB Statement No. 141, Business Combinations (“SFAS 141”). Certain members of Sirona management who were deemed to be in the control group held equity interests in Sirona Group prior to and subsequent to the MDP Transaction (“Continuing Shareholders”). The interests of the Continuing Shareholders have been reflected at the predecessor basis, resulting in 9.15% of each asset and liability acquired being valued at historical cost at June 30, 2005. The remaining 90.85% interest in each asset and liability was recognized at fair value at June 30, 2005.

On February 16, 2004, funds managed by EQT, management and employees of Sirona, obtained control over the Sirona business. The transaction was effected by using four new legal entities headed by Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH to acquire 100% of the interest in Sirona Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business through a leveraged buy-out transaction (the “EQT Transaction”). The EQT Transaction resulted in a change in control over the Sirona business and has, therefore, been accounted for in a manner similar to a business combination under SFAS 141. The carrying values of the assets and liabilities were adjusted to their fair value on February 16, 2004, and the difference between the purchase price and the fair value of the net assets and liabilities was recorded as goodwill.Refer to note 4, Leveraged Buy-Out Transactions, for further discussion of the transactions and their impact on the Company’s and its predecessors’ consolidated financial statements. Since both transactions materially changed the carrying values recorded in the Company’s and its predecessors’ consolidated balance sheet, the following naming convention has been used to distinguish between periods for which the financial statements are not prepared on a comparable basis:

Sirona Beteiligungs- und Verwaltungsgesellschaft mbH – Predecessor 1
October 1, 2002 – September 30, 2003
October 1, 2003 – February 16, 2004

Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH – Predecessor 2
February 17, 2004 – September 30, 2004

October 1, 2004 – June 30, 2005

Sirona Holding GmbH – Successor
July 1, 2005 – September 30, 2005

          Fiscal year

The Company’s fiscal year ends on September 30.

          Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from estimates. Some of the more significant estimates include allowances for doubtful accounts, inventory valuation reserves, purchase accounting assumptions, depreciable lives of assets, amortization periods, impairment of long-lived assets, deferred tax asset valuation allowance, pension reserves, provisions and warranty reserves.

          Foreign currency

The functional currency for foreign operations has been determined in all cases to be the local currency. Assets and liabilities of foreign subsidiaries are translated at exchange rates on the balance sheet date; revenue, expenses and cash flows are translated at the weighted average exchange rates for the period. The effects of these translation adjustments are recognized in shareholders’ equity, as a component of accumulated other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, as well as the fair value adjustment of forward foreign exchange contracts, are shown separately on the face of the consolidated statements of operations.

          Comprehensive income

In addition to net income (loss), comprehensive income (loss) includes other charges or credits to equity other than those resulting from transactions with shareholders. Accumulated other comprehensive income relates to foreign currency translation adjustments related to the Company’s foreign subsidiaries. Components of comprehensive income are included within the Consolidated Statements of Shareholders’ Equity and Comprehensive Income.

          Revenue recognition

Revenue, net of related discounts and allowances, is recognized when persuasive evidence of the arrangement exists, the price is fixed or determinable, collectibility is reasonably assured and title and risk of loss has passed to customers based on the shipping terms. Returns on products, excluding warranty related returns, are infrequent and insignificant. Revenue related to products that contain software which is more than incidental to the product is recognized in accordance with SOP 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.”

The Company uses the relative fair value method to recognize revenues when an order includes one or more elements to be delivered at a future date and evidence of the fair value of each of the elements exists. Under the relative fair value method, as applied by the Company, the revenue is allocated between the elements of the arrangement in proportion to the fair value of each element. The revenue allocated to the service contract is deferred until the service is provided and the revenue allocated to the product sold is recognized as revenue upon delivery. Fair value is based on the price charged when the same element is sold separately to customers.

The Company offers discounts to its customers if certain conditions are met by the customer. In accordance with EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” these discounts given to customers or resellers are recorded as a reduction to revenue, when it is probable the certain conditions will be met.

The Company offers its customers an option to purchase extended warranties on certain products. The Company recognizes revenue on these extended warranty contracts ratably over the life of the contract. The costs associated with these extended warranty contracts are recognized when incurred.

Amounts received from customers in advance of product shipment are classified as deferred income until the revenue can be recognized in accordance with the Company’s revenue recognition policy.

          Research and Development

Amounts spent by the Company for research and development (R&D) efforts are recorded as R&D expenses when incurred. R&D costs relate primarily to internal costs for salaries, direct overhead costs and outside vendors. The Company capitalizes costs of equipment that has general R&D uses. The depreciation related to this capitalized equipment is included in the Company’s R&D costs. Software development costs incurred prior to the attainment of technological feasibility are considered R&D and are expensed as incurred.

          Warranty Expense

The Company offers warranties on its products for periods between one and three years. Estimated future warranty obligations related to product sales are charged to operations in the period in which the related revenue is recognized. These estimates are based on historical warranty experience and other relevant information of which the Company is aware. Estimated warranty expenses are recorded as an accrued liability and selling, general and administrative expense. During the period from July 1, 2005 to September 30, 2005, warranty expense was $3,807 (October 1, 2004 to June 30, 2005, $10,138; February 17, 2004 to September 30, 2004, $8,367; October 1, 2003 to February 16, 2004, $4,924; year ended September 30, 2003, $6,849.)

          Shipping and handling costs

Shipping and handling costs charged to customers are included in revenues and the associated expense is recorded in cost of sales for all periods presented.

          Advertising costs

Advertising costs are expensed as incurred and recorded within selling, general and administrative expense. During the period from July 1, 2005 to September 30, 2005, advertising expense was $4,865 (October 1, 2004 to June 30, 2005, $14,742; February 17, 2004 to September 30, 2004, $8,212; October 1, 2003 to February 16, 2004, $6,541; year ended September 30 2003, $12,163.)

          Pension benefits

The Company has both defined benefit and defined contribution pension plans, as well as an early retirement plan.

The Company accounts for its defined benefit pension plans using FASB Statement 87, Employer’s Accounting for Pensions (“SFAS 87”) and the disclosure requirements under FASB Statement No. 132, “Employer’s Disclosure about Pensions and Other Post-Retirement Benefits (Revised)” (“SFAS 132”), an amendment of FASB Statements No. 87, 88 and 106. Under SFAS 87, pension expense is recognised on an accrual basis over the employee’s approximate service periods. SFAS 87 requires the use of an actuarial method for determining defined benefit pension costs and provides for the deferral of actuarial gains and losses (in excess of a specified corridor) that result from changes in assumptions or actual experience differing from that assumed. SFAS 87 also provides for the prospective amortization of costs relating to changes in the benefit plan, as well as the obligation resulting from the transition. Disclosure of the components of periodic pension cost and the funded status of the pension plans are also required. In applying purchase accounting, a pension liability was recognized for the projected benefit obligation in excess of plan assets.

For the defined contribution pension plans, the net pension cost is equal to the contributions required by the plan.

The Company also has an early retirement plan, Altersteilzeit (“ATZ”), which allows certain German employees who have been accepted into the plan to retire at 60 rather than at the legal retirement age of 65. Eligible employees are those who have attained the age of 55 or who will attain the age of 55 by calendar year 2009 and have been accepted to participate in the ATZ plan. The ATZ plan can cover a period between the ages of 58 to 63 of the participating employees and is split into an active service period, where the employees work full time for the Company, and an inactive service period, where the employees do not work for the company. During the active service period, the employees receive 50% of their salary and the remaining 50% of their salary, plus a bonus payment equal to 35% of their salary is paid during the inactive service period. The Company recognizes the salary component of the ATZ plan over the period from the beginning of the ATZ period to the end of the active service period. The Company recognizes the bonus component over the period from the point at which the employee signs the ATZ contract until the end of the active service period.

          Income Taxes

Differences between the basis of assets and liabilities for financial statement purposes and for tax return purposes are recorded as deferred tax assets or deferred tax liabilities in the accompanying consolidated financial statements. Deferred taxes represent the tax consequences in future years of these differences at each balance sheet date, based on the enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. The provision (benefit) for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities. A valuation allowance is established when it is more likely than not that the deferred tax assets are not realizable. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income as an adjustment to income tax expense in the period that includes the enactment date.

          Cash and cash equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

          Restricted cash and restricted short term investments

Restricted cash represents cash balances pledged as collateral to financial institutions that provide security for prepayments from customers and other bonds. Restricted short term investments represent fixed term bank deposits with a maturity of greater than three months to secure guarantees given to customers by subsidiaries.

          Accounts receivable

Accounts receivable are stated at the invoiced amount, less allowances for doubtful accounts. Collectibility of accounts receivable is regularly reviewed and is based upon managements’ knowledge of customers and compliance with credit terms. The allowance for doubtful accounts is adjusted based on such evaluation, with a corresponding provision included in selling, general and administrative expense. Accounts receivable balances are written off when management deems the balances uncollectible.

          Inventory

Inventory is carried at the lower of cost or market value. Cost is determined using standard costing, which approximates the weighted average cost method. In addition to direct material and direct labor costs, certain costs related to the overhead and production expenses are included in inventory. Inventory reserves are provided for risks relating to slow moving and obsolete items.

          Investments in companies

The Company uses the equity method of accounting for investments in associated companies over which the Company has significant influence but does not have effective control.

          Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation. Additions, improvements and major renewals, which extend the useful life of the asset are capitalized; maintenance and repairs are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in current income. Development costs for external use software incurred after the establishment of technological feasibility are capitalized and amortized to cost of revenues on a straight-line basis over the expected useful life of the software. Costs of software developed for internal use incurred during the development of the application are capitalized and amortized to operating expense on a straight-line basis over the expected useful life of the software.

The cost of plant and equipment is depreciated using the straight-line method over the following estimated useful lives of the respective assets.

Buildings	25 to 50 years
Building improvements and leasehold improvements	5 to 10 years
Machinery and technical equipment	5 to 10 years
Software and software licenses	3 to 5 years

          Finite-lived intangible assets

Finite-lived intangible assets are amortized according to the pattern in which the economic benefit of the asset is used up over their estimated useful lives, as shown below.

          Patents and licenses 10 – 13 years
          Technologies and Dealer Relationships 1 – 13 years

          Impairment of long lived and finite lived assets

Long lived assets held for use by the Company are reviewed for impairment whenever events or circumstances provide evidence that suggests the carrying amount of the asset may not be recoverable. The Company performs ongoing impairment analysis on intangible assets related to new technology. Determination of whether an impairment exists is based upon a comparison of the identifiable undiscounted cash flows of the assets or groups of assets to the carrying amount of the assets or groups of assets. If impaired, the resulting charge reflects the excess of the asset’s carrying amount over its fair value.

          Goodwill and indefinite-lived intangible assets

Effective October 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). This statement requires that the amortization of goodwill and indefinite-lived intangible assets be discontinued and instead an annual impairment approach be applied. The Company completed its transitional impairment tests for goodwill and other indefinite lived intangible assets as at October 1, 2002 and no impairment was identified.

Goodwill and indefinite lived intangible assets, consisting of certain trademarks, are tested for impairment on an annual basis as of September 30, or whenever events or circumstances indicate that the carrying amount may not be recoverable. These impairment tests are based upon a comparison of the fair value of the reporting units to their respective carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the goodwill impairment loss is measured as the excess of the carrying amount of goodwill over its implied fair value. If impairment is identified on indefinite-lived intangibles, the resulting charge reflects the excess of the asset’s carrying amount over its fair value.

          Other non-current assets and prepaid expenses

Other non-current assets and prepaid expenses are mainly comprised of capitalized debt issuance costs. The costs are amortized using the effective interest method. The unamortized balance of such debt issuance costs was $21,567 and $11,442 as of September 30, 2005 and 2004, respectively.

          Derivative financial instruments

The Company enters into forward foreign currency contracts in order to manage currency risks arising from its forecasted and firmly committed foreign currency denominated cash flows. The Company enters into these contracts to limit the foreign exchange rate risk for periods generally not to exceed six months. The Company also enters into interest rate swaps and collars to manage its interest rates on its long term debt.

The Company does not utilize financial instruments for speculative purposes. The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”). FAS 133 prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. The Company has not designated any of its derivatives as qualifying for hedge accounting under FAS 133. All derivatives instruments are therefore recognized as either assets or liabilities in the consolidated balance sheet at fair value. The fair value of the forward foreign currency contracts and interest rate swaps and collars are included within prepaid and other current assets and the change in fair value is recognized within “Gains (losses) on derivative instruments” in the consolidated statement of operations.

          Fair value of financial instruments

Financial instruments consist of cash, accounts receivable, accounts payable and other accrued expenses that approximate fair value because of the short-term nature of these items. The fair value of the foreign currency forward contracts and interest rate swaps are estimated by obtaining quotes from financial institutions.

At September 30, 2005, the foreign exchange forward contracts outstanding had notional amounts of $53,881 ($16,900 as at September 30, 2004) and a fair value of $(1,399) ($1,061 as at September 30, 2004), with the unrealized fair value gain for the three month period ended September 30, 2005 of $1,682 (October 1, 2004 to June 30, 2005, $(4,382); February 17, 2004 to September 30, 2004, $(1,501), October 1, 2003 to February 16, 2004, $1,355, year ended September 30, 2003, $1,043). As September 2005, the interest rate swaps and collars had notional amounts of $341 ($251 as at September 30, 2004), and a fair value of $2,258 ($1,417 as at September 30, 2004), with the unrealized fair value gain for the three month period ended September 30, 2005 of $502 (October 1, 2004 to June 30, 2005, $401; February 17, 2004 to September 30, 2004, $1,401, October 1, 2003 to February 16, 2004, $0, year ended September 30, 2003, $0).

          Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable. Sirona has two customers accounting for more than 10% of revenue for the year ended September 30, 2005. The accounts receivables from these customers amount to $14,311 in the aggregate as of September 30, 2005.

          Recent accounting pronouncements

In November 2004, the FASB issued FASB Statement No. 151, Inventory Costs – an amendment of ARB No. 43 (“SFAS 151”). SFAS 151 requires idle facility expenses, freight, handling costs and wasted material (spoilage) costs to be recognized as current period charges. It also requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of production facilities. SFAS 151 will be effective for such costs incurred during the fiscal years beginning after June 15 2005. The Company is in the process of evaluating the impact of this standard on its consolidated financial statements.

In December 2004, the FASB issued FASB Statement No. 123 (Revised 2004), Share Based Payment (“SFAS 123R”), which replaces SFAS 123, Accounting for Stock Based Compensation, and supersedes APB Opinion 25,

Accounting for Stock Issued to Employees. SFAS 123R requires all share based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. In April 2005, the SEC released a final rule, ‘Amendment to rule 4-01(a) of Regulation S-X regarding the compliance date for Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment’, which delayed the implementation date of SFAS 123 R until the first annual period beginning after June 15, 2005. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption, or for all periods presented. The prospective method requires that compensation expense be recorded for all un-vested awards at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive method would record compensation expense for all unvested awards beginning in the first period restated. During 2005, the FASB issued FSP FAS 123(R)-1, FSP FAS 123(R)-2 and FSP FAS 123 (R)-3, which provide additional considerations for companies transitioning to FAS 123(R) and practical application guidance. The Company does not anticipate the adoption of SFAS 123R to have a material impact on its consolidated financial position, results of operations or cash flows. However, in consideration of the closing of the transaction described in Note 3, the adoption of SFAS 123R may have a material impact on the Company.

In December 2004, the FASB issued FASB Statement No. 153 (SFAS 153), Exchanges of Non-Monetary Assets – an amendment of APB Opinion No. 29, which amends APB No. 29, Accounting for Non-monetary Transactions, (“APB 29”) by eliminating the exception to the fair value principle for exchanges of similar productive assets. SFAS 153 also eliminates the APB 29 concept of culmination of an earnings process. The amendment requires that an exchange of non-monetary assets be accounted for at fair value if the exchange has commercial substance and fair value is determinable within reasonable limits. SFAS 153 is effective for non-monetary transactions occurring in fiscal periods beginning after June 15, 2005. The impact of SFAS 153 will depend on the nature and extent of any exchanges of non-monetary transactions after the effective date, but the Company does not currently expect SFAS 153 to have a material impact on its consolidated financial position, results of operations or cash flows.

In March 2005, the FASB issued Financial Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations, which clarifies that the term ‘conditional asset retirement obligation’, as used in SFAS 143, refers to a legal obligation to perform asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the fiscal years ending after December 15, 2005. The Company is in the process of assessing the impact of adopting FIN 47 on its consolidated financial position, results of operations or cash flows.

In June 2005, EITF 05-05 “Accounting for Early Retirement or Post-employment Programs with Specific Features (Such As Terms Specified in Altersteilzeit Early Retirement Arrangements)” was issued. The guidance distinguishes between two types of ATZ arrangements. Type I is when the participant works 50% of the normal full-time schedule for each year of the entire ATZ period and receives 50% of his/her salary each year. Type II is when the participant works full-time for half the ATZ period (the “active period”) and then does not work for the remaining half (the “inactive period”), and receives 50% of his/her salary each year during the entire ATZ period. With respect to Type II arrangements, EITF 05-05 makes the following observations: 1) the salary component, should be recognized over the period from the point at which the ATZ period begins until the end of the active service period. The portion of salary that is deferred (i.e. to be paid out during the inactive service period) should be discounted if payment is expected to be deferred for a period longer than one year; 2) The bonus feature and additional contributions into the German government pension scheme should be accounted for as a post-employment benefit under FAS 112 “Employers’ Accounting for Post-employment Benefits—an amendment of FASB Statements No. 5 and 43”. An entity should recognize the additional compensation over the period from the point at which the employee signs the ATZ contract until the end of the active service period; 3) The employer should recognize the government subsidy when it meets the necessary criteria and is entitled to the subsidy. EITF 05-05 is effective for fiscal years beginning after December 15, 2005.The Company currently accounts for the ATZ plan in this way therefore the pronouncement will not impact the Company’s consolidated financial position, results of operations or cash flows.

3. Material event

On September 25, 2005, Sirona Holdings Luxco S.C.A. (“Luxco”), a Luxembourg-based holding entity owned by funds managed by Madison Dearborn Partners and by Beecken Petty O’Keefe and employees and management of Sirona, which owns 100% of Sirona Holding GmbH, and Sirona entered into an Exchange Agreement with Schick Technologies, Inc. (“Schick”), providing for the issuance of 36,972,480 shares of Schick common stock to Luxco in exchange for all the economic interests in Sirona, which consists of all the outstanding share capital of Sirona and the existing indebtedness of Sirona owed to Luxco in the principle amount of €150,992 ($181,960) plus accrued interest (the “Share Exchange”). Schick shareholders will also receive a $2.50 per share cash dividend, which will be declared prior to closing. Luxco, the controlling shareholder of Sirona, will have a controlling interest in the combined company. Following completion of the transaction, the merged company will be renamed Sirona Dental Systems, Inc., with corporate headquarters located at Sirona’s facilities in Bensheim, Germany and U.S. headquarters at Schick’s facilities in New York.

Because Luxco will hold the controlling interest in the combined company after the Share Exchange, Sirona’s designees to the combined company’s board of directors will represent a majority of the combined company’s board of directors and Sirona’s senior management will represent a majority of the senior management of the combined company, Sirona is deemed the acquiring company for accounting purposes.

The Share Exchange is subject to approval by the stockholders of Schick at a special meeting.

In contemplation of the above Share Exchange, Schick has conditionally granted options to purchase 325,000 shares of Schick common stock as of September 25, 2005 to employees and consultants of Sirona. The options granted are conditional on the transaction closing, at which date the options will commence vesting on a four -year vesting period.

4. Leveraged Buy-out transactions

MDP Transaction

On June 30, 2005, Sirona Holdings Luxco S.C.A. (“Luxco”), a Luxembourg-based holding entity owned by funds managed by Madison Dearborn Partners, Beecken Petty O’Keefe, management and employees of Sirona, obtained control over the Sirona business. The transaction was effected by using new legal entities, Sirona Holding GmbH (formerly Blitz 05-118 GmbH) and its wholly owned subsidiary Sirona Dental Services GmbH to acquire 100% of the interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business through a leveraged buy-out transaction (the “MDP Transaction”).. Results of operations for the Sirona businesses subsequent to that date have been included in the successor period in the consolidated statements of operations and cash flows.

The purchase price, comprising cash paid and direct acquisition costs, was €464,590, consisting of €454,990 paid in cash and €9,600 of direct acquisition costs. The purchase price was denominated in Euros and translated to U.S. dollars at the exchange rate prevailing on the date of the transaction of 1.2051. The purchase price denominated in U.S. dollars is $559,877.

The transaction was accounted for in accordance with Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”), in a manner similar to a business combination under FASB Statement No. 141, Business Combinations (“SFAS 141”). Certain members of Sirona management who were deemed to be in the control group held equity interests in Sirona Group prior to and subsequent to the MDP Transaction (“Continuing Shareholders”). The interests of the Continuing Shareholders have been reflected at the predecessor basis, resulting in 9.15% of each asset and liability acquired being valued at historical cost at June 30, 2005. The remaining 90.85% interest in each asset and liability was recognized at fair value at June 30, 2005. The application of the preceding guidance to the book and fair values of the acquired assets resulted in a difference between the purchase price in the acquisition (€464,590) and the recorded value of the acquired assets. This difference was recorded as a reduction to the shareholders’ equity of Sirona.

In connection with the leveraged buy-out transaction, Sirona incurred debt of €700,992 ($844,765) to finance the purchase price and repay the shareholder loan granted by the sellers and repay other existing debt of €301,012 ($362,261). The debt comprised €550,000 ($662,805) of bank loans and a shareholder loan of €150,992 ($181,960) granted by Luxco.

The purchase price was allocated to the assets acquired and liabilities assumed as of June 30, 2005 and the difference between the purchase price allocation and the fair value of the net assets was recorded as goodwill. However, due to the continuing ownership by management, the assets and liabilities were carried over from the Predecessor 2 balance sheet upon closing to the extent that management had an ownership interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH. A contra equity account named “Excess of purchase price over predecessor basis” has been recorded in the successor period to reflect the predecessor basis of management that acquired an interest in Sirona Holding GmbH. The purchase price allocation was based on information available and expectations and assumptions deemed reasonable by management.

In process research and development (IPR&D) was appraised using discounted future probable cash flows on a project by project basis. Cash inflows from significant projects were forecast to commence in the 1-2 years following the date of the valuation exercise. Discount rates of between 25-30% were applied to the cash flows, depending on level of risk associated with the project. No alternative future use was identified for these assets, and therefore the entire value of those assets was charged to the income statement, included in the write off in-process research and development line item, for the three month period to September 30, 2005.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition:

As of June 30, 2005	$’000

Current assets	176,691
Property, plant and equipment	49,724
Intangible assets subject to amortization	407,903
Trademarks not subject to amortization	93,488
In process research and development	33,797
Goodwill	469,198
Other assets	13,702

Total assets	1,244,503
Current liabilities	176,663
Non-current liabilities	355,477
Deferred taxes	201,589

Total liabilities assumed	733,729

Excess purchase price over predecessor basis	49,103

Purchase price	559,877

A summary of the identifiable intangible assets acquired subject to amortization is as follows:

	$’000	Weighted average amortization period

Licensing agreements, patents and similar rights	133,973	13 years
Technologies and dealer relationships	273,930	10 years

	407,903

The Company deems trademarks to be indefinite lived intangible assets as there are no legal, regulatory, contractual, competitive, economic or other factors that limit their useful life. As such, trademarks are not currently subject to amortization. The Company evaluates the useful life of trademarks each year to determine whether facts and circumstances continue to support an indefinite life for these assets.

EQT transaction

On February 16, 2004, funds managed by EQT, management and employees of Sirona, obtained control over the Sirona business. The transaction was effected by using four new legal entities headed by Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH to acquire 100% of the interest in Sirona Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business through a leveraged buy-out transaction (the “EQT Transaction”). The transaction resulted in a change in control over the Sirona business and has, therefore, been accounted for in a manner similar to a business combination under SFAS 141. The carrying values of the assets and liabilities were adjusted to their fair value on February 16, 2004, and the difference between the purchase price and the fair value of the net assets and liabilities was recorded as goodwill. Results of operations for the Sirona businesses from the date of this transaction until the MDP Transaction have been included in the Predecessor 2 period in the consolidated statement of operations and cash flows.

The purchase price, comprising cash paid and direct acquisition costs, was €309,873 consisting of €284,167 paid at closing, a €20,000 holdback payment, subject to possible indemnification claims by EQT, and €5,706 of direct acquisition costs. Payment of €20,000 was made on December 15, 2004 at the expiration of the indemnification period, as no claims were made. In connection with the leveraged buy-out transaction, Sirona incurred debt of €338,566 ($419,923) to finance the purchase price and repay the shareholder loan granted by the sellers and repay other existing debt of €109,918 ($136,331). The debt incurred comprised €300,000 ($372,090) of bank loans and a shareholder loan of €38,566 ($47,833) granted by EQT.

The carrying values of the assets and liabilities were stepped up to their fair values on February 16, 2004 and the difference between the purchase price and the fair value of the net assets was recorded as goodwill. The purchase price was denominated in Euros and translated to U.S. Dollars at the exchange rate prevailing on the date of the transaction of 1.2403. The purchase price denominated in U.S. dollars was $384,335.

The purchase price allocation was based on information available and expectations and assumptions deemed reasonable by management.

IPR&D was appraised using discounted future probable cash flows on a project by project basis. Cash inflows from significant projects were forecast to commence in the 1-2 years following the date of the valuation exercise. Discount rates of between 25-30% were applied to the cash flows, depending on level of risk associated with the project. No alternative future use was identified for these assets, and therefore the entire value of those assets was charged to the income statement, included in the write off in-process research and development line item, for the three month period to September 30, 2004.

The following table summarizes the purchase price allocation for the transaction:

As of February 16, 2004	$’000

Current assets	191,310
Property, plant and equipment	56,122
Intangible assets subject to amortization	393,980
Trademarks not subject to amortization	86,945
In process research and development	20,217
Goodwill	67,989
Other assets	9,038

Total assets	825,601
Current liabilities	107,455
Non-current liabilities	147,964
Deferred taxes	185,847

Total liabilities assumed	441,266

Purchase price	384,335

A summary of the identifiable intangible assets acquired subject to amortization is as follows:

	$’000	Weighted average amortization period

Licensing agreements, patents and similar rights	122,739	13 years
Technologies and dealer relationships	271,241	10 years

	393,980

The Company deems trademarks to be indefinite lived intangible assets as there are no legal, regulatory, contractual, competitive, economic or other factors that limit their useful life. As such, trademarks are not currently subject to amortization. The Company evaluates the useful life of trademarks each year to determine whether facts and circumstances continue to support an indefinite life for these assets.

5. Inventories, net

	Successor	Predecessor 2

	September 30, 2005	September 30, 2004

$’000
Finished goods	23,370	22,638
Work in progress	12,153	11,473
Raw materials	18,460	18,892

	53,983	53,003
Inventory reserve	(6,643)	(6,686)

	47,340	46,317

In the three month period ending September 30, 2005, $541 of general and administrative cost was capitalized within inventory (October 1, 2004 to June 30, 2005, $571; February 17, 2004 to September 30, 2004, $467; October 1, 2003 to February 16, 2004, $506; year ended September 30, 2003, $502.)

6. Prepaid expenses and other current assets

Included within prepaid expenses and other current assets as at September 30, 2005 is a VAT receivable of $17,179 (September 30, 2004, $0).

7. Property, plant and equipment, net

	Successor	Predecessor 2

	September 30, 2005	September 30, 2004

$’000
Land	10,391	11,717
Buildings and buildings improvements and leasehold improvements	55,933	56,644
Machinery and technical equipment	79,818	78,280
Software and software licenses	15,210	15,148

	161,352	161,789
Accumulated depreciation and amortization	(112,172)	(106,255)

	49,180	55,534

Depreciation expense for the three month period ending September 30, 2005 was $3,454 (October 1, 2004 to June 30, 2005, $12,738; February 17, 2004 to September 30, 2004, $9,393, October 1, 2003 to February 16, 2004, $4,501, year ended September 30, 2003, $9,066). Amortization expense for capitalized software development costs for the three month period ending September 30, 2005 was $155 (October 1, 2004 to June 30, 2005, $840; February 17, 2004 to September 30, 2004, $366; October 1, 2003 to February 16, 2004, $583; year ended September 30, 2003, $803). Buildings and leasehold improvements includes office space that is leased under operating leases to third parties with a historical cost of $1,634 and $1,673 and carrying amount of $629 and $707 at September 30, 2005 and 2004, respectively.

8. Intangible assets and goodwill

The Company performed the required transitional impairment test as of October 1, 2002 and concluded that no transitional impairment was required. The Company performed the required annual impairment tests as of September 30 in each year and identified no impairment.

Amortization expense for finite-lived identifiable intangible assets in the three month period ending September 30, 2005 was $11,938 (October 1, 2004 to June 30, 2005, $31,417; February 17, 2004 to September 30, 2004, $23,310, October 1, 2003 to February 16, 2004, $2,029; year ended September 30, 2003, $4,821). The annual estimated amortization expense related to these intangible assets for the fiscal years 2006, 2007, 2008, 2009 and 2010 is $55,654, $56,025, $55,860, $44,568 and $35,740, respectively.

The following table presents details of intangible assets, related accumulated amortization and goodwill:

$’000
Successor

September 30, 2005	Gross	Accumulated amortization	Net

Patents & Licenses	124,510	2, 263	122,247
Trademarks	93,403	—	93,403
Technologies and dealer relationships	283,381	9,589	273,792

	501,294	11,852	489,442
Goodwill	468,769	—	468,769

Total intangible assets	970,063	11,852	958,211

$’000
Predecessor 2

September 30, 2004	Gross	Accumulated amortization	Net

Patents & Licenses	122,596	6,102	116,494
Trademarks	86,461	—	86,461
Technologies and dealer relationships	269,732	17,530	252,202

	478,789	23,632	455,157
Goodwill	72,281	—	72,281

Total intangible assets	551,070	23,632	527,438

The change in the value of goodwill from September 30, 2004 to September 30, 2005 related primarily to the impact of the acquisition of Sirona in the MDP Transaction. Goodwill of $469,198 was recognized as a result of the purchase price allocation performed in June 2005. Other change in goodwill relate to translation differences of $(429).

9. Income taxes

Income tax benefit (provision) is comprised as follows:

		Successor	Predecessor 2		Predecessor 1

$’000		July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

Current	Germany	(501)	(7,615)	849	(12,456)	(7,235)
	Foreign	319	(28)	156	(201)	(10)

	Total Current	(182)	(7,643)	1,005	(12,657)	(7,245)

Deferred	Germany	5,921	2,189	9,689	(524)	(6,118)
	Foreign	57	10	1,054	—	(1,967)

	Total Deferred	5,978	2,199	10,743	(524)	(8,085)

Total		5,796	(5,444)	11,748	(13,181)	(15,530)

The significant components of deferred tax assets and liabilities of continuing operations included in the consolidated balance sheets are:

	Successor		Predecessor 2

	At September 30, 2005		At September 30, 2004

$’000	Current assets (liabilities)	Non-current assets (liabilities)	Current assets (liabilities)	Non-current assets (liabilities)

Employee benefit accruals		275		2,989
Goodwill amortization for tax purposes (historical tax deductible goodwill)		(1,049)		(1,357)
Debt issuance costs		(8,984)		(3,142)
Inventory reserve	(1,329)		(1,209)
Intangible assets		(183,171)		(169,586)
Tax loss carryforward	191	5,311	86	6,137
Other	1,161	1,100	1,112	1,086

Total	23	(186,518)	(11)	(163,873)

Deferred tax assets – current and non-current	3,242	9,874	2,664	12,931
Deferred tax liabilities – current and non-current	(3,219)	(196,392)	(2,675)	(176,804)

Net deferred tax liability	23	(186,518)	(11)	(163,873)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon sufficient taxable income within the carryback years and the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers taxable income in the carry back years, if carry back is permitted in the tax law, the projected future taxable income, and tax planning strategies in making this assessment.

The utilization of the US net operating loss carry forwards of $2,191 is likely to be in the next three years. The U.S. net operating loss carryforwards expire in 2022 and 2023 for U.S. federal income tax purposes and 2009 for State income tax purposes. The Company has not recorded a valuation allowance against the deferred tax asset relating to the U.S. net operating loss carryforwards as management believes they will more likely than not be realized.

The difference between the German corporation tax rate and the Company’s income tax benefit (provision) included in the consolidated statements of operations consisted of the following:

	Successor	Predecessor 2		Predecessor 1

$’000	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

(Loss) income before income taxes and minority interest	(51,837)	16,620	(46,106)	33,750	39,906

Computed tax benefit/ (provision)	19,128	(6,133)	17,014	(12,454)	(14,726)
Foreign tax differential	(352)	(2,584)	(313)		(158)
Non deductible expenses	(23)	(179)	(74)	(22)	(46)
Local trade tax on income	(1,283)	(1,101)	949	(775)
Tax income from prior periods		3,812	848
Permanent differences	(12,550)		(7,522)	(250)
Other	876	741	846	(455)	375

Benefit (provision) for income taxes	5,796	(5,444)	11,748	(13,181)	(15,330)

The permanent differences include the effects of the write off of IPRD, which has no tax basis.

During the period from October 1, 2004 to June 30, 2004, the Company resolved an issue related to its German income tax returns for the tax years 1998 to 2002 with the German authorities. The Company had filed an objection against taxable treatment of a transaction in 1998. The Company prevailed with its views that the transaction should be treated as non-taxable and recognized the impact of the nontaxable treatment when it became probable that it was sustainable; the balance is included in “Tax income from prior periods”. The German authorities refunded an amount of $3.812 million in connection with the issue.

The components of (loss) income before income taxes and minority interests are:

	Successor	Predecessor 2		Predecessor 1

$’000	July 1, 2005 to September, 30 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year Ended September 30, 2003

Germany	(50,015)	23,936	(44,731)	33,777	35,137
United States	(131)	(419)	24	(105)	4,757
Other Foreign	(1,691)	(6,897)	(1,399)	78	12

	(51,837)	16,620	(46,106)	33,750	39,906

The portion of capitalized goodwill that is deductible for tax purposes as of June 30, 2005 and February 16, 2004 was $88,219 and $72,281 respectively.

There are no un-remitted earnings from foreign subsidiaries.

10. Accrued liabilities

Accrued liabilities consist of the following:

	Successor	Predecessor 2

	September 30 2005	September 30 2004

$’000
Employee benefits (e.g. bonuses, vacation, overtime, Christmas payment)	22,610	21,975
Product warranty	9,276	7,362
Other provisions	11,967	5,519
VAT accruals	15,800	1,688
Other liabilities	4,104	7,340

	63,757	43,884

11. Long-term debt

	Successor	Predecessor 2

	September 30, 2005	September 30, 2004

$’000
Shareholder loan from Luxco	184,712
Shareholder loan from EQT Funds		50,175
Bank loans
Senior syndicated loan, Tranche A, variable rate repayable in semi annual installments starting September 2006 through June 2012	162,172
Senior syndicated loan, Tranche A, variable rate repaid in full as part of MDP Transaction ($4,197 scheduled repayment made prior to MDP Transaction)		143,541
Senior syndicated loan, Tranche B, variable rate repayable in full at end of term in June 2013	150,500
Senior syndicated loan, Tranche B, variable rate repaid in full as part of MDP Transaction		83,255
Senior syndicated loan, Tranche C, interest at EURIBOR plus 3.25%, repayable in full at end of term in June 2014	150,500
Senior syndicated loan, Tranche C, interest at EURIBOR plus 3.25%, repaid in full as part of MDP Transaction		83,255
Mezzanine loan, interest at EURIBOR plus 9.5%, repayable in full at end of loan term in June 2015	121,888
Mezzanine loan, interest at EURIBOR plus 11.25%, repaid in full as part of MDP Transaction		64,134
Other debt	1,665	10

	771,437	424,370
Less current portion	10,103	14,809

	761,334	409,561

The table below reflects the contractual maturity dates of the various borrowings at September 30, 2005:

Year ending September 30,	$’000

2006	10,103
2007	16,856
2008	22,876
2009	25,284
2010	25,284
Thereafter	671,034

771,437

In connection with the MDP Transaction, the financing of the Company was restructured.

Shareholder loan

Luxco granted Sirona a loan of €150,992 ($181,960) in connection with the MDP Transaction. The loan accrues interest at 7.5% per annum. The interest is being accumulated until the end of the loan term on June 30, 2015, when the loan and the interest is required to be repaid. Interest of €2,391 ($2,878) had been accreted through September 30, 2005.

At September 30, 2004, a shareholder loan, granted by certain EQT shareholders, was outstanding and had a principal amount of €38,566 ($47,833). The loan accrued interest at 7% per annum, and similar to the current loan, interest was accumulated until the end of the loan term, which was January 14, 2006. As at September 30, 2004, interest of €2,114 ($2,607) had been accreted. This loan and accrued interest thereon was repaid as part of the MDP Transaction.

Bank loans

Bank loans outstanding at December 31, 2005 comprise senior ranking loans of €485,000 ($583,940), divided into three tranches, plus an acquisition facility, an overdraft facility and a mezzanine loan.

Tranche A is a U.S. Dollar denominated loan and has a principal amount of $162,689 and is repayable in semi-annual installments through June 30, 2012. The repayments will be calculated as a percentage of the loan amount. The first repayment is due in September 2006. Tranche A has an interest rate of LIBOR plus a margin of 1.5% to 2.25% per annum. Interest is payable on a monthly, quarterly, or semi-annual basis, at the discretion of the Company. Two step down swaps have been established for 70% of the interest for the next three years. The interest rate swaps fix the LIBOR element of interest payable on 70% of the principal amount of the loan for defined twelve month periods over the three years. The defined interest rates fixed for each twelve month period range from 1.75% to 4.71%. Settlement of the swaps is required on a quarterly basis.

Tranche B is repayable in a single amount of €125,000 ($150,638) on June 30, 2013. Tranche B has an interest rate of EURIBOR plus a margin of 2.25% to 2.75% per annum. Interest is paid on a monthly, quarterly or semi annual basis, at the discretion of the Company. The Company entered into two cap/ floor collars for 51% of the interest for the next three years. Under the terms of the collars the floor interest rates are 1.595% and 1.85% and the cap interest rates are 5% and 4.10%. Settlements of the contracts are required on a quarterly basis.

Tranche C is repayable in a single amount of €125,000 ($150,638) on June 30, 2014. Tranche C has an interest rate of EURIBOR plus a margin of 3.25% per annum. Interest is paid on a monthly, quarterly or semi annual basis, at the discretion of the Company. The Company entered into two cap/ floor collars for 51% of the EURIBOR element of the interest for the next three years. Under the terms of the collars the floor interest rates are 1.595% and 1.85% and the cap interest rates are 5% and 4.10%. Settlements of the contracts are required on a quarterly basis.

At inception, the mezzanine loan had a principal amount of €165,000 ($198,842, and under the terms of the loan, the full amount was repayable at the end of the loan term, in June 2015. The Company repaid €65,000 of the mezzanine debt in the three month period to September 30, 2005. The remaining loan outstanding, is repayable in full on June 30, 2015. The mezzanine loan has an interest rate of EURIBOR plus a margin of 9.5% per annum. The 9.5% margin is divided into two components: 4.5% per annum is payable on an on-going basis, and the remaining 5% per annum will accrete until the end of the loan term. The Company entered into two cap/ floor collars for 51% of the EURIBOR portion of the interest for the next three years. Under the terms of the collars the floor interest rates are 1.68% and 1.85% and the cap interest rates are 5% and 4.02%. Settlements of the contract are required on a quarterly basis.

The mezzanine loan is subordinated to the senior ranking loans, and the shareholder loans are subordinated to both the senior ranking loans and the mezzanine loan.

All of the bank loan agreements stipulate early repayment of certain amounts under certain conditions. In particular, up to 50% of excess cash flow, as defined in the contract, falls due one month after the issuance of audited consolidated German GAAP financial statements, starting in fiscal year 2007, depending on the level of the Company’s adjusted EBITDA.

The Company has agreed to certain debt covenants in relation to this financing. The covenants stipulate that the Company must maintain certain ratios in respect of cash flows, interest payments and defined earnings measures and also place a limit on capital expenditures. If the Company breaches any of the covenants, the loans will become repayable on demand.

The margins of tranches A and B and the acquisition facility are fixed for one year and thereafter will be calculated based on a ratio of net debt to EBITDA for the previous reporting period, all derived from the consolidated financial statements prepared in accordance with German GAAP, starting in fiscal year 2007.

The bank loans are secured by the pledge of the equity interests in certain Sirona subsidiaries. In addition, all receivables, bank accounts, tangible assets, inventories, patents, trademarks and other property rights of Sirona Dental Systems GmbH and Sirona Dental Services GmbH are also pledged as security for the loans.

The Company repaid €65,000 ($78,825) of the mezzanine loan in fiscal year 2005. In addition, as at September 30, 2005 an overdraft facility exists of €40,000 ($48,000) and acquisition facility of €50,000 ($60,200). At September 30, 2005, none of the acquisition facility had been drawn down. At September 30, 2004, the overdraft facility available was €30,000 ($37,000).

12. Deferred income

Deferred income comprises a payment of $100,000 made by a distributor in the U.S. to Sirona in July 2005 for the extension of its exclusive right to sell CEREC systems in the U.S. and Canada. The payment will be amortized on a straight line basis over 10 years starting October 1, 2007 when the term of the right begins.

13. Commitments and contingencies

Operating lease commitments

The Company leases certain vehicles and IT equipment from unrelated third parties. The leases are non-cancelable and have terms of greater than one year. Rent expense in three month period ending September 30, 2005 was $255 (October 1, 2004 to June 30, 2005, $753; February 17, 2004 to September 30, 2004, $571; October 1, 2003 to February 16, 2004, $400; year ended September 30, 2003, $889).

In July 2005, Sirona entered into a sale and leaseback agreement regarding un-used land on the site of the headquarters in Bensheim. The land was sold for $1,067 to an unrelated property development company, who will construct an office building based on Sirona’s specifications on the site. Sirona will lease the property from the property development company through an 18 -year lease. Under the terms of the lease, rent is fixed at $1,400 per annum until 2013. After 2013, rent is subject to adjustment according to an inflation index. Rental payments will commence once the building is ready for occupation, which is currently anticipated to be in December 2006. The land remains as an asset of Sirona’s balance sheet and the building will be accounted for as an operating lease.

Future minimum lease payments under non-cancelable operating lease agreements as of September 30, 2005 are as follows:

Year ending September 30	$’000

2006	2,026
2007	1,823
2008	1,682
2009	1,413
2010	1,379
Thereafter	21,253

29,576

Guarantees

Customers can finance their purchase of Sirona products from the respective dealer through financial institutions. Prior to March 2003, Sirona would offer to guarantee up to 10% of the total liability due to the financial institution from Sirona customers if the customer defaulted on their payments. However, the contracts negotiated with the dealers, who sold the products to the third party customers, granted Sirona a right of recourse against the dealer if the customer defaulted on their payments. The Company ceased issuing these guarantees after March 2003. The arrangements were generally provided for a five year period; therefore the related guarantees issued by Sirona are expected to expire by 2008. Under FIN 45, only guarantees issued after December 30, 2002 are required to be considered under the provision requirements of the guidance.

Contingencies

The Company is involved in lawsuits, claims, investigations and proceedings, including patent and commercial matters that arise in the ordinary course of business. At September 30, 2005, there are no such matters pending that the Company expects to be material in relation to its business, consolidated financial position, results of operations or cash flows.

Product warranty

The following table provides the changes in the product warranty accrual for the year ended September 30, 2005.

	Successor	Predecessor 2

$’000	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005

Opening balance	8,847	7,362
Accruals for warranties issued during the period	1,977	3,094
Warranty settlements made during the period	(1,422)	(1,272)
Release of accrual	(109)	(66)
Translation	(17)	(271)

Closing balance	9,276	8,847

Unconditional purchase commitments

As of September 30, 2005 the Company had unconditional purchase commitments due within one year of $15,665. As of this date, the Company did not have any such commitments due in fiscal years 2007 and onwards.

14. Restructuring costs

During the year ended September 30, 2003, the Company recorded restructuring costs of $2,056 within other operating expenses. These costs were related to employee severance costs for the Electronic Center restructuring initiative. This restructuring initiative was implemented by management to improve processes and performance of the Electronic Center, a shared service facility.. These employee severance costs were offered to identified employees on a voluntary basis, and as of September 30, 2003, all identified employees had signed and accepted the severance benefits. As of September 30, 2003, the majority of these employees were no longer working at the Company. The remaining liability as of September 30, 2003 was $1,969. All severance payments were made during the subsequent fiscal year.

15. Interest

	Successor	Predecessor 2		Predecessor 1

$’000	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

Interest expense	(8,990)	(21,306)	(12,272)	(1,895)	(3,569)
Interest expense from related parties	(2,939)	(2,594)	(2,573)	(3,730)	(8,692)
Interest income	842	1,126	432	333	788

	(11,087)	(22,774)	(14,413)	(5,292)	(11,473)

16. Pension plans

Defined benefit plans

In Germany the Company traditionally had an unfunded defined benefit pension plan whose benefit are based primarily on years of service and wage and salary group. As of January 1, 2001, the company replaced its unfounded defined benefit pension plan by a new defined contribution plan. All new hires after that date only receive define contributions to a pension plan based on a percentage of the employee’s eligible compensation. However, due to grandfathering provisions for certain existing employees hired before that date, the Company continues to be obligated to provide pension benefits which are at a minimum equal to benefits that would have been available under the terms of the traditional defined benefit plans (Grandfathered Benefit). The Grandfathered Benefit and contribution to the Company’s pension plan made for those employee after January 1, 2001 are included in the disclosures for defined benefit plans. The Company accounts for the Grandfathered Benefit by recognizing the higher of the defined contribution obligation or the defined benefit obligation for the minimum benefit.

In addition, the Company offers defined contribution benefits under the terms of a Section 401(k) plan to employee in the U.S.

The Company uses an actuarial measurement date of September 30.

Change in the projected benefit obligation and plan assets for all of the Company’s defined benefit plans is as follows:

	Successor	Predecessor 2		Predecessor 1

$’000	Successor July 1, 2005 to September 30, 2005	Predecessor 2 October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004

Projected benefits obligation at beginning of period	47,352	38,809	37,415	34,468
Service cost	906	247	1,053	163
Interest cost	476	1,563	1,105	792
Actuarial loss (gain)	46	8,596	(400)	(2)
Investment earnings	50	164	83	59
Benefits paid	(232)	(511)	(260)	(186)
Currency Translation	(51)	(1,516)	(187)	2,121

Projected benefit obligation as end of period	48,547	47,352	38,809	37,415

Fair value of plan assets at beginning of period	3,839	3,772	2,866	2,644
Actuarial return on plan assets	50	164	83	59
Employer’s contribution	831	—	827	—
Benefits paid	(55)	—	—	—
Translation	(9)	(97)	(4)	163

Fair value of plan assets at end of period	4,656	3,839	3,772	2,866

Funded status	(43,891)	(43,513)	(35,037)	(34,549)

Components of net periodic benefit costs are as follows:

	Successor	Predecessor 2		Predecessor 1

$’000	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

Service cost	906	247	1,053	163	1,045
Interest cost	476	1,563	1,105	792	1,572
Other	—	—	—	(343)	—

Net periodic benefit cost	1,382	1,810	2,158	612	2,617

The accumulated benefit obligation as of September 30, 2005 and 2004 was $43,720 and $34,024 respectively.

The reconciliation of the funded status of the Company’s defined benefit plans to the amounts recognized on the balance sheets is as follows:

	Successor	Predecessor 2

$’000s	September 30, 2005	September 30, 2004

Funded status	(43,891)	(35,037)
Recognized pension provision	(43,847)	(35,500)

Un-recognized net (loss)/gain	(44)	463

To the extent the defined benefit obligation is recognized for the Grandfather Benefit, the long-term estimated rate of return on plan assets is 5% per annum. This rate was based on an appropriate long-term rate for the plan assets held.

The benefits expected to be paid in cash of the following five years, and in aggregate for the five fiscal years thereafter, are as follows:

Year ending September 30,	$’000

2006	716
2007	1,058
2008	1,163
2009	1,591
2010	1,732
Thereafter	10,108

16,368

The contribution expected to be made in each of the following five years and in aggregate thereafter are as follows:

Year ending September 30,	$’000

2006	1,236
2007	1,272
2008	1,305
2009	1,332
2010	1,368
Thereafter	20,418

26,931

Weighted-average assumptions used to determine both benefit obligations and net periodic benefit costs are as follows:

	Successor	Predecessor 2		Predecessor 1

In U.S. $ thousands	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003

Discount rate (range)	4.25%	5.75%	5.75%	5.75%	5.75%

The plan assets consist of contributions made by Sirona to a pension fund managed by an insurance company as custodian, which invests these funds. The insurance company guarantees a minimum return on the contributions. The expected long term return on plan assets is estimated to be 5%. This rate is based on an estimated long term return rate for the type of plan assets held.

The Company’s weighted average asset allocations by the insurance company by asset category are as follows:

	Successor	Predecessor 2

%	September 30, 2005	September 30, 2004

Equity securities	40.5	40.5
Fixed income securities	41.3	41.3
Over	18.2	18.2

	100.0	100.0

Defined Contribution plans

The Company made contributions of $654 to the German plan for three month period to September 30, 2005 (October 1, 2004 to June 30, 2005. $nil; February 17, 2004 to September 30, 2004, $676, October 1, 2003 to February 16, 2004, $nil, year ended September 30, 2003. $612) and contributions of $41 to the U.S. plan for three month period to September 30, 2005 (October 1, 2004 to June 30, 2005, $105; February 17, 2004 to September 30, 2004, $52, October 1, 2003 to February 16, 2004, $46 year ended September 30, 2003, $37.) The Company is obligated to match employee contribution.

17. Segment reporting

          Description of segments. Sirona manages its business on both a product and geographic basis and has four reporting segments; Dental CAD/CAM Systems, Imaging Systems, Treatment Centers, and Instruments. There are two regional sales organisations, USA and Other World Markets, which distribute Sirona’s products globally through a network of independent distributors to dental practices, clinics and laboratories. The Electronic Center is a shared facility that manufactures electronic components and provides services for all Sirona segments, and to a very limited extent, external parties. Further shared functions including customer service, logistics, site management, IT and administration are operated centrally.

          Description of the Company’s segments:

          Dental CAD/CAM Systems. Dental CAD/CAM Systems products comprise CAD/CAM chairside systems for the dentist (CEREC) as well as CAD/CAM systems for the laboratories, such as inlab, inEOS and a central manufacturing service for copings and bridge-frameworks. The CEREC system allows dentists to prepare restorations in an ‘out-of-mouth pre-shaped’ process and insert them into the patient’s mouths during a single appointment.

          Imaging Systems. Imaging systems products comprise a broad range of equipment for diagnostic imaging in the dental practice, using both film-based and digital technologies. Sirona has developed a broad range of imaging systems for panoramic and intra-oral applications.

          Treatment Centers. Sirona’s treatment centers comprise a broad range, from standard dentist chairs to sophisticated centers with integrated diagnostic, hygiene and ergonomic functionalities, such as C2+ and M1+, as well as specialist centers used in preventative treatment (ProFeel+) and for training purposes.

          Instruments. Sirona offers a wide range of handpiece products, encompassing handheld and power-operated handpieces for cavity preparation, endodontics, periodontology and prophylaxis. The handpieces are supplemented by multi-function tips, supply and suction hoses, as well as care and hygiene systems for handpiece preparation. Sirona’s handpieces are often sold as complete packages in combination with treatment centers. The division also supplies parts for other divisions, especially Treatment Units (OEM turbines and tubes) and CAD/CAM Systems.

          The following tables reflect the results of the Company’s reportable segments under the Company’s management reporting system. The segment performance measure used to monitor segment performance is gross profit (“Segment Performance Measure”). Gross profit, which is based on the records as prepared under statutory German accounting standards, excluding the impact of the EQT Transaction and MDP Transaction, is considered to better reflect the performance of each segment as it eliminates the need to allocate centrally incurred costs and significant purchase accounting impacts that the Company does not believe are representative of the performance of the segments. Furthermore, the Company monitors performance geographically by region. As the Company manages its business on both a product and a geographical basis, U.S. GAAP requires segmental disclosure based on product information.

	Successor	Predecessor 2		Predecessor 1

$’000	July 1, 2005 through September 30, 2005	October 1, 2004 through June 30, 2005	February 17, 2004 through September 30, 3004	October 1, 2003 through February 16, 2004	Year ended September 30, 2003

Revenues External
Dental CAD/ CAM Systems	31,269	137,699	66,454	54,319	90,335
Imaging Systems	27,211	72,963	50,185	30,349	68,850
Treatment Centers	33,235	95,908	73,099	50,793	100,430
Instruments	14,620	48,575	38,129	23,724	43,984

Total	$106,335	$355,145	$227,867	$159,185	$303,599

Revenues Internal
Dental CAD/CAM Systems	—	—	—	—	—
Imaging Systems	—	85	335	72	371
Treatment Centers	—	—	—	—	—
Instruments	2,678	8,653	7,108	4,415	8,167
Intercompany elimination	(2,678)	(8,738)	(7,443)	(4,487)	(8,538)

Total	—	—	—	—	—

Revenues Total
Dental CAD/CAM Systems	31,269	137,699	66,454	54,319	90,335
Imaging Systems	27,211	73,048	50,520	30,421	69,221
Treatment Centers	33,235	95,908	73,099	50,793	100,430
Instruments	17,298	57,228	45,237	28,139	52,151

Total	$109,013	$363,883	$235,310	$163,672	$312,137

Segment performance measure
Dental CAD/ CAM Systems	22,903	98,677	46,438	39,781	60,982
Imaging Systems	11,195	29,377	19,928	11,767	26,838
Treatment Centers	13,074	32,996	21,528	17,712	35,379
Instruments	6,183	22,691	16,514	11,226	20,523

Total	$53,355	$183,741	$104,408	$80,486	$143,722

Depreciation and amortization expense
Dental CAD/ CAM Systems	746	1,988	1,786	1,053	2,477
Imaging Systems	1,120	2,890	2,238	1,163	2,495
Treatment Centers	655	2,093	1,701	742	1,941
Instruments	756	1,785	1,306	652	1,585

Total	$3,277	$8,756	$7,031	$3,610	$8,498

Reconciliation of the results of the segment performance measure to the consolidated statements of operations

Segment results are determined based on the Company’s internal management reporting process, which reflects the way management views its businesses, and are not prepared in accordance with these consolidated financial statements. The following table and discussion provide a reconciliation of the total results of operations and total assets of the Company’s business segments under management reporting to the consolidated financial statements. Inter-segment transactions are based on amounts which approximate the amounts of transactions with unrelated third parties.

	Successor	Predecessor 2		Predecessor 1

$’000’s	July 1, 2005 through September 30, 2005	October 1, 2004 through June 30, 2005	February 17, 2004 through September 30, 3004	October 1, 2003 through February 16, 2004	Year ended September 30, 2003

Revenue
Total segments	106,335	355,145	227,867	159,185	303,599
Electronic Centre	4	971	1,243	1,159	4,066
Differences management reporting vs. U.S. GAAP	(1,268)	2,169	106	(1,743)	(1,475)

Consolidated revenues	$105,071	$358,285	$229,216	$158,601	$306,190
Depreciation and amortization
Total segments	3,277	8,756	7,031	3,610	8,498
Electronic centre and corporate	383	1,179	989	577	1,512
Differences management reporting vs. U.S. GAAP	11,732	34,220	24,683	2,343	3,877

Consolidated depreciation and amortization	$15,392	$44,155	$32,703	$6,530	$13,887
Segment performance measure
Total segments	53,355	183,741	104,408	80,486	143,722
Electronic centre and corporate	1,336	2,323	4,998	1,033	2,012
Differences management reporting vs. U.S. GAAP	(21,234)	(27,242)	(33,128)	135	(4,617)

Consolidated gross profit	$33,457	$158,822	$76,278	$81,654	$141,117
Selling, general and administrative	34,544	93,236	65,424	33,454	65,787
Research and development	7,863	21,700	16,594	8,575	19,832
Provision for doubtful accounts and notes receivable	(192)	(127)	(846)	368	(387)
Write off in-process research and development	33,796	—	20,217	—	—
Net other operating (income) loss	(5,367)	2,877	(428)	82	1,702
Foreign currency transaction loss	3,574	749	5,527	1,491	3,772
Loss (gain) on derivative instruments	(11)	1,122	1,483	(1,358)	(968)
Interest expense, net	11,087	22,774	14,413	5,292	11,473
Other income	—	(129)	—	—	—

(Loss) Income before income taxes and minority interest	$(51,837)	$16,620	$(46,106)	$33,750	$39,906

The adjustments that the Company records to reconcile management reporting to the consolidated financial statements prepared in accordance with U.S. GAAP primarily relate to the exclusion of amortization and depreciation related to the step-up to fair value of the intangible and tangible assets as a result of the EQT Transaction and the MDP Transaction,. In addition, management reporting is based on German GAAP which differs from US GAAP. The main differences between management reporting based on German GAAP and U.S. GAAP applicable to the Company include:

          Revenue recognition. Management reporting recognizes revenue upon shipment of the product. For consolidated financial statements purposes, revenue is recognized upon risk of loss being transferred to the buyer, which depends in part on the shipping terms.

          Provisions. Management reporting records provisions even though the occurrence of a loss may not be probable or a legal obligation may not exist. For consolidated financial statements purposes certain provisions such as the allowance for doubtful accounts or loss contingencies are recognized when a loss is probable and reasonably estimable.

          Inventory. Management reporting does not include inventory overhead costs which relate to the production process. For consolidated financial statements purposes, these overhead costs are capitalized in inventory.

          Pension Expense. Management reporting measures pension expense using the entry age normal approach. For consolidated financial statements purposes, pension expense is recognized using the projected unit credit method.

          Software cost capitalization. Management reporting does not capitalize costs relating to the development of software for internal use or software to be sold. For consolidated financial statements purposes, certain costs that are incurred in the development stage are capitalized for software for internal use. For software developed and to be included in products, costs that are incurred after the software has achieved technological feasibility are capitalized until the software is available for market release.

          Foreign currency accounting. Management reporting translates the income statements of foreign subsidiaries at the spot rate at the balance sheet date and only recognizes unrealized losses on foreign currency denominated receivables or payables. For consolidated financial statements purposes, the income statements of foreign subsidiaries are translated using a weighted average rate, whereas foreign currency denominated receivables and payables are translated at the rate at the balance sheet date.

          Purchase accounting. Management reporting excludes amortization and depreciation related to the step-up to fair value of the intangible and tangible assets as a result of the EQT Transaction and the MDP Transaction. In addition, management reporting also excludes the incremental cost of sales due to the step up in value of inventory recognized in purchase accounting. For consolidated financial statements purposes, amortization and depreciation related to the step up of definite-lived intangibles and tangible assets are recognized and amortized over their estimated useful lives. In addition, incremental costs due to the step-up in value of inventory recognized in purchase accounting are expensed when revenue for the product is recognized.

The following information is presented in accordance with U.S. GAAP:

	Successor	Predecessor 2

$’000s	September 30, 2005	September 30, 2004

Total assets
Dental CAD/CAM Systems	755,591	465,416
Imaging Systems	177,131	109,107
Treatment Centers	203,142	125,131
Instruments	102,811	63,331

Total	1,238,675	762,985

Goodwill
Dental CAD/CAM systems	261,912	40,335
Imaging Systems	69,859	10,772
Treatment Centers	84,151	12,975
Instruments	52,847	8,199

Total	468,769	72,281

Geographic information

$’000s	Germany	United States	Rest of World	Total

Net sales
July 1, 2005 to September 30, 2005	27,467	20,833	56,771	105,071
October 1, 2004 to June 30, 2005	101,414	103,457	153,414	358,285
February 17, 2004 to September 30, 2004	66,888	52,240	110,088	229,216
October 1, 2003 to February 16, 2004	41,834	35,964	80,803	158,601
Year ended September 30, 2003	92,991	68,275	144,924	306,190

Long-lived assets
September 30, 2005	1,026,409	576	2,387	1,029,372
September 30, 2004	592,761	505	1,149	594,415

          During the periods of July 1, 2005 through September 30, 2005, October 1, 2004 to June 30, 2005, February 17, 2004 to September 30, 2004, October 1, 2004 to February 16, 2004 and the year ended September 30, 2003, revenues from two customers represented 29%, 36%, 28%, 40% and 35% of net sales, respectively. No other customer accounted for more than 10% of revenues.

18. Related parties

Other related party transactions

MDP

In connection with the MDP Transaction a service agreement has been put in place between Sirona, MDP IV Offshore GP and Harry M. Jansen Kraemer, who is a member of the Sirona Advisory Committee, a body which advises the executive board of Sirona, and a shareholder.This agreement provides for a one-time payment of €10,000 ($12,000) from Sirona to the other two parties for advice, support for negotiating the purchase agreement, preparation of financial models and projections and due diligence services for Sirona related to the MDP Transaction. The payment has been made in the three month period ending September 30, 2005.

EQT

In connection with the EQT transaction, a payment was made, for transaction related services performed by EQT, by Sirona to EQT Northern Europe Limited, Guernsey. The amount paid in the period from October 1, 2003 to February 16, 2004 was $5,344, and there was no amount outstanding at September 30, 2004.

Sirona Dental Systems SARL, Luxembourg

Sirona Dental Systems SARL, Luxembourg was the parent company of Sirona from 1997 until the acquisition of the Company by EQT in February 2004. During this period Sirona incurred fees from Sirona Dental Systems SARL. Amounts charged in the period from October 1, 2003 to February 16, 2004 and for the year ended September 30, 2003 were $202 and $514, respectively.

In the year ended September 30, 2003, Sirona charged to Sirona Dental Systems SARL, Luxembourg a portion of the salary costs for senior management of Sirona. The amount charged was $36.

Sirona Equipos Dentales Iberica (“SEDI”)

SEDI was a related party of Sirona in the year ended September 30, 2003 and for part of the year ended September 30, 2004 due to Sirona’s 25% equity investment in the company. SEDI ceased to be a related party on July 16, 2004.

On July 16, 2004, Sirona acquired the remaining 75% of the equity in SEDI from the majority shareholder and SEDI therefore became a 100% owned subsidiary included within the Company’s consolidated financial statements. SEDI acts as a distributor for Sirona in the Spanish market.

Revenue recorded by Sirona relating to sales to SEDI in the periods from February 17, 2004 to September 30, 2004, October 1, 2003 to February 16, 2004 and for the year ended September 30, 2003 were $2,086, $2,108 and $4,436, respectively.

BERAG

The Company considers BERAG, an actuarial firm used by Sirona, to be a related party of Sirona. The Managing Director of Berag, Dr Bluhm, is also a member of the Supervisory Board of Sirona Dental Systems GmbH, a subsidiary of Sirona Holding GmbH.

Sirona recorded expenses in relation to BERAG in each of the period being presented as follows; July 1, 2005 to September 30, 2005, $21; October 1, 2004 to June 30, 2005, $67; February 17, 2004 to September 30, 2004, $12; October 1, 2004 to February 16, 2004, $9; year ended September 30, 2003, $31. Amounts owed to BERAG as at September 30, 2005 and September 30, 2004, were $69 and $38, respectively.

demedis Group

Revenue recorded by Sirona relating to sales to the demedis Group, an entity under control of Sirona Dental Systems SARL and a distributor of Sirona products in certain European markets, in the period from October 1, 2003 to February 16, 2004 and in the fiscal year ended September 30, 2003 were $28,258 and $48,038, respectively. Amounts owed by the demedis Group to Sirona at September 30, 2003 were $2,776 and amounts owed by Sirona to the demedis Group at September 30, 2003 were $2,234.These amounts related to payments due to demedis under the distributor agreement, which stipulates that Sirona will pay a bonus amount to demedis at the end of each fiscal year if sales exceed a pre-determined level.

Sirona Holdings S.C.A Luxembourg

Effective October 1, 2005, an advisory service agreement has been signed between the Company and Sirona Holdings S.C.A., Luxembourg. Under the agreement, Sirona will pay an annual fee to Sirona Holdings S.C.A., Luxembourg of €325 ($391), and Sirona Holdings S.C.A., Luxemburg will provide to Sirona certain advisory services regarding the structure, terms and condition of debt offerings by Sirona, financing sources and options, business development and other services.

INDEX TO ANNEXES

ANNEX A — EXCHANGE AGREEMENT

ANNEX B—OPINION OF SCHICK’S FINANCIAL ADVISOR

ANNEX C—FORM OF SCHICK’S CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ANNEX D—SCHICK’S 1996 STOCK OPTION PLAN, AS AMENDED

Annex A

EXCHANGE AGREEMENT

dated as of

SEPTEMBER 25, 2005

by and among

SIRONA HOLDINGS LUXCO S.C.A.,

BLITZ 05-118 GMBH

and

SCHICK TECHNOLOGIES, INC.

- i -

3.12	Property	20
3.13	Insurance	21
3.14	Related Party Transactions	21
3.15	Environmental Matters	21
3.16	Brokers’ and Finders’ Fees	22
3.17	The Proxy Statement; Disclosure	22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF LUXCO		22
4.1	Organization; Power; Charter Documents	22
4.2	Authority; Non-Contravention; Necessary Consents	22
4.3	Capital Structure	23
4.4	Investment Representations	24
4.5	Exchanged Shares and Note	24
4.6	Disclosure	24

ARTICLE 5 COVENANTS RELATING TO CONDUCT OF BUSINESSES		24
5.1	Covenants of Schick	24
5.2	Covenants of Sirona	26
5.3	Advice of Changes; Government Filings	28

ARTICLE 6 ADDITIONAL AGREEMENTS		29
6.1	Schick Stockholders Meeting; Preparation of the Proxy Statement	29
6.2	Access to Information; Quarterly Financial Statements	30
6.3	Approvals and Consents; Cooperation	31
6.4	Alternative Proposals	32
6.5	Fees and Expenses	34
6.6	Current Public Information	34
6.7	Listing	34
6.8	Section 203 of the DGCL	35
6.9	Transfer of Restricted Securities	35
6.10	Public Announcements	36
6.11	Tag-Along Rights	36
6.12	Independent Directors	37
6.13	Tax-Free Exchange	37
6.14	Further Assurances	38

ARTICLE 7 CONDITIONS PRECEDENT		38
7.1	Conditions to Each Party’s Obligation to Effect the Exchange Transactions	38
7.2	Conditions to the Obligations of Luxco and Sirona to Effect the Exchange Transactions	39
7.3	Conditions to the Obligations of Schick to Effect the Exchange Transactions	40

ARTICLE 8 TERMINATION AND AMENDMENT		41
8.1	Termination by Either Schick or Luxco	41
8.2	Termination by Luxco	42

- ii -

8.3	Termination by Schick	42
8.4	Effect of Termination	43
8.5	Amendment	44
8.6	Extension; Waiver	44

ARTICLE 9 DEFINITIONS; INTERPRETATION		44
9.1	Definitions	44
9.2	Cross References	49
9.3	Interpretation	51

ARTICLE 10 GENERAL PROVISIONS		51
10.1	Non-Survival of Representations, Warranties and Agreements; No Other Representations and Warranties	51
10.2	Notices	52
10.3	Counterparts	53
10.4	Entire Agreement; No Third Party Beneficiaries; Liability	53
10.5	Governing Law; Jurisdiction	54
10.6	Severability	54
10.7	Succession and Assignment	54
10.8	Enforcement	55

	INDEX OF EXHIBITS

Exhibit A - Transfer Deed
Exhibit B - Note Assignment Instrument and Consent
Exhibit C - Press Release
Exhibit D - Registration Agreement
Exhibit E - Amendment to Certificate of Incorporation

- iii -

EXCHANGE AGREEMENT

               THIS EXCHANGE AGREEMENT, dated as of September 25, 2005 (this “Agreement”), is made by and among Sirona Holdings Luxco S.C.A., a société en commandite par actions, organized under the laws of the Grand Duchy of Luxembourg (“Luxco”), Blitz 05-118 GmbH, a corporation organized under the laws of the Federal Republic of Germany and to be renamed Sirona Holding GmbH (“Sirona”) and a wholly owned subsidiary of Luxco, and Schick Technologies, Inc., a Delaware corporation (“Schick”). Each of Luxco, Sirona and Schick are referred to herein individually as a “Party” and collectively as the “Parties” Except as otherwise indicated herein, capitalized terms used herein are defined in Section 9.1 hereof.

               WHEREAS, Luxco owns 100% of the issued and outstanding share capital of Sirona, which is divided into two shares (together, the “Sirona Shares”);

               WHEREAS, Luxco holds a Promissory Note, issued June 30, 2005 by Sirona to Luxco, in the original principal amount of €150,992,464 (the “Sirona Note”);

               WHEREAS, Luxco and Schick have each determined that it is in their respective best interests for Schick to acquire from Luxco all of the Sirona Shares and the Sirona Note in exchange for Schick’s issuance to Luxco of 36,972,480 shares of common stock, par value $.01 per share, of Schick (“Common Stock”), upon the terms and subject to the conditions set forth in this Agreement;

               WHEREAS, Luxco and Sirona are unwilling to enter into this Agreement unless, simultaneously with the execution and delivery of this Agreement, certain beneficial and record stockholders of Schick each enter into a separate Voting Agreement and Irrevocable Proxy with Luxco (collectively, the “Voting Agreements”) providing for certain voting and other agreements relating to certain of the shares of Common Stock owned by such stockholders; and

               WHEREAS, the Exchange Transactions (as defined below) are intended to constitute a tax-free exchange of property under applicable law.

               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
THE EXCHANGE

               1.1. Authorization. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at or prior to the Closing (as defined below), Schick agrees to authorize the issuance to Luxco of 36,972,480 shares (as equitably adjusted for any stock split, stock dividend or other recapitalization of Schick (whether by merger or otherwise) occurring after the date hereof and prior to the Closing Date) of Common Stock (collectively, the “Schick Shares”).

               1.2 The Exchange. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the

Closing, Schick shall issue to Luxco, and Luxco shall acquire from Schick, the Schick Shares free and clear of all Liens, and in exchange for such issuance, Luxco shall transfer to Schick, and Schick shall acquire from Luxco, the Sirona Shares and the Sirona Note free and clear of all Liens (collectively, the “Exchange Transactions”). At the Closing, (i) Schick shall deliver to Luxco, one or more certificates evidencing the Schick Shares to be issued to Luxco hereunder, registered in the name of Luxco or its nominee, subject to delivery of the Sirona Shares and the Sirona Note to be exchanged therefor hereunder, (ii) Luxco and Schick shall execute and notarize before a German or Swiss notary a German law governed transfer deed for the Sirona Shares in the form of Exhibit A hereto (the “Transfer Deed”), subject to delivery of the Schick Shares to be exchanged therefor hereunder and (iii) Luxco, Sirona and Schick shall execute and deliver the Note Assignment Instrument and Consent in the form attached hereto as Exhibit B with respect to the Sirona Note (the “Note Assignment”), subject to delivery of the Schick Shares to be exchanged therefor hereunder.

               1.3 Closing. The closing of the Exchange Transactions (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, commencing at 10:00 a.m. on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to Luxco and Schick. The date and time of the Closing are referred to herein as the “Closing Date.”

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SCHICK

          Schick represents and warrants to Luxco and Sirona that the statements contained in this Article 2 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date, subject to the limited exceptions specifically disclosed in writing in the disclosure schedules supplied by Schick to Luxco dated as of the date hereof, certified by a duly authorized officer of Schick, as follows (it being understood that whenever in this Article 2 a representation or warranty is made in respect of Schick, it is also made in respect of each of Schick’s Significant Subsidiaries):

               2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

                    (a) Organization; Standing and Power. Schick and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, have full corporate power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Schick, and each is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Schick.

                    (b) Charter Documents. Schick has made available to Luxco a copy of the certificate of incorporation and bylaws of Schick, each as amended to date (collectively, the “Schick Charter Documents”) and the certificate of incorporation and bylaws (or equivalent governing documents) of each of its Significant Subsidiaries, each as amended to date (collectively, the “Schick Subsidiary Charter Documents”) and all such instruments are in full force and effect. Neither Schick nor its Significant Subsidiaries are in default in any material respect under or in violation in any material respect of any of the provisions of the Schick Charter Documents or the Schick Subsidiary Charter Documents, respectively.

                    (c) Subsidiaries. Set forth on Schedule 2.1(c) is a list setting forth for each Subsidiary of Schick its name, jurisdiction of organization and a description of Schick’s ownership interest. Other than as set forth on Schedule 2.1(c), Schick has no Subsidiaries.

               2.2 Capital Structure.

                    (a) Capital Stock. The entire authorized capital stock of Schick (the “Schick Capital Stock”) consists solely of (i) 50,000,000 shares denominated as Common Stock of which 16,067,940 shares of Common Stock are issued and outstanding and (ii) 2,500,000 shares of preferred stock, $.01 par value, none of which is issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and are free of any preemptive rights, rights of participation, rights of maintenance or any similar rights. The issued and outstanding shares of Common Stock were not issued in violation of the preemptive rights of any Person or any Contract or Legal Requirement by which Schick at the time of issuance was bound including federal and state securities laws. As of the date hereof, there are no shares of Schick Capital Stock held in treasury by Schick. Except as set forth in Schedule 2.2(a): (i) none of the outstanding shares of Schick Capital Stock is subject to any right of first refusal in favor of Schick or any other Person, and (ii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Schick Capital Stock. Schick is not under any material obligation, nor is it bound by any material Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Schick Capital Stock.

                    (b) Other Securities. Except as otherwise set forth in Schedule 2.2(b) or in the list described below in this Section 2.2(b), there are not issued, outstanding or authorized any (i) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Schick or any Subsidiary of Schick is a Party or by which it is bound obligating Schick or such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Schick Capital Stock or other securities of Schick or such Subsidiary, or obligating Schick or such Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or that that would vest or become exercisable as a result of the transactions contemplated hereby, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the Schick Capital Stock or other securities of Schick or any Subsidiary of Schick, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Schick or any Subsidiary of Schick is or may become obligated to sell or otherwise issue any shares of its Schick Capital Stock or any other securities of Schick or such Subsidiary, (iv) agreement to register any security of Schick or any Subsidiary of Schick on a come-along, drag-along or other basis, or (v) other than the Transaction Dividend, dividends that have accrued but are unpaid or which have been declared but are unpaid on the Schick Capital Stock. By e-mail dated August 22, 2005, Schick provided to Luxco a correct and complete list of each of the foregoing, and the record and beneficial owner thereof, a description of the nature of such security, the amount of securities held, the exercise, exchange or conversion rights relating thereto, including a schedule of vesting, the exercise price per share, the term of each such security, whether such security is intended to qualify as an incentive stock option under applicable tax law, any restriction on exercise and the type and amount of securities into which such securities are exchangeable, exercisable or convertible. As of the date hereof, there are no outstanding options, warrants or other rights or agreements to which Schick or any of its Subsidiaries is a party providing for the issuance, disposition or acquisition of Schick Capital Stock except options and warrants to acquire 4,435,816 shares of Common Stock in the aggregate outstanding under the Schick Option Plans and the Schick Warrants.

                    (c) Stockholder Agreements. Except as set forth in Schedule 2.2(c), there are no stockholder agreements, voting trusts or other agreements or understandings to which Schick is a party or by which it is bound relating to any shares of Schick Capital Stock.

                    (d) Compliance with Legal Requirements. All outstanding shares of Schick Capital Stock and all outstanding options and warrants to acquire Schick Capital Stock have been issued and granted in compliance in all material respects with (i) all applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

               2.3 Authority; Non-Contravention; Necessary Consents.

                    (a) Authority. The execution and delivery of this Agreement and the other Transaction Documents to which Schick is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Schick and no other corporate proceedings on the part of Schick are necessary to authorize the execution and delivery of this Agreement or the other Transaction Documents to which Schick is a party or to consummate the Exchange Transactions and the other transactions contemplated hereby and thereby, other than the approval and adoption of the Certificate Amendment, this Agreement and the Exchange Transactions by Schick’s stockholders and the filing of the Certificate Amendment pursuant to the DGCL, and any other corporate proceedings which may be, or become, necessary by law or regulation. The Requisite Stockholder Approval to approve and adopt the Certificate Amendment and this Agreement and approve the Exchange Transactions are the only votes of the holders of any class or series of Schick Capital Stock necessary to approve and adopt the Certificate Amendment, this Agreement and the other Transaction Documents and to consummate the Exchange Transactions and the other transactions contemplated by this Agreement. This Agreement and the other Transaction Documents to which Schick is a party have been duly executed and delivered by Schick and, assuming the due authorization, execution and delivery by Sirona and Luxco, constitute the valid and binding obligations of Schick, enforceable against Schick in accordance with their respective terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                     (b) Non-Contravention. Except as set forth in Schedule 2.3(b), the execution and delivery of this Agreement and the other Transaction Documents to which Schick is a party by Schick do not, and performance of this Agreement and the other Transaction Documents to which Schick is a party by Schick will not (i) contravene or conflict with or constitute a violation of the Schick Charter Documents or any resolution adopted by its stockholders, the Schick Board or any committee of the Schick Board, (ii) subject to (A) obtaining the Requisite Stockholder Approval as contemplated by Section 6.1 and (B) compliance with and filings under the Hart-Scott-Rodino Act and any additional consents and filings under any foreign antitrust, competition, premerger notification or trade regulation law, regulation or order, contravene or conflict with or constitute a violation of any Legal Requirement applicable to Schick, (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Schick’s rights or alter the rights or obligations of any third Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Lien for taxes) on any of the assets of Schick or any of its Significant Subsidiaries pursuant to any Contract to which Schick or any of its Significant Subsidiaries is a party or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify any Schick Permit, except where any of the foregoing in clauses (ii), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Schick.

                     (c) Consents. Except as set forth in Schedule 2.3(c), no consent, approval, failure to object, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by Schick in connection with the execution and delivery of this Agreement or the consummation of the Exchange Transactions and other transactions contemplated by this Agreement, except for (i) any such consent, approval, failure to object, order or authorization of, or registration, declaration or filing, the absence of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Schick, (ii) the filing of the Certificate Amendment with the Secretary of State of the State of Delaware, (iii) the applicable requirements, if any, of the Securities Exchange Act, and (iv) compliance with and filings under the Hart-Scott-Rodino Act and any additional consents and filings under any foreign antitrust, competition, premerger notification or trade regulation law, regulation or order.

               2.4 Financial Statements; Indebtedness; Undisclosed Liabilities.

                    (a) Schick Financial Statements. Schick has filed a Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 and Annual Report on Form 10-K for the fiscal years ended March 31, 2005 and 2004 containing its consolidated financial statements (collectively, the “Schick Financials”). Except as set forth on Schedule 2.4(a), the Schick Financials were (i) prepared in accordance with U.S. GAAP (except as may be indicated in the notes thereto), and (ii) fairly presented in all material respects the consolidated financial position of Schick and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject to in the case of any unaudited financial statements to the absence of footnote disclosure and normal and recurring year-end adjustments).

                    (b) Indebtedness. Except (i) as reflected in the Schick Financials or in the notes thereto, (ii) for Indebtedness that has been incurred by Schick and its Subsidiaries since June 30, 2005 in the ordinary course of business and (iii) as set forth in Schedule 2.4(b), none of Schick or its Significant Subsidiaries has, or is party to any Contracts relating to, Indebtedness owed to any Person (other than to or among Schick and any of its Subsidiaries) in excess of $5,000,000 in the aggregate.

                    (c) Undisclosed Liabilities. Except as set forth on Schedule 2.4(c) or in any other Schedule to Article 2 or as reflected in the Schick Financials or in the notes thereto, and except for normal or recurring liabilities incurred since June 30, 2005 in the ordinary course of business, Schick and its Significant Subsidiaries do not have any liabilities, either accrued, contingent or otherwise of a nature required to be reflected in financial statements in accordance with U.S. GAAP, and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Material Adverse Effect with respect to Schick.

               2.5 Absence of Certain Changes or Events. Except for the Transaction Dividend and as set forth in Schedule 2.5, since June 30, 2005, Schick and each of its Significant Subsidiaries has conducted its respective business in all material respects in the ordinary course of business. Since June 30, 2005, Schick and each of its Significant Subsidiaries has, in all material respects, preserved their respective business relationships with employees, suppliers, creditors, customers and others transacting business with it. Without limiting the generality of the foregoing, except for the Transaction Dividend or as set forth in Schedule 2.5, since June 30, 2005, there has not occurred any of the following: (a) any Material Adverse Change with respect to Schick; (b) any declaration, setting aside for or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any Schick Capital Stock, or any purchase, redemption or other acquisition by Schick of any Schick Capital Stock or any other securities of Schick or any options, warrants, calls or rights to acquire any such capital stock or other securities except for purchases, redemptions or other acquisitions of securities from officers, directors, employees or other services providers in the ordinary course of business; (c) except as required by Financial Accounting Standards Board pronouncements that become, or have become, effective as to Schick after June 30, 2005, any material change in accounting methods, principles or practices employed by Schick or any of its Significant Subsidiaries; or (d) any action or event that would have required the consent of Luxco pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

               2.6 Taxes. Except as set forth on Schedule 2.6, Schick and each of its Significant Subsidiaries have (i) filed all federal, state, local and foreign tax returns and reports required to be filed by them with respect to any taxable period ending on or before the Closing Date (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect with respect to Schick. Except as set forth on Schedule 2.6, no taxing authority has asserted any claim for Taxes which is unresolved, or to the Knowledge of Schick, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect with respect to Schick. Schick and each of its Significant Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by applicable law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect with respect to Schick. There are no Liens for Taxes upon the assets of Schick or any of its Significant Subsidiaries (other than Liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for Liens which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect with respect to Schick.

               2.7 Intellectual Property. Schick and its Significant Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property that is necessary to the continued conduct of the business of Schick and its Significant Subsidiaries as currently conducted, subject to such exceptions that would not be reasonably likely to have a Material Adverse Effect with respect to Schick. Except as set forth on Schedule 2.7 hereto, during the last three years, neither Schick nor any of its Significant Subsidiaries has received any written notice of infringement of or conflict with asserted rights of others with respect to any material Intellectual Property that is owned or used by, or licensed to, Schick or any Significant Subsidiaries.

               2.8 Compliance with Laws; Permits.

                    (a) Compliance with Laws. Except as set forth on Schedule 2.8(a), Schick and its Significant Subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any applicable Legal Requirement with respect to the conduct of their businesses, or the ownership or operation of their businesses, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect with respect to Schick. There is no judgment, injunction, order or decree binding upon Schick or any Significant Subsidiary which has or would reasonably be expected to have the effect of, in any material respect, prohibiting or materially impairing any business practice of Schick or such Significant Subsidiary, any acquisition of property by Schick or such Significant Subsidiary or the conduct of business by Schick or such Significant Subsidiary as currently conducted. Neither Schick nor any Significant Subsidiary has ever been or is now subject to the United States Food and Drug Administration’s Application Integrity Policy.

                    (b) Permits. Schick and its Significant Subsidiaries hold, to the extent necessary under Legal Requirements, all Permits that are material to and required for the operation of the business of Schick or its Significant Subsidiaries, as currently conducted, except where the failure to hold such Permits would not reasonably be expected to have a Material Adverse Effect on Schick (collectively, the “Schick Permits”). No suspension or cancellation of any of the Schick Permits is pending or, to the Knowledge of Schick, threatened. Schick is in compliance in all material respects with the terms of the Schick Permits.

               2.9 Litigation.

                    (a) Litigation Disclosure. Except as set forth on Schedule 2.9(a), there is (i) no Proceeding pending or, to the Knowledge of Schick, threatened against Schick or any of its Significant Subsidiaries; and (ii) no judgment, order, injunction, decree, stipulation or award

(whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to Schick or any of its Significant Subsidiaries which, in the case of either clause (i) above, if adversely determined, or clause (ii) above, would reasonably be expected to result in a loss to Schick or any of its Significant Subsidiaries in excess of $500,000 in each individual case.

                    (b) Indemnification Agreements. Schedule 2.9(b) identifies each Contract and any Persons covered by such Contract to which Schick or any of its Significant Subsidiaries is a party providing that such Person will either be indemnified or otherwise reimbursed in respect of claims that may be made against such Person, and/or attorneys fees therefor, relating to such Person’s employment, officership or directorship with Schick or such Significant Subsidiary.

               2.10 Material Contracts.

                    (a) Material Contracts. Except as otherwise set forth in Schedule 2.10 and Contracts solely between or among Schick and/or its Subsidiaries, neither Schick nor any of its Significant Subsidiaries is a Party to or bound by any of the following (each, a “Schick Material Contract”):

                         (i) any material Contract providing for bonuses, stock, options, stock purchases, profit sharing or the like;

                         (ii) any employment Contract or Contract for services (other than for services by independent contractors) which requires the payment of more than $250,000 annually in total cash compensation;

                         (iii) any Contract providing for severance or other compensation or benefits in excess of $250,000 (x) in the event of a termination of employment or in the event of termination of consulting or similar services provided by any person who is a former employee, officer or director of Schick or any of its Significant Subsidiaries or (y) in connection with the transactions contemplated by this Agreement;

                         (iv) any Contract (x) with a supplier (including any service provider) that involves consideration in excess of $1,250,000 per annum or (y) with any other Person that involves consideration in excess of $2,000,000 per annum;

                         (v) any Contract containing covenants materially limiting the freedom of Schick or any Significant Subsidiary to compete in any line of business or with any Person anywhere in the world;

                         (vi) any material partnership, joint venture or other similar Contract; or

                         (vii) any Contract providing for the license of Intellectual Property between Schick or any Significant Subsidiary and any third party that involves the exchange of consideration in excess of $200,000 per annum.

                    (b) Breach of Contracts. All Schick Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or except if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Schick. Neither Schick nor any Significant Subsidiary has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Schick Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to Schick.

               2.11 Benefit Plans; Labor.

                    (a) Benefit Plans. Schedule 2.11(a) lists each material Employee Plan that Schick or any of its Significant Subsidiaries maintains or to which any of Schick or its Significant Subsidiaries contributes or with respect to which Schick or any of its Significant Subsidiaries has any material liability; provided that Schedule 2.11(a) need not list individual bonuses or commissions paid or payable in the ordinary course of business. Each such Employee Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Plan, except as would not have a Material Adverse Effect on Schick, and complies in form and in operation in all respects with all applicable Legal Requirements (either required as a matter of law or to obtain the intended tax treatment and tax benefits), except where the failure to comply would not have a Material Adverse Effect on Schick. Any material contributions (including all employer contributions and employee salary reduction contributions), premiums or other payments that are due have been made to or in respect of each such Employee Plan and an accrual has been made on the books of Schick or the relevant Significant Subsidiary in accordance with U.S. GAAP for all material benefits accrued and material contributions due as of the date hereof. Except as set forth on Schedule 2.11(a), neither Schick nor any of its Significant Subsidiaries maintains, sponsors, contributes to or has any liability with respect to any Employee Plan that is a “defined benefit plan,” a “multiemployer plan,” a “multiple employer plan” or a “multiple employer welfare arrangement,” within the meaning of applicable Legal Requirements. No director, officer, employee or other fiduciary of Schick or any Significant Subsidiary has committed any material breach of fiduciary responsibility imposed by applicable Legal Requirements with respect to the Employee Plans listed on Schedule 2.11(a). No material prohibited transaction (as defined in applicable Legal Requirements) has occurred with respect to any Employee Plan of Schick or any of its Significant Subsidiaries. Neither Schick nor any Significant Subsidiary has any actual or potential material liability for death or medical benefits following separation from employment, other than those benefits required by applicable Legal Requirements.

                    (b) Labor. Except as set forth in Schedule 2.11(b), neither Schick nor any of its Significant Subsidiaries is a party to or otherwise bound by any material collective bargaining agreement, Contract or understanding with a labor union or labor organization, nor is Schick or any of its Significant Subsidiaries the subject of any material Proceeding asserting that Schick or any of its Significant Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, is there pending or, to the Knowledge of Schick, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Schick or any of its Significant Subsidiaries.

               2.12 Property.

                    (a) Real Property. Neither Schick nor any Subsidiary of Schick owns any real property. Schedule 2.12(a) sets forth a list of all material real properties leased or occupied by Schick or its Significant Subsidiaries for the operation of their respective business, including the address of each such property (the “Schick Real Estate”). Other than any leases or occupancy agreements solely between or among Schick and/or its Subsidiaries, Schedule 2.12(a) identifies all of the material leases or other occupancy agreements with respect to the Schick Real Estate (the “Schick Leases”) and any material amendments or modifications to the Schick Leases. Each Schick Lease is in full force and effect, and no material breach or default exists by Schick or any Significant Subsidiary (or, to the Knowledge of Schick, by any other party thereto), nor has any event or condition occurred which could (with the giving of notice or the passage of time or both) constitute a material breach or default, under any Schick Lease.

                    (b) Tangible Personal Property. Except as set forth on Schedule 2.12(b) hereto, (i) Schick and each Significant Subsidiary has good title to all of the items of its tangible personal property reflected on the June 30, 2005 balance sheet contained in the Schick Financials, except as sold or disposed of subsequent to the date thereof in the ordinary course of business, and (ii) all such tangible personal property is owned free and clear of all Liens, except for (A) Liens identified on Schedule 2.12(b), (B) Liens which, individually or in the aggregate, do not materially detract from the value, or materially interfere with the present use, of Schick’s or any of its Significant Subsidiaries’ aggregate tangible personal property (excluding any Liens in favor of any Related Party), and (C) Permitted Liens.

               2.13 Insurance. Except as set forth on Schedule 2.13, (i) all of Schick’s and its Significant Subsidiaries’ material policies and contracts for property, casualty and director’s and officer’s liability insurance or substantially identical policies (in terms of scope and level of coverage) (the “Schick Insurance Policies”) are in full force and effect, (ii) the Schick Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or non-renewal by reason of the execution, delivery or performance of this Agreement or of any transaction in connection with this Agreement, (iii) and are sufficient in all material respects for compliance with all applicable Legal Requirements, (iv) Schick and its Significant Subsidiaries are current in all premiums or other payments due under each Schick Insurance Policy and have otherwise performed in all material respects all of their respective obligations thereunder, and (v) neither Schick nor its Significant Subsidiaries have received, during the past three years from any insurance carrier with which it has carried any material insurance, any refusal of coverage or notice of material limitation of coverage or any notice that a defense will not be afforded or will be afforded with reservation of rights.

               2.14 Related Party Transactions. Except as set forth in Schedule 2.14 or otherwise expressly disclosed in the notes to the Schick Financials, no Related Party of Schick (other than Schick and its Subsidiaries) (i) is a party to any Contract with, or relating to the business or operations of, Schick or any of its Significant Subsidiaries; (ii) is a party to any Contract for or relating to Indebtedness of Schick or any of its Significant Subsidiaries (other than loans to any employee in an aggregate amount less than $50,000 in the ordinary course of business); (iii) who is an officer or director of Schick or any of its Subsidiaries has any Indebtedness to Schick or any Subsidiary; or (iv) owns or has the right to use any material property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of Schick or any of its Significant Subsidiaries. As of the Closing, no officer or director of Schick or any Subsidiary will have any Indebtedness owing to Schick or any Subsidiary.

               2.15 Environmental Matters. Except as set forth in Schedule 2.15, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to Schick: (i) Schick and its Significant Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Schick and its Significant Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Schick or any of its Significant Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Schick or any of its Significant Subsidiaries; (iv) neither Schick nor its Significant Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Schick nor any of its Significant Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Schick nor any of its Significant Subsidiaries has received any outstanding notice, demand, letter, claim or request for information alleging that Schick or any of its Significant Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Schick nor any of its Significant Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Schick or any of its Significant Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Schick pursuant to any Environmental Law.

               2.16 Brokers’ and Finders’ Fees. Except for advisory fees payable to UBS Securities LLC by Schick, neither Schick nor any Subsidiary of Schick has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

               2.17 Filings with SEC. Since January 1, 2001, Schick has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the “Public Reports”). As of their respective dates, each of the Public Reports complied with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, in all material respects. Except as set forth on Schedule 2.17, and to the extent corrected prior to the date hereof by a subsequently filed Public Report, none of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Schick has made available to Luxco a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date not otherwise available over the Internet).

               2.18 The Proxy Statement; Disclosure. The Proxy Statement will comply with the Securities Exchange Act. None of the information supplied or to be supplied by or on behalf of Schick for inclusion in the Proxy Statement to be filed with the SEC will, at the time the Proxy Statement is mailed to the stockholders of Schick, at the time of the Schick Stockholders Meeting or as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Schick with respect to statements made or incorporated by reference therein about Luxco or Sirona supplied by Luxco or Sirona for inclusion or incorporation by reference in the Proxy Statement.

               2.19 Board Approval. The Schick Board has, by resolutions duly adopted at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way (i) determined that the Exchange Transactions are consistent with and in furtherance of the long-term business interests of Schick and fair to, and in the best interests of, Schick and its stockholders and declared the adoption of the Certificate Amendment, this Agreement and the Exchange Transactions to be advisable, (ii) approved this Agreement, the Certificate Amendment and the other Transaction Documents to which Schick is a party, and (iii) determined to recommend to the stockholders of Schick that such Stockholders approve and adopt this Agreement and the Certificate Amendment and approve the Exchange Transactions at the Schick Stockholders’ Meeting.

               2.20 Opinion of Financial Advisor. The financial advisor of Schick, UBS Securities LLC, has delivered to the Schick Board an opinion dated on or about the date of this Agreement to the effect that, as of such date, the Schick Shares to be issued by Schick to Luxco in the Exchange Transactions, are fair from a financial point of view to the holders of Common Stock.

               2.21 Delaware 203; Takeover Statute. The Schick Board has taken all actions necessary to ensure that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section) will not apply to the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including the issuance of the Schick Shares. The execution, delivery and performance of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not cause to be applicable to Schick any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws.

               2.22 Investment Representations. Schick is acquiring the Sirona Shares pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws. Schick is an “accredited investor” and a sophisticated investor for purposes of applicable U.S. federal and state securities laws and regulations.

               2.23 Exchanged Shares. Upon issuance in compliance with the provisions of this Agreement, the Schick Shares will be validly issued, fully paid, and nonassessable, and will be free and clear of any Liens.

               2.24 Disclosure. The representations and warranties of Schick contained in this Agreement and in each certificate, schedule or exhibit furnished or to be furnished by or on behalf of Schick pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SIRONA

          Sirona represents and warrants to Schick that the statements contained in this Article 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date, subject to the limited exceptions specifically disclosed in writing in the disclosure schedules supplied by Sirona or Luxco to Schick dated as of the date hereof, certified by a duly authorized officer of Sirona or Luxco, as follows (it being understood that whenever in this Article 3 a representation or warranty is made in respect of Sirona, it is also made in respect of Sirona’s Significant Subsidiaries):

               3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

                    (a) Organization; Standing and Power. Sirona and each of its Subsidiaries is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, have full organizational power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sirona, and each is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sirona.

                    (b) Charter Documents. Sirona has made available to Schick a copy of its articles of association, as amended to date (the “Sirona Charter Documents”) and the articles of association (or equivalent governing documents) of each of its Significant Subsidiaries, each as amended to date (collectively, the “Sirona Subsidiary Charter Documents”) and all such instruments are in full force and effect. Neither Sirona nor its Significant Subsidiaries are in default in any material respect under or in violation in any material respect of any of the provisions of the Sirona Charter Documents or the Sirona Subsidiary Charter Documents, respectively.

                    (c) Subsidiaries. Set forth on Schedule 3.1(c) is a list setting forth for each Subsidiary of Sirona its name, jurisdiction of organization and a description of Sirona’s ownership interest. Other than as set forth on Schedule 3.1(c), Sirona has no Subsidiaries.

               3.2 Capital Structure.

                    (a) Capital Stock. The entire authorized capital stock of Sirona (the “Sirona Capital Stock”) consists solely of two shares, both of which are issued and outstanding.

All of the issued and outstanding shares of Sirona Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable, and are free of any preemptive rights, rights of participation, rights of maintenance or any similar rights. The issued and outstanding shares of Sirona Capital Stock were not issued in violation of the preemptive rights of any Person or any Contract or Legal Requirement by which Sirona at the time of issuance was bound including federal and state securities laws. As of the date hereof, there are no shares of Sirona Capital Stock held in treasury by Sirona. Except as set forth in Schedule 3.2(a): (i) none of the outstanding shares of Sirona Capital Stock is subject to any right of first refusal in favor of Sirona or any other Person, and (ii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Sirona Capital Stock. Sirona is not under any material obligation, nor is it bound by any material Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Sirona Capital Stock.

                    (b) Other Securities. Except as otherwise set forth in Schedule 3.2(b), there are not issued, outstanding or authorized any (i) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Sirona or any Subsidiary of Sirona is a Party or by which it is bound obligating Sirona or such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Sirona Capital Stock or other securities of Sirona or such Subsidiary, or obligating Sirona or such Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or that that would vest or become exercisable as a result of the transactions contemplated hereby, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the Sirona Capital Stock or other securities of Sirona or any Subsidiary of Sirona, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Sirona or any Subsidiary of Sirona is or may become obligated to sell or otherwise issue any shares of its Sirona Capital Stock or any other securities of Sirona or such Subsidiary, (iv) agreement to register any security of Sirona or any Subsidiary of Sirona on a come-along, drag-along or other basis, or (v) dividends that have accrued but are unpaid or which have been declared but are unpaid on the Sirona Capital Stock. Schedule 3.2(b) sets forth a correct and complete list of each of the foregoing, and the record and beneficial owner thereof, a description of the nature of such security, the amount of securities held, the exercise, exchange or conversion rights relating thereto, including a schedule of vesting, the exercise price per share, the term of each such security, whether such security is intended to qualify as an incentive stock option under applicable tax law, any restriction on exercise and the type and amount of securities into which such securities are exchangeable, exercisable or convertible.

                    (c) Stockholder Agreements. Except as set forth in Schedule 3.2(c), there are no stockholder agreements, voting trusts or other agreements or understandings to which Sirona is a party or by which it is bound relating to any shares of Sirona Capital Stock.

                    (d) Compliance with Legal Requirements. All outstanding shares of Sirona Capital Stock and all outstanding options and warrants to acquire Sirona Capital Stock have been issued and granted in compliance in all material respects with (i) all applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

               3.3 Authority; Non-Contravention; Necessary Consents.

                    (a) Authority. The execution and delivery of this Agreement and the other Transaction Documents to which Sirona is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary organizational action on the part of Sirona and no other organizational proceedings on the part of Sirona are necessary to authorize the execution and delivery of this Agreement or the other Transaction Documents to which Sirona is a party or to consummate the Exchange Transactions and the other transactions contemplated hereby and thereby other than any organizational proceedings which may be, or become, necessary by law or regulation. This Agreement and the other Transaction Documents to which Sirona is a party have been duly executed and delivered by Sirona and, assuming the due authorization, execution and delivery by Schick and Luxco, constitute the valid and binding obligations of Sirona, enforceable against Sirona in accordance with their respective terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                    (b) Non-Contravention. Except as set forth in Schedule 3.3(b), the execution and delivery of this Agreement and the other Transaction Documents to which Sirona is a party by Sirona do not, and performance of this Agreement and the other Transaction Documents to which Sirona is a party by Sirona will not (i) contravene or conflict with or constitute a violation of the Sirona Charter Documents or any resolution adopted by its stockholders, the Sirona Board or any committee of the Sirona Board, (ii) subject to compliance with and filings under the Hart-Scott-Rodino Act and any additional consents and filings under any foreign antitrust, competition, premerger notification or trade regulation law, regulation or order, contravene or conflict with or constitute a violation of any Legal Requirement applicable to Sirona, (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Sirona’s rights or alter the rights or obligations of any third Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Lien for taxes) on any of the assets of Sirona or any of its Significant Subsidiaries pursuant to any Contract to which Sirona or any of its Significant Subsidiaries is a party or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify any Sirona Permit, except where any of the foregoing in clauses (ii), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sirona.

                    (c) Consents. Except as set forth in Schedule 3.3(c), no consent, approval, failure to object, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by Sirona in connection with the execution and delivery of this Agreement or the consummation of the Exchange Transactions and other transactions contemplated by this Agreement, except for (i) any such consent, approval, failure to object, order or authorization of, or registration, declaration or filing, the absence of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Sirona, (ii) the applicable requirements, if any, of the Securities Exchange Act and (iii) compliance with and filings under the Hart-Scott-Rodino Act and any additional consents and filings under any foreign antitrust, competition, premerger notification or trade regulation law, regulation or order.

               3.4 Financial Statements; Indebtedness; Undisclosed Liabilities.

                    (a) Sirona Financial Statements. Attached to Schedule 3.4 are the following financial statements: (i) the audited pro forma consolidated financial statements of Sirona GmbH as of September 30, 2004 (the “Audited Financials”); and (ii) the unaudited consolidated financial statements of Sirona as of June 30, 2005 in the management account format, for the nine-month period then ended, which are preliminary, estimated and pro forma as described on Schedule 3.4(a) and any annexes thereto (the “Unaudited Financials”, and together with the Audited Financials, the “Sirona Financials”). Except as set forth on Schedule 3.4(a), (i) the Sirona Financials were prepared in accordance with German GAAP (except as may be indicated in the notes thereto) and (ii) the Unaudited Financials fairly presented in all material respects the preliminary, estimated, consolidated financial position in the management account format, as described on Schedule 3.4 and the annexes thereto, and the Audited Financials fairly presented in all material respects the pro forma consolidated financial position of Sirona GmbH or Sirona and their respective consolidated Subsidiaries, as the case may be, as at the respective dates thereof and the results of Sirona GmbH’s or Sirona’s, as the case may be, operations and cash flows for the periods indicated (subject to in the case of any unaudited financial statements to the absence of footnote disclosure and normal and recurring year-end adjustments).

                    (b) Indebtedness. Except (i) as reflected in the Sirona Financials or in the notes thereto, (ii) for Indebtedness that has been incurred by Sirona and its Subsidiaries since June 30, 2005 in the ordinary course of business, (iii) as set forth in Schedule 3.4(b) and (iv) the Sirona Note, none of Sirona or its Significant Subsidiaries has, or is party to any Contracts relating to, Indebtedness owed to any Person (other than to or among Sirona and any of its Subsidiaries) in excess of €10,000,000 in the aggregate.

                    (c) Undisclosed Liabilities. Except as set forth on Schedule 3.4(c) or in any other Schedule to Article 3 or as reflected in the Sirona Financials or in the notes thereto, and except for normal or recurring liabilities incurred since June 30, 2005 in the ordinary course of business, Sirona and its Significant Subsidiaries do not have any liabilities, either accrued, contingent or otherwise of a nature required to be reflected in financial statements in accordance with German GAAP, and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Material Adverse Effect with respect to Sirona.

               3.5 Absence of Certain Changes or Events. Except as set forth in Schedule 3.5, since June 30, 2005, Sirona and each of its Significant Subsidiaries has conducted its respective business in all material respects in the ordinary course of business. Since June 30, 2005, Sirona and each of its Significant Subsidiaries has, in all material respects, preserved their respective business relationships with employees, suppliers, creditors, customers and others transacting business with it. Without limiting the generality of the foregoing, except as set forth in Schedule 3.5, since June 30, 2005, there has not occurred any of the following: (a) any Material Adverse Change with respect to Sirona; (b) any declaration, setting aside for or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any Sirona Capital Stock, or any purchase, redemption or other acquisition by Sirona of any Sirona Capital Stock or any other securities of Sirona or any options, warrants, calls or rights to acquire any such capital stock or other securities except for purchases, redemptions or other acquisitions of securities from officers, directors, employees or other services providers in the ordinary course of business; (c) except as required by the pronouncements of the Financial Accounting Standards Board or the accounting standards bodies in Germany that become or have become, effective as to Sirona after June 30, 2005, any material change in accounting methods, principles or practices employed by Sirona or any of its Significant Subsidiaries; or (d) any action or event that would have required the consent of Schick pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement.

               3.6 Taxes. Except as set forth in Schedule 3.6, Sirona and each of its Significant Subsidiaries have (i) filed all federal, state, local and foreign tax returns and reports required to be filed by them with respect to any taxable period ending on or before the Closing Date (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect with respect to Sirona. Except as set forth in Schedule 3.6, no taxing authority has asserted any claim for Taxes which is unresolved, or to the Knowledge of Sirona, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect with respect to Sirona. Sirona and each of its Significant Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by applicable law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect with respect to Sirona. There are no Liens for Taxes upon the assets of Sirona or any of its Significant Subsidiaries (other than Liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for Liens which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect with respect to Sirona.

               3.7 Intellectual Property. Sirona and its Significant Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property that is necessary to the continued conduct of the business of Sirona and its Significant Subsidiaries as currently conducted, subject to such exceptions that would not be reasonably likely to have a Material Adverse Effect with respect to Sirona. Except as set forth on Schedule 3.7 hereto, during the last three years, neither Sirona nor any of its Significant Subsidiaries has received any written notice of infringement of or conflict with asserted rights of others with respect to any material Intellectual Property that is owned or used by, or licensed to, Sirona or any Significant Subsidiaries.

               3.8 Compliance with Laws; Permits.

                    (a) Compliance with Laws. Except as set forth on Schedule 3.8(a), Sirona and its Significant Subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any applicable Legal Requirement with respect to the conduct of their businesses, or the ownership or operation of their businesses, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect with respect to Sirona. There is no judgment, injunction, order or decree binding upon Sirona or any Significant Subsidiary which has or would reasonably be expected to have the effect of, in any material respect, prohibiting or materially impairing any business practice of Sirona or such Significant Subsidiary, any acquisition of property by Sirona or such Significant Subsidiary or the conduct of business by Sirona or such Significant Subsidiary as currently conducted. Neither Sirona nor any Significant Subsidiary has ever been or is now subject to the United States Food and Drug Administration’s Application Integrity Policy.

                    (b) Permits. Sirona and its Significant Subsidiaries hold, to the extent necessary under Legal Requirements, all Permits that are material to and required for the operation of the business of Sirona or its Significant Subsidiaries, as currently conducted, except where the failure to hold such Permits would not reasonably be expected to have a Material Adverse Effect on Sirona (collectively, the “Sirona Permits”). No suspension or cancellation of any of the Sirona Permits is pending or, to the Knowledge of Sirona, threatened. Sirona is in compliance in all material respects with the terms of the Sirona Permits.

               3.9 Litigation.

                     (a) Litigation Disclosure. Except as set forth on Schedule 3.9(a), there is (i) no Proceeding pending or, to the Knowledge of Sirona, threatened against Sirona or any of its Significant Subsidiaries; and (ii) no judgment, order, injunction, decree, stipulation or award (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to Sirona or any of its Significant Subsidiaries which, in the case of either clause (i) above, if adversely determined, or clause (ii) above, would reasonably be expected to result in a loss to Sirona or any of its Significant Subsidiaries in excess of €1,000,000 in each individual case.

                     (b) Indemnification Agreements. Schedule 3.9(b) identifies each Contract and any Persons covered by such Contract to which Sirona or any of its Significant Subsidiaries is a party providing that such Person will either be indemnified or otherwise reimbursed in respect of claims that may be made against such Person, and/or attorneys fees therefor, relating to such Person’s employment, officership or directorship with Sirona or such Significant Subsidiary.

               3.10 Material Contracts.

                     (a) Material Contracts. Except as otherwise set forth in Schedule 3.10 and Contracts solely between or among Sirona and/or its Subsidiaries neither Sirona nor any of its Significant Subsidiaries is a Party to or bound by any of the following (each, a “Sirona Material Contract”):

                         (i) any material Contract providing for bonuses, stock, options, stock purchases, profit sharing or the like;

                         (ii) any employment Contract or Contract for services (other than for services by independent contractors) which requires the payment of more than €250,000 annually in total cash compensation;

                         (iii) any Contract providing for severance or other compensation or benefits in excess of €250,000 (x) in the event of a termination of employment or in the event of termination of consulting or similar services provided by any person who is a former employee, officer or director of Sirona or any of its Significant Subsidiaries or (y) in connection with the transactions contemplated by this Agreement;

                         (iv) any Contract (x) with a supplier (including any service provider) that involves consideration in excess of €3,000,000 per annum or (y) with any other Person that involves consideration in excess of €5,000,000 per annum;

                         (v) any Contract containing covenants materially limiting the freedom of Sirona or any Significant Subsidiary to compete in any line of business or with any Person anywhere in the world;

                         (vi) any material partnership, joint venture or other similar Contract; or

                         (vii) any Contract providing for the license of Intellectual Property between Sirona or any Significant Subsidiary and any third party that involves the exchange of consideration in excess of €500,000 per annum.

                    (b) Breach of Contracts. All Sirona Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or except if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sirona. Neither Sirona nor any Significant Subsidiary has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Sirona Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to Sirona.

               3.11 Benefit Plans; Labor.

                    (a) Benefit Plans. Schedule 3.11(a) lists each material Employee Plan that Sirona or any of its Significant Subsidiaries maintains or to which any of Sirona or its Significant Subsidiaries contributes or with respect to which Sirona or any of its Significant Subsidiaries has any material liability; provided that Schedule 3.11(a) need not list individual bonuses or commissions paid or payable in the ordinary course of business. Each such Employee Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Plan, except as would not have a Material Adverse Effect on Sirona, and complies in form and in operation in all respects with all applicable Legal Requirements (either required as a matter of law or to obtain the intended tax treatment and tax benefits), except where the failure to comply would not have a Material Adverse Effect on Sirona. Any material contributions (including all employer contributions and employee salary reduction contributions), premiums or other payments that are due have been made to or in respect of each such Employee Plan and an accrual has been made on the books of Sirona or the relevant Significant Subsidiary in accordance with German GAAP for all material benefits accrued and material contributions due as of the date hereof. Except as set forth on Schedule 3.11(a), neither Sirona nor any of its Significant Subsidiaries maintains, sponsors, contributes to or has any liability with respect to any Employee Plan that is a “defined benefit plan,” a “multiemployer plan,” a “multiple employer plan” or a “multiple employer welfare arrangement,” within the meaning of applicable Legal Requirements. No director, officer, employee or other fiduciary of Sirona or any Significant Subsidiary has committed any material breach of fiduciary responsibility imposed by applicable Legal Requirements with respect to the Employee Plans listed on Schedule 3.11(a). No material prohibited transaction (as defined in applicable Legal Requirements) has occurred with respect to any Employee Plan of Sirona or any of its Significant Subsidiaries. Neither Sirona nor any Significant Subsidiary has any actual or potential material liability for death or medical benefits following separation from employment, other than those benefits required by applicable Legal Requirements.

                    (b) Labor. Except as set forth in Schedule 3.11(b), neither Sirona nor any of its Significant Subsidiaries is a party to or otherwise bound by any material collective bargaining agreement, Contract or understanding with a labor union or labor organization, nor is Sirona or any of its Significant Subsidiaries the subject of any material Proceeding asserting that Sirona or any of its Significant Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, is there pending or, to the Knowledge of Sirona, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Sirona or any of its Significant Subsidiaries.

               3.12 Property.

                    (a) Real Property. Sirona and its Subsidiaries have good and marketable title to the real properties set forth on Schedule 3.12(a) free and clear of Liens, except for Permitted Liens and except for matters that would not have a Material Adverse Effect with respect to Sirona. Schedule 3.12(a) sets forth a list of all material real properties leased or occupied by Sirona or its Significant Subsidiaries for the operation of their respective business, including the address of each such property (the “Sirona Real Estate”). Other than any leases or occupancy agreements solely between or among Sirona and/or its Subsidiaries, Schedule 3.12(a) identifies all of the material leases or other occupancy agreements with respect to the Sirona Real Estate (the “Sirona Leases”) and any material amendments or modifications to the Sirona Leases. Each Sirona Lease is in full force and effect, and no material breach or default exists by Sirona or any Significant Subsidiary (or, to the Knowledge of Sirona, by any other party thereto), nor has any event or condition occurred which could (with the giving of notice or the passage of time or both) constitute a material breach or default, under any Sirona Lease.

                    (b) Tangible Personal Property. Except as set forth on Schedule 3.12(b) hereto, (i) Sirona and each Significant Subsidiary has good title to all of the items of its tangible personal property reflected on the June 30, 2005 balance sheet contained in the Sirona Financials, except as sold or disposed of subsequent to the date thereof in the ordinary course of business, and (ii) all such tangible personal property is owned free and clear of all Liens, except for (A) Liens identified on Schedule 3.12(b), (B) Liens which, individually or in the aggregate, do not materially detract from the value, or materially interfere with the present use, of Sirona’s or any of its Significant Subsidiaries’ aggregate tangible personal property (excluding any Liens in favor of any Related Party), and (C) Permitted Liens.

               3.13 Insurance. Except as set forth on Schedule 3.13, (i) all of Sirona’s and its Significant Subsidiaries’ material policies and contracts for property, casualty and director’s and officer’s liability insurance or substantially identical policies (in terms of scope and level of coverage) (the “Sirona Insurance Policies”) are in full force and effect, (ii) the Sirona Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or non-renewal by reason of the execution, delivery or performance of this Agreement or of any transaction in connection with this Agreement, (iii) and are sufficient in all material respects for compliance with all applicable Legal Requirements, (iv) Sirona and its Significant Subsidiaries are current in all premiums or other payments due under each Sirona Insurance Policy and have otherwise performed in all material respects all of their respective obligations thereunder, and (v) neither Sirona nor its Significant Subsidiaries have received, during the past three years from any insurance carrier with which it has carried any material insurance, any refusal of coverage or notice of material limitation of coverage or any notice that a defense will not be afforded or will be afforded with reservation of rights.

               3.14 Related Party Transactions. Except as set forth in Schedule 3.14 or otherwise expressly disclosed in the notes to the Sirona Financials, no Related Party of Sirona (other than Sirona and its Subsidiaries) (i) is a party to any Contract with, or relating to the business or operations of, Sirona or any of its Significant Subsidiaries; (ii) is a party to any Contract for or relating to Indebtedness of Sirona or any of its Significant Subsidiaries (other than loans to any employee in an aggregate amount less than €50,000 in the ordinary course of business); (iii) who is an officer or director of Sirona or any of its Subsidiaries has any Indebtedness to Sirona or any Subsidiary; or (iv) owns or has the right to use any material property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of Sirona or any of its Significant Subsidiaries. As of the Closing, no officer or director of Sirona or any Subsidiary will have any Indebtedness owing to Sirona or any Subsidiary.

               3.15 Environmental Matters. Except as set forth in Schedule 3.15, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to Sirona: (i) Sirona and its Significant Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Sirona and its Significant Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Sirona or any of its Significant Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Sirona or any of its Significant Subsidiaries; (iv) neither Sirona nor its Significant Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Sirona nor any of its Significant Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Sirona nor any of its Significant Subsidiaries has received any outstanding notice, demand, letter, claim or request for information alleging that Sirona or any of its Significant Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Sirona nor any of its Significant Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental

Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Sirona or any of its Significant Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Sirona pursuant to any Environmental Law.

               3.16 Brokers’ and Finders’ Fees. Except as set forth on Schedule 3.16, neither Sirona nor any Subsidiary of Sirona has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

               3.17 The Proxy Statement; Disclosure. None of the information supplied or to be supplied by or on behalf of Sirona or Luxco for inclusion in the Proxy Statement to be filed with the SEC will, at the time the Proxy Statement is mailed to the stockholders of Schick, at the time of the Schick Stockholders Meeting or as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Sirona with respect to statements made or incorporated by reference therein about Schick supplied by Schick for inclusion or incorporation by reference in the Proxy Statement. The representations and warranties of Sirona contained in this Agreement and in each certificate, schedule or exhibit furnished or to be furnished by or on behalf of Sirona pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF LUXCO

          Luxco represents and warrants to Schick that the statements contained in this Article 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date, subject to the limited exceptions specifically disclosed in writing in the disclosure schedules supplied by Luxco or Sirona to Schick dated as of the date hereof and certified by a duly authorized officer of Luxco or Sirona, as follows:

               4.1 Organization; Power; Charter Documents. Luxco is a société en commandite par actions, duly organized and validly existing under the laws of the Grand Duchy of Luxembourg and has all organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Luxco. Luxco has made available to Schick a copy of its articles of association, as amended to date (the “Luxco Charter Documents”), and such instruments are in full force and effect. Luxco is not in default in any material respect under or in violation in any material respect of any of the provisions of the Luxco Charter Documents.

               4.2 Authority; Non-Contravention; Necessary Consents.

                    (a) Authority. The execution and delivery of this Agreement and the other Transaction Documents to which Luxco is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary organizational action on the part of Luxco and no other organizational proceedings on the part of Luxco are necessary to authorize the execution and delivery of this Agreement or the other Transaction Documents to which Luxco is a party or to consummate the Exchange Transactions and the other transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Luxco is a party have been duly executed and delivered by Luxco and constitute the valid and binding obligations of Luxco, enforceable against Luxco in accordance with their respective terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                    (b) Non-Contravention. Except as set forth in Schedule 4.2(b), the execution and delivery of this Agreement and the other Transaction Documents to which Luxco is a party by Luxco do not, and performance of this Agreement and the other Transaction Documents to which Luxco is a party by Luxco will not (i) contravene or conflict with or constitute a violation of the Luxco Charter Documents or any resolution adopted by its securityholders, the Luxco Board or any committee of the Luxco Board, or (ii) subject to compliance with and filings under the Hart-Scott-Rodino Act and any additional consents and filings under any foreign antitrust, competition, premerger notification or trade regulation law, regulation or order, contravene or conflict with or constitute a violation of any Legal Requirement applicable to Luxco, except where any of the foregoing in clause (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Luxco. Except as set forth in Schedule 4.2(b), Luxco is not party to, or bound by, any Contract, Permit or other instrument which would require consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, except as would not reasonably be expected to have a Material Adverse Effect on Luxco.

                    (c) Consents. Except as set forth in Schedule 4.2(c), no consent, approval, failure to object, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by Luxco in connection with the execution and delivery of this Agreement or the consummation of the Exchange Transactions and other transactions contemplated by this Agreement, except for (i) any such consent, approval, failure to object, order or authorization of, or registration, declaration or filing, which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Luxco and (ii) compliance with and filings under the Hart-Scott-Rodino Act and any additional consents and filings under any foreign antitrust, competition, premerger notification or trade regulation law, regulation or order.

               4.3 Capital Structure.

                    (a) Capital. The entire authorized capital of Luxco consists of €20,149,702.50 of which €150,646.25 has been subscribed, consisting of 120,517 ordinary shares of Luxco with a nominal value of €1.25 each (“Luxco Capital Stock”) which are issued. All of the issued shares of Luxco Capital Stock have been duly authorized and validly issued, are fully paid, and except as set forth in Schedule 4.3(a), are free of any preemptive rights, rights of participation, rights of maintenance or any similar rights. The issued shares of Luxco Capital Stock were not issued in violation of the preemptive rights of any Person or any Contract or Legal Requirement by which Luxco at the time of issuance was bound including federal and state securities laws. As of the date hereof, there are no shares of Luxco Capital Stock held in treasury by Luxco. Except as set forth in Schedule 4.3(a): (i) none of the issued shares of Luxco Capital Stock is subject to any right of first refusal in favor of Luxco or any other Person, and (ii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Luxco Capital Stock. Luxco is not under any material obligation, nor is it bound by any material Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Luxco Capital Stock.

                    (b) Stockholder Agreements. Except as set forth in Schedule 4.3(b), there are no stockholder agreements, voting trusts or other agreements or understandings to which Luxco is a party or by which it is bound relating to the voting of any shares of Luxco Capital Stock. Except as set forth in Schedule 4.3(b), Luxco has made available to Schick a true, correct and complete copy of each agreement listed on Schedule 4.3(b).

               4.4 Investment Representations. Luxco is acquiring the Restricted Securities acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws. Luxco is an “accredited investor” and a sophisticated investor for purposes of applicable U.S. federal and state securities laws and regulations. Notwithstanding the foregoing, nothing contained herein shall prevent Luxco and subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Section 6.9 hereof.

               4.5 Exchanged Shares and Note. Except as set forth on Schedule 4.5, Luxco owns the Sirona Shares and the Sirona Note to be transferred to Schick pursuant to this Agreement, free and clear of all Liens.

               4.6 Disclosure. The representations and warranties of Luxco contained in this Agreement and in each certificate, schedule or exhibit furnished or to be furnished by or on behalf of Luxco pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESSES

               5.1 Covenants of Schick. Notwithstanding anything in this Agreement to the contrary, Schick shall be permitted to make and pay to its stockholders, and its stockholders shall be permitted to accept the Transaction Dividend. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date (except as set forth on Schedule 5.1 or as expressly contemplated or permitted by this

Agreement or except as required by a Governmental Entity or applicable law or to the extent that Luxco shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

                    (a) Ordinary Course. Schick and its Subsidiaries shall carry on their respective businesses in the ordinary course of business and shall use reasonable best efforts to preserve intact their present business organizations and their relationships with material customers, suppliers and others having material business dealings with them.

                    (b) Dividends; Changes in Share Capital. Except for the Transaction Dividend, Schick shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than dividends or distributions by any Schick Subsidiary to any other Schick Subsidiary or to Schick), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except repurchases, redemptions or acquisitions from officers, directors, employees or other service providers in the ordinary course of business.

                    (c) Issuance of Securities; Changes to Options. Schick shall not, and shall cause its Subsidiaries not to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any of its Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing. Except as expressly set forth in this Agreement, Schick and the Schick Board and any committee thereof shall not, and shall cause Schick’s Subsidiaries not to, grant, amend, modify, waive or take any action with respect to any Schick Options, Schick Options Plans, or Schick Warrants or agreements pursuant to which any Schick Warrants have been or could be issued (including any actions that would trigger any anti-dilution or other adjustment provision in any such plans or agreements) or accelerate the vesting of any Schick Options. Notwithstanding anything in this Section 5.1(c) to the contrary, Schick shall be permitted to issue shares of Common Stock upon the exercise, cashless or otherwise, of Schick Options and Schick Warrants outstanding as of the date hereof in accordance with their present terms or as their vesting may be automatically accelerated in accordance with their present terms. Notwithstanding anything else herein to the contrary, Schick shall be permitted to (i) make a loan after the date hereof to any employee of Schick or its Subsidiaries (other than any of the persons listed on Schedule 5.1(c)(i)) in an amount not to exceed the exercise price of the outstanding vested options to acquire Common Stock held by such employee (to the extent such options are set forth on Schedule 2.4 or the letter referred to in Section 2.4); provided that (x) any such loan shall have a maturity date that is not later than the earlier of the date on which Schick would be prohibited by law from having such loan be outstanding or the date the Transaction Dividend is paid, (y) any such loan shall be full recourse to such employee and shall be secured by the shares received upon exercise of such option and (z) such loan shall be required to be prepaid with any proceeds such employee may receive in connection with the Transaction Dividend; provided further that the aggregate amount of all such loans shall not exceed $2,500,000.

                    (d) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder or by applicable Legal Requirements, Schick and its Subsidiaries shall not amend or propose to amend the Schick Charter Documents or the Schick Subsidiary Charter Documents.

                    (e) Indebtedness and Other Matters. Schick shall not, and shall not permit any of its Significant Subsidiaries to, (i) incur or become obligated in respect of any Indebtedness in excess of $2,000,000 in the aggregate other than (A) Indebtedness existing on the date hereof, (B) Indebtedness for borrowed money under existing working capital facilities in the ordinary course of business, (C) Indebtedness owed to Schick or any of its Significant Subsidiaries or (D) Indebtedness incurred to fund the Transaction Dividend, (ii) make any loans or advances in excess of $1,000,000 in the aggregate other than by Schick or its Subsidiaries to or in Schick or its Subsidiaries or other than to customers for the purchase of products from Schick or its Subsidiaries in the ordinary course of business, (iii) except for acquisitions of cash equivalents and publicly traded securities or as set forth on Schedule 5.1(e)(iii), make any capital contributions to, or investments in, any other Person or group of related Persons (other than by Schick or its Subsidiaries to or in Schick or its Subsidiaries) or form or acquire any new Subsidiary or acquire any capital stock or equity securities in any business or Person (other than Schick or its Subsidiaries), in any case, with an aggregate fair market value in excess of (x) $1,000,000, unless notice of such event is provided to Sirona promptly following such event or (y) $3,000,000 (whether or not subsequent notice is given), (iv) make or commit to make any capital expenditures in excess of $500,000 in the aggregate in any one quarter, (v) sell, lease, license or otherwise encumber or dispose of any assets or properties (other than sales in the ordinary course of business and sales among Schick and its Significant Subsidiaries) with an aggregate fair market value in excess of (x) $500,000 unless notice of such event is provided to Sirona promptly following such event or (y) $1,000,000 (whether or not subsequent notice is given), or (vi) agree, or commit to agree, to take any of the actions described in this Section 5.1(e). Schick shall keep Sirona reasonably informed on a timely basis with respect to any transactions that Schick is permitted to undertake pursuant the terms of Section 5.1(e)(iii).

                    (f) Benefit Plans and Other Employee Compensation. Schick shall not, and shall not permit any of its Significant Subsidiaries to, (i) establish, adopt, enter into, or amend in any material respect any material Employee Plan of Schick or its Significant Subsidiaries, except as required by law or (ii) increase the compensation payable or to become payable to any of the officers listed on Schedule 5.1(f) Part A hereto or any replacements therefor or, except in the ordinary course of business consistent with prior practices, other employees. Notwithstanding anything to the contrary herein, Schick shall be permitted to pay a special one-time bonus at the same time as the payment of the Transaction Dividend in an aggregate amount not to exceed $2,176,367.60 to the persons and in the amounts set forth on Schedule 5.1(f) Part B.

               5.2 Covenants of Sirona. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date (except as set forth on Schedule 5.2 or as expressly contemplated or permitted by this Agreement or except as required by a Governmental Entity or applicable law or to the extent that Schick shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

                    (a) Ordinary Course. Sirona and its Subsidiaries shall carry on their respective businesses in the ordinary course of business and shall use reasonable best efforts to preserve intact their present business organizations and their relationships with material customers, suppliers and others having material business dealings with them.

                    (b) Dividends; Changes in Share Capital. Sirona shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than dividends or distributions (x) by any Sirona Subsidiary to any other Sirona Subsidiary or to Sirona or (y) to Luxco to fund repurchases, redemptions or acquisitions of equity securities from officers, directors, employees or other service providers in the ordinary course of business), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except repurchases, redemptions or acquisitions from officers, directors, employees or other service providers in the ordinary course of business.

                    (c) Issuance of Securities; Changes to Options. Sirona shall not, and shall cause its Subsidiaries not to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any of its Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing. Except as expressly set forth in this Agreement, Sirona and the Sirona Board and any committee thereof shall not, and shall cause Sirona’s Subsidiaries not to, grant, amend, modify, waive or take any action with respect to any options, options plans, or warrants related to Sirona Capital Stock.

                    (d) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder or by applicable Legal Requirements or as set forth on Schedule 5.2(d), Sirona and its Subsidiaries shall not amend or propose to amend the Sirona Charter Documents or the Sirona Subsidiary Charter Documents.

                    (e) Indebtedness and Other Matters. Sirona shall not, and shall not permit any of its Significant Subsidiaries to, (i) incur or become obligated in respect of any Indebtedness in excess of €10,000,000 in the aggregate other than (A) Indebtedness existing on the date hereof, (B) Indebtedness for borrowed money under existing working capital facilities in the ordinary course of business, or (C) Indebtedness owed to Sirona or any of its Significant Subsidiaries, (ii) make any loans or advances in excess of €2,000,000 in the aggregate other than by Sirona or its Subsidiaries to or in Sirona or its Subsidiaries or other than to customers for the purchase of products from Sirona or its Subsidiaries in the ordinary course of business, (iii) except for acquisitions of cash equivalents and publicly traded securities, make any capital contributions to, or investments in, any other Person or group of related Persons (other than by Sirona or its Subsidiaries to or in Sirona or its Subsidiaries) or form or acquire any new Subsidiary or acquire any capital stock or equity securities in any business or Person (other than Sirona or its Subsidiaries), in any case, with an aggregate fair market value in excess of (x) €1,000,000, unless notice of such event is provided to Schick promptly following such event or (y) €15,000,000 (whether or not subsequent notice is given), (iv) make or commit to make any capital expenditures in excess of €4,000,000 in the aggregate in any one quarter, (v) sell, lease, license or otherwise encumber or dispose of any assets or properties (other than sales in the ordinary course of business and sales among Sirona and its Significant Subsidiaries) with an aggregate fair market value in excess of (x) €5,000,000, unless notice of such event is provided to Schick promptly following such event or (y) €10,000,000 (whether or not subsequent notice is given), or (vi) agree, or commit to agree, to take any of the actions described in this Section 5.2(e).

                    (f) Benefit Plans and Other Employee Compensation. Sirona shall not, and shall not permit any of its Significant Subsidiaries to, (i) establish, adopt, enter into, or amend in any material respect any material Employee Plan of Sirona or its Significant Subsidiaries, except as required by law or (ii) increase the compensation payable or to become payable to any of the officers listed on Schedule 5.2(f) hereto or any replacements therefor or, except in the ordinary course of business consistent with prior practices, other employees.

               5.3 Advice of Changes; Government Filings. Each of the Parties shall (a) promptly advise the other in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had a Material Adverse Effect on such Party or materially and adversely affects its ability to consummate the transactions contemplated hereby in a timely manner, and (b) promptly notify each other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting Schick or any of its Subsidiaries, on the one hand, or Luxco, Sirona or any of their Subsidiaries, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement. Each such notification pursuant to clause (a) or (b) of the prior sentence made with respect to a matter or event first occurring after the date hereof and which was not known by such Exchange Party on or prior to the date hereof (each, a “Schedule Update”) shall amend and supplement the appropriate Schedules to Article 2, 3 or 4, as the case may be, delivered on the date hereof; provided, however, that no Schedule Update shall be taken into account for the purposes of Section 7.2(a) or Section 7.3(a) hereof; provided further that any notice that is not a Schedule Update shall not have any effect on the representations and warranties made herein or modify or update the appropriate Schedules. The Parties shall file all reports (if any) required to be filed by each of them with the SEC between the date of this Agreement and the Closing Date and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other Party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of Schick and Luxco shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other Party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that confidential information in any such filings, announcements or publications regarding Affiliates (other than Subsidiaries) of any Party need not be disclosed to any other Party. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each of Schick and Luxco agrees that, to the extent practicable, it will consult with the other Party with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each further agrees to keep the other apprized of the status of matters relating to completion of the transactions contemplated hereby. Notwithstanding anything to the contrary, nothing in this Agreement shall require any Party or its Subsidiaries to disclose any forward product plans, product specific cost information, pricing information, customer specific information, merchandising information, or other similar competitively sensitive information (collectively, “Competitively Sensitive Information”) of such Party or its Subsidiaries so long as such Party promptly notifies the other Parties in writing of the nature of the specific Competitively Sensitive Information that it has withheld in reliance on this sentence.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1 Schick Stockholders Meeting; Preparation of the Proxy Statement.

                    (a) Schick Stockholders Meeting. Schick shall, as promptly as practicable after the SEC shall have approved or declined to review the Proxy Statement, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Schick Stockholders Meeting”) for the purpose of obtaining the Requisite Stockholder Approval, and subject to Section 6.4, the Schick Board shall recommend to the Schick Stockholders the approval and adoption of the Certificate Amendment, this Agreement and the Exchange Transactions (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement; provided, however, that the Schick Board shall not be required to make such Company Recommendation to the extent that it conflicts with a Company Adverse Recommendation Change already made in accordance with Section 6.4(c). Schick shall (i) use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Certificate Amendment, the Exchange Transactions and this Agreement and will take all other action reasonably necessary or advisable to secure such vote or consent of its stockholders and (ii) ensure that the Schick Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection therewith are solicited in compliance with the DGCL, the Schick Charter Documents and all other applicable Legal Requirements. The foregoing shall be at Schick’s expense. Luxco shall vote or cause to be voted any of the shares of Common Stock owned of record or beneficially by Luxco or any of its Subsidiaries in favor of the Certificate of Amendment and this Agreement and the transactions contemplated by this Agreement. Immediately following the Requisite Stockholder Approval, Schick shall file, and cause to become immediately effective, the Certificate Amendment with the Secretary of State of the State of Delaware in accordance with the DGCL.

                    (b) Proxy Statement. Subject to the terms and conditions of this Agreement, as soon as practicable following the date of this Agreement, Schick shall prepare and file with the SEC the Proxy Statement with respect to the approval of the Certificate of Amendment and the Exchange Transactions and the adoption of this Agreement at the Schick Stockholders Meeting, and use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to Schick’s stockholders after the Proxy Statement has been cleared by the SEC. The Parties shall cooperate with each other in the preparation of the Proxy Statement. Sirona and Luxco shall at their own expense furnish all information concerning them as may be required by law and the Exchange Act in connection with the preparation, filing and distribution of the Proxy Statement, which shall include, without limitation, Sirona’s audited consolidated financial statements for its two most recent fiscal years specified on Schedule 6.1(b) (the “Sirona Audited U.S. GAAP Financials”), and any unaudited financial statements for any interim period required by the U.S. federal securities laws, in each case prepared in accordance with U.S. GAAP. Sirona shall use its reasonable best efforts to deliver to Schick the Sirona Audited U.S. GAAP Financials and any unaudited financial statements for any such interim period as promptly as practicable. In the event the Sirona Audited U.S. GAAP Financials are not completed on or prior to December 15, 2005, Luxco shall reasonably consult with Schick promptly thereafter regarding the status of the Sirona Audited U.S. GAAP Financials and the efforts that have been made prior to such date with respect to the preparation thereof and shall allow Schick to reasonably meet and consult with the accountants preparing the Sirona Audited U.S. GAAP Financials to a reasonable extent regarding the same. The Proxy Statement shall comply as to form and content in all material respects with the applicable provisions of the federal securities laws. Luxco and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any amendment or supplement thereto prior to the filing thereof with the SEC, and Schick shall consider any such comments in good faith. Schick agrees to provide to Luxco and its counsel any comments which Schick or its counsel may receive from the staff of the SEC with respect to the Proxy Statement promptly after receipt thereof. The Parties agree to promptly correct any information provided by any of them for use in the Proxy Statement which shall have become false or misleading in any respect, and Schick further agrees to use its reasonable best efforts to cause such Proxy Statement as so corrected to be filed with the SEC and disseminated to Schick’s stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. Schick agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereto or amendment thereof, filed by it. Each of Luxco and Sirona agree to use its reasonable best efforts to promptly provide Schick with any information necessary to respond to any such comments made by the SEC. A copy of the opinion of Schick’s financial advisor shall be included in the Proxy Statement.

               6.2 Access to Information; Quarterly Financial Statements. Subject to the provisions of this Section 6.2 and applicable laws relating to the exchange of information and subject to attorney-client privilege, upon reasonable notice, each Exchange Party shall (and shall cause its Subsidiaries, to) afford to the officers, employees and other representatives of the other Exchange Party reasonable access at reasonable times, during the period prior to the Closing Date to each of its employees listed on Schedule 6.2 hereto; provided that the foregoing shall not require any Exchange Party or its Subsidiaries to disclose any Competitively Sensitive Information. Schick shall deliver to Sirona all of the quarterly financial statements for each of the calendar quarters following June 30, 2005, within 30 days after the end of each such quarter, that are prepared by or for Schick in the ordinary course of business. Sirona shall deliver to Schick all of the quarterly financial statements, in management account format, for each of the calendar quarters following June 30, 2005, within 30 days after the end of each such quarter, that are prepared by or for Sirona for its bank lenders in the ordinary course of business. Notwithstanding the foregoing, from the date hereof until the earlier of the Closing or a termination of this Agreement pursuant to and in accordance with Article 8, except in the ordinary course of business, none of the Exchange Parties, their respective Subsidiaries or any of their representatives, shall contact, directly or indirectly, any customer, supplier, officer or employee (other than any officers or employees listed on Schedule 6.2) or other representative (other than any legal counsel and financial advisors of such Exchange Party) of the other Exchange Party or its Subsidiaries with respect to the transactions contemplated hereunder (including, without limitation, with respect to any relationship post-Closing) except through coordinated meetings or contacts consented to in writing by the other Exchange Party. All such information delivered pursuant to this Section 6.2 shall be held in confidence to the extent required by, and in accordance with, the provisions of the Non-Disclosure and Confidentiality Agreement, dated June 8, 2005, between Schick, Beecken Petty O’Keefe & Company, Madison Dearborn Partners and Sirona Dental Systems GmbH (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect.

               6.3 Approvals and Consents; Cooperation. Each of Schick, Luxco and Sirona shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Exchange Transactions and the other transactions contemplated by this Agreement as soon as practicable, including without limitation (i) preparing and filing as promptly as practicable all documentation to obtain each of the consents and approvals, with respect to Schick, set forth on Schedule 6.3(a) and, with respect to Luxco and Sirona, set forth on Schedule 6.3(b) (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all such Required Approvals. Without limiting the generality of the foregoing, each of Schick, Luxco and Sirona agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Governmental Entity in order to obtain any Required Approvals in as expeditious a manner as possible. Each of Schick, Luxco and Sirona shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals. In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of Schick and Luxco shall use its reasonable best efforts to resist or resolve such suit. Schick and Luxco each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, Affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, Tax ruling request, notice or application made by or on behalf of Schick, Luxco or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Exchange Transactions or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.3 or any other provision of this Agreement shall require, or be construed to require, any Party to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Closing Date, any assets, businesses, or interest in any assets or businesses of Schick, Luxco, Sirona or any of their respective Affiliates (or to consent to any sale, or agreement to sell, any such assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses.

               6.4 Alternative Proposals.

                    (a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 8, except as otherwise permitted hereby, each Exchange Party agrees that it will not, nor shall it authorize or permit any of its officers and directors and it will use its reasonable best efforts to cause its agents, affiliates, employees and advisors not to, (i) solicit, initiate or knowingly encourage (including, but not limited to, by way of furnishing nonpublic information) any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or is reasonably expected to lead to, any Competing Transaction (as defined below), (ii) enter into or maintain or continue discussions or negotiations with any Person in furtherance of such inquiries or to obtain a Competing Transaction, (iii) agree to any Competing Transaction or (iv) endorse any Competing Transaction; provided, however, that notwithstanding anything to the contrary contained herein, prior to the date of the Requisite Stockholder Approval, nothing in this Section 6.4 shall in any respect prohibit the Schick Board or the officers, directors, agents, affiliates, employees or advisors of Schick or its Subsidiaries from furnishing or disclosing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited bona fide written proposal to acquire Schick pursuant to a Competing Transaction (a “Competing Transaction Proposal”), if the Schick Board acting in good faith determines (i) after consultation with its financial advisor that such Competing Transaction Proposal constitutes or is reasonably likely to result in a Superior Proposal and (ii) after taking into account any revisions to the terms of the Exchange Transactions or this Agreement proposed by Luxco after being notified pursuant to Section 6.4(c), that doing so is necessary for the Schick Board to comply with its fiduciary duties to the Schick Stockholders under applicable law. A “Superior Proposal” shall mean any bona fide written Competing Transaction Proposal for or in respect of the acquisition of at least a majority of the outstanding shares of Common Stock or all or substantially all of Schick’s and its Subsidiaries’ assets (i) on terms that the Schick Board determines in its good faith judgment (after (w) consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, (x) taking into account all the terms and conditions of such Competing Transaction Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation and (y) taking into account any revisions to the terms of the Exchange Transactions or this Agreement proposed by Luxco after being notified pursuant to Section 6.4(c)) are more favorable to Schick and its stockholders than the Exchange Transactions and the other transactions contemplated hereby and (ii) that constitutes a transaction that is reasonably likely to be consummated on the terms so proposed, taking into account all legal, financial, regulatory and other aspects of such proposal.

                    (b) Schick shall promptly (within 24 hours) notify Luxco after receipt by it (or any of its officers, directors, employees, agents or advisors or other representatives) of any Competing Transaction Proposal or any request for nonpublic information or inquiry which it reasonably believes could be expected to lead to a Competing Transaction Proposal and shall provide to Luxco, in writing, the terms and conditions of any such Competing Transaction Proposal, or such request or inquiry and the identity of the person making the same. Prior to Schick furnishing information with respect to it, as permitted by Section 6.4(a) to any person making such a Competing Transaction Proposal, Schick shall enter into a confidentiality agreement with such person the terms of which are not materially less restrictive than the Confidentiality Agreement, and all such information (to the extent such information shall not have previously been provided to Luxco) shall be provided or made available to Luxco at such time such information is made available to such person.

                    (c) Notwithstanding the foregoing, the Schick Board may, prior to obtaining the Requisite Stockholder Approval, withdraw (or modify in a manner adverse to Luxco) or publicly propose to withdraw (or modify in a manner adverse to Luxco) once made, its recommendation in favor of this Agreement or the transactions contemplated hereby and approve or recommend a Competing Transaction Proposal (any action described in this subsection being referred to as a “Company Adverse Recommendation Change”) in connection with a Superior Proposal if, but only if, and to the extent that all of the following conditions are met prior to such Company Adverse Recommendation Change: (i) the Requisite Stockholder Approval has not been obtained; (ii) the Schick Board determines in good faith (after consulting with its outside legal counsel) that failure to so withdraw or modify the Company Recommendation would violate their fiduciary duties to the Schick Stockholders under applicable law; (iii) before taking any such action, Schick promptly gives Luxco written notice advising Luxco of the decision of the Schick Board to take such action, including the reasons therefore and, in the event that such decision relates to a Competing Transaction Proposal, such notice specifies the material terms and conditions of such Competing Transaction Proposal and identifies the Person making such Competing Transaction Proposal (and Schick will also promptly give Luxco such a notice with respect to any subsequent change in such proposal) and Schick has given Luxco at least five (5) Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Competing Transaction Proposal and has negotiated in good faith with Luxco with respect to such proposed revisions or other proposal, if any, (iv) such Competing Transaction Proposal constitutes a Superior Proposal and has not been withdrawn, and (v) unless Luxco otherwise agrees in writing, Schick terminates this Agreement pursuant to Section 8.3(b) within three Business Days following the five Business Day period referred to in clause (iii) of this Section 6.4(c); provided, however, that notwithstanding any Company Adverse Recommendation Change, Schick shall nevertheless submit this Agreement and the Exchange Transactions to the Schick Stockholders for the purpose of obtaining the Requisite Stockholder Approval at the Schick Stockholders Meeting and nothing contained herein shall be deemed to relieve Schick of such obligation, unless Luxco otherwise directs Schick in writing or this Agreement shall have been terminated in accordance with its terms prior to the Schick Stockholders Meeting.

                    (d) Notwithstanding the foregoing, the Schick Board shall be permitted to disclose to the stockholders of Schick a position with respect to a Competing Transaction

Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act.

                    (e) A “Competing Transaction” means any of the following involving an Exchange Party and/or its Subsidiaries (other than the Exchange Transactions and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition, purchase, sale, lease, exchange, transfer, issuance or disposition of a material portion of the assets or debt or equity securities of such Person; and (iii) any tender offer (including a self tender offer) or exchange offer for 20% or more of any class of equity securities of such Exchange Party or any of its Subsidiaries.

               6.5 Fees and Expenses. Whether or not the Exchange Transactions are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby (i) by Schick shall be paid by Schick or its Subsidiaries and (ii) by Luxco or Sirona shall be paid by Sirona or its Subsidiaries; provided that all fees and out-of-pocket expenses, other than attorneys’ fees, incurred in connection with the filing by any of the Parties hereto or their respective Subsidiaries of any notice or other document under any applicable antitrust Legal Requirement shall either be (A) paid 100% by Schick or its Subsidiaries, in which case, Sirona or its Subsidiaries shall promptly reimburse Schick or its Subsidiaries for 50% of any such payments or (B) paid to the applicable third party 50% by Schick or its Subsidiaries and 50% by Sirona or its Subsidiaries. However, in no event shall Schick or its Subsidiaries pay any amount directly to Luxco, Sirona or any of their respective Subsidiaries pursuant to this Section 6.5 without Luxco’s prior written consent. For purposes of this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources and their counsel, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

               6.6 Current Public Information. Schick shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the SEC thereunder and shall take such further action as any holder or holders of Restricted Securities may reasonably request, all to the extent required to enable such holders to sell Restricted Securities pursuant to (i) Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC or (ii) as provided in the Registration Agreement, a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the SEC. Upon request, Schick shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements.

               6.7 Listing. In the event the Common Stock is listed on The Nasdaq National Market, Schick shall prepare and submit to The Nasdaq National Market a listing application covering the Schick Shares and shall obtain approval for the listing of such shares.

               6.8 Section 203 of the DGCL. The Schick Board shall not adopt any resolution containing any provisions, relating to the exemption from Section 203 of the DGCL granted to the Luxco Holders or their respective Affiliates which would adversely affect or otherwise impair the rights of the Luxco Holders or their Affiliates thereunder.

               6.9 Transfer of Restricted Securities.

                    (a) Luxco and its assignees shall transfer Restricted Securities only (i) pursuant to public offerings registered under the Securities Act, (ii) pursuant to Rule 144 of the SEC (or any similar rule or rules then in force) if such rule or rules are available, (iii) to a person whom the seller reasonably believes is a “Qualified Institutional Buyer” (as defined in Rule 144A), (iv) outside of the United States in an offshore transaction in accordance with Rule 904 of the Securities Act, and (v) subject to the conditions specified in Section 6.9(b) below, any other legally available means of transfer; provided that the conditions specified in Section 6.9(b) shall be deemed to have been satisfied without any further action or evidence if the holder of any Restricted Securities shall deliver to Schick a written notice stating that the holder is transferring Restricted Securities to another Luxco Holder or an Affiliate of Luxco; provided that the holder thereof shall not transfer the same until the prospective transferee has confirmed to Schick in writing its agreement to be bound by the provisions contained in this Section 6.9 and in Section 6.11.

                    (b) In connection with the transfer of any Restricted Securities (other than a transfer described in Sections 6.9(a)(i) or (ii) above), the holder thereof shall deliver written notice to Schick describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to Schick’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act and any other documentation or certifications as Schick or its transfer agent may reasonably deem necessary under applicable law. In addition, if the holder of the Restricted Securities delivers to Schick an opinion of such counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act upon the receipt by Schick or its transfer agent of any other documentation or certification as it may reasonably deem necessary under applicable law, Schick shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 6.9(d). If Schick is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to Schick in writing its agreement to be bound by the conditions contained in this Section 6.9 and in Section 6.11.

                    (c) Upon the request of Luxco, Schick shall promptly supply to Luxco or any subsequent holder of Schick Shares or any of their respective prospective transferees all information regarding Schick required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities Act. For the avoidance of doubt, any such transfer pursuant to Rule 144A shall be subject to the requirements described in Section 6.9(b) above.

                    (d) Each certificate for Restricted Securities shall be imprinted with a legend in substantially the following form:

“The securities represented by this certificate were originally issued on [date of issuance] and have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Exchange Agreement, dated as of September 22, 2005 by and among the issuer (the “Company”) and certain investors, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge. Without limiting the generality of the foregoing, the holder of the securities represented by this certificate agrees for the benefit of the Company that (A) the securities may be transferred only (I) pursuant to an effective registration statement under the Securities Act, (II) to a person whom the seller reasonably believes is a “Qualified Institutional Buyer” (as defined in Rule 144A of the Securities Act) in a transaction meeting the requirements of Rule 144A, (III) outside of the United States in an offshore transaction in accordance with Rule 904 of the Securities Act, (IV) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (V) in any other transactions exempt from the registration requirements of the Securities Act, and (B) the holder will, and each subsequent holder is required to, notify any purchaser of the securities from it of the resale restrictions referred to in (A) above.”

               6.10 Public Announcements. Except with respect to any Company Adverse Recommendation Change, each of the Parties shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements (other than routine employee communications) with respect to the transactions contemplated by this Agreement, including the Exchange Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may in its good faith judgment conclude may be required by law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the issuing Party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form attached hereto as Exhibit C. Schick will report the execution of this Agreement on SEC Form 8-K, in a form reasonably acceptable to Luxco, and will attach a copy of the main body of this Agreement to that report.

               6.11 Tag-Along Rights. Luxco hereby agrees that, from and after the Closing and until the earlier to occur of (a) the date that is 18 months after the Closing Date and (b) such date as neither Luxco nor any group (within the meaning of Section 13(d)(3) of the Securities Exchange Act) of beneficial owners of Luxco as of the date hereof (collectively, the “Luxco Group”) together own at least 50% of the issued and outstanding shares of Common Stock, in the event that the Luxco Group proposes to consummate a Tag-Along Sale (as defined below), it shall not consummate such Tag-Along Sale unless, in connection therewith, Luxco causes the proposed acquirors in such Tag-Along Sale to make, as soon as practicable after the closing of the Tag-Along Sale, an offer to purchase from each other stockholder of Schick (by merger, tender offer or otherwise) an Equivalent Percentage (as defined below) of the shares of Common

Stock held by such other stockholder, on terms no less favorable than those received by the Luxco Group in the Tag-Along Sale. “Tag-Along Sale” shall mean a sale by the Luxco Group of Common Stock acquired pursuant to this Agreement, in a privately negotiated transaction (other than to or among the Luxco Group) to any Person or group of related Persons in any transaction or series of related transactions in which (a) a number of shares of Common Stock exceeding 50% of the issued and outstanding Common Stock would be sold by the Luxco Group to such Person or group of related Persons and (b) the sale price per share of Common Stock received by the Luxco Group exceeds the average closing trading price of the Common Stock for the ten consecutive days prior to the date of announcement of the proposed Tag-Along Sale. “Equivalent Percentage” shall mean the percentage of the number of shares of Common Stock sold by the Luxco Group in the Tag-Along Sale bears to their total holdings of Common Stock immediately prior to such sale. For the avoidance of doubt, notwithstanding anything herein to the contrary, this Section 6.11 shall terminate and be of no further force and effect upon the first to occur of (a) the date that is 18 months after the Closing Date and (b) the date on which the Luxco Group own less than 50% of the issued and outstanding shares of Common Stock.

               6.12 Independent Directors. Luxco hereby agrees that, from and after the Closing and until such date as neither Luxco nor the Luxco Group together own at least 50% of the issued and outstanding shares of Common Stock, at each annual or special meeting of the stockholders of Schick at which action is to be taken with respect to the election of directors of Schick, Luxco shall vote all of the Schick Shares acquired pursuant to this Agreement then owned by it in favor of the election of individuals to the Schick Board in order that at least three Independent Directors will serve on the Schick Board at any point in time and shall use its reasonable best efforts to cause, to the extent within its reasonable control, such nominations to the Schick Board as may be required in order to effectuate the foregoing. For the purposes of this Section 6.12, “Independent Director” shall mean any individual who does not own, directly or indirectly, an equity interest in Luxco or any of its Affiliates (other than Schick or any Subsidiary thereof) and is not an officer, director or employee of Luxco or any of its Affiliates (other than Schick or any Subsidiary thereof), including, without limitation, any officer, employee or consultant of Schick or its Subsidiaries that does not own any equity interest in Luxco.

               6.13 Tax-Free Exchange. For United States of America federal income tax purposes, the Exchange Transactions are intended to be treated as the exchange of the stock of Blitz F04-506 GmbH, to be renamed Sirona Dental Services GmbH, and Sirona Dental Systems Ltd. solely for Schick voting stock, qualifying as “B” reorganizations within the meaning of Code Section 368(a)(1)(B). For the Grand Duchy of Luxembourg tax purposes, the Exchange Transactions are intended to be treated as an exchange of the stock of Sirona for Schick voting stock, qualifying as tax-free under article 22 bis of the Corporate Income Tax. The Parties agree to report the Exchange Transactions consistent with such intended tax treatment. None of the Parties will take or cause to be taken any action which would prevent the Exchange Transactions from qualifying for such intended tax treatment. In furtherance and not in limitation of the foregoing, if the Closing occurs, except with the prior written consent of Luxco, neither Schick nor Sirona shall, for a period of two years following the Closing Date, cause or permit Sirona, Blitz F04-506 GmbH, to be renamed Sirona Dental Services GmbH, or Sirona Dental Systems Ltd. to liquidate, dissolve, or merge with another entity.

               6.14 Further Assurances. At and after the Closing, each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm, or evidence the consummation of the transactions contemplated hereby or to carry out the purposes of this Agreement.

ARTICLE 7
CONDITIONS PRECEDENT

               7.1 Conditions to Each Party’s Obligation to Effect the Exchange Transactions. The respective obligations of Luxco, Sirona and Schick to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                    (a) Stockholder Approval. Schick shall have obtained the Requisite Stockholder Approval;

                    (b) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Exchange Transactions illegal or otherwise prohibiting consummation of the Exchange Transactions;

                    (c) Prohibitions to Transactions. There shall not have been any action or proceeding brought or threatened in writing by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action promulgated, enacted, taken or threatened by a Governmental Entity of competent jurisdiction which would have the effect of (i) restraining or prohibiting the making or consummation of the Exchange Transactions and the other transactions contemplated by this Agreement, (ii) prohibiting or restricting the ownership or operation by Luxco or Schick (or any of their respective Affiliates or Subsidiaries) of any portion of Schick’s or Sirona’s business or assets, or compelling Luxco or Schick (or any of their respective Affiliates or Subsidiaries) to dispose of or hold separate any portion of Schick’s or Sirona’s business or assets, (iii) imposing material limitations on the ability of Luxco or Schick (or any of their respective Affiliates or Subsidiaries) effectively to acquire or to hold or to exercise full rights of ownership of the Schick Shares or the Sirona Shares, as the case may be, including, without limitation, in the case of Luxco, the right to vote on all matters properly presented to the stockholders of Schick, (iv) imposing any material limitations on the ability of Luxco or Schick (or any of their respective Affiliates or Subsidiaries) effectively to control in any material respect the business and operations of Schick or Sirona, as the case may be, or (v) obtaining material damages from Luxco or Schick or any of their respective Affiliates in connection with the making or consummation of the Exchange Transactions and there shall not be in effect any injunction, order, decree, judgment or ruling issued by a court of competent jurisdiction having any effect set forth in clauses (i) through (v) above; and

                    (d) Consents. Any waiting period (and any extension thereof) applicable to the consummation of the exchange transactions under the Hart-Scott-Rodino Act shall have expired or been terminated and any consents by a non-U.S. Governmental Entity that are material and are required to be obtained under anti-competition laws shall have been obtained.

               7.2 Conditions to the Obligations of Luxco and Sirona to Effect the Exchange Transactions. The respective obligations of Luxco and Sirona to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                    (a) Representations and Warranties. The representations and warranties of Schick set forth in Article 2 of this Agreement (without giving effect to any Schedule Updates) shall be true and correct (i) as to any representation or warranty which addresses matters as of a particular date, as of the date referred to therein and (ii) as to all other representations and warranties, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, unless the inaccuracies under such representations and warranties, do not, individually or in the aggregate, result in or constitute a Material Adverse Effect with respect to Schick; provided that for purposes of determining whether any representation or warranty is not true and correct under this condition, all references to materiality and Material Adverse Effect shall be ignored;

                    (b) Performance. Schick shall have performed all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it under this Agreement;

                    (c) No Material Adverse Change. There shall not have occurred and be continuing any Material Adverse Change with respect to Schick since the date hereof;

                    (d) Certificate Amendment. Schick shall have filed the Certificate Amendment with the Secretary of State of the State of Delaware in accordance with the DGCL and the Certificate Amendment shall have become effective;

                    (e) Board Resignations and Appointments. Except as otherwise specified in writing by Luxco to Schick prior to the Closing Date, (A) all of the directors on the Schick Board other than William K. Hood, Arthur D. Kowaloff and Jeffrey T. Slovin shall have resigned and such resignations shall be effective no later than the Closing Date and the resulting vacancies shall not have been filled except to the extent required by this Section 7.2(e), (B) the Schick Board shall have authorized a change in the number of directors constituting the entire Schick Board to be ten directors, and (C) the Schick Board shall have elected, effective as of the day following the Closing Date, to be Class A Directors, Class B Directors or Class C Directors, such classes to be designated in writing (consistent with the classes available to the positions to be vacant) by Luxco to Schick at least 10 days prior to the filing of the Proxy Statement and otherwise in accordance with the Schick Charter Documents, Timothy P. Sullivan, Nicholas W. Alexos, Timothy Sheehan, David Beecken, Harry M. Jansen Kraemer, Jr., Jost Fischer and Simone Blank or such other persons as designated by Luxco prior to the Closing to fill the foregoing vacancies and to serve as directors of Schick until the earlier of their death, resignation or removal;

                    (f) Third Party Consents and Approvals. Luxco shall have received, in form and substance reasonably satisfactory to it, each of the third party consents and approvals set forth on Schedule 7.2(f);

                    (g) Registration Agreement. Schick shall have executed and delivered to Luxco the Registration Agreement, in substantially the form of Exhibit D hereto (the “Registration Agreement”), and the Registration Agreement shall be in full force and effect as of the Closing; and

                    (h) Other Deliveries. On or before the Closing, Schick shall have delivered to Luxco all of the following:

(i) the original stock certificate(s) evidencing the Schick Shares;

(ii) the Transfer Deed and Note Assignment executed by Schick;

               (iii) a certificate from an officer of Schick in a form reasonably satisfactory to Luxco, dated the Closing Date, stating that the preconditions specified in Sections 7.2(a) through (e) have been satisfied;

(iv) a copy of the resolutions of the Schick Board and the stockholders of Schick approving the transactions contemplated by this Agreement, certified by an officer of Schick;

(v) the notice to the notary for the Transfer Deed contemplated by the Transfer Deed executed by Schick; and

(vi) certificates from appropriate authorities, dated as of or about the Closing Date, as to the good standing and qualification to do business of Schick in each jurisdiction where it is so qualified.

               7.3 Conditions to the Obligations of Schick to Effect the Exchange Transactions. The obligations of Schick to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                    (a) Representations and Warranties. The representations and warranties of Sirona and Luxco set forth in Articles 3 and 4, respectively, of this Agreement (without giving effect to any Schedule Updates) shall be true and correct (i) as to any representation or warranty which addresses matters as of a particular date, as of the date referred to therein and (ii) as to all other representations and warranties, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, unless the inaccuracies under such representations and warranties, do not, individually or in the aggregate, result in a Material Adverse Effect with respect to Luxco or Sirona; provided that for purposes of determining whether any representation or warranty is not true and correct under this condition, all references to materiality and Material Adverse Effect shall be ignored;

                    (b) Performance. Luxco and Sirona shall have performed all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by them under this Agreement;

                    (c) No Material Adverse Change. There shall not have occurred and be continuing any Material Adverse Change with respect to Luxco or Sirona, since the date hereof;

                    (d) Third Party Consents and Approvals. Schick shall have received, in form and substance reasonably satisfactory to it, each of the third party consents and approvals set forth on Schedule 7.3(d); and

                    (e) Other Deliveries. On or before the Closing, Luxco shall have delivered to Schick all of the following:

(i) the Sirona Note;

(ii) the Transfer Deed executed by Luxco;

(iii) the Note Assignment executed by Luxco and Sirona;

               (iv) a certificate from officers of Luxco or Sirona, as applicable, in a form reasonably satisfactory to Schick, dated the Closing Date, stating that the preconditions specified in Sections 7.3(a) through (c) have been satisfied;

(v) a copy of the resolutions of the Luxco Board approving the transactions contemplated by this Agreement, certified by an officer of Luxco; and

(vi) the notice to the notary for the Transfer Deed contemplated by the Transfer Deed executed by Luxco.

ARTICLE 8
TERMINATION AND AMENDMENT

               8.1 Termination by Either Schick or Luxco. This Agreement may be terminated at any time prior to the Closing Date as follows:

                    (a) by the mutual written consent of Luxco and Schick duly authorized, by the Luxco Board and the Schick Board;

                    (b) by either Schick or Luxco, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the provisions of this Section 8.1(b) shall not be available to any Party whose failure to fulfill its obligations in any material respect under this Agreement shall have been the cause of, or shall have resulted in, such order, decree, ruling or other action;

                    (c) by either Schick or Luxco, on written notice to the other, if the Closing has not occurred on or before May 31, 2006 (the “Termination Date”); provided, however, that the provisions of this Section 8.1(c) shall not be available to any Party whose failure to fulfill any of its obligations in any material respect under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

                    (d) by either Schick or Luxco, on written notice to the other, if the required adoption of this Agreement by the Schick stockholders as contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Schick Stockholders Meeting duly convened therefore or at any adjournment thereof; provided, however that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party where the failure to obtain the Requisite Stockholder Approval shall have arisen from the action or failure to act of such Party and such action or failure to act constitutes a material breach by such Party of this Agreement.

               8.2 Termination by Luxco. This Agreement may also be terminated by Luxco at any time prior to the Closing Date on written notice to Schick upon a material breach of any covenant or agreement on the part of Schick set forth in this Agreement, or if (i) any representation or warranty of Schick set forth herein that is qualified as to materiality shall have become untrue or (ii) any such representation or warranty of Schick that is not so qualified shall have become untrue in any material respect, unless in the case of the foregoing clauses (i) and (ii), the inaccuracies in such representations and warranties do not, individually or in the aggregate, result in a Material Adverse Effect with respect to Schick (a “Terminating Schick Breach”); provided, however, that, if such Terminating Schick Breach is reasonably capable of being cured by Schick no later than thirty (30) calendar days after Luxco has furnished Schick with written notice of such Terminating Schick Breach through the exercise of reasonable best efforts to cure such breach, so long as Schick continues to exercise such reasonable best efforts, Luxco may not terminate this Agreement under this Section 8.2 prior to the expiration of such thirty-day period (it being understood that Luxco may not terminate this Agreement pursuant to this Section 8.2 if it shall have materially breached this Agreement or if such breach by Schick is cured within such thirty-day period).

               8.3 Termination by Schick. This Agreement may also be terminated by Schick at any time prior to the Closing Date on written notice to Luxco:

                    (a) upon a material breach of any covenant or agreement on the part of Luxco or Sirona set forth in this Agreement, or if (i) any representation or warranty of Luxco or Sirona set forth herein that is qualified as to materiality shall have become untrue or (ii) any such representation or warranty of Luxco or Sirona that is not so qualified shall have become untrue in any material respect, unless in the case of the foregoing clauses (i) and (ii), the inaccuracies in such representations and warranties do not individually or in the aggregate, result in a Material Adverse Effect with respect to Luxco or Sirona (a “Terminating Luxco Breach”); provided, however, that, if such Terminating Luxco Breach is reasonably capable of being cured by Luxco or Sirona, as the case may be, no later than thirty (30) calendar days after Schick has furnished Luxco with written notice of such Terminating Luxco Breach, through the exercise of reasonable best efforts to cure such breach, so long as Luxco or Sirona, as the case may be, continues to exercise such reasonable best efforts, Schick may not terminate this Agreement under this

Section 8.3(a) prior to the expiration of such thirty-day period (it being understood that Schick may not terminate this Agreement pursuant to this Section 8.3(a) if it shall have materially breached this Agreement or if such breach by Luxco is cured within such thirty-day period);

                    (b) on written notice to Luxco in connection with a Company Adverse Recommendation Change in the manner set forth in Section 6.4(c); provided, however, that (A) Schick shall have complied with the terms of Section 6.4 in all material respects and (B) this Agreement may not be terminated pursuant to this Section 8.3(b) unless concurrently with such termination, Schick pays to Luxco the Termination Fee (as hereinafter defined) less any Expense Payment (as hereinafter defined) previously paid; or

                    (c) if Schick shall not have received from Sirona the Sirona Audited U.S. GAAP Financials by February 15, 2006; provided that Schick may not exercise its termination right pursuant to this Section 8.3(c), if any, unless such right is exercised on or before February 28, 2006.

               8.4 Effect of Termination.

                    (a) In the event of termination of this Agreement by either Schick or Luxco as provided in this Article 8, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Luxco, Sirona or Schick or their respective officers, directors, partners, stockholders, Affiliates, representatives, agents, employees or advisors; provided, however, that (i) with respect to Luxco, Sirona and Schick, Section 6.5, this Section 8.4, and Articles 9 and 10, shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the intentional breech of any of its representations or warranties or covenants or agreements set forth in this Agreement.

                    (b) Schick shall (provided that neither Luxco nor Sirona is then in material breach of its obligations under this Agreement) upon the termination of this Agreement pursuant to Section 8.1(d), promptly, but in no event later than two Business Days following such termination, reimburse Luxco and Sirona their Expenses in cash in an amount not to exceed $1.5 million (the “Expense Payment”).

                    (c) In the event that this Agreement is terminated pursuant to Section 8.3(b), Schick shall pay to Luxco, by wire transfer of immediately available funds to an account designated by Luxco concurrently with the effectiveness of such termination, an amount equal to $13.5 million (the “Termination Fee”), less any Expense Payment previously paid.

                    (d) If all of the following events have occurred:

                    (i) (A) a Competing Proposal with respect to Schick or its Subsidiaries is publicly disclosed or publicly proposed to Schick or its stockholders at any time on or after the date of this Agreement but prior to any termination of this Agreement and (B) this Agreement is terminated pursuant to Section 8.1(c), 8.1(d) or 8.2; and

                    (ii) thereafter, within 12 months of the date of such termination, Schick or its Subsidiaries enters into a definitive agreement with respect to, or consummates, such Competing Proposal referred to in the foregoing clause (i); then, Schick shall pay to Luxco, concurrently with the earlier of the execution of such definitive agreement or the consummation of such Competing Proposal, an amount equal to the Termination Fee (less any Expense Payment previously paid).

                    (e) Schick acknowledges that the agreements contained in Sections 8.4(b), (c) and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Luxco and Sirona would not enter into this Agreement.

               8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by the Schick Board and the Luxco Board, at any time before or after adoption of this Agreement by Schick’s stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

               8.6 Extension; Waiver. At any time prior to the Closing Date, the Parties, by action taken or authorized by their respective boards of directors (or equivalent governing body), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE 9
DEFINITIONS; INTERPRETATION

               9.1 Definitions. When used in this Agreement, the following terms have the meanings set forth below:

               “Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

               “Business Day” means any day (other than a Saturday or Sunday or legal holiday) on which banks in New York, United States of America, Chicago, United States of America, Frankfurt, Federal Republic of Germany and London, United Kingdom are open for business.

               “Certificate Amendment” means the amendment to the Certificate of Incorporation of Schick, in substantially the form of Exhibit E hereto.

               “Class A Director” means a director whose term, pursuant to Schick’s certificate of incorporation, is scheduled to end in the second half of calendar year 2006.

               “Class B Director” means a director whose term, pursuant to Schick’s certificate of incorporation, is scheduled to end in the second half of calendar year 2007.

               “Class C Director” means a director whose term, pursuant to Schick’s certificate of incorporation, is scheduled to end in the second half of calendar year 2008 or thereafter.

               “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, indenture, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

               “DGCL” means the General Corporation Law of the State of Delaware, as amended.

               “director” means, with respect to a Person, a member of the board of directors or equivalent governing body of such Person.

               “Employee Plan” shall mean with reference to any Person any plan, program, policy, practice, contract, agreement or other arrangement providing for performance awards, stock or stock-related awards, fringe benefits, pension, supplemental pension, retirement compensation, profit sharing, bonus or incentive compensation, deferred compensation, medical benefits or other employee benefits of any kind, whether written or unwritten or otherwise, funded or unfunded, contributed to or required to be contributed by such party for the benefit of any employee of such Person or with respect to which such Person has or may have any liability or obligation, including all international benefit plans of such Party; provided, however, that the definition of “Employee Plan” shall not include any employment agreements.

               “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, or contamination.

               “Exchange Party” shall mean each of Schick and Luxco.

               “German GAAP” means Federal Republic of Germany generally accepted accounting principles as in effect from time to time, consistently applied.

               “Governmental Entity” shall mean any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

               “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

               “Hazardous Substance” means any substance that is: (A) listed, classified, prohibited or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

               “Indebtedness” of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; and (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss.

               “Intellectual Property” means patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications and tangible or intangible proprietary information or material.

               “Knowledge” means, with respect to a Party, the actual knowledge of the officers and senior management of such Party and its Significant Subsidiaries, as the case may be, including (i) in the case of Schick, Jeffrey T. Slovin, Michael Stone and Zvi Raskin and (ii) in the case of Luxco or Sirona, Jost Fischer, Simone Blank, Michael Geil, Michael Augins and Gary Loewen.

               “Legal Requirements” means, with respect to a Person, all foreign and United States federal, state and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, awards, permits, licenses and the like of any Governmental Entity that are applicable to such Person. Each reference in this Agreement to any Legal Requirement shall be deemed to include such Legal Requirements as in effect as of the Closing Date or at such other time on or before the Closing Date material to the provision of this Agreement using the term “Legal Requirement.”

               “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest of any kind or nature whatsoever.

               “Luxco Board” means the board of Sirona Holdings S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg, the general partner of Luxco.

               “Luxco Holders” means the holders of securities issued by Luxco.

               “Material Adverse Effect” or “Material Adverse Change” means, with respect to any Party hereto, any change, event, development, violation, inaccuracy, circumstance or effect that has had or is reasonably likely to have a material adverse effect on the business, assets (including intangible assets), results of operations, or financial condition of such Party and its Subsidiaries taken as a whole; provided, however, that any changes or effects (A) caused by changes in general economic conditions, (B) that affect the industry in which such Party and its Subsidiaries operate in general, except in any such case, to the extent such effect on any such Party and its Subsidiaries is materially disproportionate, (C) directly and primarily resulting from the announcement, or proposed consummation of the transactions contemplated by, this Agreement, or (D) resulting from compliance with the terms and conditions of this Agreement, shall not be considered to be a Material Adverse Effect or Material Adverse Change.

               “Permit” means all permits, licenses, certificates, variances, exemptions, orders and approvals from Governmental Entities.

               “Permitted Liens” means, with respect to a Party, (a) Liens arising by operation of law and securing the payment of Taxes which are not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (b) with respect to any property leased by such Party or its Subsidiaries as lessee, the interest of the lessor in such property; (c) Liens on properties to secure claims for labor, material or supplies in respect of obligations not yet overdue; (d) Liens of carriers, warehousemen, mechanics and materialmen in respect of obligations not yet overdue; (e) purchase money security interests on personal property incurred in connection with the acquisition of such property, which security interests cover only the personal property so acquired; and (f) liens securing rental payments under capital lease arrangements; provided, however, that any Lien in favor of a Related Party shall not constitute a Permitted Lien.

               “Person” means an individual, a partnership, a limited partnership, a limited liability partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

               “Proceeding” means any claim, suit, action, investigation, indictment or information or proceeding by or before any Governmental Entity or any arbitrator.

               “Proxy Statement” means the definitive proxy materials relating to the Schick Stockholders Meeting.

               “Related Party” means, with respect to a Person, any current or former officer, director, Affiliate or holder or group of related holders of 5% or more of the outstanding voting securities of such Person or such Person’s Significant Subsidiaries, or any spouse or descendant (whether natural or adopted) of any such individual or any entity in which any of the foregoing Persons owns a 5% or greater direct or indirect beneficial interest.

               “Requisite Stockholder Approval” means the affirmative vote of the holders of a majority of the issued and outstanding Common Stock in favor of the Certificate Amendment, this Agreement and the Exchange Transactions.

               “Restricted Securities” means (i) the Schick Shares issued hereunder and (ii) any securities issued with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 6.9(d) have been delivered by Schick in accordance with Section 6.9(b). Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from Schick, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 6.9(d).

               “Schick Board” means the Board of Directors of Schick.

               “Schick Option Plans” means Schick’s 1996 Stock Option Plan, as amended, and Schick’s 1997 Option Plan for Non-Employee Directors, as amended, in each case, as in effect on the date of this Agreement.

               “Schick Options” means any and all of the options to purchase shares of Common Stock under the Schick Option Plans or duly adopted agreements of Schick or resolutions of the Schick Broad.

               “Schick Warrants” means the warrants to purchase shares of Common Stock listed on Schedule 2.2(b).

               “SEC” means the United States Securities and Exchange Commission.

               “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               “Significant Subsidiary” means (i) with respect to Sirona, Sirona Dental Systems GmbH, a corporation organized under the laws of the Federal Republic of Germany, Sirona Immobilien GmbH, a corporation organized under the laws of Germany, Sirona Dental Systems LLC, a Delaware limited liability company and Blitz F04-506 GmbH, a corporation organized under the laws of the Federal Republic of Germany and to be renamed Sirona Dental Services GmbH and (ii) with respect to Schick, Schick Technologies, Inc., a New York corporation.

               “Sirona Board” means any of the Managing Directors of Sirona.

               “Sirona GmbH” means Sirona Dental Systems Beteiligungs- und Verwaltungsgesellschaft mbH, a limited liability company formerly organized under the laws of the Federal Republic of Germany, which was merged with and into Blitz F04-506 GmbH, a corporation organized under the laws of the Federal Republic of Germany and to be renamed as Sirona Dental Services GmbH.

               “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the ownership interest of such organization (other than a corporation) is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such organization (other than a corporation) if such Person or Persons shall be allocated a majority of such organization’s gains or losses or shall be or control any managing director or general partner of such organization (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

               “Tax” or, collectively, “Taxes,” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an Affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity.

               “Transaction Dividend” means the cash dividend by Schick to its stockholders, declared after the date hereof and prior to the Closing and payable prior to or after the Closing, in an amount not to exceed $2.50 per share of Common Stock.

               “Transaction Documents” means this Agreement, the Voting Agreements, the Registration Agreement, the Transfer Deed and the Note Assignment.

               “U.S. GAAP” means United States of America generally accepted accounting principles as in effect from time to time, consistently applied.

               “Voting Debt” means, with respect to a Person, any bonds, debentures, notes or other indebtedness of such Person having, or convertible into other securities having, the right to vote on any matters on which stockholders of such Person may vote.

               9.2 Cross References. The following terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Audited Financials	3.4(a)
Closing	1.3
Closing Date	1.3
Common Stock	Preamble
Company Adverse Recommendation Change	6.4(c)
Company Recommendation	6.1(a)
Competing Transaction	6.4(e)
Competing Transaction Proposal	6.4(a)
Competitively Sensitive Information	5.3
Confidentiality Agreement	6.2
Equivalent Percentage	6.11
Exchange Transactions	1.2
Expenses	6.5
Expense Payment	8.4(b)
Independent Directors	6.12
Luxco	Preamble
Luxco Capital Stock	4.3(a)
Luxco Charter Documents	4.1
Luxco Group	6.11
Note Assignment	1.2
Party; Parties	Preamble
Public Reports	2.17
Registration Agreement	7.2(g)
Required Approvals	6.3
Schedule Update	5.3
Schick	Preamble
Schick Capital Stock	2.2(a)
Schick Charter Documents	2.1(b)
Schick Financials	2.4(a)
Schick Insurance Policies	2.13
Schick Leases	2.12(a)
Schick Material Contract	2.10(a)
Schick Permits	2.8(b)
Schick Real Estate	2.12(a)
Schick Shares	1.1
Schick Stockholders Meeting	6.1(a)
Schick Subsidiary Charter Documents	2.1(b)
Sirona	Preamble
Sirona Audited U.S. GAAP Financials	6.1(b)
Sirona Capital Stock	3.2(a)
Sirona Charter Documents	3.1(b)
Sirona Financials	3.4(a)
Sirona Insurance Policies	3.13

Sirona Leases	3.12(a)
Sirona Material Contract	3.10(a)
Sirona Note	Preamble
Sirona Permits	3.8(b)
Sirona Real Estate	3.12(a)
Sirona Shares	Preamble
Sirona Subsidiary Charter Documents	3.1(b)
Superior Proposal	6.4(a)
Tag-Along Sale	6.11
Termination Date	8.1(c)
Termination Fee	8.4(c)
Terminating Luxco Breach	8.3(a)
Terminating Schick Breach	8.2
Transfer Deed	1.2
Unaudited Financials	3.4(a)
Voting Agreements	Preamble

               9.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, cross references and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “ordinary course of business” are used in this Agreement, “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice.” Unless otherwise specified, all references to “$” in this Agreement refer to United States dollars and all references to “€” in this Agreement refer to Euros. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar or Euro amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

ARTICLE 10
GENERAL PROVISIONS

               10.1 Non-Survival of Representations, Warranties and Agreements; No Other Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement, including the Transfer Deed and the Note Assignment, or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing Date, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing Date and/or the provisions of this Article 10. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Schick, Luxco or Sirona or any of their respective Subsidiaries makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party’s representatives of any documentation or other information with respect to any one or more of the foregoing.

               10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, as the date of confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Luxco or, prior to the Closing, Sirona:

Sirona Holdings Luxco S.C.A.
8-10, rue Mathias Hardt
L-1717 Luxembourg
Attention: Catherine Koch
Facsimile: +352 480-631

and

Sirona Holdings Luxco S.C.A.
c/o Madison Dearborn Partners
Three First National Plaza, Suite 3800
Chicago, Illinois 60602
Attention: Timothy P. Sullivan
Facsimile: (312) 895-1001

with copies to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Sanford E. Perl, P.C.
Facsimile: (312) 861-2200

and

Piliero Goldstein Kogan & Miller, LLP
10 East 53rd Street
New York, New York 10022
Attention: Edward J. Goldstein
Facsimile: (212) 478-8504

if to Schick or, after the Closing, Sirona:

Schick Technologies, Inc.
30-00 47th Avenue
Long Island City, New York 11101
Attention: Jeffrey T. Slovin
Facsimile: (718) 729-3469

with a copy to:

Dorsey & Whitney LLP
250 Park Avenue
New York, New York 10177
Attention: Barry Wade
Facsimile: (212) 953-7201

               10.3 Counterparts. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

               10.4 Entire Agreement; No Third Party Beneficiaries; Liability.

                    (a) This Agreement (including the Schedules and Exhibits) and the other Transaction Documents constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the parties and their respective Subsidiaries with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

                    (b) This Agreement shall be binding upon and inure solely to the benefit of each Party and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                    (c) No Affiliate, officer, director or stockholder of any Party shall have any liability hereunder.

               10.5 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles. Each of Schick, Luxco and Sirona irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Schick, Luxco and Sirona hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Schick, Luxco and Sirona hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

               10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

               10.7 Succession and Assignment. Subject to the provisions of this Section 10.7, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that (i) following the Closing, Luxco and its permitted assigns may assign their respective rights and obligations hereunder to any subsequent acquiror(s) of all or part of the Schick Shares and (ii) the rights and obligations of Luxco under this Agreement and the agreements contemplated hereby may be assigned by Luxco at any time, in whole or in part, to any investment fund managed by Madison Dearborn Partners LLC or MDP Global Investors Limited or any of their respective successors; and provided, further, that as a condition to any such assignment, such assignee shall execute and deliver a counterpart signature page hereto acknowledging its obligations hereunder as a party to this Agreement; and provided, further, that such assignment shall not delay or adversely affect the consummation of the Exchange Transactions. Whether or not any express assignment has been made, the provisions of this Agreement which are for Luxco’s benefit as a purchaser or holder of Schick Shares are also for the benefit of, and enforceable by, any subsequent holder of such Common Stock.

               10.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

* * * * *

               IN WITNESS WHEREOF, Luxco, Sirona and Schick have caused this Exchange Agreement to be signed by their respective officers thereunto duly authorized, all as of date first written above.

SIRONA HOLDINGS LUXCO S.C.A., a société en commandite par actions, organized under the laws of the Grand Duchy of Luxembourg

By:	Sirona Holdings S.A.
Its:	Manager

By:	/S/ Timothy Sullivan

Name:	Timothy Sullivan
Its:	A Director

By:	/S/ Alain Peigneux

Name:	Alain Peigneux
Its:	B Director

BLITZ 05-118 GMBH, a corporation organized under the laws of the Federal Republic of Germany

By:	/S/ Jost Fischer

Name:	Jost Fischer
Its:	President and CEO

By:	/S/ Simone Blank
Name:	Simone Blank
Its:	EVP and CFO

SCHICK TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Jeffrey T. Slovin

Name:	Jeffrey T. Slovin
Its:	Chief Executive Officer

ANNEX B

September 25, 2005

The Board of Directors
Schick Technologies Inc.
30-00 47th Avenue
Long Island City, New York 11101

Dear Members of the Board:

We understand that Schick Technologies Inc, a Delaware corporation (the “Company”), is proposing to enter into a transaction with Sirona Holdings Luxco S.C.A., a société en commandite par actions organized under the laws of Luxembourg (“Luxco”), and Blitz 05-118 GmbH (to be renamed Sirona Holding GmbH), a German corporation and wholly-owned subsidiary of Luxco (“Sirona”). Pursuant to the terms of a draft Exchange Agreement, dated September 24, 2005 (the “Exchange Agreement”), Luxco will exchange (the “Exchange”) (i) all of the issued and outstanding shares of capital stock of Sirona, and (ii) all right, title and interest of Luxco in a promissory note issued June 30, 2005 by Sirona to Luxco in the original principal amount of €150,922,464 for 36,972,480 newly issued shares (the “Exchange Consideration”) of common stock of the Company, par value $0.01 per share, (“Company Common Stock”). In addition, prior to the Exchange, the Company will declare a special cash dividend of $2.50 per share to all holders of Company Common Stock (the “Special Dividend”, and together with the Exchange, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Exchange Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders of Company Common Stock of the Exchange Consideration to be issued by the Company to Luxco in the Transaction. In rendering our opinion, we have taken into account the Special Dividend payable to the holders of Company Common Stock as part of the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Transaction and a portion of which is payable upon delivery of this opinion. In the past, UBS has provided investment banking services to the Company and Sirona unrelated to the Transaction, for which services UBS has received customary compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts or for the accounts of their customers, securities of the Company and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect any matters relating to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Exchange Agreement or the form of the Transaction. We express no opinion as to the price at which shares of Company Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Exchange Agreement does not differ in any material respect from the Exchange Agreement that we have examined, and that the Company, Luxco and Sirona will comply with all the material terms of the Exchange Agreement. We have not been requested to and have not solicited any interest from any third party with respect to a sale of all or part of the Company or a business combination involving the Company.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Sirona; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Sirona, including estimates and financial forecasts prepared by the management of Sirona and not publicly available; (iv) reviewed estimates and financial forecasts with respect to Sirona prepared by the management of the Company and not publicly available; (v) participated in discussions with members of the senior management of the Company concerning the businesses and financial prospects of the Company and Sirona; (vi) participated in discussions with members of the senior management of Sirona concerning the business and financial prospects of Sirona; (vii) reviewed current and historical market prices for shares of Company Common Stock; (vii) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (ix) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (x) reviewed certain estimates of synergies prepared by Company management and Sirona management; (xi) considered certain pro forma effects of the Transaction on the Company’s financial statements; (xii) reviewed the Exchange Agreement; and (xiii) conducted such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate for the purposes of this opinion.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Sirona, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, calculations of synergies and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each of the Company and Sirona as to the future performance of the Company and Sirona. In addition, we have assumed with your approval that the future financial results referred to above, including the estimated synergies, will be achieved at the times and in the amounts projected by the management of each of the Company and Sirona, respectively. For purposes of our analysis and opinion, we have assumed, at your direction, that generally accepted accounting principles in Germany do not vary in any material respect from generally accepted accounting principles in the United States. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or Sirona and the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Consideration to be issued by the Company to Luxco in the Transaction is fair, from a financial point of view, to the holders of Company Common Stock.

This letter and the opinion are provided for the benefit of the Board of Directors in connection with, and for the purpose of, its consideration of the Transaction.

Very truly yours,

UBS SECURITIES LLC

ANNEX C

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SCHICK TECHNOLOGIES, INC.

          Pursuant to Section 242 of the Delaware General Corporation Law, Schick Technologies, Inc., a Delaware corporation, hereby submits the following amendments to its Amended and Restated Certificate of Incorporation:

           1.     The name of the corporation is Schick Technologies, Inc. (the “Corporation”).

           2.     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting article FIRST thereof in its entirety and substituting in lieu of said article FIRST, the following new article FIRST:

“FIRST: The name of the corporation is Sirona Dental Systems, Inc. (the “Corporation”).”

           3.     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of article SIXTH thereof and by substituting in lieu of said first paragraph the following new paragraph:

“SIXTH: CAPITAL STOCK

The aggregate number of shares of all classes of capital stock which the Corporation shall have to issue is 100,000,000, of which 95,000,000 shall be common stock, par value $.01 per share (the “Common Stock”), and 5,000,000 shall be preferred stock, par value $.01 per share (the “Preferred Stock”).”

           4.     The amendments of the Amended and Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * *

          The undersigned, on behalf of the Corporation, for the purpose of amending the Corporation’s Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, does make this Certificate of Amendment, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this ___ day of _______, 200__.

SCHICK TECHNOLOGIES, INC.

By:

Name:

Title:

ANNEX D

AMENDMENT TO

SCHICK TECHNOLOGIES, INC.

1996 STOCK OPTION PLAN

The Schick Technologies, Inc. 1996 Stock Option Plan is hereby amended as follows:

(i) Section 3(a) is amended to provide that non-statutory stock options may be granted under the Plan to employees of, and consultants to, any company, or any subsidiary of any company, the control of which the Company has agreed to acquire and, to such extent, such individuals shall be “Eligible Persons”; and

(ii) Section 4 is amended to increase the maximum number of Company Shares which may be issued under the Plan from 3,000,000 Company Shares to 4,700,000 Company Shares.

SCHICK TECHNOLOGIES, INC.

1996 STOCK OPTION PLAN

          1. Establishment and Purpose.

               (a) Establishment. The SCHICK TECHNOLOGIES, INC. 1996 Stock Option Plan was adopted effective April 22, 1996 (the “Plan”).

               (b) Purpose. The purpose of the Plan is to attract, retain and reward persons providing services to Schick Technologies, Inc., a New York corporation, and any successor corporation thereto (collectively referred to as the “Company”), and any present or future parent and/or subsidiary corporations of such corporation (all of which along with the Company being individually referred to as a “Participating Company” and collectively referred to as the “Participating Company Group”), and to motivate such persons to contribute to the growth and profits of the Participating Company Group in the future. For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

          2. Administration.

               (a) Administration by Board and/or Committee. The Plan shall be administered by the Board of Directors of the Company (the “Board”) and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references herein to the Board shall also mean the committee if such committee has been appointed and, unless the powers of the committee have been specifically limited, the committee shall have all of the powers of the Board granted herein, including, without limitation, the power to terminate or amend the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. All questions of interpretation of the Plan or of any options granted under the Plan (an “Option”) shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan and/or any Option.

               (b) Options Authorized. Options may be either incentive stock options as defined in Section 422 of the Code (“Incentive Stock Options”) or non-statutory stock options.

               (c) Authority of Officers. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

               (d) Disinterested Administration. With respect to the participation in the Plan of officers or directors of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Plan shall be administered by the Board in compliance with the “disinterested administration” requirement of Rule 16b-3, as promulgated under the Exchange Act and amended from time to time or any successor rule or regulation (“Rule 16b-3”).

          3. Eligibility.

               (a) Eligible Persons. Options may be granted only to employees (including officers) and directors of the Participating Company Group or to individuals who are rendering services as consultants, advisors, or other independent contractors to the Participating Company Group. The Board shall, in its sole discretion, determine which persons shall be granted Options (an “Optionee”). Eligible persons may be granted more than one (1) Option.

               (b) Directors Serving on Committee. If a committee of the Board has been established to administer the Plan in compliance with the “disinterested administration” requirement of Rule 16b-3, no member of such committee, while a member, shall be eligible to be granted an Option.

               (c) Restrictions on Option Grants. A director of a Participating Company may only be granted a non-statutory stock option unless the director is also an employee of the Participating Company Group. An individual who is rendering services as a consultant, advisor, or other independent contractor may only be granted a non-statutory stock option.

          4. Shares Subject to Option. Options shall be for the purchase of shares of the authorized but unissued common stock or treasury shares of common stock of the Company (the “Stock”), subject to adjustment as provided in paragraph 10 below. The maximum number of shares of Stock which may be issued under the Plan shall be three million (3,000,000) shares. In the event that any outstanding Option for any reason expires or is terminated or canceled and/or shares of Stock subject to repurchase are repurchased by the Company, the shares allocable to the unexercised portion of such Option, or such repurchased shares, may again be subject to an Option grant. Notwithstanding the foregoing, any such shares shall be made subject to a new Option only if the grant of such new Option and the issuance of such shares pursuant to such new Option would not cause the Plan or any Option granted under the Plan to contravene Rule 16b-3.

          5. Time for Granting Options. All Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is approved by the stockholders of the Company.

          6. Terms, Conditions and Form of Options. Subject to the provisions of the Plan, the Board shall determine for each Option (which need not be identical) the number of shares of Stock for which the Option shall be granted, the exercise price of the Option, the timing and terms of exercisability and vesting of the Option, the time of expiration of the Option, the effect of the Optionee’s termination of employment or service, whether the Option is to be treated as an Incentive Stock Option or as a non-statutory stock option, the method for satisfaction of any tax withholding obligation arising in connection with the Option, including by the withholding or delivery of shares of stock, and all other terms and conditions of the Option not inconsistent with the Plan. Options granted pursuant to the Plan shall be evidenced by written agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish, which agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

               (a) Exercise Price. The exercise price for each Option shall be established in the sole discretion of the Board; provided, however, that (i) the exercise price per share for an Incentive Stock Option shall be not less than the fair market value, as determined by the Board, of a share of Stock on the date of the granting of the Option; (ii) the exercise price per share for a non-statutory stock option shall not be less than eighty-five percent (85%) of the fair market value, as determined by the Board, of a share of Stock on the date of the granting of the Option; and (iii) no Incentive Stock Option granted to an Optionee who at the time the Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code (a “Ten Percent Owner Optionee”) shall have an exercise price per share less than one hundred ten percent (110%) of the fair market value, as determined by the Board, of a share of Stock on the date of the granting of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a non-statutory stock option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying with the provisions of Section 424(a) of the Code.

               (b) Exercise Period of Options. The Board shall have the power to set, including by amendment of an Option, the time or times within which each Option shall be exercisable or the event or events upon the occurrence of which all or a portion of each Option shall be exercisable and the term of each Option; provided, however, that (i) no Option shall be exercisable after the expiration of ten (10) years after the date such Option is granted, and (ii) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the date such Option is granted.

               (c) Payment of Exercise Price.

                    (i) Forms of Payment Authorized. Payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (1) in cash, by check, or cash equivalent, (2) by tender to the Company of shares of the Company’s stock owned more than six months by the Optionee having a fair market value, as determined by the Board (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company), not less than the exercise price, (3) by the assignment of the proceeds of a sale of some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the

Board of Governors of the Federal Reserve System), or (4) by any combination thereof. The Board may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price and/or which otherwise restrict one or more forms of consideration.

                    (ii) Tender of Company Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company of shares of the Company’s stock to the extent such tender of stock would constitute a violation of the provisions of any law, regulation and/or agreement restricting the redemption of the Company’s stock or, if in the opinion of Company counsel, might impair the ability of purchasers of stock from the Company from taking full advantage of the provisions of Section 1202 of the Code relating to capital gains treatment of stock issued by the Company. Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company of shares of the Company’s stock unless such shares of the Company’s stock either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

                    (iii) Assignment of Proceeds of Sale. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve and/or terminate any program and/or procedures for the exercise of Options by means of an assignment of the proceeds of a sale of some or all of the shares of Stock to be acquired upon such exercise.

          7. Forms of Stock Option Agreement.

               (a) Incentive Stock Options. An Option designated as an “Incentive Stock Option” shall comply with and be subject to the terms and conditions set forth in a form of incentive stock option agreement to be adopted by the Board.

               (b) Non-statutory Stock Options. An Option designated as a “Non-statutory Stock Option” shall comply with and be subject to the terms and conditions set forth in a form of non-statutory stock option agreement to be adopted by the Board.

               (c) Standard Term for Options. Unless otherwise provided for by the Board in the grant of an Option, any Option granted hereunder shall be exercisable for a term of ten (10) years.

          8. Authority to Vary Terms. The Board shall have the authority from time to time, at its discretion, to vary the terms of any form stock option agreement that it adopts, either in connection with the grant or amendment of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of such revised or amended standard form or forms of stock option agreement shall be in accordance with the terms of the Plan. Such authority shall include, but not by way of limitation, the authority to grant Options which are not immediately exercisable.

          9. Fair Market Value Limitation. To the extent that the aggregate fair market value (determined at the time the Option is granted) of stock with respect to which Incentive Stock Options are exercisable by an Optionee for the first time during any calendar year (under all stock option plans of the Company, including the Plan) exceeds One Hundred Thousand Dollars ($100,000), such Options shall be treated as non-statutory stock options. This paragraph shall be applied by taking Incentive Stock Options into account in the order in which they were granted.

          10. Effect of Change in Stock Subject to Plan. Appropriate adjustments shall be made in the number and class of shares of Stock subject to the Plan and to any outstanding Options and in the exercise price of any outstanding Options in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company.

          In the event a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become shares of another corporation (the “New Shares”), the Company may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares and the exercise price of the outstanding Options shall be adjusted in a fair and equitable manner.

          11. Dissolution, Sale, etc. In the event of the proposed dissolution or liquidation of the Company, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Options will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion, in such instances declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his Option as to all or any part of the Stock, including shares to which the Option would not otherwise be exercisable.

          12. Provision of Information. Each Optionee shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders generally.

          13. Options Non-Transferable. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution.

          14. Termination or Amendment of Plan or Options. The Board, including any duly appointed committee of the Board, may terminate or amend the Plan or any Option at any time; provided, however, that without the approval of the Company’s stockholders, there shall be (a)

no increase in the total number of shares of Stock covered by the Plan (except by operation of the provisions of paragraph 10 above), (b) no change in the class eligible to receive Incentive Stock Options and (c) no expansion in the class eligible to receive non-statutory stock options. In addition to the foregoing, the approval of the Company’s stockholders shall be sought for any amendment to the Plan for which the Board deems stockholder approval necessary in order to comply with Rule 16b-3. In any event, no amendment may adversely affect any then outstanding Option or any unexercised portion thereof, without the consent of the Optionee, unless such amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option.

          IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Schick Technologies, Inc. 1996 Stock Option Plan was duly adopted by the Board of Directors of the Company on the 22nd day of April, 1996.

Name: Zvi N. Raskin

Secretary